As filed with the Securities and Exchange Commission on January 13, 2026.

Registration No. 333-292018
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EquipmentShare.com Inc
(Exact Name of Registrant as Specified in Its Charter)

Texas	7359	47-2405753
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
5710 Bull Run Drive Columbia, MO, 65201 (573) 299-5222
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jabbok Schlacks Co-Founder and Chief Executive Officer EquipmentShare.com Inc 5710 Bull Run Drive Columbia, MO, 65201 (573) 299-5222
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

	Copies to:
Michael Kaplan Pedro J. Bermeo Claudia Carvajal Lopez Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000		Marc D. Jaffe Ian D. Schuman Alexa M. Berlin Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 (212) 906-1200
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JANUARY 13, 2026
PRELIMINARY PROSPECTUS
30,500,000 Shares
EquipmentShare.com Inc
Class A Common Stock

This is an initial public offering of shares of Class A common stock by EquipmentShare.com Inc. We are offering 30,500,000 shares of Class A common stock. We anticipate that the initial public offering price will be between $23.50 and $25.50 per share.
Prior to this offering, there has been no public market for our Class A common stock. We have applied to list our Class A common stock on the Nasdaq Global Select Market (the “Exchange” or “Nasdaq”) under the symbol “EQPT.”
Upon completion of this offering, we will have two classes of common stock, Class A common stock, which is entitled to one vote per share, and Class B common stock, which is entitled to 20 votes per share. Holders of our common stock will vote together as a single class on all matters, except as otherwise set forth in our amended and restated certificate of formation or as required by applicable law. Our Class B common stock is convertible into Class A common stock on a one-for-one basis at the option of the holder. In addition, our Class B common stock will automatically convert into Class A common stock on a one-for-one basis upon any transfer, except for permitted transfers described in our amended and restated certificate of formation, and in certain other circumstances described in our amended and restated certificate of formation. Our Class B common stock, which will be held by Jabbok and William Schlacks (our “Co-Founders”), who have agreed to vote together as a group, will represent approximately 81.0% of the total voting power of our outstanding common stock following this offering. Upon the completion of this offering, we will be a “controlled company” within the meaning of Nasdaq’s corporate governance standards and intend to avail ourselves of certain exemptions from Nasdaq’s corporate governance standards available to controlled companies.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 26.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us before expenses	$	$
Proceeds to the selling shareholders before expenses	$	$
_________________
(1)See “Underwriting” for a description of all compensation payable to the underwriters.
The selling shareholders identified in this prospectus have granted the underwriters the option for a period of 30 days from the date of this prospectus to purchase an additional 4,575,000 shares of Class A common stock at the initial public offering price less underwriting discounts and commissions. We will not receive any proceeds from the sale of shares of Class A common stock by the selling shareholders if the underwriters exercise their option to purchase additional shares.
At our request, Goldman Sachs & Co. LLC, a participating underwriter, has reserved up to 305,000 shares of our Class A common stock, or 1.0% of the shares offered by this prospectus, for sale at the initial public offering price through a directed share program to our employees, directors and officers. For more information on our directed share program, see the section titled “Underwriting—Directed Share Program.”
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares of Class A common stock to purchasers on or about                , 2026.

Lead Book-Running Managers

Goldman Sachs & Co. LLC	Wells Fargo Securities	UBS Investment Bank

Citigroup	Guggenheim Securities
Joint Bookrunners

Citizens Capital Markets	Truist Securities

Baird	Oppenheimer & Co.	KeyBanc Capital Markets

Fifth Third Securities	SMBC Nikko	M&T Securities	Regions Securities LLC	BTIG	Wedbush Securities
          , 2026

OUR MISSION

POWER THE NEXT LEAP IN CONSTRUCTION PRODUCTIVITY.

INSP-446300
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Asset Data
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YANMAR VIO35-6B
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Mangere, NZ
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OUR OFFERING

We provide integrated, full-service construction solutions across equipment rental, sales, and technology, unlocking expansion into additional site solutions, financial products, and software offerings. This positions us as a single-platform partner for the **$11.4 trillion** construction market.

RENTAL

SALES

Jake
PARTS & SERVICE

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0
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OFF
ENTER
CLOUD-CONNECTED ACCESS CONTROL

1) Source: Deloitte

OUR INDUSTRY

Construction powers the economy, yet much of the industry remains archaic. It relies on outdated tools, idle machines, and paper-based processes that bleed time and margin. While other sectors surged ahead with technology, construction has been left behind: slow, fragmented, and costly. EquipmentShare is well positioned to change that. With field-ready hardware, real-time data, and purpose-built software, we unlock **safer, smarter, more profitable** jobsites.

Construction productivity increased at an average annual rate of just 0.6% from 1947 to 2023[1]

Value added per labor unit, constant prices

Index 100 = 1947

Productivity Compound Annual Growth Rate
Agriculture – 3%
Retail – 2%
Manufacturing – 1.7%
U.S. economy – 1.5%
Construction – 0.6%
Total Improvement
Agriculture 10.2x
Retail 4.8x 4.8x
Manufacturing 3.5x
U.S. Economy 3.2x
Construction 1.6x
Construction 1.35x less productive since 1973
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100
0
1947
1960
1970
1980
1990
2000
2010
2020

140% COMPOUND ANNUAL REVENUE GROWTH SINCE FOUNDING

Opened 290th location
Opened distribution center
$3.8B
Opened 200th location
$2.6B
Materials business launched
$1.7B
T3 publicly launched
Opened first on-site yard
$1.1B
Opened 100th location
Specialty business launched
$498M
Patented keypad solution launched
$252M
Opened 20th location
$80M
Equipment sales business launched
$31M
First generation tracker available
$21M
Joined Y Combinator
Opened 1st rental location
$1.5M
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
RENTAL
TELEMATICS/T3
SALES
SERVICE
SPECIALTY
TOOLING
MATERIALS
DISTRIBUTION

$11.4 TRILLION MARKET OPPORTUNITY

GLOBAL JOBSITE
~$11,400B[1]
U.S. CONSTRUCTION
~$1,169B[2]
U.S. RENTAL
~$84B[3]
EQUIPMENTSHARE
~$3.8B[4]

1) Source: Deloitte 2) Source: Dodge Data & Analytics 3) Source: American Rental Association. Current EquipmentShare focus 4) Source: 2024 EquipmentShare annual revenue

LOCATIONS **373**

EMPLOYEES **7,768**

OEC UNDER MANAGEMENT **$8.1B**

T3-MANAGED ASSETS **325K**

DAILY DATA POINTS[1] **6.4B**

PROFITABLE EVERY FISCAL YEAR SINCE **2020**

Except otherwise noted, all data as of September 30, 2025 1) Estimated total daily data points collected based on average daily data points collected per asset and total assets managed by T3 as of December 31, 2024

T3® FLEET MANAGEMENT

Collecting and connecting an estimated 6.4B[1] proprietary daily data points directly to field operations

EQUIPMENTSHARE GAINS

- Next-generation fleet management
- AI-powered predictive maintenance
- Lower total operating cost
- Capital-light fleet growth via OWN Program
- Live data - run time, idle time, location and diagnostics
- Data-driven sourcing & fulfillment
- Dynamic, account-level pricing
- Total cost of ownership optimization

CUSTOMER GAINS

- Keypads – T3 cloud-connected access control
- Minimal downtime with proactive service
- Remote, real-time monitoring
- Theft deterrence and fast recovery
- AI-powered jobsite & vehicle cameras
- Dynamic subcontractor management
- Live jobsite Analytics platform

37
Total Speeding Events
0.12 hours
Total Speeding Duration
0.79%
Speeding Alert Types
Speeding Locations
Speeding Report
269.7 hrs.
58.1 hrs.
109.1 hrs.
Daily Hours
Asset 187955
187955
FORD F150 Premium
Inspect
Trips
Inspections
Work Orders
Files
Running Time
Last Contact
102997
Live Asset Data
MacBook
824 assets
Add asset

1) Estimated total daily data points collected based on average daily data points collected per asset and total assets managed by T3 as of December 31, 2024

OUR T3®
HARDWARE

Complete sensor-to-server platform of web applications and connected hardware

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KEYPAD

Equipment Share

ASSET TRACKERS

DASH CAMS

BLUETOOTH TAGS

TOP CONTRACTORS

OVER 90% OF TOP 50 GENERAL CONTRACTORS RENT WITH EQUIPMENTSHARE

EquipmentShare

Sources: Engineering News-Record's top 400 Contractors list, 2025, EquipmentShare revenue as of December 31, 2024

In this prospectus, unless otherwise indicated or the context otherwise requires, “EquipmentShare,” the “Company,” “ES,” “we,” “us” and similar terms refer to EquipmentShare.com Inc and its consolidated subsidiaries.
We, the selling shareholders, and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We, the selling shareholders, and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. We and the selling shareholders are offering to sell, and seeking offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Class A common stock. Our business, financial condition, results of operations, and prospects may have changed since the date of this prospectus.
Until           , 2026 (25 days after the date of this prospectus), all dealers that buy, sell or trade our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
i

A LETTER FROM JABBOK AND WILLY SCHLACKS

We built our first construction company as teenagers in the early 1990s, and we were hooked. We thrived in the competitive process of design-build projects that rewarded ingenuity and relentless effort. What drove us was not only the challenge of growing a business, but also the constant push to question the status quo and search for better ways to build.

EquipmentShare was born out of a shared conviction — seeing the industry we loved weighed down by reactive chaos, rising costs, and stagnant output. We believed that if we could create a platform with visibility across construction's three core domains — people, equipment, and materials — we could power the next leap in construction productivity. That required going fully vertical: designing the technology, building the logistics, and operating the service and rental networks that together define the customer experience.

From the outside, construction's stagnant productivity looks puzzling. How could an industry this critical to the world's progress lag so far behind agriculture, manufacturing, and logistics? But from the inside, the answer was obvious: Contractors had been left to stitch together their own patchwork of solutions, none of which spoke to each other. The result was an entire sector, $11 trillion globally[1], still operating with many of the siloed systems it relied on half a century ago.

By the time we started EquipmentShare in 2015, we had lived through enough of those frustrations to know that real progress would not come from the sidelines. It would have to come from contractors themselves, combining experience with the ability to build not just a better rental experience or better software, but a better system that unified both. That conviction was the spark that became EquipmentShare.

We started in Columbia, Missouri, with a handful of people who believed what we believed: that construction did not need another point solution, it needed a connected operating platform. That meant marrying physical distribution, service locations, technicians, and equipment with technology capable of turning jobsite chaos into order. That meant building T3®, our proprietary hardware and software platform, to give contractors real-time visibility into their assets, their people, and their materials. That meant committing to a vision far bigger than rental, or telematics, or fleet management alone.

A decade on, our journey proves what we knew from the start: The right solution could unlock extraordinary scale in this industry. EquipmentShare now spans 373 locations, powered by more than 7,700 team members.[2] We manage $8.1 billion of fleet.[2] We have grown revenue at a 140% compounded annual rate since founding,[3] outpacing the broader industry many times over. And we have done it organically, planting our own flags, greenfield location after greenfield location, while remaining profitable every fiscal year since 2020.[3]

At the heart of this growth is the same idea we started with: when you unify construction's disconnected parts into a single operating system, everything gets better. Projects run faster. Equipment lasts longer. Safety improves. Costs come down. And once contractors experience that difference, they do not go back.

This is why we say EquipmentShare was "built by contractors, for contractors." It is not a slogan; it is the lens through which we make every decision. It is why our customers trust us to power their businesses. The systems we are building will not just make jobsites safer and more efficient; they will reshape the future of how cities rise, how infrastructure endures, and how economies grow.

With our Initial Public Offering, we are opening the door for new investors to join us on our journey. We see a clear path to expand our footprint to 700 rental locations, broaden adoption of our technology and jobsite solutions, and position EquipmentShare to capture opportunity from $7 trillion of U.S. projects in the pipeline today.[4]

We have been building our entire lives. Now we are building the system that construction has been missing. And this is only the beginning.

Jabbok Schlacks
Co-Founder
Chief Executive Officer

Willy Schlacks
Co-Founder
President

1) Source: Deloitte 2) As of September 30, 2025 3) As of December 31, 2024 4) Source: Dodge Data & Analytics

Market and Industry Data
This prospectus includes industry and market data that we obtained from periodic industry publications, third-party studies and surveys, filings of public companies in our industry and internal company surveys. These sources include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.
Unless otherwise specified, all comparative statements in this prospectus refer to our comparative position in the construction equipment rental industry in the U.S., which is the industry in which we compete. Our industry has three other large players (who we refer to as our top equipment rental peers): United Rentals, Inc., Sunbelt Rentals Inc. (“Sunbelt Rentals”), a subsidiary of Ashtead Group plc, and Herc Holdings Inc., which are the highest revenue earners in the equipment rental industry based on reports from ARA Rental Management (“ARA”), as well as public filings of peer companies in the construction equipment rental industry. Such peers and we collectively represent approximately 40% of the construction equipment rental market share in the U.S. based on revenue in 2024. The rest of the construction equipment rental industry in the U.S. is highly fragmented. Statements regarding our competitive position, such as our statement that we are one of the largest integrated equipment rental and equipment asset management companies in the United States, are based on market share as calculated by revenue. In determining our market position as calculated by revenue, we compared our 2024 revenue to the 2024 revenues of our top equipment rental peers. Statements regarding our competitive position with respect to growth, such as our statement that we are one of the fastest growing integrated equipment rental and equipment asset management companies in the United States, that our ability to capture market share is in excess of the market average, and that we achieve year-over-year growth at multiples of the industry average are based on our growth from 2022 to 2024 calculated by our revenues compared to the revenue growth of our top equipment rental peers for the same period.
In this prospectus we include statements regarding our technology capacities or data connectivity, such as our belief that our T3 platform is our advantage driving our market share gains, that our scale and vertically integrated tech platform has positioned us to excel on the largest, most demanding projects in the country, that our in-house technology team is the largest in the industry, that we have the largest access-controlled construction rental fleet in the world, and that we have the leading sensor-to-cloud fleet management tool in the commercial construction industry. These statements are based on management’s belief utilizing its industry knowledge, including that adoption of the T3 platform, a rental-integrated technology platform, is unprecedented in the equipment rental industry, as well as internal company research, information from our customers and suppliers, trade and business organizations and other contacts in the markets in which we operate.
Statistics and estimates related to our total addressable market, as a whole and the various categories therein, are based on publicly available information. Our total addressable market in various categories is based on the following: equipment rental (which is inclusive of specialty equipment rental) is based on “ARA’s latest US and Canada economic forecast released at The ARA Show” made available by ARA on January 30, 2025; telematics and construction IoT is based on “Fleet Telematics Systems in the US” published by IBISWorld in April 2025; equipment sales is based on “Industrial Machinery & Equipment Wholesaling in the US” published by IBISWorld in April 2025; equipment parts & service is based on “Machinery Maintenance & Heavy Equipment Repair Services” published by IBISWorld in May 2025; tooling and consumables is based on “Tool & Equipment Rental in the US” published by IBISWorld in April 2025; specialty equipment rental is based on “Industrial Equipment Rental & Leasing in the US” published by IBISWorld in April 2025; materials is based on “Home Improvement Stores in the US” published by IBISWorld in May 2025; construction insurance is based on “Commercial Construction Insurance in the US” published by IBISWorld in May 2024; fuel is based on “Fuel Dealers in the US” published by IBISWorld in April 2025; supply chain management software is based on “Business Analytics & Enterprise Software Publishing in the US” published by IBISWorld in May 2025; financing and lending is based on “Equipment Leasing & Finance Industry Horizon Report 2024” published by Equipment Leasing & Finance Foundation; safety and compliance is based on “Personal Protective Equipment Manufacturing in the US” published by IBISWorld in April 2025; storage and warehousing is based on “General Warehousing & Storage in the US” published by IBISWorld in February 2025; demolition, waste removal, and waste treatment is based on “Waste Treatment & Disposal Services in the US” and “Demotion & Wrecking in the US” published by IBISWorld in March 2025 and April 2025, respectively; robotics and automation software is based on “Electronic Design Automation Software Developers in the US” published by IBISWorld in April 2025 and “Construction Robots Market Report (2025)” published by IMARC Group; logistics and transportation is based on “Transportation and Warehousing in the US” published by IBISWorld in May 2024; and construction management software and services is based on “Construction Project Management Services in the US” published by IBISWorld in September 2024.
Data regarding the industries in which we compete and our market position and market share within the industries are inherently imprecise and are subject to significant business, economic and competitive uncertainties beyond our control, but we believe they generally indicate size, position, and market share within the industries. Assumptions and estimates of our and our industries’ future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”
Trademarks, Trade Names and Service Marks
This prospectus contains references to a number of trademarks and service marks which we have registered, such as “EquipmentShare” and “T3,” or for which we have pending applications or common law rights. Solely for convenience, the trademarks and service marks referenced in this prospectus may appear without the TM and ® symbols, but the absence of such symbols is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and service marks. This prospectus also contains trademarks, trade names, and service marks of third parties which, to our knowledge, are the property of their respective holders. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.
Non-GAAP Financial Measure and Other Key Performance Metrics
We refer in this prospectus to EBITDA, a non-GAAP financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). It is a supplemental financial measure of our performance only, and should not be considered a substitute for net income, commissions and fees or any other measure derived in accordance with GAAP.
As used in this prospectus, EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization and non-cash stock compensation expense, which we believe, when excluded, provide investors with a more useful representation of our ongoing operations and performance.
EBITDA is a key metric used by management and our board of directors to assess our financial performance. Certain items excluded from EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in EBITDA. Our presentation of EBITDA should not be construed as an indication that results will be unaffected by the items excluded from EBITDA. For a reconciliation of EBITDA to the nearest GAAP measure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Metrics—Non-GAAP Financial Measure.”
Our use of the term EBITDA may vary from the use of similar terms by other companies in our industry and accordingly may not be comparable to similarly titled measures used by other companies. The non-GAAP financial measure used in this prospectus has not been reviewed or audited by our or any independent registered public accounting firm.

We refer in this prospectus to the following other key performance metrics:
•Equipment Rental Segment Adjusted EBITDA; and
•Equipment Rental Segment Adjusted EBITDA Margin.
Equipment Rental Segment Adjusted EBITDA and Equipment Rental Segment Adjusted EBITDA Margin are key performance metrics used by management and our board of directors to assess financial performance of our Equipment Rental and Services Operations segment. Equipment Rental Segment Adjusted EBITDA is the measure of our Equipment Rental and Services Operations segment’s profitability required to be disclosed in accordance with the requirements of ASC 280, Segment Reporting (“ASC 280”). Equipment Rental Segment Adjusted EBITDA includes direct operating costs (excluding equipment and vehicle operating lease expense) and selling, general, and administrative expenses (excluding depreciation expense related to our property and other fixed assets). Equipment and vehicle operating lease expense was $19.2 million and $72.5 million for the nine months ended September 30, 2025 and 2024, respectively, and $84.8 million, $110.8 million, and $90.0 million for the years ended December 31, 2024, 2023, and 2022, respectively. Depreciation expense related to our property and other fixed assets was $29.0 million and $11.9 million for the nine months ended September 30, 2025 and 2024, respectively, and $27.4 million, $9.3 million, and $4.3 million for the years ended December 31, 2024, 2023, and 2022, respectively. Equipment Rental Segment Adjusted EBITDA also excludes operating expenses related to OWN Program payouts, depreciation expense on rental equipment, and amortization expense on capitalized software. These excluded expenses are significant: OWN Program payouts, depreciation expense on rental equipment, and amortization expense on capitalized software was $512.3 million, $217.7 million, and $14.9 million, respectively, for the nine months ended September 30, 2025, and $287.7 million, $225.6 million, and $7.1 million, respectively, for the nine months ended September 30, 2024. OWN Program payouts, depreciation expense on rental equipment, and amortization expense on capitalized software was $420.1 million, $293.0 million, and $11.8 million, respectively, for the year ended December 31, 2024, $209.2 million, $279.7 million, and $6.0 million, respectively, for the year ended December 31, 2023, and $95.8 million, $205.4 million, and $2.1 million, respectively, for the year ended December 31, 2022. Equipment Rental Segment Adjusted EBITDA is used by management as a meaningful metric to compare operating performance to industry peers who do not source their equipment fleet through lease arrangements (and who therefore record depreciation for their equipment rather than lease expense). Equipment Rental Segment Adjusted EBITDA Margin is Equipment Rental Segment Adjusted EBITDA divided by Equipment Rental and Services Operations segment total revenues. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Metrics—Other Key Financial Metrics—Equipment Rental Segment Adjusted EBITDA and Equipment Rental Segment Adjusted EBITDA Margin” and Note 23 to our audited consolidated financial statements for the year ended December 31, 2024 and Note 18 to our unaudited condensed consolidated financial statements for the nine months ended September 30, 2025 included elsewhere in this prospectus.
v

GLOSSARY
We provide this glossary to help those reading this prospectus understand the industry and other technical terms that are used in this prospectus. For many of these terms, there is no generally accepted definition; in this glossary, we present our definition of such terms as used in this prospectus.
•“ABS” refers to asset-backed securities.
•“AI” refers to artificial intelligence.
•“assets,” “equipment,” “fleet,” and “machines” are terms that are used interchangeably to refer to construction equipment managed by EquipmentShare and used by our customers.
•“branch,” “branch location,” “full-service branch location,” “rental location,” and “rental site” are terms that are used interchangeably to refer to EquipmentShare locations whose primary business function is equipment rentals.
•“ENR” refers to Engineering News-Record.
•“EquipmentShare Owned” or “owned rental equipment” OEC is defined as the total original cost of equipment that is under our management that we own or have the rights to rent or sell to customers under our manufacturer purchase agreements, and excludes certain costs incurred to prepare equipment for its intended use and costs incurred to transport the asset from one location to another prior to its first rental.
•“full-service” refers to the package of rental and support services needed for a customer to rent and utilize equipment, including access to our T3 platform, telematics, delivery and pickup, maintenance and repair, fuel, and related field services.
•“general rental equipment” refers to the core category of EquipmentShare’s rental fleet, encompassing standard construction equipment used across a broad range of job types and industries, including excavators, telehandlers, scissor lifts, boom lifts, skid steers, among others.
•“growth sites” refers to full-service branch locations opened 24 months or less before the start of each measurement period unless otherwise specified.
•“High and Medium Engagement cohort customers” refers to the cohort of customers with High Engagement or Medium Engagement as of December 31, 2024.
•“High Engagement” refers to an engagement level within the top 20% of applicable customers with detectable digital engagement with our T3 platform based on their T3 Engagement Score, which demonstrates strong digital activity and clear operational intent through active subscription or device usage.
•“industry” refers to the construction equipment rental industry.
•“IoT” refers to Internet of Things.
•“jobsite” refers to a customer’s location or project site where physical work is carried out.
•“local customer” refers to a customer who has rented from a particular market.
•“Low Engagement” refers to an engagement level within the bottom 40% of applicable customers with detectable digital engagement with our T3 platform based on their T3 Engagement Score, which displays minimal, but non-zero, digital activity within the T3 platform.
•“market” refers to a defined MSA in which EquipmentShare operates or plans to operate.
•“mature sites” or “maturity cohort” refers to full-service branch locations opened greater than 24 months before the start of each measurement period unless otherwise specified.
•“meaningful actions on the platform” refers to a range of activities customers perform on the platform, which include, but are not limited to, asset data streaming (sharing, viewing, or managing live data streaming from a machine equipped with T3), assess control by actively managing and creating keycodes on our cloud-based access control technology (the “T3 keypad”), camera (utilizing and monitoring AI dashcam video feeds and safety alerts), fleet map (leveraging the live fleet map in T3 to monitor assets in real time) and reporting and alerts (creating, scheduling, and managing reports).
•“Medium Engagement” refers to an engagement level that falls below the top 20% but above the bottom 40% of applicable customers with detectable digital engagement with our T3 platform based on their T3 Engagement Score, which exhibits measurable but moderate digital activity.
•“megaproject” or “mega site” refers to a project or jobsite with projected spend meeting or exceeding $300 million.
•“MSA” refers to a metropolitan statistical area as designated by the U.S. Office of Management and Budget.
•“national customer” refers to a customer who has rented equipment from two or more regions.
•“No Engagement” refers to an engagement level in which customers have a rental history, but no detectable digital engagement with our T3 platform.
•“OEC” or “Original Equipment Cost” in EquipmentShare’s rental fleet is the total original cost of equipment when purchased from a manufacturer, or the estimated fair value of used equipment acquired in a business combination. OEC is a widely used industry metric to compare fleet dollar value independent of depreciation.
•“OEC under management” or “OEC under our management” is defined as the OEC of the equipment that we manage on our T3 platform, including (i) EquipmentShare Owned OEC, (ii) OEC of equipment we lease as lessee and lease under the OWN Program, and (iii) OEC of equipment we lease as lessee under operating lease arrangements with third-party lessors such as OEMs and financial institutions.
•“OEM” or “Original Equipment Manufacturer” refers to the company that designs and produces the original equipment.
•“operational location” refers to any active, revenue-generating site operated by EquipmentShare. This includes rental, building materials, and equipment dealership locations.
•“OWN Program” or “OWN” refers to our innovative capital-light fleet growth model.
•“region” refers to a group of two or more markets.
•“regional customer” refers to a customer who has rented equipment from two or more markets.
•“RPP” refers to a Rental Protection Plan.
•“serviceable footprint” refers to the geographic area within approximately a 50-mile radius of one of our full-service rental branches.
•“specialty equipment” refers to a subset of EquipmentShare’s rental fleet consisting of specialized equipment tailored to specific jobsite applications which include HVAC units, industrial pumps, and power generation, among others.
•“support fleet” refers to non-rental equipment that supports the operation, delivery, and service of rental equipment and jobsite solutions which include service trucks, haul trucks and trailers, and maintenance vehicles, among others.
•“T3 Engagement Score” refers to an engagement score that we assign to customers who have at least two rentals within the designated period (which ensures that only customers with a minimum level of transactional activity are evaluated for T3 engagement insights). The T3 Engagement Score is calculated using a weighted formula that blends three key metrics: (i) how often users take “meaningful actions on the platform,” (ii) how many users at the company are taking “meaningful actions on the platform” during the period, and (iii) how much time users spend in active use (versus idle or passive time) during their sessions.
•“top equipment rental peers” refers to United Rentals, Inc., Sunbelt Rentals, and Herc Holdings Inc. Discussion of these companies in this prospectus is based on public filings by these companies or their affiliates.

PROSPECTUS SUMMARY
This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” along with our consolidated financial statements and the related notes included elsewhere in this prospectus, before deciding whether to purchase shares of our Class A common stock.
Our Company
We are building the platform to connect the construction industry
Founded in 2015, EquipmentShare is a digitally-native equipment rental platform servicing the largest jobsites nationwide. As lifelong contractors, Co-Founders Jabbok and Willy Schlacks knew the jobsite didn’t break down from lack of effort, but from lack of connection. There was no holistic operating system to bring the moving parts of a complex jobsite together in real time. Lost or stolen equipment, phone-tag coordination, and underutilized fleets were the norm. Their answer was to build T3, a proprietary, interoperable, vertically integrated software platform that connects assets, materials, and people. Combined with world-class operations and a nationwide footprint, EquipmentShare serves customers with an integrated solution designed to make their jobsites more efficient, safer, and lower cost.
The engine behind our growth is a three‑part flywheel:

T3-Powered Flywheel Drives Growth Strategy

1
2
3
OWN PROGRAM
ORGANIC SITE EXPANSION
TM

T3 Technology Generates Customer Demand & Powers ES Operations
Increased productivity, transparency, and control drive customer demand and enhance our operational efficiency, logistics, and fleet management

Customer Demand Seeds Organic Site Expansion
Existing customers pull EquipmentShare to new markets, which are developed organically to capture that demand

Organic Site Expansion Enabled by Capital-Light Fleet Growth
OWN Program enables EquipmentShare to scale fleet with capital efficiency, introducing more T3-enabled equipment into the market

1.T3 technology generates customer demand. All of our assets are managed and operated on our T3 platform, giving our customers and branch teams real‑time location, health, utilization, and insights to reduce downtime. We believe that there is no other rental-integrated technology platform like it in the industry. We believe it is our advantage driving our market share gains.

2.Customer demand seeds organic site expansion. Our customers pull us into new markets, where we open locations organically as we believe this is the most effective way to scale our rental operations financially and operationally. On average, 75% of new site revenue is generated from our existing customers in the first year of operation. As of September 30, 2025, we have 342 full-service rental locations nationwide, nearly all of which we started organically.
3.Organic site expansion enabled by capital-light fleet growth. The OWN Program, our innovative capital-light fleet growth model, leverages third-party capital and supplies more than half of our rental equipment, as of September 30, 2025. This allows us to preserve balance-sheet strength while achieving year-over-year site growth at multiples of the industry average to meet our customer demand. The OWN Program is enabled by T3, which manages third-party assets seamlessly. In return, owners get real-time data on usage, health, and performance of the machines rented exclusively by EquipmentShare and re-rented to our customers.
Designing the telematics hardware, writing the platform software, and owning physical distribution of machines end to end allows us to optimize uptime, reduce misuse and theft, and lower total cost of operation for contractors compared to incumbent solutions.
We believe our scale and vertically integrated tech platform have positioned us to excel on the largest, most demanding projects in the country, as evidenced by our deep involvement with megaprojects. We currently rent to over 80% of active megaprojects inside our serviceable footprint. For example, on one hyperscale datacenter project, a customer replaced an incumbent provider with EquipmentShare and expanded from less than 20 to over 2,000 machines within four months. This expansion reflected both the customer’s underlying project growth and its adoption of our T3 platform, which the customer cited as a factor in its decision to transition from the prior provider. While this is among our larger customer engagements and is not representative of all customer experiences, we believe it is illustrative of similar dynamics we see with other national customers. T3 coordinates thousands of machines across trades, unlocking efficiency on complex jobs.
Approximately 140% Compound Annual Revenue Growth Rate Since Founding
We have grown rapidly by meeting customer demand through disciplined, organic expansion. As of September 30, 2025, nearly 100% of our 342 full-service rental locations across 45 states were built from the ground up by leveraging a proven, repeatable playbook, and we estimate that 98% of our rental revenue since our founding has been driven by organic site growth. We aim to launch new sites across high-potential markets in response to existing customer demand and long-term trends. Our locations are close to megaprojects with over $5 trillion in active and planned spend expected over the next decade.
To support this growth, we developed the OWN Program, a first-of-its-kind, capital-light fleet growth model. Participants in the OWN Program including institutional investors and ABS entities, as well as high-net-worth individuals, family offices, and other third parties, purchase equipment from EquipmentShare. We then exclusively deploy, operate, and service equipment seamlessly through our rental platform pursuant to the terms of a lease to us for such equipment. In return for their participation, OWN Program participants receive a share of rental revenue, while EquipmentShare retains control of customer relationships, equipment rental pricing, and operations throughout the entire life of the lease. There are no minimum payments in the program and revenue sharing payments are only paid when the machine rents. T3 platform’s flexibility and robustness empowers the OWN Program, allowing us to manage OWN equipment seamlessly alongside company-owned assets. As of September 30, 2025, OWN represented $4.2 billion of our OEC, or 52% of our total equipment rental fleet. The OWN Program has expanded and diversified our access to equipment, while maintaining lifetime cash flows substantially similar to on balance sheet equipment.
This three-part flywheel differentiates our business model and has enabled us to realize exceptional financial performance. In 2024, we generated approximately $3.8 billion in revenue, up from $1.7 billion in 2022, reflecting a two-year revenue CAGR of 47% highlighting our ability to capture market share in excess of the 10.6% market average and the 15.6% average of our top equipment rental peers. For the years ended December 31, 2024, 2023, and 2022, our consolidated net income was $2.4 million, $17.4 million, and $49.6 million, respectively, with our mature sites contributing Equipment Rental Segment Adjusted EBITDA margins greater than 50% for the same periods. For all sites, Equipment Rental Segment Adjusted EBITDA margins were 40.1%, 46.3%, and 41.8% for these periods, reflecting the impact of significant new site openings as new sites typically have lower margins due to associated start-up costs. For additional information about our Equipment Rental Segment Adjusted EBITDA, see “Prospectus Summary—Summary Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Metrics—Other Key Financial Metrics—Equipment Rental Segment Adjusted EBITDA and Equipment Rental Segment Adjusted EBITDA Margin.”
Premium Financial Profile at Scale
The combination of our T3 platform, OWN Program, and organic growth site expansion drives a powerful economic engine built on strong site-level growth, durable margins, and attractive returns on capital. Since December 31, 2021, we have launched 240 rental sites, representing the majority of our 342-location network as of September 30, 2025. These sites are still in the early stages of maturity, and we expect them to follow a historically proven ramp pattern of growing customer density, expanding margins, and increasing cash flow. As younger sites scale, they consistently contribute substantial incremental earnings. We believe this represents a structural advantage and provides a clear runway for continued margin expansion and cash generation.
(1)Represents total average Equipment Rental Segment Adjusted EBITDA Margin for all sites. Equipment Rental Segment Adjusted EBITDA includes direct operating costs (excluding equipment and vehicle operating lease expense) and selling, general, and administrative expenses (excluding depreciation expense related to our property and other fixed assets). Equipment and vehicle operating lease expense was $84.8 million for the year ended December 31, 2024. Depreciation expense related to our property and other fixed assets was $27.4 million for the year ended December 31, 2024. Equipment Rental Segment Adjusted EBITDA also excludes operating expenses related to OWN Program payouts, depreciation expense on rental equipment, and amortization expense on capitalized software. These excluded expenses are significant: OWN Program payouts, depreciation expense on rental equipment, and amortization expense on capitalized software was $724.9 million for the year ended December 31, 2024. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Metrics—Other Key Financial Metrics—Equipment Rental Segment Adjusted EBITDA and Equipment Rental Segment Adjusted EBITDA Margin.”
Our Market Opportunity
EquipmentShare operates in a massive and growing total addressable market that is significantly underpenetrated by technology. The industry is large, with nearly $11.4 trillion of output in construction projects globally in 2024 according to Deloitte. Annual world construction spend grew at a 2.6% CAGR from 2000 to 2023 and, as of August 2024, was forecasted to grow at a 3.2% CAGR from 2023 to 2040.
Within the broader U.S. construction industry, estimated at approximately $1.17 trillion as of 2024 according to Dodge Data & Analytics, we started with a focus specifically on the U.S. construction equipment and general tool rental industry, which was estimated at approximately $84 billion as of 2024, an 8% increase from 2023. As of May 2025, this market was expected by the American Rental Association to grow approximately 3% to 4% annually through 2027.
In the $84 billion (and growing) equipment rental industry, with trillions of dollars in infrastructure and industrial capital projects planned, we believe contractors require a better way to manage their assets, people, and jobsites. There is a clear market need for an operating model that combines physical scale with digital intelligence and offers contractors the tools and transparency needed to run more efficient, more profitable, and more resilient businesses.
Factors Impacting Our Industry
1.Increasing rental penetration, supported by customers’ desire for an integrated service, capital discipline, and operating flexibility;
2.High demand for rental over ownership driven by the size and complexity of jobsites and contractors’ limited ability to supply equipment by themselves;
3.Multi decade public and private investments in infrastructure, energy, and domestic manufacturing;
4.Continued shortage of labor with aging workforce population while the cost of capital remains high, and inflation driving up expenses across all verticals of an active project; and
5.Lack of productivity improvements and digitization in the construction industry, which remains largely analog and fragmented.
Our Platform
The EquipmentShare platform is characterized by our large and growing footprint, diverse and technology-enabled fleet, revolutionary T3 software platform, and differentiated OWN Program.
Our Footprint
We are one of the fastest-growing and largest equipment rental providers in the United States based on revenue, with 373 operational locations (which includes 342 full-service rental locations, 22 building materials locations, and 9 dealerships) across 45 states and $8.1 billion in OEC as of September 30, 2025. Our footprint spans major metros, industrial corridors, and emerging construction markets across the U.S. We continue to deepen our presence in regions with long-term infrastructure and industrial tailwinds, including the Gulf Coast, Southwest, Midwest, and Southeast. At the same time, we see meaningful white space in underpenetrated regions such as the West Coast and Northeast, where our pipeline includes targeted site launches aligned with large-scale project demand and national customer pull-through. Our network allows us to serve a broad customer base of local and regional contractors, national builders, and blue-chip industrial companies with scale, speed, and seamless coordination.
Our rental network has been built nearly entirely through organic expansion. This approach allows us to deploy capital exactly where it’s needed, build density in high-potential markets, and maintain full control over operational standards. We are not burdened by legacy sites or overlap resulting from acquisitions, and as such, each of our locations is aligned to our fleet strategy, service model, and technology stack from day one.
Our Fleet
We have a large and diverse fleet sourced from premium brands, including John Deere, JLG, CASE, Genie, JCB, Cummins, Toyota, and Hitachi. We are one of the largest purchasers of equipment in the industry, as evidenced by our equipment spend of $1.6 billion in 2024, which helps us negotiate competitive pricing terms and satisfy growing demand. Our fleet is 18-months younger than rental peers on average on an original cost basis and one of the youngest in the industry and we believe our fleet also has the highest level of connectivity and data collection given our T3 platform, reducing replacement capital expenditures and providing us significant fleet management flexibility during an economic cycle.
We rent a broad general construction lineup (earthmoving, aerial, material handling) and a growing specialty portfolio. As of September 30, 2025, we estimate that approximately 15% of our rental OEC is specialty, including power generation, pumps, HVAC, and industrial tooling solutions.
We are able to make smarter equipment purchase decisions as a result of having our fleet connected across our T3 platform. T3 enables real-time visibility into equipment efficiency, customer utilization, and the optimum time for disposal out of the rental fleet. This allows us to be more efficient and targeted with new purchases, while effectively delivering the types of equipment that our customers demand ahead of our competition.
T3: Our Proprietary Full-Stack Hardware and Software Platform
We built EquipmentShare to solve the persistent inefficiencies that contractors face every day and to do so at scale. Our solution brings together a nationwide physical rental network, a vertically integrated technology platform, and a capital model designed to support long-term, high-return growth. At the center of this solution is T3, our proprietary jobsite management platform. Unlike GPS-based tracking tools or software-only point solutions, T3 is a full-stack platform that integrates hardware, firmware, software, and data across every layer of our operations. We design and manufacture our own embedded hardware, including telematics trackers and cloud-based access control keypads, giving us full control over device durability, real-time connectivity, and interoperability across OEMs. We incorporate AI in our platform features to enhance data analysis on the over 6.4 billion data points produced per day by our devices, automate service workflows, and provide jobsite intelligence for both EquipmentShare and our customers. Our cloud infrastructure and front-end applications are designed to enable rapid iteration and the ability to tailor workflows directly to field conditions. The embedded nature of T3 in our operations makes EquipmentShare fundamentally different from traditional rental companies, which focus on fleet distribution without integrated technology. We are also distinct from software or IoT providers that lack the physical infrastructure to translate data into action. Our extensive team of over 300 field-oriented engineers, which is the largest in-house technology team in the industry, builds and rapidly iterates on these capabilities.
Because T3 is fully integrated into our rental fleet and day-to-day operations, every EquipmentShare rental customer receives access to T3, without requiring additional licenses or modules. T3’s advanced telematics are embedded in the machines we rent, enabling real-time visibility into jobsite activity through a digital twin of customers’ fleets. Access control keypads allow site managers to see exactly who is operating equipment and when, improving safety, reducing theft, and driving operational transparency. Customers can access the T3 platform from mobile or desktop devices, giving them remote control over machine access, employee status, and service workflows through a seamless, single interface designed specifically for the field. We believe T3’s efficiency drives customer stickiness, and high T3 engagement national customers spend approximately six times more per customer on average on rentals compared to national customers who do not use T3.

__________________
(1)For the fiscal years ended December 31, 2024, 2023 and 2022, High and Medium Engagement cohort customers made up 61.0%, 59.6%, and 54.3% of equipment rental and related services revenues, respectively.
(2)On a national per customer basis
For customers with a mix of owned and rented equipment, we offer T3 hardware and software subscriptions for their owned fleet, enabling seamless, side-by-side management of all assets through a single, unified platform.
T3 Fleet Management
Internally, T3 powers essentially every aspect of EquipmentShare’s operations. It drives our dispatch and service workflows, informs fleet investment decisions, and enables predictive maintenance and real-time logistics. By reducing unnecessary service calls, rebalancing underutilized assets, and improving technician productivity across hundreds of sites, T3 helps us operate more efficiently and at greater scale. This operational intelligence not only improves customer outcomes, but also drives stronger margins and return on invested capital across our business.
T3 is purpose-built to manage a wide range of asset ownership models and rental use cases within a single, unified system. Whether equipment is owned by EquipmentShare or managed by us through the OWN Program, T3 delivers consistent visibility, control, and performance across our fleet. This flexibility unlocks the OWN Program by allowing third-party-owned assets to operate seamlessly within our rental network, without compromising the customer experience. By decoupling ownership from operations, T3 enables capital-light fleet growth while maintaining service, quality, and operational efficiency.
Powering the largest access-controlled construction rental fleet in the world, EquipmentShare’s cloud-based access control technology (T3 keypad) is developed and manufactured in-house to ensure only authorized personnel can operate machines using operator-specific access codes, digital credentials, or keycards. Unlike traditional construction equipment—often accessible with universal keys that haven’t changed in decades—this system prevents unauthorized use at the source, delivering critical safety benefits by keeping unqualified or unapproved individuals off machines. It also protects against theft, fuel loss, and equipment misuse. Access control ties machines to trained operators and logs usage in real time, helping contractors enforce safety protocols and accountability. General contractors can issue access codes to subcontractors and align billing with actual machine time, improving job-costing accuracy. This creates new ways to monetize equipment access and turn machines into trackable, revenue-generating assets on every jobsite.

Machines equipped with EquipmentShare’s T3 keypad accumulate significantly fewer annual operating hours, typically 20% less than comparable non-controlled units. By eliminating unauthorized use and reducing idle or after-hours operation, these machines experience less wear and tear, resulting in reduced operating cost, extended lifespans, and higher residual values. Over time, this translates into substantial cost savings for EquipmentShare, OWN Program participants, and contractor’s owned fleet.
Further, integrating the T3 keypad into new equipment requires deep collaboration with OEMs, as it replaces traditional ignition systems with cloud-connected access control. This process demands extensive engineering coordination and validation, often taking years to reach final approval and achieve factory-level installation. Since launching its first keypad in 2017, EquipmentShare has successfully integrated T3 across hundreds of makes and models, creating a significant competitive moat and establishing itself as the industry leader in connected access controlled jobsite technology.
The OWN Program: A Capital-Efficient Fleet Model
To support our growth, we developed the OWN Program, a differentiated fleet growth model that enables third-party participants to own rental equipment deployed and managed by EquipmentShare. This model allows us to scale our fleet to meet customer demand with reduced capital intensity, while maintaining full operational control and generating similar lifetime cash flows as equipment financed on our balance sheet.
The OWN Program currently operates as follows: EquipmentShare purchases new equipment at industry-leading prices through our OEM relationships and deploys it immediately into our rental fleet operations. Subsequently, we offer for sale rental equipment to OWN Program participants, which include institutional investors financing equipment purchases through ABS, as well as high-net-worth individuals, family offices, and other third parties. Concurrent with the equipment sale, we enter into arrangements with the OWN Program participant for the right-to-use the rental equipment. Throughout the term of each lease arrangement to us as lessee, EquipmentShare exclusively manages the equipment’s rental, dispatch, service, and customer experience. When the equipment rents, OWN Program participants receive a portion of the rental revenue generated by the equipment. In certain arrangements, EquipmentShare retains an option to repurchase the equipment at the end of the OWN Program term at the appraised value of the equipment. OWN Program agreements are typically five to seven years in duration, contain customary renewal and termination provisions, and provide for monthly payouts to participants based on the rental activity of their enrolled equipment. As of September 30, 2025, there were approximately 1,300 OWN Program participants.
The OWN Program has consistently benefited from robust demand across multiple, deep pockets of capital. OWN Program participants typically finance their purchases with a combination of equity and leverage.
From an operational standpoint, OWN Program equipment is fully integrated into our rental fleet and managed through T3. Customers receive a consistent rental experience regardless of whether the equipment is company-owned or in the OWN Program. Our field teams deploy and service OWN equipment identically to company-owned assets. Importantly, there are no utilization guarantees or fixed lease payments to OWN Program participants. This structure preserves EquipmentShare’s operational flexibility and ensures alignment across customer needs, asset deployment, and economic performance.
The OWN Program enhances our capital efficiency, expands our access to equipment, and allows us to scale our platform with reduced balance sheet investment. In addition, the OWN Program reflects our broader strategy to align operational excellence, platform integration, and capital efficiency, positioning us to capture share and compound value in an asset-intensive industry.
The expansion of our OWN Program impacts our results of operations, gross profit, and EBITDA margins. When equipment is included in the OWN Program rather than purchased and owned or leased directly by us, depreciation and interest expense associated with that equipment are reduced, while OWN Program payouts are recorded as cost of revenues. This shift increases cost of revenues and decreases depreciation and interest expense, which in turn affects gross profit and EBITDA margins. Specifically, OWN Program payouts were $512.3 million and $287.7 million for the nine months ended September 30, 2025 and 2024, respectively, a 78.1% increase, as compared to a 27.0% increase in total revenue over this same period. OWN Program payouts were $420.1 million and $209.2 million for the years ended December 31, 2024 and 2023, respectively, a 100.8% increase, as compared to a 47.2% increase in total revenue over this same period. During the year ended December 31, 2023, OWN Program payouts increased 118.4% from OWN Program payouts of $95.8 million, as compared to a 47.5% increase in total revenue over this same period. We expect to further increase our usage of the OWN Program, which will increase our related costs and reduce gross profit (before depreciation) and EBITDA margins, as compared to purchasing equipment. For additional information on the expansion of our OWN Program and its impact on our results of operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Our Performance—Expansion of OWN Program.”
Equipment sales through the OWN Program to entities owned or controlled by the Co-Founders represented 10%, 17%, 9% and 14% of equipment sales revenues for the nine months ended September 30, 2025 and the years ended December 31, 2024, 2023 and 2022, respectively. Revenue sharing payments, commensurate with other third-party OWN Program arrangements, that were made by the Company to such related party entities represented 9% and 18% of total OWN Program payouts, including principal and agent transactions, for the nine months ended September 30, 2025 and 2024, respectively, and 16%, 22%, and 30% of total OWN Program payouts, including principal and agent transactions, for the years ended December 31, 2024, 2023, and 2022, respectively. The corresponding average equipment OEC enrolled in the OWN Program owned by these entities represented approximately 4%, 19%, 13%, 22% and 23% of the total corresponding equipment rental fleet that we lease (as lessee) as of September 30, 2025 and 2024 and December 31, 2024, 2023, and 2022, respectively. The Company intends to substantially reduce these transactions following the offering and has begun to do so: in recent months, entities owned or controlled by the Co-Founders have sold a substantial portion of their equipment enrolled in the OWN Program and as of September 30, 2025, entities owned or controlled by the Co-Founders hold approximately $7.4 million of equipment enrolled in the OWN Program.
Our Competitive Strengths and Advantages
EquipmentShare is building the most advanced and integrated platform in the equipment rental industry by combining proprietary technology, physical distribution, and direct customer relationships in a way that we believe is fundamentally difficult to replicate. We are a purpose-built platform that combines the infrastructure of an incumbent with the innovation of a technology leader. This allows us to deliver better outcomes for customers today and positions us to capture share as the industry becomes more digitized, complex, and execution-driven.
Repeatable organic expansion playbook
We have a proven organic expansion strategy that has allowed us to open 253 rental locations over the past four years using a standardized, technology-driven playbook. We believe this is the most efficient model operationally and from a return on capital perspective. This approach gives us full control over market selection, fleet mix, customer engagement, and operational standards from day one. This organic strategy has created a higher quality, more unified platform that scales more efficiently over time.
Technology-enabled fleet
EquipmentShare operates with the core physical advantages of an industry incumbent: a large owned and operated fleet, deep buying power with OEM partners, and a national branch network capable of delivering equipment and service to the jobsite within hours. These elements—scale, sourcing, and physical proximity—are critical in a field-intensive industry where projects are larger than ever before and increasingly challenging for rental companies without similar scale to fulfill and service.
In addition, our fleet is digitally connected by design. Our proprietary T3 technology is installed by our OEM partners on the factory floor. This gives us a structural advantage that is difficult to replicate, even with significant investment. Through long-term collaboration with OEM partners, we have developed a superior ability to interpret machine and engine-level data. This integration enables faster deployment, smarter asset allocation, and more responsive service across the country’s most demanding jobsites.

Digitally native, fully-integrated platform
While most traditional rental providers focus on fleet availability and software vendors stop at data collection, we bridge the gap between insight and execution. As a digitally native platform, we design and control the entire technology stack: from embedded hardware, to cloud software, to the field teams that act on the data, ensuring seamless integration and unmatched efficiency. Every rental we deliver is tracked, dispatched, and serviced through T3, and every EquipmentShare asset is operated on the platform from day one. We have developed AI-powered tools within T3 to enhance service workflows, both internally and for our customers, by diagnosing issues more accurately, reducing unplanned downtime, and improving technician efficiency across the network.
We can address persistent job-site problems like equipment misuse, downtime, operator accountability, and underutilization because T3 is fully integrated. Data and real-world execution are connected in a closed loop. T3 gives us real-time visibility into equipment and jobsite activity, allowing our customers and teams to act quickly and effectively across hundreds of locations. These advantages don’t just improve unit economics, they compound as the platform grows, reinforcing the performance of every new branch, customer, jobsite, and machine added to the network. Software-only providers may offer dashboards and alerts, but they lack the ability to drive real change in the field. We combine the intelligence of a technology platform with the infrastructure of a rental operator, delivering measurable outcomes, not just tools. That’s why many contractors don’t just adopt T3, they build their workflows around it.
Full ownership over customer relationship
We take pride in directly managing all our customer relationships. Over time, our commitment to building strong connections allows us to seamlessly integrate additional offerings such as parts, tooling, fuel, site solutions, and financing.
This approach drove 95% retention among national and regional accounts in the trailing twelve months as of December 31, 2024 and significantly enhances the overall customer experience without adding complexity or introducing fragmentation.

Broad Customer Base Supporting Growth

Non-Residential, Infrastructure, Government
Industrial
Residential
Non-Residential (Office)
5%
7%
27%
60%
Industry Segment

National
Regional
Local
10%
36%
54%
Geographic Segment

All data based on revenue trailing twelve months as of September 30, 2025

Led by founders with deep industry expertise
EquipmentShare is led by its Co-Founders, Jabbok and Willy Schlacks, each of whom brings decades of firsthand experience in the construction industry. They founded the company to solve the persistent jobsite challenges they encountered as contractors: lack of visibility, lost time, fragmented systems, and inefficient fleet management. That deep operational understanding has shaped EquipmentShare’s DNA as a company built to solve real customer problems. Under their leadership, we have maintained a relentless focus on execution, customer outcomes, and long-term value creation. This combination of field experience and strategic vision continues to guide how we design our platform, serve our customers, and scale our business.
Our Growth Strategy
Expand Site and Geographic Footprint
We believe our business model is uniquely positioned to scale across both geography and service lines. We expect to expand our national footprint from 342 rental sites to more than 700 over time. This growth will enhance our proximity to customers and further embed our platform into the operations of construction businesses across the U.S. As we expand our presence, we expect to broaden our platform’s reach into additional verticals and deepen our share across customer workflows.
Our expansion strategy is fundamentally demand-led. Our new sites are opened in response to pull-through demand from existing customers, particularly national contractors and programmatic builders seeking consistent access to fleet, service, and T3 platform capabilities in new geographies. This allows us to enter markets with embedded demand, reducing go-to-market risk and accelerating ramp to profitability, with over 75% of a new organic site’s revenue in its first two years coming from existing customers, based on data from 2022 through 2024.
Grow Market Share
The U.S. private and public sectors are estimated to collectively invest trillions of dollars over the next several years to upgrade vital infrastructure, support energy demands, and facilitate onshore semiconductor manufacturing. Contractors are increasingly reliant on scaled equipment rental providers, including EquipmentShare, who can meet the volume and diverse fleet demands of megaprojects.
At the same time, labor and jobsite productivity are not keeping pace with rising construction demand, and technology is essential to close the gap. As the jobsite becomes more complex, EquipmentShare continues to displace incumbents, driven by the efficiencies and cost savings offered to our customers through T3.
Unlock Further Monetization Opportunities Across the Jobsite
As our footprint grows, we are unlocking a range of new revenue streams by delivering more value to the jobsite, enabled by our proprietary T3 platform and integrated physical network. These offerings are not separate from our core rental business; they are embedded extensions of our jobsite presence and increasingly integrated into how we serve our customers. Each is monetized through the same unified platform, physical distribution, and customer relationship model that powers our rental operations.
Because we own the full capability stack—hardware, software, and field operations—we can distribute these products efficiently, at scale, and with low marginal cost. As we deepen platform adoption, we expect these services to represent a growing share of our revenue mix. Together, they enhance our unit economics, improve customer retention, and position EquipmentShare to capture long-term value across every layer of the jobsite.

Our Opportunity[1]

- ES today, with launch year
- ES opportunities

EQUIPMENT RENTAL
$84B TAM
LAUNCHED 2015

TELEMATICS & CONSTRUCTION IoT
$9B TAM
LAUNCHED 2016

EQUIPMENT SALES
$332B TAM
LAUNCHED 2017

EQUIPMENT PARTS & SERVICE
$60B TAM
LAUNCHED 2018

TOOLING & CONSUMABLES
$5B TAM
LAUNCHED 2020

SPECIALTY EQUIPMENT RENTAL
$31B TAM
LAUNCHED 2020

MATERIALS
$293B TAM
LAUNCHED 2022

CONSTRUCTION INSURANCE
$50B TAM
LAUNCHED 2022

FUEL
$49B TAM
LAUNCHED 2025

SUPPLY CHAIN MANAGEMENT SOFTWARE
$23B TAM

FINANCING & LENDING
$1.3T TAM

SAFETY & COMPLIANCE
$5B TAM

STORAGE & WAREHOUSING
$43B TAM

DEMOLITION, WASTE REMOVAL, & WASTE TREATMENT
$37B TAM

ROBOTICS & AUTOMATION SOFTWARE
$17B TAM

LOGISTICS & TRANSPORTATION
1.2T TAM

CONSTRUCTION MANAGEMENT SOFTWARE & SERVICES
$296B TAM

(1)See “Market and Industry Data” for our sources and other information related to our total addressable market in various categories.
Equipment Rental TAM inclusive of Specialty Equipment Rental.
1.Integrated Products and Services
•By leveraging our established distribution network and the T3 platform, we are able to deliver integrated services to our customers—including new and used equipment sales, aftermarket parts and service, tooling and consumables, fueling, and site-based supply chain solutions including warehousing and just-in-time fulfillment—driving revenue growth through cross-selling and deepening customer engagement.
2.Parts and Service
•We are expanding our parts, service, and consumables offerings to support construction contractors, with real-time visibility and recurring revenue enabled by our T3 platform and distribution network—supported by our e-commerce and distribution infrastructure, this offering generates recurring revenue with room to scale.
3.Site Solutions
•Site Solutions leverages our on-site presence to efficiently bundle infrastructure services like fencing, sanitation, and lighting, deepening customer relationships and boosting revenue with minimal added cost.
4.Data as a Revenue Engine
•T3 generates a uniquely rich dataset across the jobsite which our contractors rely on for insights such as total cost of ownership, machine efficiency, and predictive maintenance—we expect this subscription business to continue expanding meaningfully as we unlock new analytics modules, predictive insights, and AI-powered decision tools that help contractors lower cost and improve fleet performance.
5.Embedded Financial Products
•We are poised to capture growing demand for jobsite-specific financial services and equipment financing solutions as a result of the data we collect —as we scale, we expect embedded insurance, equipment lending, and underwriting support to become a meaningful stream of recurring and high-margin revenue enabled by the T3 platform. Our goal is to become the Carfax for equipment.
6.Hardware and Telematics Infrastructure
•We see a meaningful opportunity to commercialize third-party hardware and subscription revenue which has already scaled to $20.7 million in annual revenue in 2024, across third-party fleets and platforms from our proprietary IoT hardware built specifically for this field and integrated software capabilities.
The Opportunity Ahead
The conditions that have enabled today’s most successful technology platforms are present in construction: a massive and underserved market, fragmented incumbents unable to modernize, and a growing demand for visibility, efficiency, and integration. Trillions of dollars are expected to be invested in infrastructure, energy, and industrial projects in the coming decade. This spend will benefit from a new class of platform partner who can meet the complexity and scale of modern construction.
EquipmentShare is building the first fully-integrated, technology-enabled platform for the jobsite that combines physical distribution, digital infrastructure, and embedded services to modernize how contractors manage every facet of their projects. Our platform unifies equipment, data, and workflows across the jobsite, creating a system of record that is able to drive better outcomes for contractors and deeper, recurring engagements with our customers.
Rental is our foundation, and our physical footprint is what puts us on the jobsite, close to the customer, responsive to their needs, and embedded in their workflows. We have demonstrated our ability to displace legacy incumbents and redefine what contractors expect from a jobsite partner. The combination of hyper-local service, national scale, and integrated intelligence from a full-stack, industry-specific platform has never been delivered effectively to our marketplace until now.
Today, our reach extends well beyond rental and includes materials, tooling, site solutions, parts, fueling, service, and software. All of these are delivered through a single platform that customers rely on to run their jobsites. Our customers demand a unified, intelligent solution to manage the full complexity of the jobsite. As we expand our offerings and deepen platform integration, we are leading the digital transformation of construction.
Recent Developments
Preliminary Estimated Unaudited Financial Results for the Year Ended December 31, 2025
Set forth below are preliminary estimates of selected unaudited financial and other information, including non-GAAP financial measures, as of and for the year ended December 31, 2025 and financial information as of and for the year ended December 31, 2024, certain of which was derived from the audited financial statements included elsewhere in this prospectus. We have provided a range for the preliminary estimated financial results for 2025 because our closing procedures for our year ended December 31, 2025 are not yet complete, and our actual results for such period will not be available until after the completion of this offering. The following information reflects our preliminary estimates based on currently available information and is subject to change. This information should be read in conjunction with our consolidated financial statements and “Management’s Discussion of Analysis of Financial Condition and Results of Operations” for prior periods included elsewhere in this prospectus. Our independent registered public accounting firm has not audited, compiled, reviewed or otherwise applied any procedures to the Preliminary Estimated Unaudited Financial Results presented herein and, accordingly, does not express an opinion or any other form of assurance on it.

	Year Ended December 31,
	2025		2024
	Low	High	Actual
	(unaudited) (in millions)
Equipment rental and related services	$2,420.0	$2,430.0	$1,866.7
Equipment sales	$1,525.0	$1,535.0	$1,675.7
Equipment parts and supplies and services	$270.0	$275.0	$157.1
Platform revenue
Telematics	$60.0	$65.0	$31.7
Other	$55.0	$60.0	$32.1
Total revenue	$4,330.0	$4,365.0	$3,763.3
OWN Program payouts	$710.0	$715.0	$420.1
Net income	$5.0	$15.0	$2.4
Non-GAAP Financial Measure
EBITDA(1)	$660.0	$675.0	$603.0
________________
(1)EBITDA is a non-GAAP financial measure. See below for a reconciliation of estimated EBITDA to estimated net income for the year ended December 31, 2025 and a reconciliation of EBITDA to net income for the year ended December 31, 2024. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Metrics—Non-GAAP Financial Measure” for additional information. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization and non-cash stock compensation expense, which we believe, when excluded, provide investors because with a more useful representation of our ongoing operations and performance.
Total revenues. For the year ended December 31, 2025, we expect to report total revenues of between $4,330.0 and $4,365.0 million, as compared to total revenues of $3,763.3 million for the year ended December 31, 2024. This expected increase from our sources of revenues over the period are further discussed below.
Equipment rental revenue and related services. For the year ended December 31, 2025, we expect to report equipment rental and related services revenue of between $2,420.0 and $2,430.0 million, as compared to equipment rental and related services revenue of $1,866.7 million for the year ended December 31, 2024. This expected increase is primarily due to the growth of our fleet OEC under our management from $6,600.5 million as of December 31, 2024 to $8,780.3 million as of December 31, 2025, and the corresponding increase in our fleet size under our management. Fleet OEC under our management includes equipment we own and lease as lessor, as well as equipment owned by third parties and leased by us as lessee through our OWN Program, that we rent to meet customer demand from our full-service branch locations, which increased from 267 as of December 31, 2024 to 352 at December 31, 2025.
Equipment sales revenue. For the year ended December 31, 2025, we expect to report equipment sales revenue of between $1,525.0 and $1,535.0 million, as compared to equipment sales revenue of $1,675.7 million for the year ended December 31, 2024. The expected change is primarily due to a decrease in sales of construction equipment to existing and new participants in our OWN Program, as well as a decrease in new equipment sold from our dealership sites, offset by an increase in the sale of new and used equipment to contractors and other end users.
Equipment parts, supplies, and services revenue. For the year ended December 31, 2025, we expect to report equipment parts and supplies and services revenue of between $270.0 and $275.0 million, as compared to equipment parts, supplies, and services revenue of $157.1 million for the year ended December 31, 2024. This expected increase is primarily due to (i) our expansion into new markets, resulting in additional full-service branch locations added to our nationwide network, which increased from 267 locations as of December 31, 2024 to 352 as of December 31, 2025 and (ii) an increase in equipment parts and supplies and services revenue from mature branch locations primarily attributed to the expansion of our product and service offering in mature branch locations.

Platform revenue. We expect to report platform revenue from telematics of between $60.0 and $65.0 million for the year ended December 31, 2025, as compared to $31.7 million for the year ended December 31, 2024. This expected increase is primarily attributed to additional monthly subscriptions sold for T3 telematics services and our September 2025 acquisition of the controlling interests in The Morey Corporation, a business that designs, manufacturers, and sells custom electronic components including telematics tracker devices and cloud-based access control keypads. For additional information on our acquisition of The Morey Corporation, see Note 16 to our unaudited condensed consolidated financial statements for the nine months ended September 30, 2025 included elsewhere in this prospectus. In addition, we expect to report other platform revenue from the sale of construction materials, building materials, and hardware across our building materials and hardware retail stores of between $55.0 and $60.0 million for the year ended December 31, 2025, as compared to $32.1 million for the year ended December 31, 2024, an increase primarily attributed to the acquisition of 9 hardware retail store locations added to our network over the period.
OWN Program payouts. For the year ended December 31, 2025, we expect to report OWN Program payouts of between $710.0 and $715.0 million, as compared to $420.1 million for the year ended December 31, 2024. Of the expected increase, approximately $200.0 million is attributed to the growth of the fleet OEC under management enrolled in the OWN Program, which grew from $3,436.9 million at December 31, 2024 to $4,942.2 million at December 31, 2025. We expect changes in demand for specific types of rental equipment and the timing of enrollment of equipment in the OWN Program, as well as the mix of equipment rented, to contribute approximately $95.0 million to the expected increase in OWN Program payouts.
Net income. We expect to report net income of between $5.0 and $15.0 million for the year ended December 31, 2025, as compared to $2.4 million for the year ended December 31, 2024. This expected increase is primarily due to higher operating income, primarily attributed to the increase in revenue from the growth of fleet OEC under our management and the expansion of our footprint through the addition of 85 full-service branch locations, partially offset by higher costs of revenues, and selling, general and administrative expenses, and offset by increased interest expense, net of other income from interest, dividends, and gains on investment securities.
EBITDA. For the year ended December 31, 2025, we expect to report EBITDA of between $660.0 and $675.0 million, as compared to EBITDA of $603.0 million for the year ended December 31, 2024. This expected increase is primarily due to the growth of our fleet OEC under our management and the addition of 85 full-service branch locations, partially offset by increases in costs relating to the organic expansion of our footprint.
The following table reconciles estimated net income to EBITDA for the year ended December 31, 2025, and reconciles actual net income to EBITDA for the year ended December 31, 2024:

	Year Ended December 31,
	2025		2024
	Low	High	Actual
	(unaudited) (in millions)
Net income	$5.0	$15.0	$2.4
Provision for income taxes	3.0	7.0	2.8
Depreciation and amortization expense	363.0	363.0	332.2
Interest expense	285.0	285.0	261.4
Non-cash stock compensation expense(1)	4.0	5.0	4.2
EBITDA	$660.0	$675.0	$603.0
________________
(1)Represents non-cash compensation expense for stock option and other stock-based awards.
The following table presents preliminary estimates of cash and cash equivalents, current and noncurrent portions of long-term debt, current and noncurrent portions of finance lease liabilities, and current and noncurrent portions of financing obligations as of December 31, 2025 and the actual results of cash and cash equivalents, current and noncurrent portions of long-term debt, current and noncurrent portions of finance lease liabilities, and current and noncurrent portions of financing obligations as of December 31, 2024, which were derived from the audited financial statements included elsewhere in this prospectus.

	As of December 31,
	2025		2024
	Low	High	Actual
	(unaudited) (in millions)
Cash and cash equivalents	$308.0	$308.0	$406.5
Current portion of long-term debt	$4.0	$4.0	$18.7
Current portion of finance lease liabilities (1)	$19.0	$21.0	$16.8
Current portion of financing obligations (2)	$9.0	$10.0	$20.1
Long-term debt, net of current portion	$3,268.0	$3,268.0	$2,527.9
Finance lease liabilities, net of current portion (3)	$167.0	$171.0	$70.7
Financing obligations, net of current portion (4)	$81.0	$83.0	$98.9
________________
(1)As of December 31, 2025, we expect the amounts to be comprised of approximately $15.0 million and $5.0 million of equipment-related and property-related finance lease liabilities, respectively, as compared to $10.6 million and $6.2 million of equipment-related and property-related finance lease liabilities, respectively, as of December 31, 2024
(2)As of December 31, 2025, we expect the amounts to be comprised of approximately $7.0 million and $3.0 million of equipment-related and property-related financing obligations, respectively, as compared to the amounts of $17.6 million and $2.5 million of equipment-related and property-related financing obligations, respectively, as of December 31, 2024.
(3)As of December 31, 2025, we expect the amounts to be comprised of approximately $38.0 million and $131.0 million of equipment-related and property-related finance lease liabilities, respectively, as compared to $38.4 million and $32.3 million of equipment-related and property-related finance lease liabilities, respectively, as of December 31, 2024.
(4)As of December 31, 2025, we expect the amounts to be comprised of approximately $19.0 million and $63.0 million of equipment-related and property-related financing obligations, respectively, as compared to the amounts of $27.1 million and $71.8 million of equipment-related and property-related financing obligations, respectively, as of December 31, 2024.
Cash and cash equivalents. We expect to report cash and cash equivalents of approximately $308.0 million as of December 31, 2025, as compared to $406.5 million as of December 31, 2024. This decrease is primarily attributed to increases in costs relating to the organic expansion of our footprint.
Current portion of long-term debt. We expect to report current portion of long-term debt of approximately $4.0 million as of December 31, 2025, as compared to $18.7 million as of December 31, 2024. This decrease is primarily attributed to lower outstanding current balances due of notes payable and equipment financing lines of credit.
Current portion of finance lease liabilities. We expect to report current portion of finance lease liabilities of approximately $19.0 million to $21.0 million as of December 31, 2025, as compared to $16.8 million as of December 31, 2024. This increase is primarily attributed to an increase in property leases, classified as finance lease liabilities, relating to the organic expansion of our footprint.
Current portion of financing obligations. We expect to report current portion of financing obligations of approximately $9.0 million to $10.0 million as of December 31, 2025, as compared to $20.1 million as of December 31, 2024. This decrease is primarily attributed to a decrease in equipment leases that were previously classified as failed sale leaseback arrangements.
Long-term debt, net of current portion. We expect to report long-term debt, net of current portion of approximately $3,268.0 million as of December 31, 2025, as compared to $2,527.9 million as of December 31, 2024. This increase is primarily attributed to higher outstanding long-term balances due under our ABL Credit Facility (as defined herein) used to fund purchases of equipment that we own for our fleet.
Finance lease liabilities, net of current portion. We expect to report finance lease liabilities, net of current portion of approximately $167.0 million to $171.0 million as of December 31, 2025, as compared to $70.7 million as of December 31, 2024. This increase is primarily attributed to an increase in property leases, classified as finance lease liabilities, relating to the organic expansion of our footprint.

Financing obligations, net of current portion. We expect to report financing obligations, net of current portion of approximately $81.0 million to $83.0 million as of December 31, 2025, as compared to $98.9 million as of December 31, 2024. This decrease is primarily attributed primarily attributed to a decrease in equipment leases that were previously classified as failed sale leaseback arrangements, as well as amortization of financing obligations relating to certain property sale leaseback arrangements.
The estimated consolidated financial and other data set forth above, and below, in this Recent Developments section, are preliminary and subject to revision based upon the completion of our year-end financial closing process as well as the related external audit of our consolidated financial statements for the year ended December 31, 2025. These estimates are based on information available to us as of the date of this prospectus and are not a comprehensive statement of our financial results for the periods presented. While we believe that such information and estimates are based on reasonable assumptions, our actual results may vary. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. Once the year-end financial closing process and external audit are completed, we may report financial and operational results that could differ from our preliminary estimates. See “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information regarding these risks and uncertainties, including other factors that could cause our preliminary estimates to differ from the actual financial results that we will report for the year ended December 31, 2025.
Our Footprint as of December 31, 2025
As of December 31, 2025, we had 385 operating locations, including 352 full-service rental locations, 24 building materials locations, and 9 dealership sites. We expect new market start-up costs attributable to our Equipment Rental and Services Operations segment of approximately $250.0 million to $260.0 million for the year ended December 31, 2025.
OEC Under Management
A substantial portion of our overall value is in our equipment fleet. The OEC of our owned equipment at December 31, 2025 and 2024 was $3,740.5 million and $3,020.7 million, respectively, or approximately 42.6% and 45.8%, respectively, of total equipment OEC under our management. At December 31, 2025, the estimated appraised value of the equipment owned by OWN Program participants was approximately $3,900.0 million. Our broader managed rental fleet from which we support and generate our equipment rental revenue consisted of units having an OEC of $8,780.3 million and $6,600.5 million as of December 31, 2025 and 2024, respectively.
OWN Program Asset-Backed Securitization Transaction
As part of the OWN Program, our innovative capital-light fleet growth model, we sell equipment to, among others, third parties who have financed equipment purchases through the issuance of ABS. During December 2025, we sold a pool of rental equipment to a third-party investment vehicle that raised approximately $445.0 million in proceeds to finance its equipment purchase through an institutional investor-supported ABS transaction collateralized by equipment managed by us. Concurrent with the equipment sale, we entered into a lease with the OWN Program participant for the right-to-use the rental equipment. We exclusively deploy, maintain, operate, and service this equipment through our rental platform powered by T3 pursuant to the terms of such lease and the OWN Program participant receives a portion of the rental revenue generated by the equipment.

Risk Factors Summary
An investment in shares of our Class A common stock involves substantial risks and uncertainties that may adversely affect our business, financial condition and results of operations, and cash flows. Some of the more significant challenges and risks relating to an investment in our Class A common stock include those associated with the following:
•The construction equipment rental industry is highly competitive, and competitive pressures could lead to a decrease in our market share or in the prices that we can charge;
•Our dependence on relationships with certain equipment suppliers to obtain equipment for our business;
•Our OWN Program subjects us to a number of risks, many of which are beyond our control;
•Our suppliers of new equipment may appoint additional distributors, sell directly to our customers or unilaterally terminate our distribution agreements with them, any of which could have a material adverse effect on our equipment sales due to a loss of such sales;
•Our ability to effectively manage our workforce and operations, which have grown substantially since our inception, and we expect will continue to do so in the future;
•We may not be able to facilitate our growth strategy by identifying and opening attractive new branch locations, which could limit our revenues and profitability;
•We may encounter substantial competition or other difficulties in our efforts to expand our operations;
•A decline in construction and industrial activities, a downturn in the economy in general or other macroeconomic or environmental factors could lead to decreased demand for our equipment, depressed equipment rental rates and lower equipment sales prices;
•Disruptions in our supply chain could result in adverse effects on our results of operations and financial performance;
•Our ability to collect on contracts with customers;
•Conditions that adversely affect related parties with which we have entered into equipment sale and rental arrangements;
•Our reliance upon communications networks and centralized information technology systems and the concentration of our systems which creates or increases risks for us, such as the risk of the misuse or theft of information, including personal information, as a result of cybersecurity breaches or otherwise;
•Our T3 platform is highly technical, and any prolonged undetected errors could adversely affect our business;
•Our reliance on third parties maintaining open marketplaces to distribute our T3 platform and to provide the software we use in certain of our products and offerings;
•The dependence of our business upon the interoperability of our T3 platform across devices, operating systems, and third-party applications that we do not control;
•Trends in oil and natural gas prices, which could adversely affect the level of exploration, development and production activity of certain of our customers and the demand for our services, and products;
•Risks related to heightened inflation, recessionary conditions, and financial and capital market disruptions that may adversely impact business conditions, the availability of credit and access to capital;
•Fluctuations in fuel costs or reduced supplies of fuel, which could harm our business;

•Our exposure to a variety of claims and losses arising from our operations, which our insurance may not cover all or any portion of such claims; and
•Holders of our Class A common stock will have limited or no ability to influence corporate matters due to the dual class structure of our common stock and the ownership of Class B common stock by our Co-Founders, which will have the effect of concentrating voting control with our Co-Founders for the foreseeable future.
Before you invest in our Class A common stock, you should carefully consider all the information in this prospectus, including matters set forth under “Risk Factors.”
Controlled Company
Immediately prior to the completion of this offering, all shares of our common stock, including shares of common stock issuable upon the automatic conversion of our preferred stock (other than shares of perpetual preferred (as defined herein) which will not convert into common stock but remain outstanding) will be reclassified into shares of Class A common stock, and immediately thereafter all shares of Class A common stock then held by our Co-Founders will be exchanged into shares of Class B common stock (the “Conversion”). Additionally, Class A shares will be issuable upon exercise or vesting of all outstanding options and restricted stock units (“RSUs”), as applicable, except that Class B shares will be issuable upon exercise or vesting of options and RSUs held by our Co-Founders as of closing and upon vesting of performance stock units (“PSUs”) granted to our Co-Founders as IPO Founder Awards (as defined herein). For additional information, see “Compensation Discussion and Analysis—Equity Incentive Compensation Plans and Arrangements—2025 IPO Founder Awards.”
Our Class B common stock, which will be held by our Co-Founders, who have agreed to vote together as a group, will represent approximately 81.0% of the total voting power of our outstanding common stock following this offering. Upon the completion of this offering, we will be a “controlled company” within the meaning of Nasdaq corporate governance standards and we intend to avail ourselves of certain exemptions from Nasdaq’s corporate governance standards available to controlled companies. For additional information, see “Risk Factors—Risks Related to Our Class A Common Stock and this Offering—We will be a “controlled company” within the meaning of Nasdaq’s corporate governance standards and, as a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.”
Company and Corporate Information
We were incorporated in the State of Delaware in 2014 and converted to a Texas corporation on June 30, 2025. Our principal executive office is located at 5710 Bull Run Drive, Columbia, MO, 65201 and our telephone number is (573) 299-5222. Our website is www.equipmentshare.com. The reference to our website is an inactive textual reference only and information contained therein or connected thereto are not incorporated into this prospectus or the registration statement of which it forms a part.

THE OFFERING
This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our Class A common stock. You should carefully read this entire prospectus before investing in our Class A common stock, including “Risk Factors” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

Class A common stock offered by us	30,500,000 shares

Underwriters’ option to purchase additional shares of Class A common stock
The selling shareholders have granted the underwriters an option to purchase up to 4,575,000 additional shares of Class A common stock at the initial public offering price, less underwriting discounts, and commissions. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

Class A common stock to be outstanding after this offering	213,713,950 shares

Class B common stock to be outstanding after this offering	37,568,944 shares

Total common stock to be outstanding after this offering	251,282,894 shares
Perpetual preferred stock to be outstanding after this offering	7,809,003 shares

Perpetual-1 preferred stock to be outstanding after this offering	5,951,709 shares

Voting rights after giving effect to this offering
Upon completion of this offering, we will have two classes of voting common stock, Class A common stock, which is entitled to one vote per share, and Class B common stock, which is entitled to 20 votes per share. All shares of our outstanding common stock will be converted into shares of Class A common stock, except shares held by our Co-Founders, which will be converted into shares of Class B common stock. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters, except as otherwise set forth in our amended and restated certificate of formation or as required by applicable law. The holders of our perpetual preferred stock (our “perpetual preferred stock”) and our perpetual-1 preferred stock (our “perpetual-1 preferred stock” and together with our perpetual preferred stock, our “perpetual preferred”) will be entitled to vote on specific matters. See “Description of Capital Stock.”

Concentration of voting power
Our Class B common stock, which will be held by our Co-Founders, who have agreed to vote together as a group will represent approximately 81.0% of the total voting power of our outstanding common stock following this offering. Upon the completion of this offering, we will be a “controlled company” within the meaning of Nasdaq’s corporate governance standards.

Conversion and related rights
Our Class A common stock will not be convertible into any other securities. Our Class B common stock is convertible into Class A common stock on a one-for-one basis at the option of the holder. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer of such share, except for permitted transfers as described in our amended and restated certificate of formation. Each share of Class B common stock will also convert automatically into one share of Class A common stock on the date (the “Sunset Date”) on which the earliest of the following events occurs: (i) the third business day following the latest to occur of (x) approval of such conversion by the affirmative vote of a majority of our board of directors and (y) approval of such conversion by a majority of the voting power of the then-outstanding shares of Class B common stock voting as a separate class, and in each case, the occurrence or satisfaction of any condition or event on which such approval is contingent, (ii) the first business day after the date on which the outstanding shares of Class B common stock held by our Co-Founders and their permitted transferees is less than 25% of the aggregate number of shares of our Class B common stock held by our Co-Founders and such permitted transferees at the closing of this offering, and (iii) the first business day following the date that is 24 months after the later of (x) the date the second of our Co-Founders dies or becomes disabled and (y) the date on which there are no family members of our Co-Founders serving as our officer or member of our board of directors, provided that such period may be extended by up to 12 months by a vote of a majority of the independent members of our board of directors then in office. See “Description of Capital Stock—Common Stock—Conversion, Exchange and Transferability” for more information.

Directed Share Program
At our request, Goldman Sachs & Co. LLC has reserved up to 305,000 shares of our Class A common stock, or 1.0% of the shares offered by this prospectus, for sale at the initial public offering price through a directed share program to our employees, directors and officers. Assuming a share price of our Class A common stock equal to $24.50, which is the midpoint of the price range set forth on the cover of this prospectus, our Co-Founders are each expected to purchase 40,816 shares of Class A common stock in the directed share program. The number of shares of our Class A common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. Except for any shares acquired by our directors and officers, shares purchased pursuant to the directed share program will not be subject to lock-up agreements with the underwriters. See the section titled “Underwriting—Directed Share Program.”

Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $693.6 million assuming an initial public offering price of $24.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions, and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.
We will not receive any proceeds from sales of shares of Class A common stock by the selling shareholders.

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.

Exchange stock symbol	We have applied to list our Class A common stock on the Nasdaq under the symbol “EQPT.”
The number of shares of our Class A and Class B common stock that will be outstanding after this offering is based on 183,213,950 shares of Class A common stock and 37,568,944 shares of Class B common stock outstanding as of December 15, 2025, after giving effect to the Conversion (including the exchange of 37,568,944 shares of Class A common stock then-held by our Co-Founders into 37,568,944 shares of Class B common stock, which will occur immediately prior to the completion of this offering).
The number of shares of our Class A common stock to be outstanding after this offering excludes:
•6,997,988 shares of Class A common stock issuable upon the exercise of outstanding options not held by our Co-Founders, at a weighted-average exercise price of $4.85 per share;
•537,010 shares of Class A common stock issuable upon the vesting of outstanding RSUs not held by our Co-Founders;
•40,312,561 shares of Class A common stock reserved for future issuance under our Omnibus Incentive Plan (including 36,653,921 shares of Class A common stock reserved for future issuance in connection with Class B common stock that will be issuable under our Omnibus Incentive Plan upon vesting of PSUs granted to our Co-Founders as IPO Founder Awards as described below);
•2,316,936 shares of Class A common stock reserved for future issuance under our Employee Stock Purchase Plan; and
•36,653,921 shares of Class A common stock reserved for issuance upon the conversion of Class B common stock.
The number of shares of our Class B common stock to be outstanding after this offering excludes:
•3,375,664 shares of Class B common stock issuable upon the exercise of outstanding options held by our Co-Founders at a weighted-average exercise price of $4.22 per share; and
•36,653,921 shares of Class B common stock issuable upon the vesting of outstanding RSUs, which are generally subject to performance vesting based upon achievement of significant market capitalization gains over time after this offering. See “Compensation Discussion and Analysis—Equity Incentive Compensation Plans and Arrangements—2025 IPO Founder Awards.”
Unless otherwise indicated, all information contained in this prospectus assumes:
•the filing and effectiveness of our amended and restated certificate of formation, including the effectiveness of the Conversion, which will occur immediately prior to the completion of this offering;

•no exercise of outstanding stock options or vesting and settlement of the RSUs described above;
•no cancellation of outstanding stock options or forfeiture of the outstanding RSUs described above (which unvested stock options and RSUs are forfeited upon, and vested stock options are cancelled three months following, termination of employment of the applicable holder, and any such cancellation or forfeiture would increase the number of shares of Class A common stock reserved for future issuance under our Omnibus Incentive Plan by a corresponding amount);
•no exercise of the underwriters’ option to purchase additional shares of Class A common stock; and
•an initial public offering price of $24.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.
The statement of net income for the nine months ended September 30, 2025 and 2024, the balance sheet data as of September 30, 2025, and the cash flow data as of September 30, 2025 and 2024 have been derived from our unaudited interim condensed financial statements included elsewhere in this prospectus. The statement of net income for the years ended December 31, 2024, 2023, and 2022, the balance sheet data as of December 31, 2024, except for the pro forma as adjusted amounts, and the cash flow data as of December 31, 2024 and 2023 have been derived from our audited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future and the results for any interim period are not necessarily indicative of the results to be expected for the full fiscal period.

	Nine Months Ended September 30,		Year Ended December 31,
	2025	2024	2024	2023	2022
	(in millions, except share and per share information)
Statement of Net Income:
Equipment rental and related services	$1,743.6	$1,344.1	$1,866.7	$1,511.1	$1,084.3
Equipment sales	790.2	707.9	1,675.7	878.8	563.9
Equipment parts and supplies and services	197.5	112.9	157.1	112.8	58.7
Platform revenue:
Telematics	34.7	22.3	31.7	20.9	15.3
Other	41.4	23.0	32.1	32.6	10.6
Total revenue	2,807.4	2,210.2	3,763.3	2,556.2	1,732.8
Direct operating costs	572.1	499.5	663.3	546.1	430.9
OWN Program payouts	512.3	287.7	420.1	209.2	95.8
Equipment sales	654.0	563.2	1,399.9	727.7	443.4
Platform expense	38.0	22.5	29.6	29.1	12.3
Depreciation and amortization	232.6	232.7	304.8	285.7	207.5
Total cost of revenues	2,009.0	1,605.6	2,817.7	1,797.8	1,189.9
Gross profit	798.4	604.6	945.6	758.4	542.9
Selling, general and administrative expenses	680.5	508.0	727.8	508.3	372.8
Operating income	$117.9	$96.6	$217.8	$250.1	$170.1
Other income (expense):
Gain on sale of properties and other assets	0.4	19.8	19.7	10.4	16.5
Loss on debt extinguishment	—	—	—	(30.0)	—
Interest expense	(206.9)	(192.0)	(261.4)	(213.3)	(119.9)
Other income, net	40.1	18.4	29.1	4.6	1.6
Total other expense, net	(166.4)	(153.8)	(212.6)	(228.3)	(101.8)
Income (loss) before income taxes	(48.5)	(57.2)	5.2	21.8	68.3
Provision for income taxes	(23.3)	(10.0)	2.8	4.4	18.7
Net income (loss)	$(25.2)	$(47.2)	$2.4	$17.4	$49.6
Loss (income) attributable to noncontrolling interests	—	0.2	0.2	(0.1)	(0.1)
Deemed dividends on perpetual preferred stock	(26.0)	(29.0)	(40.5)	(31.8)	(14.4)
Net (loss) income attributable to common shareholders	$(51.2)	$(76.0)	$(37.9)	$(14.5)	$35.1
Weighted average number of common shares outstanding:
Basic	78.0	77.2	77.3	74.7	71.3
Diluted	78.0	77.2	77.3	74.7	218.1

	Nine Months Ended September 30,		Year Ended December 31,
	2025	2024	2024	2023	2022
	(in millions, except share and per share information)
(Loss) earnings per common share:
Basic	$(0.66)	$(0.99)	$(0.49)	$(0.19)	$0.17
Diluted	(0.66)	(0.99)	(0.49)	(0.19)	0.16
Pro forma (loss) earnings per common share:(1)
Basic	(0.20)		(0.15)
Diluted	$(0.20)		$(0.15)
_________________
(1)Gives effect to the Conversion and to our issuance and sale of 30,500,000 shares of Class A common stock at the assumed initial public offering price of $24.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. This information is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing.

	As of September 30, 2025
	Actual	Pro Forma as Adjusted(1)
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$401.8	$1,096.8
Total assets	6,090.6	6,785.6
Total liabilities	5,270.8	5,270.8
Total equity	$471.3	$1,166.3
__________________
(1)The pro forma as adjusted balance sheet data gives effect to the Conversion and our issuance and sale of 30,500,000 shares of our Class A common stock at an assumed initial public offering price of $24.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. This information is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing.

	Nine Months Ended September 30,		Year Ended December 31,
	2025	2024	2024	2023	2022
	(in millions)
Cash Flow Data:
Net cash provided by (used in) operating activities	$(13.4)	$104.2	$281.3	$278.8	$228.5
Net cash used in investing activities	(978.0)	(730.0)	(418.9)	(613.9)	(839.3)
Net cash provided by financing activities	986.7	588.1	227.8	408.0	657.9

	Nine Months Ended September 30,		Year Ended December 31,
	2025	2024	2024	2023	2022
	(dollars in millions)
Non-GAAP and Other Financial Data:
EBITDA(1)	$423.0	$382.4	$603.0	$533.5	$402.8
Equipment Rental Segment Adjusted EBITDA(2)	806.6	588.7	815.5	756.1	480.0
Equipment Rental Segment Adjusted EBITDA Margin (2)	41.3%	40.2%	40.1%	46.3%	41.8%
__________________
(1)EBITDA is a non-GAAP financial measure. For information about why we consider it to be a useful measure and a discussion of its material risks and limitations, along with a reconciliation of EBITDA to the nearest GAAP measure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Metrics—Non-GAAP Financial Measure.” EBITDA

represents net income before interest expense, income taxes, depreciation and amortization, and non-cash stock compensation expense, which we believe, when excluded, provide investors with a more useful representation of our ongoing operations and performance.
(2)Equipment Rental Segment Adjusted EBITDA and Equipment Rental Segment Adjusted EBITDA Margin are key metrics used by management and our board of directors to assess the financial performance of our Equipment Rental and Services Operations segment. Equipment Rental Segment Adjusted EBITDA is the profitability measure used by management to evaluate our Equipment Rental and Services Operations segment, disclosed in accordance with the requirements of ASC 280. Equipment Rental Segment Adjusted EBITDA includes direct operating costs (excluding equipment and vehicle operating lease expense) and selling, general, and administrative expenses (excluding depreciation expense related to our property and other fixed assets). Equipment and vehicle operating lease expense was $19.2 million and $72.5 million for the nine months ended September 30, 2025 and 2024, respectively, and $84.8 million, $110.8 million, and $90.0 million for the years ended December 31, 2024, 2023, and 2022, respectively. Depreciation expense related to our property and other fixed assets was $29.0 million and $11.9 million for the nine months ended September 30, 2025 and 2024, respectively, and $27.4 million, $9.3 million, and $4.3 million for the years ended December 31, 2024, 2023, and 2022, respectively. Equipment Rental Segment Adjusted EBITDA also excludes operating expenses related to OWN Program payouts, depreciation expense on rental equipment, and amortization expense on capitalized software. These excluded expenses are significant: OWN Program payouts, depreciation expense on rental equipment, and amortization expense on capitalized software was $512.3 million, $217.7 million, and $14.9 million, respectively, for the nine months ended September 30, 2025, and $287.7 million, $225.6 million, and $7.1 million, respectively, for the nine months ended September 30, 2024. OWN Program payouts, depreciation expense on rental equipment, and amortization expense on capitalized software was $420.1 million, $293.0 million, and $11.8 million, respectively, for the year ended December 31, 2024, $209.2 million, $279.7 million, and $6.0 million, respectively, for the year ended December 31, 2023, and $95.8 million, $205.4 million, and $2.1 million, respectively, for the year ended December 31, 2022. Equipment Rental Segment Adjusted EBITDA Margin is Equipment Rental Segment Adjusted EBITDA divided by Equipment Rental and Services Operations segment total revenues. For additional information on Equipment Rental Segment Adjusted EBITDA and Equipment Rental Segment Adjusted EBITDA Margin, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Metrics—Other Key Financial Metrics—Equipment Rental Segment Adjusted EBITDA and Equipment Rental Segment Adjusted EBITDA Margin.” For additional information on Equipment Rental Segment Adjusted EBITDA, see Note 23 to our audited consolidated financial statements for the year ended December 31, 2024 and Note 18 to our unaudited condensed consolidated financial statements for the nine months ended September 30, 2025 included elsewhere in this prospectus.

RISK FACTORS
An investment in our Class A common stock involves a high degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, before making an investment in our Class A common stock. The risks and uncertainties described below are not the only ones we face. There may be additional risks and uncertainties of which we currently are unaware or currently believe to be immaterial. If any of the following risks actually occurs, our business, financial condition, and results of operations may be materially adversely affected. In such an event, the trading price of our Class A common stock could decline and you could lose part or all of your investment.
Risks Related to Our Business and Our Industry
The construction equipment rental industry is highly competitive, and competitive pressures could lead to a decrease in our market share or in the prices that we can charge.
The construction equipment rental industry is highly fragmented and competitive. Our competitors include small, independent businesses with one or two rental locations, as well as regional and national competitors with significant financial resources, and equipment vendors and dealers that both sell and rent equipment directly to customers. We currently face competitive pressure, and may in the future encounter increased competition from existing or new competitors.
We believe that price is an important competitive factor in the equipment rental industry. The availability of information on the internet has enabled consumers to more easily compare the rates and services offered by different rental companies. If we were to increase our pricing, our competitors, some of whom may have greater resources and better access to capital or lower fixed operating costs, may seek to compete aggressively on the basis of pricing. In addition, our competitors may reduce prices in order to attempt to gain a competitive advantage, capture market share or compensate for a decline in rental activity. To the extent we do not match or remain within a reasonable competitive margin of our competitors’ pricing or if competitive pressures lead us to match any of our competitors’ downward pricing, our revenues, margins, and results of operations could be materially adversely affected.
We believe one of our advantages over our competitors is our T3 platform, which has allowed us to reach a broad selection of customers and potential customers, predict regional and local demand, and identify equipment supply opportunities from third-party equipment suppliers. Our competitors have responded to our success by investing in and developing their own proprietary technology platforms. Significant competition may require us to increase spending on our T3 platform and related expenses in order to maintain a competitive edge, which may adversely affect our margins and results of operations.
In addition, the success of our business depends, in part, on our ability to remain competitive by identifying and responding promptly to evolving trends in equipment rental preferences, expectations and needs while also managing appropriate equipment in our branches and maintaining an excellent customer experience. Although our T3 platform assists us in predicting such trends, it is difficult to consistently predict the equipment and services our current and future customers will demand. If we are not able to continue to successfully identify and provide the appropriate equipment to meet our customers’ needs and expectations, we may not be able to retain or increase our customer base, which may lead to a decrease in our market share.
We are dependent on our relationships with certain equipment suppliers to obtain equipment for our business.
We are dependent on suppliers for access to the equipment and other products we offer and use throughout our network of branches. We have key relationships with national OEMs and other major brands of construction equipment. During the nine months ended September 30, 2025, our top ten vendors accounted for 63% of our total equipment purchases. We could be at risk of losing preferential access to equipment from OEMs if we reduce our equipment purchases from these manufacturers. If we are unable to purchase the necessary amounts, our relationship with these suppliers may suffer and we could lose our ability to timely receive important equipment required for our business. If this were to occur, our competitive position may be harmed and our results of operations and/or cash flows may be negatively impacted.

We have experienced, and we may in the future experience, a lack of access to and delays in receipt of equipment and products from suppliers. For example, the COVID-19 pandemic caused significant stress on global supply chains, which in turn delayed manufacturers’ ability to deliver equipment ordered by our customers. Unavailability of, and delays in obtaining, equipment and products may result from a number of factors affecting our suppliers including capacity constraints, transport bottlenecks, labor shortages or disputes, supplier product quality issues, suppliers’ impaired financial condition, and suppliers’ allocations to other purchasers. These risks are typically increased in a weak economic environment, when there are disruptions or delays in the availability of manufacturers’ supply chains, or when demand increases coming out of an economic downturn. Such disruptions could result in our inability to effectively meet our customers’ needs, impair our ability to execute our growth plans and result in a material adverse effect on our results of operations, financial condition, and/or cash flows. In addition, the prices of the equipment and products we use significantly increased as a result of supply chain issues during the COVID-19 pandemic. Though the supply chain for manufacturers has improved since 2024, the availability of parts or other supply chain disruptions could cause the price of the construction equipment we purchase for our rental fleet to increase in the future. If that occurs, there is a risk that we may not be able to pass on these costs to our customers, which could have a material adverse impact on our results of operations, margins, and/or cash flows.
Our centralization of equipment and non-equipment purchases has resulted in us depending on, and being exposed to, the credit risk of a group of key suppliers, including OEM manufacturers, telematics device manufacturers and software engineers/developers for the telematics services we provide to customers through our T3 platform. We cannot predict the impact on our suppliers of the economic environment and other developments in their respective businesses. Insolvency, financial difficulties or other factors may result in our suppliers not being able to fulfill the terms of their agreements with us. Such factors may render suppliers unwilling to extend contracts that provide favorable terms to us, or may force them to seek to renegotiate existing contracts with us. The termination of our relationship with any of our key suppliers could have a material adverse effect on our business, financial condition, or results of operations in the event that we are unable to obtain adequate equipment or supplies from other sources in a timely manner, at a reasonable cost or at all.
Our OWN Program subjects us to a number of risks, many of which are beyond our control.
We sell equipment to third parties, including high net worth individuals, family offices, and other third parties who have financed equipment purchases through the issuance of ABS. The terms of the ABS include credit enhancement provisions that require the obligors under such ABS to provide cash or additional equipment collateral in the event the appraised values for the equipment used as collateral decrease below specified amounts. If such obligors cannot post additional collateral to secure the under collateralized asset-backed financing, they may be required to liquidate some or all of the equipment used as collateral for their asset-backed financing arrangements. If that (or any other liquidation events) were to occur, the related equipment would be unavailable for use under our OWN Program and we would be required to use cash to purchase, or otherwise finance our purchase of, replacement equipment.
Moreover, the asset-backed financing capacity of OWN Program participants could be decreased as a result of risks and contingencies beyond our control, including: (i) the acceptance by and/or demand from credit markets of the structures and structural risks associated with the asset-backed financing arrangements of OWN Program participants; (ii) the credit ratings provided by credit rating agencies for the asset-backed indebtedness of OWN Program participants; (iii) third parties requiring changes in the terms and structure of asset-backed financing arrangements held by OWN Program participants, including increased credit enhancement or required cash collateral and/or other liquid reserves; (iv) the insolvency or deterioration of the financial condition of one or more of the obligors under ABS; (v) changes in laws or regulations that negatively affect any of these asset-backed financing arrangements; or (vi) the overall credit condition of OWN Program participants. A decrease in the asset-backed financing capacity of OWN Program participants could similarly lead to a loss of equipment available for our OWN Program and, in turn, our ability to rent the equipment to our customers.
Relatedly, we may be vulnerable to heightened risks in case of a decline in the market value of used equipment. A decrease in market prices for used equipment could lead to a decrease in the prices we can charge our customers for sales of used equipment. At the same time, it could decrease the appraised values for the equipment used as collateral for the asset-backed financing arrangements of OWN Program participants (resulting in a contractual obligation for obligors under ABS to add additional collateral) and negatively affect the credit ratings of the asset-backed indebtedness of OWN Program participants (resulting in a decrease in the asset-backed financing capacity of OWN Program participants), either of which would result in a loss of equipment available for our OWN Program and thus increase our resulting need for replacement equipment. Any suspension or delay in our ability to maintain sufficient levels of equipment under our OWN Program to meet customer demands in a timely manner, at a reasonable cost or at all, could have a material adverse effect on our business, financial condition, or results of operations.
Our suppliers of new equipment may appoint additional distributors, sell directly to our customers or unilaterally terminate our distribution agreements with them, any of which could have a material adverse effect on our equipment sales due to a loss of such sales.
We are a distributor of new equipment and parts supplied by national OEMs. Under our distribution agreements with these OEMs, manufacturers retain the right to appoint additional dealers and sell directly to customers including national accounts and government agencies. We have both written and oral distribution agreements with OEMs. Under our oral agreements with the OEMs, we operate under our established course of dealing with the supplier and are subject to the applicable state laws regarding such relationships. If OEMs decide to cut us out of the sales process, they may appoint additional distributors, elect to sell to customers directly or unilaterally terminate their distribution agreements with us at any time without cause. Additionally, we may unilaterally decide, or mutually agree, to terminate our distribution agreements with certain OEMs. Any such actions could have a material adverse effect on our business, financial condition, and results of operations due to a reduction of, or an inability to increase, our revenues.
Our workforce and operations have grown substantially since our inception, and we expect that they will continue to do so in the future. If we are unable to effectively manage that growth, our financial performance, and future prospects will be adversely affected.
Since our inception in 2015, we have experienced rapid growth. This expansion increases the complexity of our business and has placed, and we expect will continue to place, significant strain on our management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. There is a risk that we may not be able to manage our growth effectively, which could damage our reputation and negatively affect our operating results.
As our operations have expanded, we have grown to approximately 7,700 employees as of September 30, 2025. Effectively managing our growth will require us to continue to hire, train, and manage qualified employees and staff, including engineers, operations personnel, financial and accounting staff, and sales and marketing staff, and to improve and maintain our technology. If our new hires perform poorly, if we are unsuccessful in hiring, training, managing, and integrating these new employees and staff, or if we are not successful in retaining our existing employees and staff, our business may be harmed. Properly managing our growth will require us to establish consistent policies across regions and functions, and a failure to do so could harm our business.
Our failure to upgrade our technology or network infrastructure effectively to support our growth could result in unanticipated system disruptions. To manage the growth of our operations and personnel and improve the technology that supports our business operations, as well as our financial and management systems, disclosure controls and procedures, and internal control over financial reporting, we will be required to commit substantial financial, operational, and technical resources. In particular, we will need to continue to scale our transaction processing and reporting, operational, and financial systems, procedures, and controls. For example, due to our significant growth, we may face challenges in timely and appropriately designing controls in response to evolving risks of material misstatement. Our current and planned personnel, systems, procedures, and controls may not be adequate to support our future operations. In addition, the requirements of being a public company may further strain our resources. For additional information, see “—The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business.”

If we are unable to expand our operations and hire additional qualified personnel in an efficient manner, our growth plans, and existing business may be adversely affected. If our operational technology is insufficient to reliably service our customers, T3 platform user satisfaction will be adversely affected and may cause our customers to switch to our competitors’ platforms, which would adversely affect our business, financial condition, and operating results.
As we continue to grow, we will need to continue to evaluate our operational, financial, and management controls as well as our reporting systems, and procedures to support the growth of our organizational structure. This will require capital and management resources. If we are unable to effectively manage the growth of our business, the quality of our T3 platform may suffer, and we may be unable to address competitive challenges, which would adversely affect our overall business, operations, and financial condition.
We may not be able to facilitate our growth strategy by identifying and opening attractive new branch locations, which could limit our revenues and profitability.
An element of our growth strategy is to selectively identify, source, and open full-service equipment rental branch locations in order to meet customer demand for construction equipment enabled by our T3 platform. The success of this element of our growth strategy depends, in part, on identifying strategic branch locations. As of September 30, 2025, we had 342 full-service branch locations, across 45 states. We continue to add new sites to our existing footprints. Between January 1 and September 30, 2025, we added 75 new full-service branch locations to our network.
We cannot assure you that we will be able to identify and secure attractive new branch locations or that we will be able to successfully open any such locations. Opening a new branch location involves significant costs and risks associated with entering new markets, and we may face significant competition, which may limit our ability to expand our operations. Further, the development or expansion of branch locations depends upon receipt of required permits and other governmental authorizations, and there is no assurance that we will obtain these required items.
We may not have sufficient labor, real estate, management, financial, and other resources to successfully open and operate new branch locations. Any significant diversion of management’s attention or any major difficulties encountered in the new locations that we open in the future could have a material adverse effect on our business, financial condition, or results of operations, which could decrease our profitability and make it more difficult for us to grow our business. Furthermore, general economic conditions or unfavorable global capital and credit markets could affect the timing and extent to which we open new branch locations, which could limit our revenues and profitability.
We may encounter substantial competition or other difficulties in our efforts to expand our operations.
A key element of our growth strategy has been to expand by opening new branches, expanding our geographic footprint, and better servicing our existing customers and potential new customers. Opening new branches requires large, upfront investments of capital, and uncertainty about when investment costs will be recovered, if ever. New branches may require additional capital contributions over a sustained period of time, and there can be no assurance that sufficient numbers of customers will be attracted to a new branch to make it successful. A branch may prove unsuccessful due to a number of factors, including market conditions, competition, or our failure to assess the relevant market and rental demand in that market, and there are costs associated with closing an unsuccessful branch. The success of our growth strategy depends in part on identifying sites for new branches at attractive prices. Zoning restrictions could prevent us from being able to open new branches at sites we have identified. We may also encounter substantial competition in our efforts to acquire new sites or in any efforts we may make to acquire other equipment rental companies, which may limit the number of acquisition opportunities and lead to higher acquisition costs. Further, we may not have the financial resources necessary to open all of the new branches that we plan to open, or to complete any acquisitions we may identify in the future, and we may not have the ability to obtain the necessary funds on satisfactory terms or at all.
In the past when we have opened new branches, we have attracted talented salespeople who have terminated their employment with other rental companies. Based on our experience, we believe that it is industry practice for equipment rental companies to seek non-competition agreements where legally permissible when they hire salespeople. This practice may hinder our ability to attract talented salespeople to work at new branches, which could prevent us from opening new branches at sites we identify or result in our failure to realize the expected benefits from any new branch we open and have a material adverse effect on our business, financial condition, and results of operations.
A decline in construction and industrial activities, a downturn in the economy in general or other macroeconomic or environmental factors could lead to decreased demand for our equipment, depressed equipment rental rates, and lower equipment sales prices.
Our rental equipment is used by our customers in a wide variety of industries, including contractors in residential and commercial construction and restoration, remediation and environmental services and facility maintenance; general industrial, including manufacturing, power, battery production, solar energy and agriculture; infrastructure; and other industries, including commercial and retail services, facility maintenance and recreation. Many of these industries are cyclical in nature. The demand for our rental equipment is directly affected by the level of economic activity in these industries, which means that when these industries experience a decline in activity, there is typically a corresponding decline in the demand for our rental equipment. A decline in the demand for our rental equipment caused by a decline in economic activity in one or more of the industries our rental equipment is used in could materially adversely affect our results of operations.
The equipment that we lease as lessor or sell to our customers is principally used in connection with construction and industrial activities in the United States. A downturn in construction or industrial activities in the United States, or the U.S. or global economy in general, may cause a decrease in the demand for our equipment or depress rental rates and the sales prices for our equipment.
Construction and industrial activities and demand for our equipment has been and may in the future be negatively impacted, either temporarily or in the long term, by:
•a reduction in spending levels by our customers;
•changes in the level of consumer and business confidence;
•unfavorable credit markets affecting end-user access to capital, including the ability of OWN Program participants to raise capital necessary to purchase equipment from us and to be managed on their behalf by us for the purpose of re-renting such equipment to our customers;
•adverse changes in federal, state and local government infrastructure spending;
•an increase in the cost of construction materials, as a result of inflation, tariffs, trade wars, or other factors;
•shifts in international trade relations, legislation, and regulations, including those related to tariffs, taxation and importation;
•increased competition;
•a significant increase in the cost of new construction equipment, resulting in higher rental rates;
•adverse weather conditions or natural disasters, the severity and frequency of which may be increased by climate change and may affect a particular region where we have operations;
•new and more stringent regulations relating to environmental, health and safety matters;
•a decrease in the level of exploration, development, production activity, and capital spending by oil and natural gas companies;
•a prolonged shutdown of the U.S. federal, state or local governments;
•further increases in interest rates;

•supply chain disruptions;
•a less attractive investment environment for owners of construction equipment;
•public health crises and epidemics, such as COVID-19;
•terrorism or hostilities involving the United States;
•geopolitical conflicts, such as Russia’s invasion of Ukraine, the conflicts in the Middle East and geopolitical tensions involving China, and the resultant sanctions and other measures imposed in response; or
•other unforeseen or catastrophic events.
A weakness or deterioration in the construction and industrial sectors or a decrease in demand for our equipment caused by these or other factors may result in lower utilization, reduced rental rates or a decrease in the residual value realized on the disposition of our rental fleet. Moreover, certain of these factors could affect our OWN Program participants, which could have an adverse effect on our business. For additional information, see “—Our OWN Program subjects us to a number of risks, many of which are beyond our control.” A marginal decline in customer demand for or utilization of our equipment in a given period could have a significant impact on our results of operations for that period. Any of these developments could have a material adverse effect on our financial position, results of operations, and cash flows in the future.
Disruptions in our supply chain could result in adverse effects on our results of operations and financial performance.
In our equipment rental and services operations, supply chain disruptions have in the past and could in the future impact our ability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all. We may experience supply chain disruptions in the future or supplier inability to manufacture or deliver equipment or parts, especially if our relationships with suppliers deteriorate. Any suspension or delay in our suppliers’ ability to provide us adequate equipment or supplies, or in our ability to procure equipment or supplies from other sources in a timely manner, at a reasonable cost or at all, could impair our ability to meet customer demand and therefore could have a material adverse effect on our business, financial condition, or results of operations.
In our telematics platform, we are dependent upon a limited number of manufacturers with whom we contract to manufacture, test, and assemble certain products conforming to our specifications, and of other manufacturers from whom we directly purchase products for a number of our critical components. Our current reliance on a limited group of contract manufacturers and suppliers involves risks, including the potential inability to obtain products or components to meet customers’ delivery requirements, reduced control over pricing and delivery schedules and discontinuation of or increased prices for certain components. Technology hardware has experienced supply chain disruptions as a result of the effects of COVID-19 related events and their impact and the uncertainties around tariffs, including on our suppliers and on international trade in general, leading to shortfalls in available components that we need to make products as well as increased costs to obtain components, to make products, and to transport components and products. Although to date we have been able to obtain the equipment we need and we have not seen a material impact on pricing from tariff uncertainty, there is a risk that we could in the future experience extended delivery times for certain components of our hardware products and increased transport costs. These disruptions may have an adverse effect on our ability to meet customer demand and could result in delays in shipping products to customers and dealers. The severity of the disruptions is continuously changing so that the impact on our ability to meet demand for particular products varies over time, which creates uncertainties in forecasting our financial results. These disruptions could have an impact on our financial results.
If we are unable to collect on contracts with customers, our operating results would be adversely affected.
Under the terms of most of our rental contracts, our customers are required to make monthly rental payments in arrears. Some of our customers may develop liquidity issues and ultimately may not be able to fulfill the terms of their rental agreements with us on time or at all. If we are unable to collect on our contracts with customers or manage our customer credit risk adequately, or if a large number of customers encounter financial difficulties at the same time, our credit losses could increase above historical levels and our operating results would be adversely affected. Further, a worsening of economic conditions may result in increased delinquencies and credit losses. There is also a risk that equipment supplied through the OWN Program could be removed from our platform if participants were to default on their equipment financing to the extent that a secured lender which provided financing for such equipment decides not to continue in the OWN Program. See “—We face risks related to heightened inflation, recessionary conditions, and financial and capital market disruptions that may adversely impact business conditions, the availability of credit and access to capital.” Additionally, there is a risk that collecting or attempting to collect on delinquent accounts could lead to legal disputes. See “—Litigation could have a material adverse impact on our results of operations and financial condition.”
We have entered into equipment sale and rental arrangements with related parties and our financial condition and results of operations could be impacted by conditions that adversely affect such related parties.
We have entered into equipment sale and rental arrangements with related parties, including entities owned or controlled by the Co-Founders through the OWN Program. See “Certain Relationships and Related Party Transactions.” We recognized revenue from equipment sales through the OWN Program to entities owned or controlled by the Co-Founders of $78.7 million for the nine months ended September 30, 2025, and $276.6 million, $80.2 million and $78.1 million for the years ended December 31, 2024, 2023 and 2022, respectively. These sales represented 10% of equipment sales revenues for the nine months ended September 30, 2025, and 17%, 9%, and 14% of equipment sales revenues for the years ended December 31, 2024, 2023, and 2022, respectively. Equipment sold to related parties that has been entered into our OWN Program is under arrangements with month-to-month terms, or 60-month terms to 75-month terms, and is part of our managed fleet that is available for rent to our customers. Accordingly, OWN Program payouts, including principal and agent transactions, were made by us to entities owned or controlled by the Co-Founders under the OWN Program of $45.2 million and $56.1 million for the nine months ended September 30, 2025 and 2024, respectively, and $73.5 million, $56.1 million and $42.5 million for the years ended December 31, 2024, 2023 and 2022, respectively, as a part of the revenue sharing arrangements under the OWN Program. OWN Program payouts, including principal and agent transactions, to entities owned or controlled by the Co-Founders pursuant to such arrangements represented 9% and 18% of total OWN Program payouts for the nine months ended September 30, 2025 and 2024, respectively, and 16%, 22%, and 30% of total OWN Program payouts for the years ended December 31, 2024, 2023, and 2022, respectively. The corresponding average equipment OEC enrolled in the OWN Program owned by these entities represented approximately 4% and 19% of the total corresponding equipment rental fleet that the Company leases (as lessee) under the OWN Program as of September 30, 2025 and 2024, respectively, and approximately 13%, 22% and 23% of the total corresponding equipment rental fleet that the Company leases (as lessee) under the OWN Program as of December 31, 2024, 2023, and 2022, respectively.
Any conditions that adversely impact these related parties, or their relationships with the Company, could affect their ability or willingness to continue to purchase additional items of equipment for participation in the OWN Program in the future, and thus could have a material adverse effect on our business, financial condition, results of operations, and prospects. Although we have adopted policies and procedures that are designed to identify, review and approve related party transactions, including a review of the transaction terms as compared to those that could be obtained from unaffiliated parties, there can be no assurance that these procedures will be effective in all cases or that the transactions ultimately will be on arm’s-length terms. For information on related party transactions, please see Note 19 to the Company’s consolidated financial statements for the year ended December 31, 2024 and Note 14 to the Company’s unaudited condensed consolidated financial statements for the nine months ended September 30, 2025 included elsewhere in this prospectus and “Certain Relationships and Related Party Transactions.”

Our business is heavily reliant upon communications networks and centralized IT systems and the concentration of our systems creates or increases risks for us, including the risk of the misuse or theft of information, including personal information, as a result of cybersecurity breaches or otherwise, which could harm our brand, reputation or competitive position, and give rise to material liabilities.
We rely heavily on communication networks, cloud services, and IT systems to process rental and sales transactions, manage our pricing, manage our equipment fleet, manage our financing arrangements, pay suppliers and other third parties, collect from our customers, account for our activities and otherwise conduct our business and report our financial results. Some of our major IT systems, accounting functions, and cloud services are centralized in several locations. We own and manage some of these IT systems but also rely on third parties for a range of IT systems and related products and services, including but not limited to cloud computing services. Our T3 platform is reliant on certain telecommunication systems, including cell phone communications, 5G, Bluetooth, and GPS technology. Any disruption, termination or substandard provision of these services, whether as the result of computer or telecommunications issues (including operational failures, server malfunctions, software bugs, software or hardware failures, loss of data or other IT assets, ransomware or other computer malware), personnel misconduct or error, localized conditions (such as a power outage, fire or explosion) or events or circumstances of broader geographic impact (such as an earthquake, storm, flood, fires, other natural disaster, epidemic, strike, act of war, civil unrest or terrorist act), could materially adversely affect our business by disrupting normal operations. Such IT systems, including our servers, are additionally vulnerable to numerous and evolving cybersecurity risks that threaten the confidentiality, integrity, and availability of our IT systems and sensitive, confidential and personal information, including through physical or electronic break-ins, cybersecurity breaches from inadvertent or intentional actions by our employees, third-party service providers, contractors, consultants, business partners, and/or other third parties, or cyberattacks or similar incidents (including, but not limited to, business e-mail compromise, malicious code, denial of service attacks, credential stuffing, credential harvesting, supply-chain attacks, social engineering/phishing attacks or ransomware attacks, which, in particular, are becoming increasingly prevalent, and as a result of bugs, misconfigurations or exploited vulnerabilities in software or hardware, including commercial software that is integrated into our (or our service providers’) IT systems, products or services) which, if successful, could have a materially adverse effect on our ability to operate our business and could lead to interruptions in our operations, loss of sensitive information and income, reputational harm, and diversion of funds.
We regularly possess, store, process, generate, and handle non-public information about individuals and businesses, including both credit and debit card information and other sensitive, confidential and personal information. In addition, our customers regularly transmit confidential information to us via the Internet and through other electronic means. Our facilities and systems and those of our third-party service providers may contain defects in design or manufacture or other problems that could compromise information security, and are also subject to the risk of human error. Unauthorized parties also may attempt to gain access to our systems or facilities, or those of third parties with whom we do business, and these attacks are increasing in their frequency, sophistication, and intensity and come from a variety of sources, including, but not limited to, traditional computer “hackers,” organized criminal threat actors, and nation-state-supported actors (including nation-state actors). Such threats may see their frequency increased and effectiveness enhanced by the use of AI. As a result, we may be unable to detect, investigate, remediate or recover from future attacks or incidents, or to avoid a material adverse impact to our IT systems, sensitive, confidential and personal information or business. Further, during times of war and other major conflicts, we, the third parties upon which we rely, and our customers may be vulnerable to a heightened risk of these attacks, including retaliatory cyberattacks, that could materially disrupt our systems and operations.
Any of the aforementioned threats could cause a cybersecurity breach or other interruption that could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to our sensitive, confidential and personal information or our IT systems, or those of the third parties upon whom we rely. A cybersecurity breach or other interruption could disrupt our ability (and that of third parties upon whom we rely) to provide products and services needed to operate successfully.
We may be unable in the future to detect vulnerabilities in our IT systems and networks because many of the techniques used to obtain unauthorized access, including malware and other malicious software programs, are difficult to detect or anticipate until launched against a target and we may be unable to prevent, contain or detect cyberattacks, cyberterrorism, cybersecurity breaches or other compromises or implement adequate preventative measures. It is possible that we or our third-party vendors may experience cybersecurity breaches that remain undetected for an extended period. Even when a cybersecurity breach is detected, the full extent of the breach may not be determined immediately. While we have implemented security measures to protect our IT and data security infrastructure, our efforts to address these problems may not be successful. There can also be no assurance that our cybersecurity risk management program and processes, including our policies, controls or procedures, will be fully implemented, complied with or effective in protecting our IT systems and sensitive, confidential and personal information. Cyberattacks are becoming increasingly more difficult to anticipate and prevent due to their rapidly evolving nature and, as a result, the technology we use to protect our systems from being breached or compromised could become outdated due to advances in computer capabilities or other technological developments. Moreover, if our IT systems become damaged or otherwise cease to function properly, we may have to make significant investments to repair or replace them. Due to applicable laws and regulations or contractual obligations, we may be held responsible for cyberattacks or other similar incidents attributed to our service providers as they relate to the information we share with them. We have acquired and may continue to acquire companies with cybersecurity vulnerabilities and/or unsophisticated security measures, which exposes us to significant cybersecurity, operational, and financial risks. Remote and hybrid working arrangements at our company (and at many third-party providers) also increase cybersecurity risks due to the challenges associated with managing remote computing assets and security vulnerabilities that are present in many non-corporate and home networks.
We and certain of our third-party providers regularly experience cyberattacks and other incidents, and we expect such attacks and incidents to continue in varying degrees. While to date no incidents have had a material impact on our operations or financial results, we cannot guarantee that material incidents will not occur in the future. Any adverse impact to the availability, integrity or confidentiality of our IT systems or sensitive, confidential and personal information, including a compromise of our security systems resulting in unauthorized access to personal information about our customers, distributors or employees could adversely affect our corporate reputation as well as our operations, business and financial condition, and could result in litigation (such as class actions), regulatory investigations or enforcement actions against us, or the imposition of fines and penalties, or significant incident response, system restoration or remediation and future compliance costs. Cybersecurity breaches can create system disruptions, shutdowns or unauthorized disclosure of confidential information, which could result in financial damage or loss. We cannot assure you that our insurance coverage will be adequate or sufficient to protect us from or to mitigate liabilities arising out of our privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims. Most states have enacted laws requiring companies to notify individuals and often state authorities of cybersecurity breaches involving their personal information. These mandatory disclosures regarding a cybersecurity breach often lead to widespread negative publicity, which would harm our reputation and brand, and may cause our customers to lose confidence in the effectiveness of our data security measures. As a result, a cybersecurity breach could cause the loss of customers and could also require that we invest significant additional resources related to our information security systems. For more information on laws requiring notification in the event of a cybersecurity breach, please see “—We are subject to various laws, regulations and other requirements regarding our processing of personal information, and compliance with such laws and regulations is costly and time consuming. Any actual or perceived failure to comply with new or existing laws, regulations and other requirements relating to the privacy, security and processing of personal information could adversely affect our business, prospects, financial condition, and results of operations.”
In addition, we outsource a portion of our IT services to third-party service providers to process sensitive, confidential and personal information in a variety of contexts, including cloud-based infrastructure, data center facilities, and other functions. We may also rely on third-party service providers to provide other products and services. The services provided by these third parties are subject to the same risk of outages, other failures and cybersecurity breaches described above and, as a result, we are susceptible to disruptions, failures and breaches of the systems maintained by our outsourced providers, which we do not control. Our third-party IT system service providers face risks relating to cybersecurity similar to ours, and, while we generally perform cybersecurity diligence on our key service providers, because we do not directly control any of such parties’ information security operations, we cannot ensure the cybersecurity measures they take will be sufficient to protect any information we share with them. Our ability to monitor these third parties’ information security practices is limited, and these third parties may not have adequate information security measures in place. Any disruption, failure, breach or poor performance of any of these systems could lead to lower revenues, increased costs or other material adverse effects on our business and results of operations. While we may be entitled to damages if our third-party service providers fail to satisfy their privacy or security-related obligations to us, any award may be insufficient to cover our damages, or we may be unable to recover such award. In addition, our contracts with third-party service providers and suppliers contain, and may in the future continue to contain, limitations on such providers’ liability to us, and there can be no assurance that the thresholds contained in such limitations are sufficient to protect us in the event we have claims against the providers related to our security and data privacy obligations or other financial losses. Supply-chain attacks have increased in frequency and severity, and we cannot guarantee that third parties’ infrastructure in our supply chain or our third-party partners’ supply chains have not been compromised. Future or past business transactions (such as acquisitions or integrations) may also expose us to additional cybersecurity risks and vulnerabilities, as our systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies, any of which could materially and adversely affect our business, financial condition, and results of operations.
We depend on third-party technology, including cellular and GPS networks, and any disruption, failure or increase in costs could impede the functionality of our solutions.
Our proprietary T3 technology, which we use to provide telematics services to our customers, is reliant on cellular and GPS networks, which allow us to obtain location data and transmit it to our T3 platform. Increases in the fees charged by cellular carriers for data transmission or changes in the cellular networks, such as a cellular carrier discontinuing support of the network currently used by our in-vehicle devices, requiring retrofitting of our in-vehicle devices, could increase our costs and impact our profitability. Changes to cellular network technologies or frequency bands used for connectivity represent an ongoing risk that could affect the compatibility and useful life of our telematics devices. Although we take steps to ensure our technology is compatible with evolving cellular standards, failure to effectively manage these transitions could adversely impact our business, financial condition, and operating results. Cellular carriers could in the future discontinue support for our currently utilized cellular technologies. Also, while we have included the ability to store GPS data in our devices in case of temporary cellular network connectivity failure, widespread disruptions or extended failures of the cellular networks would adversely affect our solutions’ functionality and utility, and harm our financial results. GPS is a satellite-based navigation and positioning system consisting of a network of orbiting satellites. These satellites and their ground support systems are complex electronic systems, subject to electronic and mechanical failures and possible sabotage and it is not certain that the U.S. government will remain committed to the operation and maintenance of GPS satellites in the future. In addition, technologies that rely on GPS depend on the use of radio frequency bands and any modification of the permitted uses of these bands may adversely affect the functionality of GPS and, in turn, our solutions. The satellites and their ground control and monitoring stations are maintained and operated by the U.S. Department of Defense, which does not currently charge users for access to the satellite signals and does not impose on the ability to access location data. We cannot assure you that it will not do so in the future. Any disruption, failure, increase in costs or regulatory hurdles could impede the functionality and/or cost of our solutions, which could adversely affect our business. The communication systems that we use to host and transmit data may be subject to security incidents, which may also subject the Company to regulatory enforcement and client pressures.
Failure to maintain, upgrade or replace our IT systems could materially adversely affect us.
Our business continues to demand the use of sophisticated systems and technologies, including digital tools, SaaS offerings, and cloud computing. As a result, we devote significant time and expense in maintaining, upgrading and replacing our systems and technologies in order to meet customers’ demands and expectations. These types of activities subject us to additional costs and inherent risks associated with maintaining, upgrading and replacing these systems and technologies, including impairment of our ability to manage our business, loss of customer confidence and business, potential disruption of our internal control structure, substantial capital expenditures, additional administration and operating expenses, demands on management time, training our employees to operate the systems, and other risks and costs of delays or difficulties in transitioning to, or integrating, new systems and technologies into our current business. We rely on certain third-party software providers to maintain and periodically upgrade many of these systems and technologies so that they can continue to support our business. Further, some of the software programs supporting our business are licensed to us by independent software developers. The inability of these developers or us to continue to maintain and upgrade our systems and technologies would disrupt or reduce the efficiency of our operations if we were unable to convert to alternate systems in an efficient and timely manner or at a reasonable cost.
In addition, costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technologies, maintenance or adequate support of outdated or other existing systems and technologies could disrupt or reduce the efficiency of our business operations and could have an adverse effect on our operations if not anticipated and appropriately mitigated. Our competitive position may be adversely affected if we are unable to maintain, upgrade or replace systems and technologies that allow us to manage our business in a competitive manner. We also may not achieve the benefits that we anticipate from an upgraded or replaced system and technology. Additionally, any failure of a system or technology could impede our ability to timely collect and report financial results in accordance with applicable laws and regulations.
We may fail to respond adequately to changes in technology and customer demands or experience difficulties that delay our adoption of such changes.
In recent years, our industry has been characterized by changes in technology and customer demands. Our ability to continually improve our current processes and customer-facing tools in response to changes in technology or in customer expectations is essential in maintaining our competitive position and maintaining current levels of customer satisfaction. We may experience technical or other difficulties that could delay or prevent the development or implementation of new technologies. We also may not achieve the benefits that we anticipate from new technologies we develop or implement. The effects of these risks may, individually or in the aggregate, materially adversely affect our results of operations, liquidity and cash flows.
We may be unable to adequately manage our inventory, which could adversely affect our operating results.
To ensure adequate inventory supply, we must forecast inventory needs and expenses and place orders sufficiently in advance with suppliers. These forecasts are based on estimates of future demand for products and services. Failure to accurately forecast our needs may result in unmet market demand, parts shortages, increased costs, or excess inventory. Our ability to accurately forecast demand could be affected by many factors, including changes in customer demand for our products and services, changes in demand for the products and services of competitors, unanticipated changes in general market conditions, and the weakening of economic conditions or customer confidence in future economic conditions. If the forecasts used to manage inventory are not accurate, we may experience excess inventory levels, shortage of available products, or reduced efficiencies which would have a material adverse effect on our business, financial condition, and results of operation.
Our success depends on our ability to attract and retain key management, sales and trades talent, while supporting the onboarding and career development of our team members.
Our ability to successfully execute on our business plan depends upon the contributions of our senior management team as well as other key talent including our dedicated sales force and trades talent such as Commercial Driver’s License drivers and technicians. In recent years, we have experienced increasing competition for available talent in the North American workforce as reflected by the low unemployment rate and shortages of available industry trades talent. As a result, we could experience inefficiencies or a lack of business continuity due to employee turnover, new employees’ lack of historical knowledge and lack of familiarity with the business processes, operating requirements, policies and procedures, and key information technologies and related infrastructure used in our day-to-day operations and financial reporting. We may also experience additional costs as new employees learn their roles and gain necessary experience, in addition to the cost of hiring new individuals. It is important to our success that newly hired team members quickly adapt to and excel in their new roles. If they are unable to do so, our business and financial results could be materially adversely affected. Further, if we cannot meet our needs for IT developers, software engineers, or research and development staff, we may not be able to fulfill our technology initiatives while continuing to provide maintenance on existing systems In particular, our T3 platform is supported by a team of over 300 field-oriented software engineers and product managers. These are high-demand roles, and in the past we have experienced difficulty hiring sufficient technical talent to meet all of our development priorities. A sustained shortage in skilled engineering personnel could impair our ability to enhance and scale the T3 platform, which could negatively impact our growth and competitiveness.

If we were to lose the services of members of our senior management team or other key talent, such as our advanced IT staff, whether due to death, disability, resignation or termination of employment, our ability to successfully implement our business strategy, financial plans, marketing, and other objectives could be significantly impaired. In addition, if we are unable to attract and retain qualified key talent, we may not be able to effectively and efficiently manage our business and execute our business plan.
In addition, we must continue to identify, hire, train, and retain key personnel who maintain relationships with our customers and who provide technical skills required for our growth, and we compete with other companies for a limited pool of talent. The failure to recruit and retain necessary key personnel could cause disruption, harm our business, and hamper our ability to grow.
Our operating results fluctuate significantly and our past operating results may not be a good indication of future performance.
Our results of operations have varied, and could in the future, vary significantly from period to period as a result of various factors, some of which are outside of our control. Comparing our results of operations on a period-to-period basis may not be meaningful, and our past results should not be relied upon as an indication of our future performance. For example, the OWN Program has consistently attracted strong demand across multiple, deep pockets of capital, including institutional investors who purchase as a buying group through a collective vehicle and finance their equipment purchases through asset-backed securities. To satisfy this demand, the Company has organized for these investors sales of large packages of equipment and has conducted these sales on an episodic basis. Individual participants who purchase this equipment are unlikely to purchase in the future and so such sales may not recur unless there is continued demand for the OWN Program. These transactions, and the related revenue, also occur unevenly throughout the year depending on demand and our results of operations for certain periods have been materially impacted by these transactions. As a result of the episodic nature of equipment sales to OWN Program participants, period-over-period comparisons may not reflect underlying trends and fluctuations in our operating results, which makes it difficult for us to predict our future operating results. Moreover, we have no commitments from any party, including any OWN Program participants, to purchase future equipment and if there is no continued demand for our equipment, our equipment sales revenue will decline. Unanticipated fluctuations in our operating results could result in a decline in our stock price.
Due to seasonality, especially in the construction industry, any occurrence that disrupts rental activity during our peak periods could materially adversely affect our results of operations, liquidity, and cash flows.
Significant components of our expenses are fixed in the short-term, including real estate taxes, tangible property taxes, rent for our properties, rent for certain equipment assets that do not have variable rental payment arrangements, insurance, utilities, maintenance, and other facility-related expenses, the costs of operating our IT systems, and certain staffing costs. Seasonal changes in our revenues do not alter those fixed expenses, typically resulting in higher profitability in periods when our revenues are higher, and lower profitability in periods when our revenues are lower. Our business, especially in the construction industry, has historically experienced lower levels of business (including lower demand and utilization) from December until late spring, particularly in the northernmost states where we operate, and heightened activity during our third quarter and our fourth quarter until December. As a result, our quarterly operating results may fluctuate significantly. The effect of seasonality on our results of operations has increased gradually as we have continued our expansion in the northern United States. Any occurrence that disrupts rental activity in any of the regions where we operate, including adverse weather conditions, such as prolonged periods of cold, rain, blizzards, floods, fires, hurricanes or other severe weather patterns, could have an adverse effect on our business results of operations, liquidity, and cash flows.
Our T3 platform is highly technical, and any prolonged undetected errors could adversely affect our business.
Our T3 platform is a complex system composed of many interoperating components and incorporates software that is highly complex. Our business is dependent upon our ability to prevent prolonged system interruption. Although we utilize widely adopted software libraries and install software releases after employing quality assurance measures and addressing identified issues, our software, including open source software that is incorporated into our code, may now or in the future contain undetected errors, bugs, or vulnerabilities. Some errors in our software code may only be discovered after the code has been released. Bugs in our software, third-party software including open source software that is incorporated into our code, misconfigurations of our systems, and unintended interactions between systems could cause prolonged downtime that could impact the availability of our service to platform users, and impact our reputation. Any errors, bugs, or vulnerabilities discovered in our code or systems after release that results in a prolonged interruption or a negative experience for our customers or the equipment suppliers that we connect them with, could negatively affect our business or result in negative publicity, unfavorable media coverage and damage to our reputation, which could adversely affect our business and financial results.
We rely on third parties maintaining open marketplaces to distribute our T3 platform and to provide the software we use in certain of our products and offerings.
Our T3 platform is dependent on third parties maintaining open marketplaces, including the Apple App Store and Google Play, which make our applications available for download by our customers. We cannot assure you that the marketplaces through which we distribute our T3 platform will maintain their current structures or that such marketplaces will not charge us fees or impose other conditions to list our applications for download in the future. Each platform provider has broad discretion to change and interpret its terms of service and other policies with respect to us and other developers, and those changes may be unfavorable to us. For example, any such changes may limit, eliminate or otherwise interfere with our products, our ability to distribute our app through their stores, our ability to update our mobile app, including to make available bug fixes or other feature updates or upgrades, the features we provide, the manner in which we market our in-app products, our ability to access native functionality or other aspects of mobile devices, and our ability to access information about our customer that they collect. A platform provider may also add fees associated with access to and use of its platform, alter how we are able to advertise on the platform, prevent our mobile app from being offered on their platform, change how the personal information of its users is made available to app developers on the platform, or limit the use of personal information for advertising purposes.
We rely on third-party services, including cloud computing infrastructure and mapping data. Any disruption of or interference with our use of such services could adversely affect our business, financial condition, and results of operations. If such third parties cease to provide access to the third-party services that we use, do not provide access to such services on terms that we believe to be attractive or reasonable, or do not provide us with access to the most current version of such services, we may be required to seek comparable services from other sources, which may be more expensive than or inferior to the software that we use, or may not be available at all, any of which would adversely affect our business.
Our business depends upon the interoperability of our T3 platform across devices, operating systems, and, third-party applications that we do not control.
An important feature of our T3 platform is its broad interoperability with a range of devices, operating systems, and third-party applications. Our T3 platform is accessible from the web and from devices running various operating systems, such as iOS and Android, and is operated through third-party applications. We depend on the accessibility of our T3 platform across these third-party devices, operating systems, and applications, none of which we control, in order for our customers to be able to install and utilize our T3 platform. Moreover, third-party devices and operating systems are constantly evolving, and we may not be able to develop our T3 platform in a way that maintains the compatibility of our T3 platform with such devices and operating systems. The loss of interoperability of our T3 platform across devices, operating systems, and applications, whether due to actions of third parties or otherwise, may prevent our customers from being able to access and utilize our T3 platform, which may adversely affect our business and operations.
Our rental fleet is subject to residual value risk upon disposition and may not sell at the prices we expect.
The market value of any given piece of rental equipment could be less than its depreciated value at the time it is sold. The market value of used rental equipment depends on several factors, including:
•the market price for new equipment of a like kind;
•wear and tear on the equipment relative to its age and the performance of preventive maintenance;

•the time of year that it is sold (prices are generally higher during the construction season in the region where the equipment is located);
•the supply of used equipment relative to the demand for used equipment, including as a result of changes in economic conditions or conditions in the markets that we serve;
•inventory levels at OEMs;
•the existence and capacities of different sales outlets; and
•general economic conditions.
We cannot assure you that used equipment selling prices will not decline or that we will be able to sell our used equipment at all. A sale of equipment below its net book value could adversely affect our results of operations, liquidity, and cash flows. Accordingly, decisions to reduce the size of our rental fleet in the event of an economic downturn or to respond to changes in rental demand would be subject to the risk of loss based on the residual value of rental equipment.
We incur maintenance and repair costs associated with our owned rental fleet, and if these increase, it could have a material adverse effect on our financial condition, results of operations, liquidity, and cash flows in the event these costs are greater than anticipated.
As our owned rental equipment ages, the cost of maintaining such equipment, if not replaced within a certain period of time, and the risk of fleet equipment being out of service, generally increase. As of September 30, 2025, the average age of our owned rental equipment fleet was approximately 30 months. Determining the optimal age at disposition for our rental equipment is subjective and requires judgment and estimates by management. We have made estimates regarding the relationship between the age of our rental equipment, the expected maintenance, and repair costs, the availability of our fleet and the predicted market value of used equipment. It is possible that, in the future, we may allow the average age of our rental equipment fleet to increase, which would increase our costs for maintenance and repair and likely would negatively impact the market value of such equipment at the time of its disposition. Many of these costs are unpredictable and vary based on events beyond our control, such as the price of purchasing new equipment from manufacturers, the market value of used equipment, or the cost of purchasing equipment parts inventories for maintenance and repairs that may be needed. Downtime for maintenance, repair, renewals or upgrades, or low productivity due to other causes, could have a significant negative effect on our operating results and financial condition. If maintenance and repair costs are higher than estimated or in-service times or market values of used equipment are lower than estimated, we may not be able to pass along some or all of such price increases for the cost of equipment and associated parts needed for repairs to our customers in a competitive environment and our financial condition, results of operations, liquidity, and cash flows could be materially adversely affected.
The cost of new equipment that we purchase or lease as lessee for use in our rental fleet may increase.
The cost of new equipment from manufacturers that we purchase or lease as lessee for use in our rental fleet may increase as a result of increased raw material costs, including an increase in the cost of steel, which is a primary material used in a majority of the equipment we use, labor shortages and supply chain disruptions or due to increased regulatory requirements, such as those related to emissions or the effects of any tariffs imposed on equipment manufacturers. These increases could materially impact our financial condition or results of operations in future periods if we are not able to pass such cost increases through to our customers.
Certain of our operating leases, under which we lease equipment for use in our rental fleet, are short-term and may not be renewed or, in certain cases, terminated by the relevant lessor.
We lease certain equipment as lessee for use in our rental fleet, excluding equipment enrolled in the OWN Program, under a renewable month-to-month operating lease. While the relevant contracts contain safeguards intended to minimize disruption to our rental customers in the event of non-renewal or termination, and include renewal incentives for the lessor, the lessor’s right not to renew the lease may be exercised in its sole discretion and, under certain circumstances, it may be entitled or required to terminate the lease, with little notice to us, as a result of events or circumstances outside of our control. The equipment that we currently lease under such operating lease arrangements, excluding equipment enrolled in the OWN Program, represented approximately 2.1% of our OEC under management as of December 31, 2024. We may also enter into similar lease arrangements in the future. If any such non-renewal or termination rights are exercised, it could cause substantial disruption to our operations and reduce the size of our equipment rental fleet, which could materially adversely affect our customer relationships, results of operations and prospects.
Trends in oil and natural gas prices could adversely affect the level of exploration, development and production activity of certain of our customers and the demand for our services and products.
In some regions where we operate, demand for our services and products is sensitive to the level of exploration, development and production activity of, and the corresponding capital spending by, oil and natural gas companies, including national oil companies, regional exploration and production providers, and related service providers. The level of exploration, development and production activity is directly affected by trends in oil and natural gas prices, which historically have been volatile and are likely to continue to be volatile.
Prices for oil and natural gas are subject to potentially large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty, and a variety of other economic, political and geopolitical factors that are beyond our control. For example, the implementation of the IRA and subsequent changes to the implementation of the energy credits under the IRA as a result of the tax and spending bill enacted on July 4, 2025 have the potential to influence the supply of and demand for different sources of energy. Any prolonged reduction in oil and natural gas prices will depress the immediate levels of exploration, development and production activity, which could have an adverse effect on our business, results of operations and financial condition. Even the perception of longer-term lower oil and natural gas prices by oil and natural gas companies and related service providers can similarly reduce or defer major expenditures by these companies and service providers given the long- term nature of many large-scale development projects. Additionally, the introduction of additional climate change regulations in the future, including with respect to carbon taxes, could adversely affect the level of exploration, development and production activity of certain of our customers and the demand for our services and products. Further, our results will be negatively impacted if construction of energy transition infrastructure is reduced due to lower subsidies or other factors.
Factors affecting the prices of oil and natural gas include:
•the level of supply and demand for oil and natural gas;
•the ability or willingness of the Organization of Petroleum Exporting Countries and the expanded alliance collectively known as OPEC+ to set and maintain oil production levels;
•the level of oil production in the U.S. and by other non-OPEC+ countries;
•oil refining capacity and shifts in end-customer preferences toward fuel efficiency and the use of natural gas;
•the cost of, and constraints associated with, producing, and delivering oil and natural gas;
•governmental regulations and other actions, including economic sanctions and policies of governments regarding the exploration for and production and development of their oil and natural gas reserves;
•weather conditions, natural disasters, and health or similar issues, such as COVID-19 and other pandemics or epidemics;
•worldwide political and military actions, and economic conditions, including potential recessions; and
•increased demand for alternative energy and use of electric vehicles and increased regulatory, customer or other stakeholder emphasis on decarbonization and public sentiment around alternatives to oil and gas.

We face risks related to heightened inflation, recessionary conditions, and financial and capital market disruptions that may adversely impact business conditions, the availability of credit and access to capital.
Our financial results, operations and forecasts depend on general economic and geopolitical conditions, the demand for our products and services, and the financial condition of our customers and suppliers. Economic weakness has in the past resulted, and may result in the future, in reduced demand for products resulting in decreased sales, margins and earnings for companies in the construction equipment rental industry. For example, in 2022, the United States began to experience heightened inflationary pressures. Although the rate of inflationary growth began to abate in 2024, we are still subject to the risk of material and commodity cost increases and there can be no assurances that such cost increases will not continue in the second half of 2025 and beyond. We have incurred certain cost increases due to inflation, which to date, have not been material. However, there can be no assurance that future inflationary pressures will not become more significant, or that we will continue to be able to fully mitigate the impact of inflation through price increases, productivity initiatives and cost savings, which could have an adverse effect on our results of operations. In addition, if the U.S. economy enters a recession, we may experience rental and sales declines which could have an adverse effect on our business, operating results and financial condition. Economic weakness may also lead us to impair assets, adjust our operating strategy, reduce expenses in response to decreased revenues or margins, or take restructuring actions. We may not be able to adequately adjust our cost structure in a timely fashion, which could have an adverse effect on our operating results and financial condition.
Disruptions in capital and credit markets as a result of an economic downturn, economic uncertainty, the imposition of trade tariffs and other counter measures, increases by the Federal Reserve of its benchmark interest rate in the United States, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our customers’ ability to access capital, our access to liquidity needed for business in the future and our ability to raise capital when needed. Additionally, unfavorable market conditions may depress demand for our products and services or make it difficult for our customers to obtain financing and credit on reasonable terms. Unfavorable market conditions also may cause more of our customers to be unable to meet their payment obligations to us, increasing delinquencies and credit losses. If we are unable to manage credit risk adequately, or if a large number of customers experience financial difficulties at the same time, our credit losses could increase above historical levels and our operating results would be adversely affected. Moreover, our suppliers may be adversely impacted by unfavorable capital and credit markets, causing disruption or delay of product availability. A disruption in the financial markets could impair our banking or other business partners, on whom we rely for access to capital. In addition, changes in tax or interest rates in the United States, whether due to recession, economic disruptions or other reasons, could have an adverse effect on our operating results. These events could negatively impact our business, financial position, results of operations, and cash flows.
Fluctuations in fuel costs or reduced supplies of fuel could harm our business.
We could be adversely affected by limitations on fuel supplies or significant increases in fuel prices, for example, resulting from the imposition of tariffs or other trade measures, that could result in higher costs to us for transporting equipment from one branch to another branch or one region to another region. A significant or protracted disruption of fuel supplies or increase in fuel prices could have an adverse effect on our financial condition and results of operations.
We are exposed to a variety of claims and losses arising from our operations, and our insurance may not cover all or any portion of such claims.
We are exposed to a variety of claims arising from our operations, including claims by third parties for personal injury, death or property damage allegedly arising from the operation of our equipment or acts or omissions of our personnel and workers’ compensation claims. We are also exposed to risk of loss from damage to our equipment and resulting business interruption. Our responsibility for such claims and losses is increased when we waive the provisions in certain of our rental contracts that hold a renter responsible for damage or loss under an optional loss or damage waiver that we offer. For example, when a RPP is applied to any equipment rented from us (either upon a customer’s purchase of the RPP or being automatically applied on the equipment in lieu of a valid certificate of insurance), the customer will, subject to certain terms and conditions, only be held responsible for the first $1,000 of any loss or damage to each piece of the rented equipment. Although we maintain insurance customary for our business activities, including general liability, workers’ compensation, and vehicle liability insurance coverage, covering such risks and in such amounts that we believe are commercially reasonable to prevent losses from reasonably foreseeable events, our coverage may not be adequate to protect us against such exposure. Events may occur that result in losses for which no insurance is available or which exceed the coverage limits of the insurance that we maintain and risks may exist or arise for which insurance is not available on commercially reasonable terms.
Moreover, in the event that insurance coverage does apply, we will bear a portion of the associated losses through the application of deductibles and self-insured retention in the insurance policies. For a company of our size, such deductibles or self-insured retention could be substantial. There is also no assurance that insurance policies of these types will be available for purchase or renewal on commercially reasonable terms, or at all, or that the premiums and deductibles under such policies will not substantially increase, including as a result of market conditions in the insurance industry.
If we were to incur one or more liabilities that are significant, individually or in the aggregate, where we are not fully insured, that we self-insure against or that our insurers dispute, it could have a material adverse effect on our financial condition. Even with adequate insurance coverage, we still may experience a significant interruption to our operations as a result of third-party claims or other losses arising from our operations. Furthermore, insurance coverage may not continue to be available to us or, if available, may be at a significantly higher cost.
Litigation could have a material adverse impact on our results of operations and financial condition.
We are subject to litigation from time to time. The outcome of any litigation, regardless of its merits, is inherently uncertain. Regardless of the merits of any claims that may be brought against us, pending or future litigation could result in a diversion of management’s attention and resources, and we may be required to incur significant expenses defending against these claims. If we are unable to prevail in litigation, we could incur substantial liabilities. While we have general liability insurance, it might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to us (including premium increases or the imposition of large deductible or co-insurance requirements), or at all. Where we can make a reasonable estimate of the liability relating to pending litigation and determine that it is probable, we record a related liability. As additional information becomes available, we assess the potential liability and revise estimates as appropriate. However, because of uncertainties relating to litigation, the amount of our estimates could be wrong. Any adverse determination related to litigation, or even the burdens of litigation or potential threat of liability, could require us to change our technology or our business practices, pay monetary damages, or enter into royalty or licensing arrangements, which could materially adversely affect our results of operations and cash flows, harm our reputation, or otherwise negatively impact our business. See “—Our products and services may infringe or be alleged to infringe the intellectual property rights of others, which may cause us to incur unexpected costs or prevent us from selling our products and services. Moreover, from time to time we may hire employees previously employed by competitors, which may subject us to claims that such employees have wrongfully divulged intellectual property or confidential information belonging to such competitors” and “Business—Legal Proceedings.”
Environmental, health, and safety laws and regulations and the costs of complying with them, or any change to them impacting our markets, could materially adversely affect our financial position, results of operations, and cash flows.
Our operations are subject to numerous national, state, and local laws and regulations governing environmental protection and occupational health and safety matters. These laws govern such issues as wastewater, storm water, solid and hazardous wastes and materials, air quality, and matters of workplace safety. Under certain of these laws and regulations, we may be liable for, among other things, the cost of investigating, remediating and monitoring contamination at our current or former sites as well as third-party sites, including sites to which we have sent hazardous wastes for disposal or treatment. Liability under these laws and regulations may be imposed on a joint and several basis and without regard to fault. Authorities could impose fines, suspend production, alter our manufacturing processes, or stop, suspend or otherwise restrict our operations if we do not comply with these regulations. We may also be subject to third-party claims, including claims for clean-up costs, personal injury or property damage under these laws and regulations. We use hazardous materials to clean and maintain equipment, dispose of solid and hazardous waste and wastewater from equipment washing, and store and dispense petroleum products from storage tanks at certain of our locations. We also indemnify various parties for the costs associated with remediating numerous hazardous substance storage, recycling or disposal sites in many states and, in some instances, for natural resource damages. The amount of any such expense or related natural resource damages for which we may be held responsible could be substantial. We cannot predict the potential financial impact on our business if adverse environmental, health, or safety conditions are discovered, or environmental, health, and safety requirements become more stringent. If we are required to incur environmental, health, or safety compliance or remediation costs that are not currently anticipated by us, our financial position, results of operations, and cash flows could be materially adversely affected, depending on the magnitude of the cost. Furthermore, any claims asserted against us in the future may not be covered by insurance. Even if covered, the amount of insurance may be inadequate to cover any adverse judgment. Fines and other sanctions imposed on us for environmental violations and expenses we incur to remedy or comply with environmental regulations would decrease our cash reserves and could harm our profitability. In addition, environmental, health and safety laws and regulations and the interpretation and enforcement of such laws and regulations are subject to change. We may incur additional costs in complying with new or more stringent or comprehensive environmental, health and safety regulations that are promulgated in the future, including in relation to climate change regulations, which could materially affect our operating results.
Any future outbreak of disease or pandemic, and the measures taken in response thereto, may have an adverse impact our business, results of operations, and financial condition.
Any future outbreak of disease or pandemic, and the actions public health authorities and governments take in response, could result in significant reductions in the demand for our equipment and services, interruptions to our supply chains and general economic volatility and uncertainty in U.S. and international financial markets. Any of these consequences could adversely affect our business, results of operations, and financial condition and could adversely affect our access to capital markets and investment activity, negatively impacting the availability of capital, the terms and conditions of financing arrangements, and the related costs of such financing.
Climate change and legal or regulatory responses thereto may have a material negative impact on our business and results of operations.
There is increasing concern that a gradual increase in global average temperatures due to the concentration of carbon dioxide and other greenhouse gases in the atmosphere will cause significant change in weather patterns around the globe, increase the frequency and severity of natural disasters, and exacerbate water scarcity in regions where we operate. Such climate effects may negatively impact our capability to provide and deliver equipment that meets the safety and functional expectations of our customers as well as the health and safety of our employees. Increased frequency or duration of extreme weather conditions could impact our business and the demand for our equipment and services. In addition, in an effort to support their own sustainability initiatives, our customers may require our rental equipment to meet certain standards, such as using renewable fuel or being powered by electricity. If we are unable to rent or sell equipment that meets such standards or such other expectations of our customers, or if we are unable to pass along to customers the increased costs of meeting such standards or expectations, our business and results of operations could be materially adversely affected.
In addition, the U.S. Congress and other legislative and regulatory authorities in the United States and internationally have considered and adopted, and likely will continue to consider and adopt, numerous measures related to climate change and greenhouse gas emissions, including greenhouse gas emissions disclosure requirements and other laws and regulations affecting our end markets, such as oil, gas, and other natural resource extraction. For example, new disclosure obligations related to greenhouse gas emissions, such as California’s Climate Corporate Data Accountability Act, Climate-Related Financial Risk Act or the Voluntary Carbon Markets Disclosure Act, or other disclosure regimes may become applicable to our operations and may increase our reporting obligations and our costs. Such current and potential future laws and regulations could affect demand for our services and offerings, increase the cost to operate our fleet, and materially adversely affect our business. Failure to comply with any legislation or regulation could result in fines and civil or criminal sanctions, and any such legislation or regulation may require us to implement operational changes that may require substantial expenditures or may otherwise adversely impact our current operations.

Climate change, diversity, equity, and inclusion, and other sustainability and corporate responsibility issues have become an area of heightened focus and debate among certain stakeholders, including investors, customers, employees, regulators, and the general public in the United States and abroad. In particular, companies face evolving rules, regulations, and expectations with respect to their practices, disclosures, and performance in relation to these topics. This may result in increased costs (including but not limited to increased costs related to compliance, stakeholder engagement, and contracting), and impact our reputation or otherwise affect our business performance.
Further, some investors are placing a greater emphasis on sustainability and corporate responsibility issues when evaluating investment opportunities. If we are unable to implement and operate our business consistent with our sustainability and corporate responsibility objectives or provide sufficient disclosure about our sustainability and corporate responsibility practices, some investors may not view us as an attractive investment, which could have a negative effect on our financing resources and business. In addition, regulatory authorities, customers, investors and other stakeholders may take conflicting approaches to sustainability and corporate responsibility issues. For example, there is an increasing number of state-level laws in the United States that restrict or otherwise discourage sustainability and corporate responsibility-related initiatives, and these may conflict with other regulatory requirements of other jurisdictions or our various stakeholders’ expectations. We may not be able to meet these conflicting expectations and requirements with respect to sustainability and corporate responsibility, which could result in adverse publicity, harm our reputation, lead to claims against us and affect our relationships with our stakeholders, and subject us to legal and operational risks.
Damage to our reputation could significantly harm our businesses, competitive position, and prospects for growth.
Our ability to attract and retain investors, customers, and employees could be adversely affected by damage to our reputation resulting from various sources, including sustainability and corporate responsibility related issues; employee misconduct, litigation, or regulatory outcomes; failure to deliver minimum standards of service, and quality; compliance failures; unethical behavior; unintended breach of confidential information; and the activities of our customers and commercial partners. Our business may face increased scrutiny related to these items, including from the investment community, and our failure to achieve progress in these areas on a timely basis, or at all, could adversely affect our reputation, business, financial performance, and growth.
We may decide to pursue additional strategic transactions, which could be difficult to identify and implement, and could disrupt our business or change our business profile significantly.
We have in the past acquired other companies and may in the future decide to grow through additional acquisition of other companies or service lines of other businesses that either complement or expand our existing business and we may consider the divestiture of some of our businesses. Any acquisitions or divestitures we may seek to consummate will be subject to the negotiation of definitive agreements, satisfactory financing arrangements and applicable governmental approvals and consents, including under applicable antitrust laws, such as the Hart-Scott-Rodino Act. We cannot assure you that we will be able to identify suitable transactions and, even if we are able to identify such transactions, that we will be able to consummate any such acquisitions or divestitures on acceptable terms. We may not have the financial resources necessary to consummate any acquisitions or the ability to obtain the necessary funds on satisfactory terms and any future acquisitions may result in significant transaction expenses and risks associated with entering new markets. Any future acquisitions or divestitures we pursue may involve a number of risks, including some or all of the following:
•the diversion of management’s attention and financial resources from our core business;
•the disruption of our ongoing business;
•inherent risk associated with entering a geographic area or line of business in which we have no or limited experience;
•inaccurate assessment of undisclosed liabilities;

•potential known and unknown liabilities of the acquired or divested businesses for infringement, misappropriation or other violation of intellectual property rights or other claims and lack of adequate protections or potential related indemnities;
•the inability to integrate our acquisitions without substantial costs, delays or other problems;
•difficulty in assimilating the operations, products, technologies, and personnel of an acquired company, or acquired assets, within our existing operations, including the consolidation of corporate and administrative functions;
•operating inefficiencies that have a negative impact on profitability;
•the loss of key customers or employees of the acquired or divested business;
•the potential adverse effect on our existing business relationships with suppliers and other third parties;
•increasing demands on our operational systems;
•the integration of information systems and internal control over financial reporting;
•failure to achieve anticipated synergies or to receive an adequate return on the capital investment associated with the acquired or divested business; and
•possible adverse effects on our reported results of operations or financial position, particularly during the first several reporting periods after an acquisition or divestiture is completed.
Any acquired entities or assets may not enhance our results of operations. Even if we are able to integrate future acquired businesses with our operations successfully, we cannot assure you that we will realize the cost savings, synergies or revenue enhancements that we may anticipate from such integration or that we will realize such benefits within the expected time frame. Any acquisition also may cause us to assume liabilities, record goodwill and other intangible assets that will be subject to impairment testing and potential impairment charges, incur potential restructuring charges and increase working capital, and capital expenditure requirements.
If we were to undertake a substantial acquisition, the acquisition likely would need to be financed in part through additional financing from banks, through public offerings or private placements of debt or equity securities or with other arrangements. We cannot assure you that the necessary acquisition financing would be available to us on acceptable terms if and when required, given our substantial indebtedness and restrictions in the terms of our indebtedness that may limit the additional indebtedness that we may incur or the acquisitions that we may pursue, which may make it difficult or impossible for us to obtain financing for acquisitions. In connection with these acquisitions or investments, we could incur debt, interest expense, amortization expenses related to intangible assets, assume liabilities, or issue stock that would dilute our current shareholders’ percentage of ownership.
A significant divestiture would, in the short term, result in loss of revenues and possibly earnings, and could require the amendment or refinancing of our outstanding indebtedness or a portion thereof. Further, to the extent that we agree to accept payment of all or a portion of the sale price over time, we will bear the risk that the portion of the price that is not paid at closing may be uncollectible. In addition, in connection with any divestiture, we may agree to retain obligations related to the business or assets sold and we may agree to indemnify the purchaser for outstanding liabilities or with respect to the representations, warranties or covenants included in the definitive agreement between the parties. These retained obligations and indemnification obligations could result in significant costs and expenses.
We have a substantial amount of indebtedness, which could adversely affect our financial condition and ability to operate our business.
As of September 30, 2025, we had approximately $3.7 billion of long-term debt outstanding, including borrowings under an asset-based revolving credit facility, issuances of senior secured second lien notes, and notes payable, and equipment financing lines of credit with various institutions. Our substantial indebtedness, combined with our other financial obligations and contractual commitments, could have important consequences for our business. For example, it could:
•make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations under any of our debt instruments, including restrictive covenants, could result in an event of default under the agreements governing such indebtedness;
•require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing funds available for working capital, capital expenditures, acquisitions, business development, and other purposes;
•compromise our ability to capitalize on business opportunities and to react to competitive pressures, as compared to our competitors, due to our high level of debt and the restrictive covenants in the credit agreement that governs the asset-based lending facility (the “ABL Credit Facility,” which replaced our prior asset-based lending facility (the “ABL Facility”) on November 26, 2025), and the indentures governing our outstanding notes;
•limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;
•limit our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions, and other corporate purposes;
•prevent us from raising the funds necessary to repurchase all the notes tendered to us upon the occurrence of certain changes of control, which would constitute a default under the agreements governing such indebtedness; and
•limit our ability to redeem, repurchase, decrease or otherwise acquire or retire for value any subordinated indebtedness we may incur.
These restrictions could adversely affect our financial condition and limit our ability to successfully implement our growth strategy.
Additionally, the agreements governing our indebtedness contain covenants that restrict our ability to, among other things, incur additional indebtedness, make certain investments, enter into certain types of transactions with affiliates, sell or acquire certain assets or merge with or into other companies, use assets as security in other transactions, and maintain specified financial ratios or other financial metrics. A breach of one or more of these covenants could result in adverse consequences that could negatively impact our business, results of operations, and financial position. These consequences may include the acceleration of amounts outstanding under certain of our credit facilities, triggering an obligation to redeem certain debt securities, termination of existing unused commitments by our lenders, refusal by our lenders to extend further credit under one or more of the facilities or to enter into new facilities. For additional information on the restrictive covenants in the credit agreement that governs the ABL Credit Facility and the indentures governing our outstanding notes, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”
In addition, we may need additional financing to support our business and pursue our growth strategy, including for strategic acquisitions. Our ability to obtain additional financing, if and when required, will depend on investor demand, our operating performance, the condition of the capital markets, and other factors. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to those of our Class A common stock, and, in the case of equity and equity-linked securities, our existing shareholders may experience dilution.

Interest rate fluctuations may have a material adverse effect on our business, results of operations, financial condition, and cash flows.
Indebtedness under our ABL Credit Facility bears interest at variable rates and we may incur additional variable interest rate indebtedness in the future. This exposes us to interest rate risk, and any interest rate swaps we enter into in order to reduce interest rate volatility may not fully mitigate our interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase even if the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease.
We rely on our cash flows from operations and financing activities to provide us with sufficient working capital to operate our business and finance our growth strategies.
Historically, we have relied upon our cash flows from operations and financing activities to provide us with adequate working capital to operate our business. Moreover, our growth rate depends, to a large degree, on the availability of adequate capital to fund the expansion of our product offerings and market penetration, which in turn will depend in large part on cash flow generated by our business and the availability of equity and debt capital. To the extent we become more dependent upon our credit facilities to fund our operations, if our lenders reduce or terminate our access to amounts under our credit facilities, we may not have sufficient capital to fund our working capital needs or growth strategies and/or we may need to secure additional capital or financing to fund our working capital requirements, to repay outstanding debt under our credit facilities and notes or to finance our growth strategies. We can make no assurance that we will be successful in ensuring the availability of amounts under our credit facilities when they are needed or in connection with raising additional capital and that any amount, if raised, will be sufficient to meet our cash flow requirements. In the event we do not have available cash balances on hand for funding future operations, and if we are not able to maintain our borrowing availability under our credit facilities at that time and/or raise additional capital when needed, we may be forced to sharply curtail our efforts to promote the sale of our products or to curtail our operations.
We are making investments in new offerings and technologies, and expect to increase such investments in the future. These new investments are inherently risky, and we may never realize any expected benefits from them.
We have made investments to develop new offerings and technologies, including the software underpinning our telematics business, and we intend to continue investing significant resources in developing new technologies, tools, features, services, products, and offerings. For example, we believe that our T3 platform will be an important part of our offerings over the long term, and if we do not spend our development budget efficiently or effectively on commercially successful and innovative technologies, we may not realize the expected benefits of our investments.
There can be no assurance that customer demand for such initiatives will exist or be sustained at the levels that we anticipate, or that any of these initiatives will gain sufficient traction or market acceptance to generate sufficient revenue to offset any new expenses or liabilities associated with these new investments. It is also possible that products and offerings developed by others will render our products and offerings noncompetitive or obsolete. For example, some of our competitors are making investments into developing their own technology platforms. Further, our development efforts with respect to new products, offerings and technologies could distract management from current operations, and will divert capital and other resources from our more established products, offerings and technologies. Even if we are successful in developing new products, offerings or technologies, regulatory authorities may subject us to new rules or restrictions in response to our innovations that could increase our expenses or prevent us from successfully commercializing new products, offerings or technologies. If we do not realize the expected benefits of our investments, our business, financial condition, operating results, and prospects may be harmed.
Our collective bargaining agreements and our relationship with our union-represented employees could disrupt our ability to serve our customers, or lead to higher labor costs.
Certain of our employees are represented by unions and covered by collective bargaining agreements. Various unions occasionally seek to organize certain of our nonunion employees. Union organizing efforts or collective bargaining negotiations could potentially lead to work stoppages and/or slowdowns or strikes by certain of our employees, which could adversely affect our ability to serve our customers. Further, settlement of actual or threatened labor disputes or an increase in the number of our employees covered by collective bargaining agreements could lead to higher labor costs or adversely affect our productivity and operational flexibility.
Our products and services may infringe or be alleged to infringe the intellectual property rights of others, which may cause us to incur unexpected costs or prevent us from selling our products and services. Moreover, from time to time we may hire employees previously employed by competitors, which may subject us to claims that such employees have wrongfully divulged intellectual property or confidential information belonging to such competitors.
Companies in technology-oriented industries face the threat of intellectual property infringement claims with respect to the technology they employ, both from their competitors as well as other patent and trademark holders, including “non-practicing entities,” seeking to profit from royalties generated from intellectual property litigation and licensing. Many companies in these industries, including some of our competitors, have patent and other intellectual property portfolios, which could make us a target for litigation as we may not be able to assert counterclaims against parties that sue us for patent or other intellectual property infringement.
We have received and may in the future continue to receive notices that claim we have infringed, misappropriated or otherwise violated third parties’ intellectual property rights. We have been involved in one patent infringement lawsuit, which was decided in our favor in late 2021. As we face increasing competition and gain an increasingly high profile, we could face additional patent and other intellectual property claims against us. There may be intellectual property or other rights held by others, including issued or pending patents, that cover significant aspects of our products and services, and we cannot assure you that we will not in the future be the subject of claims with respect to alleged infringements or violations of third-party intellectual property rights or that we will not be held to have infringed or violated such rights. Any intellectual property claim against us, regardless of merit, could be time consuming and expensive to settle or litigate, could divert our management’s attention and other resources, and could hurt goodwill associated with our brand. These claims may also subject us to significant liability for damages and may result in us having to stop using technology, content, branding, or business methods found to be in violation of another party’s rights, including our T3 platform in the manner in which it is currently used within our Company or made available to customers, or require us to modify our technologies to avoid infringement. Making such modifications may not be commercially feasible, and regardless, may require us to incur significant time and expense. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, injunctions against us, payment of damages, ongoing royalty payments and significant settlement payments, including to satisfy indemnification obligations, or may require us to enter into costly royalty or licensing agreements, if available. Such results could have a materially adverse effect on our business and financial performance. Further, certain adverse outcomes of such proceedings could adversely affect our ability to compete effectively in existing or future businesses.
The outcome of any litigation is inherently uncertain, and there can be no assurances that favorable final outcomes will be obtained in all cases. In addition, plaintiffs may seek, and we may become subject to, preliminary or provisional rulings in the course of any such litigation, including preliminary injunctions requiring us to cease some or all of our operations. We may decide to settle such lawsuits and disputes on terms that are unfavorable to us. Similarly, if any litigation to which we are a party is resolved adversely, we may be subject to an unfavorable judgment that may not be reversed upon appeal. The terms of such a settlement or judgment may require us to modify or cease some or all of our operations or pay substantial amounts to the other party. In addition, we may have to seek a license to continue practices found to be in violation of a third party’s rights. If we are required or choose to enter into royalty or licensing arrangements, such arrangements may not be available on reasonable terms, or at all, and if available may significantly increase our operating costs and expenses. As a result, we may be required to develop or procure alternative non-infringing technology, content, branding, or business methods, which could require significant effort and expense, and make us less competitive. If we cannot license or develop alternative technology, content, branding, or business methods for any allegedly infringing aspect of our business, we may be required to discontinue our use of the technology, including our T3 platform, or we may be prevented from operating our business in certain jurisdictions, which may hinder our ability to compete effectively. An unfavorable resolution of the disputes and litigation referred to above could adversely affect our business, financial condition, and operating results.

We employ certain individuals who were previously employed at other construction rental and technology companies, including our competitors or potential competitors. We have been, and may continue to be in the future, subject to claims that our employees, consultants, collaborators, advisors or independent contractors have inadvertently or intentionally used or disclosed confidential information of these third parties. Litigation has been, and may continue to be, necessary to defend against these claims. For example, we are involved in litigation matters across the United States alleging misappropriation of trade secrets. These claims are costly to defend against, may result in significant costs if decided against us, may divert our resources or management’s time away from our operations, and may have an adverse effect on our ability to operate and grow our business. Even if we are successful in defending against such claims, the litigation will continue to result in meaningful legal costs and may be a distraction to management and other employees. See “—Litigation could have a material adverse impact on our results of operations and financial condition.”
We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business.
We rely on a combination of patent, trademark, copyright, trade secret, and unfair competition laws, as well as confidentiality and license agreements and other contractual provisions, to establish and protect our intellectual property and other proprietary rights, both in the United States and in other jurisdictions. Because of the differences between United States and foreign laws, our intellectual property rights may not receive the same degree of protection in foreign countries as they would in the United States. Our ability to compete effectively depends in part on the maintenance of our intellectual property portfolio, and accordingly, our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could harm our business, financial condition, and results of operations.
We have applied for patents in the U.S. and other jurisdictions, some of which have been issued and some of which are pending. We cannot guarantee that any of our pending applications will be approved or that our existing and future patent rights will be sufficiently broad to protect our proprietary technology, and any failure to obtain such approvals or finding that our intellectual property rights are invalid or unenforceable could force us to, among other things, re-design our affected products and services. Moreover, we may not file patent applications in all of the jurisdictions where protection will ultimately be desirable. If we fail to timely file a patent application in a jurisdiction, we may be precluded from doing so at a later date. The patents we own could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage. In countries where we have not applied for patent protection or where effective patent protection is not available to the same extent as in the U.S., we may be at greater risk that our proprietary rights will be infringed or otherwise violated, or that our competitors will be able to commercialize technology that is similar to our own. Even in jurisdictions where we own patents, we cannot assure you that competitors will not infringe them, that we will detect any infringement, or that we will have adequate resources to enforce such patents against any such infringement.
To protect our unregistered intellectual property, including our trade secrets and know-how, we rely in part on trade secret laws and confidentiality and invention assignment agreements with our employees and independent contractors. We also require other third parties who may have access to our proprietary technologies and information to enter into non-disclosure agreements or to be bound by professional, fiduciary, or other contractual obligations requiring the applicable third party to protect our trade secrets, proprietary know-how and other confidential information. Such measures, however, provide only limited protection, and we cannot assure you that our confidentiality and non-disclosure agreements will prevent unauthorized disclosure or use of our confidential information, especially after our employees or third parties end their employment or engagement with us, or provide us with an adequate remedy in the event of such disclosure. We cannot guarantee that we have entered into such agreements with each party who has developed intellectual property on our behalf and each party that has or may have had access to our confidential information, know-how or trade secrets, and such agreements may be insufficient or breached. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret or know-how is difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, trade secrets and know-how can be difficult to protect and some courts inside and outside the United States are less willing or unwilling to protect trade secrets and know-how. Additionally, employees, independent contractors and other third parties may make adverse ownership claims to our current and future intellectual property, and, to the extent that our employees, independent contractors or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Furthermore, competitors or other third parties may independently discover our trade secrets, copy or reverse engineer our products or portions thereof, or develop similar technology. While our proprietary software may be protected under copyright law, we have chosen to primarily rely on trade secret protection to protect our proprietary source code, including the code of our T3 platform.
We rely on our trademarks to distinguish our products and services from those of our competitors, and have registered and applied to register some of these trademarks. We cannot assure you that our trademark applications will be approved. Third parties may also oppose our trademark applications, seek to cancel our trademark registrations, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products and services, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. Further, we cannot assure you that competitors or other third parties will not infringe our trademarks or otherwise engage in unfair competition, or that we will have adequate resources to enforce our trademarks.
If we fail to protect our intellectual property and other proprietary rights, or if such intellectual property and proprietary rights are infringed, misappropriated or otherwise violated, our business, results of operations or financial condition could be materially harmed.
In the future, we may need to take legal action to prevent third parties from infringing, misappropriating or otherwise violating our intellectual property or from improperly accessing or using our technology. Protecting and enforcing our intellectual property rights and defending their validity, enforceability and scope from counterattacks could result in significant litigation costs and require significant time and attention from our technical and management personnel, which could significantly harm our business. In addition, the outcome of litigation is inherently uncertain, and we may not prevail in such proceedings. Proceedings may also result in our intellectual property rights being found invalid or unenforceable, which would prevent us from asserting them against third parties in the future. An adverse outcome of any such proceeding may reduce our competitive advantage or otherwise harm our financial condition and our business. In addition, a breakdown in our internal policies and procedures may lead to an unintentional disclosure of our proprietary or confidential information, which could in turn harm our business, financial condition, or results of operations. Some of our products rely on third-party technologies including open source software, which could result in product incompatibilities or harm availability of our products and services.
We license software, technologies, and intellectual property underlying some of our software from third parties. The third-party licenses we rely upon may not continue to be available to us on commercially reasonable terms, or at all, and the software and technologies may not be appropriately supported, maintained, or enhanced by the licensors. Some software licenses are subject to annual renewals at the discretion of the licensors. In some cases, if we were to breach a provision of these license agreements, the licensor could terminate the agreement immediately. The loss of licenses to, or inability to support, maintain, and enhance, any such third-party software or technology could result in increased costs, or delays in software releases or updates, until such issues have been resolved. To resolve these issues may require us to replace third-party software or technology used in our software, which could result in loss of functionality, reliability or quality. This could have an adverse effect on our business, financial condition, and results of operations.
We also incorporate open source software into some of our products and expect to use open source software in the future. Although we monitor our use of open source software, the terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to market our products, sell our products or develop new products, including requirements that we disclose our source code to licensees and other users, permit others to create derivative works of our proprietary software, and preclude us from charging fees to our licensees and end-users. In such event, we could be required to seek alternative licenses from third parties in order to continue offering our products, to disclose and offer royalty-free licenses in connection with our own source code, to re-engineer our products, or to discontinue certain services in the event re-engineering cannot be accomplished on a timely basis, any of which could adversely affect our business. We also may face claims from third parties claiming ownership of, or demanding the release or license of, what we believe to be open source software or derivative works that we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. Public release of our proprietary source code could allow our competitors to create similar products with less development time and effort.
Our use of third-party open source software may subject us to litigation or otherwise adversely affect our ability to offer our products and offerings.
We use third-party open source software in connection with the development of our T3 platform. From time to time, companies that use third-party open source software have faced claims challenging the use of such open source software and their compliance with the terms of the applicable open source license. We may be subject to suits by parties claiming ownership of what we believe to be open source software, or claiming non-compliance with the applicable open source licensing terms. Some open source licenses require licensors of proprietary software incorporating or otherwise using open source software who distribute the combined software or make it available across a network, including on a SaaS basis, to make available all or part of such combined software in source code form, or to make available modifications or derivative works to such open source software, which in some circumstances could include valuable proprietary source code. While we employ practices designed to monitor our compliance with the licenses of third-party open source software and protect our valuable proprietary source code, we have not run a complete open source license review and may inadvertently use third-party open source software in a manner that exposes us to claims of non-compliance with the applicable terms of such license, including claims for infringement of intellectual property rights or for breach of contract. Furthermore, there is an increasing number of open source software license types, many of which have not been tested in a court of law, resulting in a dearth of guidance regarding the proper legal interpretation of such licenses. If we were to receive a claim of non-compliance with the terms of any of our open source licenses, we may be required to publicly release certain portions of our proprietary source code, purchase a costly license, expend substantial time and resources to re-engineer some or all of our software, or be restricted from using all or a portion of our source code or software on an interim or permanent basis.
In addition, the use of third-party open source software typically exposes us to greater risks than the use of third-party commercial software because open source licensors generally do not provide warranties or controls on the functionality or origin of the software. Use of open source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to determine how to compromise our T3 platform. Additionally, because any software source code that we make available under an open source license or that we contribute to existing open source projects becomes publicly available, our ability to protect our intellectual property rights in such software source code may be limited or lost entirely, and we would be unable to prevent our competitors or others from using such contributed software source code. Any of the foregoing could be harmful to our business, financial condition, or operating results and could help our competitors develop products and offerings that are similar to or better than ours.
Our use of AI could expose us to liability or adversely affect our business.
We use AI, which includes machine learning and similar tools and technologies, in connection with our business, and intend to continue investing in this area. For example, we use third-party large language models in features of our T3 platform. We expect that increased investment will be required in the future to continuously improve our use of AI. As with many technological innovations, there are significant risks involved in developing, maintaining, and deploying these technologies and there can be no assurance that such technologies will always enhance our products or services or be beneficial to our business, including our efficiency or profitability.
We use third-party AI technologies, including third-party software and infrastructure. We cannot control the availability or pricing of such third-party AI technologies, especially in a highly competitive environment, and we may be unable to negotiate favorable economic terms with the applicable providers. If any such third-party AI technologies become incompatible with our solutions or unavailable for use, or if the providers of such models unfavorably change the terms on which their AI technologies are offered or terminate their relationship with us, our solutions may become less appealing to our customers and our business will be harmed. In addition, to the extent any third-party AI technologies are used as a hosted service, any disruption, outage, or loss of information through such hosted services could disrupt our operations or solutions, damage our reputation, cause a loss of confidence in our solutions, or result in legal claims or proceedings, for which we may be unable to recover damages from the affected provider.
Use of third-party AI technologies presents other risks as well. For example, if the models underlying the AI technologies we use are incorrectly designed or implemented; trained or reliant on incomplete, inadequate, inaccurate, biased or otherwise poor quality data, or on data to which we do not have sufficient rights or in relation to which we or the providers of such data have not implemented sufficient legal compliance measures; used without sufficient oversight and governance to ensure their responsible use; or adversely impacted by unforeseen defects, technical challenges, cybersecurity threats or material performance issues, the performance of our products, services and business, as well as our reputation, could suffer or we could incur liability resulting from the violation of laws or contracts to which we are a party or civil claims.
Our developers and software engineers use industry-standard tools, including tools provided by third parties, to develop or assist in the development of our own software code. While use of such tools makes our development process more efficient, AI technologies have sometimes generated content that is “substantially similar” to proprietary or open source code on which the AI tool was trained. If the AI tools we use generate code that is too similar to other proprietary code, or to software processes that are protected by patent, we could be subject to intellectual property infringement claims. We may also not be able to anticipate and detect security vulnerabilities in such AI generated software code. If our tools generate code that is too similar to open source code, we risk losing protection of our own proprietary code that is commingled with such code. Finally, to the extent we use third-party AI tools to develop software code, the terms of use of these tools may state that the third-party provider retains rights in the generated code.
Additionally, if any of our employees, contractors, consultants, vendors or service providers use any third-party AI-powered software for other purposes in connection with our business or the services they provide to us, it may lead to the inadvertent disclosure or incorporation of our confidential information into publicly available training sets, which may impact our ability to realize the benefit of, or adequately maintain, protect, and enforce our intellectual property or confidential information, harming our competitive position and business. Any output created by us using AI tools may not be subject to copyright protection, which may adversely affect our intellectual property rights in, or ability to commercialize or use, any such content. In the United States, a number of civil lawsuits have been initiated related to the foregoing and other concerns, any one of which may, among other things, require us to limit the ways in which our AI systems are trained and may affect our ability to develop our AI-powered products and solutions. To the extent that we do not have sufficient rights to use the data or other material or content used in or produced by the AI tools used in our business, or if we experience cybersecurity incidents in connection with our use or any third party’s use of AI, it could adversely affect our reputation and expose us to legal liability or regulatory risk, including with respect to third-party intellectual property, privacy, data protection and cybersecurity, publicity, contractual or other rights. Further, our competitors or other third parties may incorporate AI into their products more quickly or more successfully than us, which could impair our ability to compete effectively.
The regulatory framework for AI and similar technologies, and automated decision making, is changing rapidly. Many federal, state and foreign government bodies and agencies have introduced laws and regulations relating to AI. In the United States, the Trump administration has rescinded an executive order relating to the safe and secure development of AI technologies that was previously implemented by the Biden administration. The Trump administration then issued a new executive order that, among other things, requires certain agencies to develop and submit to the president action plans to “sustain and enhance America’s global AI dominance,” and to specifically review and, if possible, rescind rulemaking taken pursuant to the rescinded Biden executive order. Thus, the Trump administration may continue to rescind other existing federal orders and/or administrative policies relating to AI technologies, or may implement new executive orders and/or other rule making relating to AI technologies in the future. Any such changes at the federal level could require us to expend significant resources to modify our products, services, or operations to ensure compliance or remain competitive. U.S. legislation related to AI technologies has also been introduced at the federal level and is advancing at the state level. For example, the California Privacy Protection Agency is currently in the process of finalizing regulations under the CCPA regarding the use of automated decision-making. California also enacted seventeen new laws in 2024 that further regulate use of AI technologies and provide consumers with additional protections around companies’ use of AI technologies, such as requiring companies to disclose certain uses of generative AI. Other states have also passed AI-focused legislation, such as Colorado’s Artificial Intelligence Act, which will require developers and deployers of “high-risk” AI systems to implement certain safeguards against algorithmic discrimination, and Utah’s Artificial Intelligence Policy Act, which establishes disclosure requirements and accountability measures for the use of generative AI in certain consumer interactions. Such additional regulations may impact our ability to develop, use, procure, and commercialize AI technologies in the future.
It is possible that new laws and regulations will be adopted in the United States and in non-U.S. jurisdictions, or that existing laws and regulations may be interpreted in ways that would affect the operation of our products and solutions and the way in which we use AI and similar technologies. Laws and regulations may be rescinded or amended as new administrations take differing approaches to evolving AI technologies. As a result, implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. We may not be able to adequately anticipate or respond to these evolving laws and regulations, and we may need to expend additional resources to adjust our offerings in certain jurisdictions if applicable legal frameworks are inconsistent across jurisdictions. Moreover, because these technologies are themselves highly complex and rapidly developing, it is not possible to predict all of the legal or regulatory risks that may arise relating to our use of such technologies. Further, the cost to comply with such laws or regulations could be significant and would increase our operating expenses, which could adversely affect our business, financial condition, and results of operations.
As the utilization of AI becomes more prevalent, we anticipate that it will continue to present new or unanticipated ethical, reputational, technical, operational, legal, competitive, and regulatory issues, among others. We expect that our incorporation of AI in our business will require additional resources, including the incurrence of additional costs, to develop and maintain our products and solutions, and features to minimize potentially harmful or unintended consequences, to comply with applicable and emerging laws and regulations, to maintain or extend our competitive position, and to address any ethical, reputational, technical, operational, legal, competitive or regulatory issues which may arise as a result of any of the foregoing. As a result, the challenges presented with our use of AI could adversely affect our business, financial condition, and results of operations.
We have operations throughout portions of the United States, which exposes us to multiple state and local regulations, in addition to federal law and requirements as a government contractor. Changes in applicable law, regulations, executive orders, directives or requirements, or our material failure to comply with any of them, can increase our costs and have other negative impacts on our business.
As of September 30, 2025, our 342 full-service branch locations, 9 dealership sites, and 22 building materials and hardware retail stores were located in 45 states across the U.S., exposing us to a host of different state and local regulations, in addition to federal law and regulatory, and contractual requirements we face. These laws and requirements address multiple aspects of our operations, such as worker safety, environmental concerns, privacy, employee rights and more, and there are often different and potentially conflicting requirements in different jurisdictions. These various government regulations impact our operating costs, profit margins and our internal organization and operation of our business. Furthermore, we have rental contracts with governmental entities and are subject to additional rules, regulations and approvals applicable to government contractors. We are also subject to routine audits to assure our compliance with these requirements. Our failure to comply with these regulations, rules and approvals could result in the imposition of penalties and the loss of our government contracts and disqualification as a U.S. government contractor. As a result, our revenues, profit and cash flow could be reduced. Changes in these requirements, or any material failure by our branches to comply with them, could increase our costs, affect our reputation, limit our business, drain management time and attention, and otherwise impact our operations in adverse ways. While rental contracts with governmental entities are currently a de minimus amount of our business today, we expect they will increase over time.

We are subject to various laws, regulations and other requirements regarding our processing of personal information, and compliance with such laws and regulations is costly and time consuming. Any actual or perceived failure to comply with new or existing laws, regulations and other requirements relating to the privacy, security and processing of personal information could adversely affect our business, prospects, financial condition, and results of operations.
Our collection, processing, distribution, and storage of personal information is subject to a variety of laws and regulations, which could limit the way we market and provide our products and services. Compliance with these data privacy and security requirements is rigorous and time-intensive and may increase our cost of doing business and, despite these efforts, there is a risk that we fail to comply and may become subject to government enforcement actions, fines and penalties, litigation and reputational harm, which could materially and adversely affect our business, financial condition, and results of operations. In addition, the regulatory framework for the handling of personal and confidential information is rapidly evolving and is likely to remain uncertain for the foreseeable future as new privacy laws are being enacted globally and existing laws are being updated and strengthened.
Moreover, we may be considered a “user” of consumer reports provided by consumer reporting agencies under the Fair Credit Reporting Act, as amended by the Fair and Accurate Credit Transactions Act (collectively, “FCRA”). FCRA regulates and protects consumer information collected by CRAs and imposes specific obligations on “users” of consumer reports. Such obligations may include notifying consumers when such reports are used to make an adverse decision and, in the context of completing employee background checks, providing a notice containing certain disclosures to the consumer and obtaining their consent. FCRA also grants consumers specific rights, including the right to know what is in their file, ask for a credit score, dispute incomplete or inaccurate information, limit prescreened offers of credit and insurance they receive based on their credit report, and obtain a security freeze.
States are introducing or enhancing data privacy and security laws, rules and regulations, which could increase our compliance costs, and the risks associated with noncompliance. For example, the California Consumer Privacy Act as amended by the California Privacy Rights Act (collectively, the “CCPA”) broadly defines personal information and requires companies that process information of California residents to make new disclosures to consumers about their data collection, use and sharing practices. The CCPA also gives California residents expanded privacy rights and protections, such as affording them the right to opt out of certain data sharing with third parties, right to access and request deletion and correction of their information and provides a new cause of action for certain data breaches. This private right of action has increased the likelihood of, and risks associated with, data breach litigation. The law also prohibits covered businesses from discriminating against California residents (for example, charging more for services) for exercising any of their CCPA rights. The CCPA provides for severe civil penalties and statutory damages for violations. The enactment of the CCPA has prompted a wave of similar legislative development in numerous U.S. states. For example, since the CCPA went into effect, general data privacy statutes that share similarities with the CCPA are now in effect and enforceable in over a dozen states, and will soon be enforceable in several other states as well. In addition, all 50 states have laws including obligations to provide notification of cybersecurity breaches of computer databases that contain personal information to affected individuals, state officers, and others. Aspects of the CCPA and other laws, and regulations relating to data protection, privacy and information security, as well as their enforcement, remain unclear and we may be required to modify our practices in an effort to comply with them. In addition, laws, regulations, and standards covering marketing, advertising, and other activities conducted by email, mobile devices, and the internet are applicable to our business. We have also received one or more claims of violation of the California Invasion of Privacy Act, though none resulting in significant liability or expense.
We cannot yet fully determine the impact these or future laws, rules and regulations concerning data privacy and security may have on our business or operations. These laws, rules and regulations may be inconsistent from one jurisdiction to another, subject to differing interpretations and may be interpreted to conflict with our practices. Additionally, we may be bound by contractual requirements applicable to our collection, use, processing and disclosure of various types of data, including personal information, and may be bound by, or voluntarily comply with, self-regulatory or other industry standards relating to these matters. Compliance with data privacy and security laws, rules and regulations could require us to take on more onerous obligations in our contracts and restrict our ability to collect, use, and disclose data. Because the interpretation and application of data protection laws, regulations, standards, and other obligations are still uncertain, and often contradictory and in flux, it is possible that the scope and requirements of these laws may be interpreted and applied in a manner that is inconsistent with our practices and our efforts to comply with the evolving data protection rules may be unsuccessful. Failure or perceived failure to comply with data privacy and security laws, rules and regulations could result in government enforcement actions (which could include civil or criminal penalties), private litigation (including class actions) or adverse publicity and could negatively affect our results of operations and business. Claims that we have violated individuals’ privacy rights, failed to comply with data privacy and security laws, rules and regulations or breached our contractual obligations, even if we are not found liable, could be expensive and time consuming to defend and could result in adverse publicity that could increase our operation costs, impact our financial performance and adversely affect enrollments.
The failure of financial institutions, including banks, and market intervention by banking regulators in response to such events may have an adverse impact on our business.
The failure of banks and other financial institutions and market intervention by banking regulators with respect to such events, including through the introduction of legislation or regulation, may adversely affect our access to capital and have a negative impact on our operational and financial results. A failure of financial institutions may also increase the possibility of a sustained deterioration of financial market liquidity and an increase in systemic risk in the national and international banking industry. If a bank with which we hold deposits were to fail or become distressed, we may incur financial losses where deposits are held in excess of FDIC, or other, insured limits, which may affect our ability to pursue key strategic initiatives, obtain funding or continue operations. Further, if our commercial partners, insurers, customers, suppliers, or other parties on whom we rely are affected by issues in the banking industry it may have an adverse impact on our operational and financial performance.
The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business.
Following the completion of this offering, we will be required to comply with various regulatory and reporting requirements, including those required by the Securities and Exchange Commission (the “SEC”). Complying with these reporting and other regulatory requirements will be time-consuming and will result in increased costs to us and could have a negative effect on our business, financial condition, and results of operations.
As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and requirements of the Sarbanes-Oxley Act of 2002 (as amended, the “Sarbanes-Oxley Act”). These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly, and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, we will need to commit significant resources, hire additional staff and provide additional management oversight. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. Sustaining our growth also will require us to commit additional management, operational, and financial resources to identify new professionals to join our firm and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, and results of operations. Furthermore, because we have not operated as a company with publicly traded common stock in the past, we might not be successful in implementing these requirements.
In addition, we expect that being a public company subject to these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Our ability to use our net operating losses and certain other tax attributes to offset future taxable income may be subject to certain limitations.
As of December 31, 2024, we have accumulated federal net operating loss carryforwards (“NOLs”) of $448.2 million with an indefinite carryforward period and NOLs in various states, a portion of which will expire by 2043. The deferred tax asset recorded associated with accumulated federal and state NOLs was $108.6 million as of December 31, 2024. In addition, as of December 31, 2024, we have disallowed interest expense carryforwards under Section 163(j) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (“Section 163(j) carryforwards”), of approximately $473.4 million ($108.1 million tax effected). Under the current tax law, federal NOLs incurred in taxable years beginning after December 31, 2017, can be carried forward indefinitely, but the deductibility of such federal NOLs in taxable years beginning after December 31, 2020 is limited to 80% of taxable income. These federal and state NOLs may be available to offset income tax liabilities in the future. In addition, we may generate additional NOLs in future years.
In general, under Section 382 of the Code (“Section 382”), a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs and Section 163(j) carryforwards to offset future taxable income. For this purpose, an ownership change generally means a more than 50 percentage point change in the ownership of a corporation by one or more shareholders or specified groups of shareholders, each of which owns 5% or more of the corporation (determined after the application of certain attribution and grouping rules) over a three-year period. Although we do not believe that any of our NOLs or Section 163(j) carryforwards are currently subject to limitation under Section 382, future changes in our stock ownership, including as a result of this offering or future changes, and some of which may be outside of our control, could result in an ownership change under Section 382, which could limit our ability to use our existing or future NOLs and Section 163(j) carryforwards to offset future taxable income.
Changes in tax laws or tax rulings, or the examination of our tax positions, could materially affect our financial condition and results of operations.
We are subject to various types of tax arising from normal business operations in the jurisdictions in which we operate and transact. Any changes to local, domestic or international tax laws and regulations, or their interpretation and application, including those with retroactive effect, could affect our tax obligations, profitability, and cash flows in the future. In addition, tax rates in the various jurisdictions in which we operate may change significantly due to political or economic factors beyond our control. Our existing corporate structure and intercompany arrangements have been implemented in a manner we believe is in compliance with current prevailing tax laws. In addition, the taxing authorities in the United States and other jurisdictions where we do business regularly examine income and other tax returns and we expect that they may examine our income and other tax returns. The ultimate outcome of these examinations cannot be predicted with certainty. We continuously monitor and assess proposed tax legislation that could negatively impact our business.
Risks Related to Our Class A Common Stock and this Offering
The dual class structure of our common stock and the ownership of Class B common stock by our Co-Founders will have the effect of concentrating voting control with our Co-Founders for the foreseeable future, which will limit or preclude your ability to influence corporate matters.
Our Class B common stock has 20 votes per share and our Class A common stock, which is the stock we and the selling shareholders are offering pursuant to this prospectus, has one vote per share. Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which shareholders are entitled to vote generally, except as otherwise set forth in our amended and restated certificate of formation or as required by applicable law. See “Description of Capital Stock—Common Stock.” Following this offering, our Co-Founders will beneficially own all shares of Class B common stock then outstanding. As a result, our Co-Founders will hold approximately 81.0% of the total voting power of our outstanding common stock following this offering. Our Co-Founders have agreed to vote together as a group. As a result, our Co-Founders together will control a majority of the total combined voting power of our outstanding common stock and therefore be able to control all matters submitted to the holders of our common stock for approval, including elections for directors, mergers or acquisitions, asset sales and other significant transactions, so long as the Class B common stock remain outstanding. This concentrated control will limit your ability to influence corporate matters for the foreseeable future. For example, our Co-Founders will be able to control the amendments of our amended and restated certificate of formation or bylaws, increases to the number of shares available for issuance under our equity incentive plans or adoption of new equity incentive plans and approval of any merger or sale of assets for the foreseeable future, subject to the terms of any preferred stock then outstanding. This control may materially adversely affect the market price of our Class A common stock.
Additionally, each of our Co-Founders will receive an IPO Founder Award in connection with this offering, where each would receive up to a number of shares of Class B common stock representing 7.91% of the Company’s fully-diluted shares outstanding as of immediately prior to the closing of this offering. A substantial portion of these shares are issuable only if we achieve significant improvements in our market capitalization while they continue in their current roles. For additional information about the IPO Founder Awards, see “Compensation Discussion and Analysis—Equity Incentive Compensation Plans and Arrangements—2025 IPO Founder Awards.”
Further, the holders of our Class B common stock may cause us to make strategic decisions or pursue acquisitions that could involve risks to you or which may not be aligned with your interests. The holders of our Class B common stock will also be entitled to a separate vote in the event we seek to amend our amended and restated certificate of formation in a manner that adversely affects the holders of our Class B common stock.
Our dual class structure may depress the trading price or liquidity of our Class A common stock.
Our dual class structure may result in a lower or more volatile market price of our Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers restrict inclusion of companies with multiple class share structures in certain of their indexes. In addition, certain proxy advisory firms oppose the use of dual or multiple class structures. As a result, the multiple series structure of our common stock may prevent the inclusion of our Class A common stock in certain indices and may cause proxy advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure, which could result in a less active trading market for our Class A common stock and adversely affect the value of our Class A common stock. In addition, the difference in the voting rights of the various series of our common stock could harm the value of our Class A common stock to the extent that any investor or potential future purchaser of our Class A common stock ascribes value to the superior voting power of our Class B common stock.
There may not be an active, liquid trading market for our Class A common stock.
Prior to this offering, there has been no public market for shares of our Class A common stock. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market on the Exchange or how liquid that market may become. If an active trading market does not develop, you may have difficulty selling any of our Class A common stock that you purchase. The initial public offering price of shares of our Class A common stock is, or will be, determined by negotiation between us, the selling shareholders, and the underwriters and may not be indicative of prices that will prevail following the completion of this offering. The market price of shares of our Class A common stock may decline below the initial public offering price, and you may not be able to resell your shares of our Class A common stock at or above the initial public offering price.
In addition, we currently anticipate that between 2.0% to 2.5% of the shares of our Class A common stock offered hereby will, at our request, be offered to retail investors through Robinhood Financial, LLC, as selling group members, via their online brokerage platforms. These platforms are not affiliated with us. There may be risks associated with the use of these platforms that we cannot foresee, including risks related to the technology and operation of the platforms, and the publicity and the use of social media by users of the platforms that we cannot control.

We expect that our stock price will fluctuate significantly, and you may not be able to resell your shares at or above the initial public offering price.
The trading price of our Class A common stock is likely to be volatile and subject to wide price fluctuations in response to various factors, including:
•market conditions in the broader stock market in general, or in our industry in particular;
•actual or anticipated fluctuations in our quarterly financial and operating results;
•introduction of new products and services by us or our competitors;
•failure of securities analysts to initiate or maintain coverage of us or the issuance of new or changed securities analysts’ reports or recommendations;
•variance in our financial performance from estimates of securities analysts or the expectations of investors;
•investor perceptions of us and the industries in which we or our clients operate;
•sales of large blocks of our stock, including those by our existing investors;
•additions or departures of key personnel;
•regulatory developments;
•litigation and governmental investigations; and
•economic and political conditions or events.
These and other factors may cause the market price and demand for our Class A common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of Class A common stock and may otherwise negatively affect the liquidity of our Class A common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our shareholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business.
The trading market for our Class A common stock will also be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our stock price could decline.
If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our Class A common stock could decline.
The sale of substantial amounts of shares of our Class A common stock in the public market, or the perception in the market that the holders of a large number of shares of Class A common stock (or securities convertible into shares of Class A common stock) intend to sell shares, following this offering could decrease the market price of our Class A common stock significantly. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price we deem appropriate. All of the shares of Class A common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act, including any shares sold to our directors or officers pursuant to our directed share program, may be sold only in compliance with the limitations described in “Shares Eligible for Future Sale.”
Upon completion of this offering, we will have outstanding 213,713,950 shares of Class A common stock, 37,568,944 shares of Class B common stock, options to purchase 6,997,988 shares of Class A common stock and

3,375,664 shares of Class B common stock, and outstanding RSUs that would settle in approximately 537,010 shares of Class A common stock and approximately 36,653,921 shares of Class B common stock. Our directors, executive officers, and additional other holders of our common stock will be subject to the lock-up agreements described in “Underwriting” and the Rule 144 holding period requirements described in “Shares Eligible for Future Sale.” Goldman Sachs & Co. LLC may, in its sole discretion and at any time without notice, release all or any portion of the shares or securities subject to any such lock-up agreements. After the lock-up period has expired, 220,782,894 additional shares of Class A common stock (including Class B shares convertible into Class A common stock) will be eligible for sale in the public market and additional shares will become eligible for sale over time as options are exercised or RSUs vest. The market price of shares of our Class A common stock may drop significantly when the restrictions on resale by our existing shareholders lapse. A decline in the price of shares of our Class A common stock might impede our ability to raise capital through the issuance of additional shares of our Class A common stock or other equity securities.
The representatives have granted to our Co-Founders an exception under their respective lock-up agreements that permits each of them to pledge a portion of their shares of our Class B common stock to secure one or more margin loans as described in “Underwriting” and “Shares Eligible for Future Sale—Lockup Agreements.” Our Co-Founders have a margin loan with a lender affiliated with UBS Investment Bank, one of the underwriters in this offering. Such loan requires that shares of our Class B common stock be pledged to maintain a minimum loan-to-value of the collateral ratio. Immediately following the consummation of this offering, assuming a share price of our Class A common stock equal to $24.50, which is the midpoint of the price range set forth on the cover of this prospectus, approximately 20,408,164 shares of Class B common stock held by the Co-Founders are expected to be pledged pursuant to such margin loan. Except as may be limited by any lock-up agreement our Co-Founders are a party to, they may pledge additional shares of our common stock to secure additional margin loans.
While the margin loans are outstanding, our Co-Founders retain their ability to vote the shares of our Class B common stock pledged as collateral and pledged shares do not impact their ownership of such Class B common stock in connection with matters to be voted on by shareholders. Pursuant to Rule 13d-3(d)(3) under the Exchange Act, a margin loan lender would not beneficially own the pledged shares unless and until such lender has taken all formal steps necessary which are required to declare a default and determines that the power to vote or to direct the vote or to dispose or to direct the disposition of pledged securities will be exercised. However, if either of our Co-Founders were to default on their respective obligations under any margin loan (including but not limited to the borrower’s inability to satisfy certain payments required under such margin loan) and fail to cure such default, the margin loan lender may exercise its right under such margin loan to foreclose on the pledged securities. Upon such occurrence, such shares of Class B common stock would automatically convert into shares of Class A common stock in accordance with the terms of our amended and restated certificate of formation. Depending upon the beneficial ownership of our Co-Founders at the time of any such event, it is possible that the resulting change in beneficial ownership could result in, among other things, the loss of our ability to qualify as a controlled company. Additionally, in such case, the margin loan lender may determine to exercise the power to vote or to direct the vote or to dispose or direct the disposition of such pledged securities, and could sell the resulting shares of Class A common stock through privately negotiated transactions at any time, subject to the recipients agreeing to be bound by lock-up agreements. Such an event could cause our stock price to decline and result in a change in beneficial ownership of our existing shareholders.
We will have broad discretion in the use of the net proceeds from this offering and may not use the proceeds in ways you and other shareholders may approve of.
Our management will have broad discretion in the use of the net proceeds from this offering, including for any of the purposes described in the section “Use of Proceeds,” and you will be relying on the judgment of our management regarding the use of these proceeds. You will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. If we do not invest or apply the net proceeds from this offering in ways that enhance shareholder value, we may fail to achieve expected financial results, which could cause our stock price to decline. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Some provisions of Texas law and our amended and restated certificate of formation and amended and restated bylaws may deter third parties from acquiring us.
Our amended and restated certificate of formation and amended and restated bylaws, among other things:
•provide for two classes of common stock with disparate voting power, the Class A common stock that will be offered and sold pursuant to this prospectus, and the Class B common stock that will provide the holders thereof with the ability to control the outcome of matters requiring shareholder approval, even though such holders own significantly less than a majority of the shares of our outstanding common stock;
•authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to prevent a takeover attempt;
•authorize the classification of our board of directors into separate classes of directors to be elected on a staggered basis (except that prior to the Sunset Date, our board of directors will consist of a single class of directors each serving one year terms);
•prohibit shareholders from calling special meetings of shareholders (except that prior to the Sunset Date, special meetings of shareholders may be called by shareholders holding a majority of the combined voting power of our then-outstanding common stock);
•prohibit shareholder action by written consent, thereby requiring all actions to be taken at a duly called meeting of the shareholders (except that prior to the Sunset Date, shareholder actions may be taken by written consent in lieu of a meeting);
•require the approval of holders of at least 75% of the total combined voting power of the outstanding shares of our common stock to amend our amended and restated by-laws and certain provisions of our amended and restated certificate of formation (except that prior to the Sunset Date, such amendments require only the affirmative vote of a majority of the voting power of our outstanding shares of stock entitled to vote thereon); and
•provide for notice procedures that shareholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a shareholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.
These provisions may prevent our shareholders from receiving the benefit from any premium to the market price of our Class A common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our Class A common stock if the provisions are viewed as discouraging takeover attempts in the future.
Our amended and restated certificate of formation and amended and restated bylaws may also make it difficult for shareholders to replace or remove our management. Furthermore, the existence of the foregoing provisions, as well as the significant voting power that our Co-Founders will hold following this offering, could limit the price that investors might be willing to pay in the future for shares of our Class A common stock. These provisions may facilitate management and board entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our shareholders.
Texas law may delay or prevent a change in control, and may discourage bids for our Class A common stock at a premium over its market price.
We are subject to the provisions of Sections 21.601 through 21.610 of the Texas Business Organizations Code (“TBOC”). These provisions prohibit large shareholders, in particular a shareholder owning 20% or more of the outstanding voting stock, from consummating a merger or combination with a corporation during the three-year period following their corresponding acquisition of 20% or more of the outstanding voting stock unless this shareholder receives board approval for the transaction or the share acquisition or 66 2/3% of the shares of voting stock not owned by the shareholder approve the merger or transaction. These provisions of Texas law may have the effect of delaying, deferring or preventing a change in control, and may discourage bids for our Class A common stock at a premium over its market price. These provisions do not apply to our Co-Founders.
Our amended and restated certificate of formation will provide that the Business Court in the First Business Court Division of the State of Texas will be the exclusive forum for substantially all disputes between us and our shareholders (excluding claims under the federal securities laws), which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
Our amended and restated certificate of formation will provide that, unless we consent in writing to the selection of an alternative forum, the Business Court in the First Business Court Division of the State of Texas will be the exclusive forum for the following types of actions or proceedings under Texas statutory or common law:
•any derivative action or proceeding brought on our behalf;
•any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees, or shareholders to us or our shareholders;
•any action asserting a claim arising pursuant to any provision of the TBOC or our amended and restated certificate of formation and amended and restated bylaws;
•any action asserting a claim governed by the internal affairs doctrine; and
•any action asserting an “internal entity claim” as defined in the TBOC.
Any person purchasing or otherwise acquiring or holding any interest in shares of our capital stock is deemed to have received notice of and consented to the foregoing provisions. However, this provision would not apply to suits brought to enforce a duty or liability created by the Securities Act or Exchange Act.
This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds more favorable for disputes with us or with our directors, officers, other employees or agents, or our other shareholders, may discourage such lawsuits against us and such other persons, and may result in increased costs for a shareholder to bring a claim. Alternatively, if a court were to find this choice of forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs.
Texas law and our amended and restated certificate of formation include provisions that may limit shareholders’ ability to bring a cause of action against our directors or officers for certain acts or omissions in their capacity as directors or officers of the Company.
The TBOC and our governing documents include certain provisions that may limit our shareholders’ ability to bring certain derivative claims against our officers and directors. For example, the TBOC permits corporations to request a court, at the start of a transaction (including related party transactions) or investigation of a derivative claim, to judicially determine the independence and disinterestedness of directors on special committees reviewing transactions or individuals on panels reviewing derivative claims. Future challenges to independence or disinterestedness would require new facts.
In addition, Section 21.419 of the TBOC sets forth certain presumptions concerning compliance by directors and officers with respect to their duties to a corporation, including the duty of care and duty of loyalty as those duties pertain to transactions with interested persons. Specifically, in taking or declining to take any action on any matters of a corporation’s business, Section 21.419 provides that a director or officer is presumed to have acted (i) in good faith, (ii) on an informed basis, (iii) in furtherance of the interests of the corporation and (iv) in obedience to the law and the corporation’s governing documents. These provisions are described as codifying the “business judgment rule.” In order to succeed in a cause of action against a director or officer, the Company or a shareholder must rebut one or more of the foregoing presumptions and prove the director or officer’s act or omission constituted a breach of duty as a director or officer and that such breach involved fraud, intentional misconduct, an ultra vires act or a knowing violation of law.

The TBOC contains provisions restricting our shareholders from inspecting certain corporate books and records unless they have held our shares for six months or own 5% of our standing shares.
Section 21.419 applies to a corporation that has a class or series of voting shares listed on a national securities exchange or includes within its organizational documents an affirmative election to be governed by such section. In our amended and restated certificate of formation, we have affirmatively elected, in the manner provided under the TBOC, to be governed by Section 21.419 and any successor provision thereto.
We will be a “controlled company” within the meaning of Nasdaq’s corporate governance standards and, as a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.
Upon completion of this offering, our Co-Founders, who have agreed to vote together as a group will control a majority of the voting power of our outstanding common stock. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including those that would otherwise require our board of directors to be composed of a majority of independent directors or to establish a compensation committee and nominating committee comprised entirely of independent directors. While the majority of our board of directors will be independent directors and our compensation committee will be comprised entirely of independent directors, our nomination committee is not expected to be composed entirely of independent directors. As such, you will not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s rules. Our status as a controlled company could make our Class A common stock less attractive to some investors or otherwise harm our stock price.
We do not anticipate paying and may not be able to pay any cash dividends to common shareholders in the foreseeable future.
We currently intend to retain our future earnings, if any, for the foreseeable future, to fund the development and growth of our business. We do not intend to pay any dividends to holders of our common stock. In addition, so long as 1,561,801 shares of our perpetual preferred remain outstanding, no dividend or distribution shall be declared or paid on our common stock without the prior consent of holders of a majority of the then-outstanding shares of perpetual preferred. Moreover, the terms of existing or future debt agreements may preclude us from paying dividends to common shareholders. For additional information on the restrictive covenants in the credit agreement that governs the ABL Credit Facility and the indentures governing our outstanding notes limiting our ability to pay dividends to our shareholders, see “Dividend Policy.” As a result, capital appreciation in the price of our Class A common stock, if any, will be your only source of gain on an investment in our Class A common stock.
New investors in our Class A common stock will experience immediate and substantial book value dilution after this offering.
The initial public offering price of our Class A common stock is expected to be substantially higher than the pro forma net tangible book value per share of the outstanding Class A common stock immediately after the offering. Based on an assumed initial public offering price of $24.50 per share (the midpoint of the price range set forth on the cover of this prospectus) and our net tangible book value as of September 30, 2025, if you purchase our Class A common stock in this offering you will pay more for your shares than the amounts paid by our existing shareholders for their shares and you will suffer immediate dilution of approximately $17.78 per share in pro forma net tangible book value. As a result of this dilution, investors purchasing stock in this offering may receive significantly less than the full purchase price that they paid for the shares purchased in this offering in the event of a liquidation.
As of the closing of the offering, we will have approximately 10,373,652 outstanding stock options to purchase Class A common stock or Class B common stock with exercise prices that are below the assumed initial public offering price of the Class A common stock and outstanding RSUs that would settle in approximately 537,010 shares of Class A common stock and approximately 36,653,921 shares of Class B common stock. To the extent that these options are exercised and the RSUs are settled, there will be further dilution.

Additional stock issuances could result in significant dilution to our shareholders.
We expect to issue additional capital stock in the future that will result in dilution to all other shareholders. For example, we have granted, and expect to continue to grant, equity awards to employees, directors, and consultants under our equity incentive plans. Any issuances of common stock resulting from the exercise of outstanding stock options would be dilutive to holders of our Class A common stock. We may also raise capital through equity financings in the future. In addition, as part of our business strategy, we may acquire or make investments in companies, products or technologies and issue equity securities to pay for any such acquisition or investment. The amount of dilution as a result of any of these issuances could be substantial and cause the trading price of our Class A common stock to decline.
Following this offering, 7,809,003 shares of our perpetual preferred stock and 5,951,709 shares of our perpetual-1 preferred stock will remain outstanding, and the holders of the perpetual preferred will retain rights that could impact the value of our Class A common stock and impact our business and operations.
7,809,003 shares of our perpetual preferred stock and 5,951,709 of our perpetual-1 preferred stock will remain outstanding upon the completion of this offering and will retain rights that could impact the value of our Class A common stock and impact our business and operations. In the event of our liquidation, dissolution, or winding up, the holders of our perpetual preferred will be entitled to receive out of the net assets legally available for distribution to shareholders, after the payment of all of our debts and other liabilities, prior and in preference to any distribution of any assets to holders of our Class A common stock, an amount per share equal to the sum of: (i) $26.26, (ii) the amount of any accumulated and unpaid dividends and (iii) if such voluntary or involuntary liquidation, dissolution or winding up occurs prior to (x) in the case of our perpetual preferred stock, May 5, 2027 or (y) in the case of our perpetual-1 preferred stock, June 1, 2028, an additional amount, if any, equal to the aggregate cash dividends that would have been paid on the liquidation amount of each applicable share of perpetual preferred from and after such liquidation date through the end of the applicable period if 100% of the dividends were paid in cash at the applicable full dividend rate for such series of perpetual preferred (collectively, the “Liquidation Preference”). Any time on or after May 5, 2033 and 2034, the holders of perpetual preferred have a put right to require us to repurchase up to 50% and 100%, respectively, of their shares of perpetual preferred at a price per share equal to the applicable Liquidation Preference. Further, so long as 1,561,801 shares of our perpetual preferred remain outstanding, no dividend or distribution shall be declared or paid on our common stock and no common stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Company or any of its subsidiaries, without the prior consent of holders of a majority of the then-outstanding shares of perpetual preferred. The market price of our Class A common stock could be materially adversely affected by the preference rights of the perpetual preferred. For example, consent of the holders of the then outstanding shares of perpetual preferred is required for certain corporate actions and any amendment, alteration or repeal of a provision in our certificate of formation or bylaws that would materially adversely affect such holders. See “Description of Capital Stock” for further detail on the rights and preferences of our perpetual preferred.
Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.
As a public company, we will be required to comply with SEC rules that implement Section 404 of the Sarbanes-Oxley Act and to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting beginning with our first annual report on Form 10-K. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our annual report required to be filed with the SEC beginning with our second annual report on Form 10-K.
When evaluating our internal controls over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, our independent registered public accounting firm may issue an adverse opinion on internal controls over financial reporting, and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC, and may experience a loss of public and investor confidence and litigation from shareholders. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could negatively affect our results of operations and cash flows.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus may be forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors.” You should specifically consider the numerous risks outlined under “Risk Factors.”
Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, but are not limited to, the following:
•The construction equipment rental industry is highly competitive, and competitive pressures could lead to a decrease in our market share or in the prices that we can charge;
•Our dependence on relationships with certain equipment suppliers to obtain equipment for our business;
•Our OWN Program subjects us to a number of risks, many of which are beyond our control;
•Our suppliers of new equipment may appoint additional distributors, sell directly to our customers or unilaterally terminate our distribution agreements with them, any of which could have a material adverse effect on our equipment sales due to a loss of such sales;
•Our ability to effectively manage our workforce and operations, which have grown substantially since our inception, and we expect will continue to do so in the future;
•We may not be able to facilitate our growth strategy by identifying and opening attractive new branch locations, which could limit our revenues and profitability;
•We may encounter substantial competition or other difficulties in our efforts to expand our operations;
•A decline in construction and industrial activities, a downturn in the economy in general or other macroeconomic or environmental factors could lead to decreased demand for our equipment, depressed equipment rental rates and lower equipment sales prices;
•Disruptions in our supply chain could result in adverse effects on our results of operations and financial performance;
•Our ability to collect on contracts with customers;
•Conditions that adversely affect related parties with which we have entered into equipment sale and rental arrangements;
•Our reliance upon communications networks and centralized information technology systems and the concentration of our systems which creates or increases risks for us, such as the risk of the misuse or theft of information, including personal information, as a result of cybersecurity breaches or otherwise;
•Our T3 platform is highly technical, and any prolonged undetected errors could adversely affect our business;
•Our reliance on third parties maintaining open marketplaces to distribute our T3 platform and to provide the software we use in certain of our products and offerings;

•The dependence of our business upon the interoperability of our T3 platform across devices, operating systems, and third-party applications that we do not control;
•Trends in oil and natural gas prices, which could adversely affect the level of exploration, development and production activity of certain of our customers and the demand for our services, and products;
•Risks related to heightened inflation, recessionary conditions, and financial and capital market disruptions that may adversely impact business conditions, the availability of credit and access to capital;
•Fluctuations in fuel costs or reduced supplies of fuel, which could harm our business; and
•Our exposure to a variety of claims and losses arising from our operations, which our insurance may not cover all or any portion of such claims.
The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Many of the important factors that will determine these results are beyond our ability to control or predict. Accordingly, you should not place undue reliance on any such forward-looking statements.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements.
The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations or the occurrence of unanticipated events, except as required by law.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering will be approximately $693.6 million, at the assumed initial public offering price of $24.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from sales of shares of Class A common stock by the selling shareholders.
A $1.00 increase (decrease) in the assumed initial public offering price of $24.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase (decrease) the amount of proceeds available to us from this offering by approximately $28.8 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions, and estimated offering expenses payable by us. Each 1,000,000 share increase (decrease) in the number of shares offered by us would increase (decrease) the amount of proceeds available to us from this offering by approximately $23.2 million, assuming the assumed initial public offering price remains the same and after deducting underwriting discounts and commissions, and estimated offering expenses payable by us.
We intend to use the net proceeds of this offering for general corporate purposes.
Our management will retain broad discretion in the application of the net proceeds we receive from our initial public offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds. Pending the use of the proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation instruments, including short-term and long-term interest-bearing instruments, investment-grade securities, and direct or guaranteed obligations of the U.S. government. We cannot predict whether the proceeds invested will yield a favorable return.

DIVIDEND POLICY
We have never declared or paid cash dividends on our common stock and do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our Class A and Class B common stock. We intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business.
However, dividends on our perpetual preferred accrue and accumulate daily in arrears on the then current accreted liquidation preference of the outstanding perpetual preferred, whether or not declared, and, if not declared and paid, will accrue at the applicable dividend rate and be compounded quarterly in arrears. Dividends on the perpetual preferred are payable, at our election, in cash at any time when, as and if declared by our board of directors or any duly authorized committee of our board of directors, but only out of assets legally available. On June 10, 2025, our board of directors declared dividends to the holders of our perpetual preferred in an aggregate amount of $37.0 million payable in cash. The dividend was paid on June 20, 2025.
Any future determination regarding the declaration and payment of dividends on our Class A and Class B common stock, if any, will be at the discretion of our board of directors, subject to applicable laws, and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions (including the terms of our outstanding debt instruments), capital requirements, business prospects, and other factors our board of directors may deem relevant.
For example, the restrictive covenants in the credit agreement that governs the ABL Credit Facility and the indentures governing our outstanding notes limit our ability to pay dividends to our common shareholders. As of the date of this prospectus, the credit agreement that governs the ABL Credit Facility allows us to make dividend payments when no event of default exists or would result after giving effect to such dividends and (1) availability under the borrowing base of the ABL Credit Facility is not less than the greater of (x) $300.0 million and (y) 17.5% of the maximum borrowing amount thereunder, (2) both our total net leverage ratio does not exceed 5.00 to 1.00 and availability under the borrowing base under the ABL Credit Facility is not less than the greater of (x) $250.0 million and (y) 15.0% of the maximum borrowing amount thereunder or (3) both our fixed charge coverage ratio is at least 1.00 to 1.00 and availability under the borrowing base of the ABL Credit Facility is not less than the greater of (x) $190.0 million and (y) 12.5% of the maximum borrowing amount thereunder. We are also permitted to make dividend payments under the credit agreement that governs the ABL Credit Facility when no event of default has occurred and is continuing or would result after giving effect to such dividends in an amount not exceeding $5.0 million in any fiscal year. As of the date of this prospectus, the indentures governing our outstanding notes allow us to make dividend payments if our fixed charge coverage ratio is at least 2.00 to 1.00 capped at an amount equal to the greater of (x) $62.5 million and (y) 1.25% of our consolidated total assets plus, among other things, 50% of our consolidated net income from May 9, 2023 (or reduced by 100% of consolidated net income from May 9, 2023 if that amount is negative), contributions of equity capital and certain other amounts, in each case, after May 9, 2023. We are also able to make dividend payments under such indentures in an amount not exceeding the greater of (x) $68.5 million and (y) 1.375% of our consolidated total assets. Additionally, we are also able to make unlimited dividend payments if our total net leverage ratio does not exceed 3.25 to 1.00. During a default or an event of default under the indentures governing our outstanding notes, we will be prohibited from declaring or making dividend payments under each of the foregoing baskets. In addition, if our board of directors declares a dividend on our common stock while 1,561,801 shares of our perpetual preferred remain outstanding, no dividend shall be declared or paid on the common stock, without the prior consent of holders of a majority of the then-outstanding shares of the perpetual preferred.
Our ability to pay cash dividends on our Class A and Class B common stock in the future may also be limited by the terms of any future debt or preferred securities we issue or any additional credit facilities we enter into.
See “Risk Factors—Risks Related to Our Class A Common Stock and this Offering—We do not anticipate paying and may not be able to pay any cash dividends to Class A common shareholders in the foreseeable future,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Description of Capital Stock—Preferred Stock—Perpetual Preferred.”

If we pay a cash dividend on one class of common stock, we will pay an equal cash dividend per share on the other class of common stock, on a pari passu basis, unless different treatment is approved as set forth in our amended and restated certificate of formation.

CAPITALIZATION
The following table sets forth our cash and cash equivalents, and capitalization as of September 30, 2025:
•on an actual basis;
•on a pro forma basis to give effect to the Conversion; and
•on a pro forma as adjusted basis to give further effect to our issuance and our sale of 30,500,000 shares of Class A common stock in this offering at the assumed initial public offering price of $24.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions, and estimated offering expenses payable by us.
You should read this table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	September 30, 2025
	Actual	Pro Forma	As Adjusted
	(in millions)
Cash and cash equivalents	$401.8	$401.8	$1,096.8
Long-term debt, net of current portion, original issue discounts, and debt issuance costs(1)	$3,602.4	$3,602.4	$3,602.4
Perpetual preferred stock, net(2)	348.5	348.5	348.5
Common stock, $0.00000125 par value per share, 270,214,000 shares authorized, 78,706,603 shares issued and outstanding actual, no shares authorized or outstanding pro forma, no shares authorized or outstanding pro forma as adjusted	—	—	—
Class A common stock, $0.00000125 par value per share, 3,500,000,000 shares authorized, no shares outstanding actual, 183,213,950 shares outstanding pro forma, and 213,713,950 shares outstanding pro forma as adjusted	—	—	—
Class B common stock, $0.00000125 par value per share, 200,000,000 shares authorized, no shares outstanding actual and 37,568,944 shares outstanding pro forma and pro forma as adjusted	—	—	—
Convertible preferred stock, net(3)	430.0	—	—
Treasury stock	(6.8)	—	—
Additional paid-in-capital	100.9	530.9	693.6
Accumulated deficit	(53.9)	—	—
Accumulated other comprehensive income	1.1	—	—
Total shareholders’ equity	471.3	530.9	693.7
Total shareholders’ equity and perpetual preferred stock, net	819.8	879.4	1,042.2
Total capitalization	$4,422.2	$4,481.8	$4,644.6
____________________
(1)Debt amounts represent the principal balance, net of current portion of $7.2 million, original issue discounts of $23.9 million, and debt issuance costs of $41.9 million. As of September 30, 2025, we had outstanding borrowings under an existing ABL Facility of $1,528.6 million. The ABL Facility provided, and the ABL Credit Facility provides, available “borrowing capacity” (the maximum borrowing permitted, assuming there is sufficient collateral as identified under the ABL Credit Facility) and “net excess availability” (the amount of additional debt the Company could borrow based on the existing borrowing base). As of September 30, 2025, the Company had a borrowing base, as defined under the ABL Facility, of $2,296.1 million. After outstanding borrowings and letters of credit, the net excess availability on September 30, 2025, as defined under the ABL Facility credit agreement, was $762.0 million, of which the Company could borrow up to $475.0 million without any additional repayment conditions. Because the borrowing capacity under the ABL Credit Facility also depends, in part, on equipment and parts inventory, accounts receivable, and other assets that fluctuate from time to time, such amount may not reflect actual borrowing capacity at a given time. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—ABL Credit Facility.”
(2)Represents the carrying value as of September 30, 2025 of the perpetual preferred stock and the perpetual-1 preferred stock of the Company. Any time on or after May 5, 2033 and 2034, the holders of perpetual preferred have a put right to require us to repurchase up to 50% and 100%, respectively, of their shares of perpetual preferred. See “Description of Capital Stock” for additional information regarding the rights of the holders of perpetual preferred.
(3)Represents the net book value as of September 30, 2025 of our Series A-1, Series A-2, Series B-1, Series B-2, Series C-1, Series C-2, Series C-3, Series D, and Series E preferred stock.

DILUTION
If you invest in our Class A common stock in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share and the pro forma as adjusted net tangible book value per share immediately after this offering. Net tangible book value per share is determined by dividing our tangible net worth (defined as total assets, less intangible assets, less total liabilities) by the number of shares of common stock outstanding.
After giving effect to the Conversion, our pro forma net tangible book value as of September 30, 2025 would have been $789.4 million, or $3.58 per share of Class A common stock and Class B common stock. After giving further effect to our issuance and sale of 30,500,000 shares of Class A common stock in this offering at the assumed initial public offering price of $24.50 per share of Class A common stock, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions, and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2025 would have been $1,484.4 million, or $6.72 per share. This represents an immediate increase in pro forma net tangible book value of $3.15 per share to our existing shareholders and an immediate dilution of $17.78 per share to new investors.
The following table illustrates this dilution on a per share basis:

Assumed initial public offering price		$24.50
Pro forma net tangible book value per share as of September 30, 2025	$3.58
Increase in pro forma net tangible book value per share attributable to new investors	$3.15
Pro forma as adjusted net tangible book value per share after giving effect to this offering		$6.72
Dilution per share to new investors		$17.78
Each $1.00 increase or decrease in the assumed initial public offering price would increase or decrease the pro forma as adjusted net tangible book value per share after this offering by $0.10 per share and dilution per share to new investors participating in this offering by $0.90 per share, assuming that the number of shares offered by us in this offering, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated fees, and expenses payable by us in this offering. Each 1,000,000 share increase or decrease in the number of shares offered by us in this offering, as set forth on the cover page of this prospectus, would increase or decrease the pro forma as adjusted net tangible book value per share after this offering by $0.10 per share and decrease or increase the dilution per share to new investors participating in this offering by $0.10 per share, assuming the assumed initial public offering price remains the same, and after deducting underwriting discounts and commissions payable by us in this offering and estimated fees and expenses payable by us in this offering.
The following table summarizes, as of September 30, 2025, on the pro forma as adjusted basis described above, the number of shares of common stock, the total consideration paid or to be paid and the average price per share paid or to be paid by existing shareholders and by the new investors participating in this offering, at the assumed initial public offering price equal to the midpoint of the price range set forth on the cover page of this prospectus:

	Shares Purchased		Total Consideration(1)		Average Price Per Share
	Number	Percent	Amount	Percent
Existing shareholders	220,782,894	87.9%	$560,556,236.37	42.9%	$2.54
New investors (Class A)	30,500,000	12.1%	$750,000,000.00	57.1%	$24.50
Total	251,282,894	100%	$1,310,556,236.40	100%	$5.20
_______________
(1)This includes consideration paid for convertible preferred stock being converted into common stock in connection with this offering.
The table above assumes no exercise of the underwriters’ option to purchase additional shares. If the underwriters’ option to purchase additional shares is exercised in full, the number of shares held by existing shareholders would be reduced to 84.5% of the total number of shares outstanding after this offering and the number of shares held by new investors participating in the offering would be increased to 15.5% of the total number of shares outstanding after this offering.
To the extent that any outstanding options under our stock-based compensation plans are exercised, RSUs are vested, new options or RSUs are issued under our stock-based compensation plans, or we issue additional shares of common stock or other securities convertible into or exercisable for shares of common stock in the future, there will be further dilution to investors participating in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion of our financial condition and results of operations in conjunction with our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus. In addition to historical information, the following discussion and analysis contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results and the timing of events could differ materially from those anticipated in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections.
Overview
We are a leading tech-enabled construction solutions provider dedicated to enabling job sites to run more productively and safely. Through our rental service and retail centers, we offer our customers a comprehensive portfolio of equipment asset management solutions enabled through our T3 platform, which we believe is the leading sensor-to-cloud fleet management tool in the commercial construction industry and which provides value-added services to our customers by managing people, assets, and materials in real time.
We are one of the largest and fastest-growing equipment rental providers in the United States based on revenue. As of September 30, 2025, we operated 342 full-service branch locations, 9 standalone dealership sites, and 22 building materials and hardware retail stores across 45 states, with a diversified managed fleet portfolio of more than 235,000 pieces of equipment and approximately 325,000 trackers operating on our T3 platform. As of September 30, 2025, we had 7,768 employees who support us in solving industry inefficiencies by providing smart jobsite technology, as well as operating our equipment rental and retail and service centers.
Our rental fleet consists of equipment that we (i) own, (ii) lease as lessee under operating lease arrangements with third-party lessors such as OEMs and financial institutions, or (iii) lease as lessee under our OWN Program. As of September 30, 2025, 164,168 pieces of equipment were owned by us; 1,539 pieces of equipment were leased by us as a lessee under operating lease arrangements with third parties such as OEMs and financial institutions; and 69,337 pieces of equipment were leased by us as lessee, and rented by us to our customers, under our OWN Program. Leased equipment refers to equipment subject to operating lease contracts with third parties such as OEMs and financial institutions in which we have contracted use of the equipment for a defined period. OWN Program equipment refers to equipment sold to OWN Program participants and subsequently leased back and operated by us under the OWN Program lease and revenue-sharing structure. Both leased and OWN Program equipment are part of our equipment under management. For additional information, see “—Fleet Composition” below.
Our Business Activities and Operating Environment
We are engaged principally in the business of renting equipment that is managed by and fully enabled with our T3 platform. This includes equipment that we own, lease, or is rented from third parties through our OWN Program. Ancillary to our principal business of equipment rental and related services, we also sell used rental equipment, sell new equipment and consumables, and offer certain services and support to our customers.
We operate our business through the following reportable segments: (i) Equipment Rental and Services Operations, comprised of recurring activity performed at our full-service branch locations, such as equipment rentals and related services (including allocated telematics revenue related to rental customer access to the T3 platform), and sales of parts, supplies and maintenance services to construction contractors and others, and (ii) Equipment Sales, comprised of sales by us of new or used equipment made at any of our branch locations and dealership sites, including equipment sales to participants in the OWN Program. All other business activities include telematics subscriptions (software-as-a-service), software applications, and related telematics devices purchased by customers for their owned fleet, as well as building materials and hardware supplies.

Key Factors Affecting Our Performance
We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this prospectus titled “Risk Factors.”
Demand for Construction Equipment. Our business is primarily impacted by the demand in the U.S. for construction equipment for use in non-residential, infrastructure, governmental, industrial, and residential construction, demolition, maintenance, energy operations, and other construction activities. Demand levels for heavy construction equipment are particularly dependent on the expected level of major infrastructure construction and repair projects, which is a function of expected economic growth and government spending.
We will benefit if tariffs lead to onshoring of manufacturing and result in construction of new facilities, but our results will be negatively impacted if construction of energy transition infrastructure is reduced due to lower subsidies or other factors.
Seasonality and Weather Conditions. The rental of construction equipment is seasonal, which causes our quarterly results and our available cash flow to fluctuate during the year. Our customers generally purchase and rent equipment in preparation for, or in conjunction with, their busy season, which is typically late spring to November. However, weather conditions impact the timing of our customers’ busy season, which may cause greater than expected fluctuations in our quarterly financial results year over year. Seasonal weather trends, particularly severe wet or dry conditions, can have a significant impact on regional construction market performance by affecting the ability to undertake construction projects. In addition, numerous external factors such as credit markets, government subsidies and tariffs, commodity prices, and other circumstances may disrupt normal rental and/or purchasing practices and sentiment, further contributing to the fluctuations.
Moreover, because equipment sale transactions with OWN Program participants occur unevenly throughout the year, depending on demand, period-over-period comparisons may not reflect underlying trends. These transactions may also result in a higher percentage of our revenue being attributable to an OWN Program participant for the period during which one or more equipment sale transactions with such party occurred. The OWN Program has consistently attracted strong demand across multiple, deep pockets of capital, including institutional investors who purchase as a buying group through a collective vehicle and finance their equipment purchases through asset-backed securities. To satisfy this demand, the Company has organized for these investors sales of large packages of equipment and has conducted these sales on an episodic basis. For example, one third-party OWN Program participant, who purchased equipment, parts, supplies, and services, comprised 11% of our total revenue for the nine months ended September 30, 2025, and a related party OWN Program participant, who purchased equipment, parts, supplies, and services, comprised 10% of our total revenue for the nine months ended September 30, 2024. A separate third-party OWN Program participant, who purchased equipment, parts, supplies, and services, comprised 21% of our total revenue for the year ended December 31, 2024, and a separate third-party OWN Program participant comprised 16% of our total revenue in each of the years ended December 31, 2023 and 2022. Accordingly, period-over-period comparisons may not reflect underlying trends and fluctuations in our operating results and makes it difficult for us to predict our future operating results. For additional information on the risks associated with these transactions and fluctuations in our operating results, see “Risk Factors—Risks Related to Our Business and Our Industry—Our operating results fluctuate significantly and our past operating results may not be a good indication of future performance” and “—Due to seasonality, especially in the construction industry, any occurrence that disrupts rental activity during our peak periods could materially adversely affect our results of operations, liquidity, and cash flows.”
Costs of Equipment and Inflation. Significant changes in the purchase price or residual values of equipment or interest rates can have a significant effect on our profitability depending on our ability to adjust pricing for these changes. Over the past 24 months, inflationary pressures and other factors have led to increases in the prices of some equipment and products that we purchase, and in the costs of our operations, which may be partially offset by increases in the prices we charge our customers. A sizeable portion of the equipment we lease as lessee through our OWN Program is owned by third parties who have financed equipment purchases through the issuance of ABS, and a reduction in residual values could trigger liquidation events for these OWN Program participants and may require them to sell their construction equipment, which may cause a disruption in our ability to lease and re-rent the construction equipment to our customers.
Our profitability is dependent upon a number of other factors, including the volume, mix, and pricing of rental transactions, and the utilization of equipment.
Our business requires significant expenditures for equipment, and, consequently, we require substantial liquidity and/or access to capital to finance such expenditures. See “—Liquidity and Capital Resources” below.
Geographic and Fleet Expansion
Our geographic expansion of branch locations, and corresponding increase in total fleet size as we supply those new branch locations, is one of the primary factors affecting our results. In line with customer demand and our growth strategy, we have increased the number of full-service branch locations from 190 as of December 31, 2023, to 267 as of December 31, 2024, and to 342 as of September 30, 2025. We correspondingly increased our fleet size from 159,597 units of equipment under management as of December 31, 2023 to 194,462 as of December 31, 2024 and to 235,044 units as of September 30, 2025, reflecting the growth in OEC under management, which includes equipment we own and lease as lessee, as well as equipment owned by third parties and leased by us as lessor through our OWN Program, from $5,423.1 million as of December 31, 2023 to $6,600.5 million as of December 31, 2024, or an increase of 21.7%, and from $6,196.0 million as of September 30, 2024 to $8,053.1 million as of September 30, 2025, or an increase of 30.0%. The additional branch locations and fleet, combined with equipment sales, drove increases in total revenue from $2,210.2 million for the nine months ended September 30, 2024 to $2,807.4 million for the nine months ended September 30, 2025, or at an annual growth rate of 27.0%, and $2,556.2 million for the year ended December 31, 2023 to $3,763.3 million for the year ended December 31, 2024, or at an annual growth rate of 47%. We continue to add new sites to our existing footprint. As of September 30, 2025, we have added 75 new full-service branch locations to our network this year.
Expansion of OWN Program
The growth in our business through geographic and fleet expansion has been achieved, in part, through the execution of our strategy to expand our OWN Program. Under the OWN Program, participants may purchase from us new or used (typically less than four years old) equipment which is fully enabled with T3. Concurrently, the participant and we enter into a lease arrangement whereby we are the lessee and this qualified equipment is placed on our T3 platform, to be rented to third party users. Rental revenue generated from equipment enrolled under the OWN Program is divided and shared between us and the owner of the equipment, and for the duration of the arrangement we manage the owner’s equipment utilizing the T3 platform.
Amounts we pay to OWN Program participants to lease their equipment are presented as OWN Program payouts within cost of revenues. At the end of the sharing period under the OWN Program, we may assist the owner with remarketing services if the equipment is to be sold in the market as used construction equipment. We also offer several add-on services to the owner of the equipment. Participants in the OWN Program include institutional investors and ABS entities, as well as high-net-worth individuals, family offices, and other third parties.
Revenue earned from equipment that is in the OWN Program has no depreciation or interest expense for us because we do not own, and therefore do not finance, such equipment. Thus, we have been able to implement this portion of our managed fleet growth without taking on additional debt and increasing our debt costs. When rental equipment is enrolled in the OWN Program, rather than purchased and owned by us, we incur lease expense in the form of OWN Program payouts, which are recorded as cost of revenues, instead of depreciation and interest expense associated with rental equipment that is purchased. OWN Program payouts were $512.3 million and $287.7 million for the nine months ended September 30, 2025 and 2024, respectively, and $420.1 million, $209.2 million, and $95.8 million for the years ended December 31, 2024, 2023, and 2022, respectively. This shift increases cost of revenues (before depreciation) and decreases depreciation and interest expense, which in turn affects gross profit (before depreciation) and EBITDA margins. We expect to further increase our usage of the OWN Program, which will increase OWN Program payouts in cost of revenues and reduce gross profit (before depreciation) and EBITDA margins, as compared to rental equipment that is purchased and placed in our rental fleet. In addition, OWN Program payouts plus depreciation have grown at a faster rate than the growth of revenue. Total equipment rental fleet OEC under the Company’s management increased $1,857.1 million, or 30.0%, from $6,196.0 million as of September 30, 2024 to $8,053.1 million as of September 30, 2025. The total equipment rental fleet OEC enrolled in the OWN Program grew by $1,787.4 million, or 75.3%, Company-owned equipment rental fleet OEC grew by $271.3 million, or 7.8%, and the equipment rental fleet OEC under operating leases decreased by $201.6 million during the same period. During the nine months ended September 30, 2025, OWN Program payouts increased 78.1% compared to the nine months ended September 30, 2024; of that increase, 99.9% was attributed to the growth of the average equipment rental fleet OEC enrolled in the OWN Program. Additionally, total equipment rental fleet OEC under the Company’s management increased $1,177.4 million, or 21.7%, from $5,423.1 million as of December 31, 2023 to $6,600.5 million as of December 31, 2024. The equipment rental fleet OEC enrolled in the OWN Program grew by $1,582.5 million, or 85.3%, Company-owned equipment rental fleet OEC grew by $17.0 million and the equipment rental fleet OEC under operating leases declined by $422.1 million during the same period. During the year ended December 31, 2024, OWN Program payouts increased 100.8% compared to the year ended December 31, 2023; of that increase, 87.2% was attributed to the growth of the average equipment rental fleet OEC enrolled in the OWN Program. Because the OWN Program payouts are variable and primarily based on the amount of rental revenue generated by the applicable equipment during the period, changes in demand from our customers for specific types of rental equipment affects the amount of equipment rental and related services revenue generated. Approximately $27.1 million, or 12.8%, of the increase in OWN Program payouts during the year ended December 31, 2024 was attributed to such changes in customer demand for specific types of rental equipment and the mix of equipment rented to our customers.
Components of Revenues and Expenses
Our revenues are primarily derived from the rental or sale of construction equipment, as well as related parts, supplies and services, and consist of:
•Equipment rental and related services (includes revenue associated with the rental of equipment including ancillary revenue from equipment delivery and pickup, rental protection programs and fueling charges);
•Sales of new or used rental equipment and sales of new equipment, including revenue from equipment sales subsequently listed on our marketplace under the OWN Program;
•Sales of equipment parts, supplies, and services (primarily relating to warranty services and maintenance and repair services provided to customers); and
•Sales that we call “platform revenue,” which includes telematics software-as-a-service and related hardware revenues, as well as the sale of building materials, small tools and construction supplies at our retail locations.
Our expenses primarily consist of:
•Direct operating costs (primarily costs incurred at our rental branch locations that collectively support our Equipment Rental and Services Operations segment, including, but not limited to, wages and related benefits, service costs in connection with our rental equipment, site operating costs, pickup and delivery expenses in connection with rental equipment, maintenance, fuel, parts, and supplies);
•OWN Program payouts;
•Equipment sales cost of revenues;
•Depreciation and amortization expense relating to equipment used in operations and capitalized software;
•Selling, general and administrative expenses; and
•Interest expense.
Our revenues and expenses are described in more detail below.

Revenues
Equipment Rental and Related Services
Our core service is the rental of equipment to customers on a daily, weekly, and monthly basis, enabled by our T3 platform. The equipment we rent includes company-owned equipment, equipment we lease as a lessee, and equipment that is leased from other parties in the OWN Program and re-rented to customers. We generate rental revenue from equipment that is in our OWN Program by leasing equipment from owners on a month-to-month or longer basis and then renting that equipment to our customers. Under nearly all of our OWN Program contracts, we have control over the equipment and the equipment owner is not able to redeploy or retrieve the equipment while under rent. Depending on the terms and conditions, we present rental revenue that we generate and OWN Program payouts that we incur on OWN Program contracts either on a gross basis or a net basis.
In addition to rental revenue, including from our OWN Program, we also generate revenue from rental customers from the sale of RPP services designed to protect them from potential damage or loss to the equipment they rent, environmental fees assessed on the rental asset and fuel recovery fees that we charge to our customers. This additional revenue source is included within equipment rental revenue and related services.
Equipment Sales
We have established a retail process to sell new and used equipment as a recurring part of our business. In addition, we sell equipment assets to third parties, including third parties who have financed equipment purchases through the issuance of ABS, and allow the customer to place the equipment in our OWN Program to be rented to our customers. We sell new and used equipment through a variety of channels, including retail sales to customers and other third parties, sales to wholesalers, brokered sales, and auctions. We generate revenue from the sale of new and used equipment, which we present net of sales and other tax amounts collected from customers and remitted to government authorities. When we act as agent in connection with the sale of new equipment to, for example, a contractor or an OWN Program participant, among other reasons, we present revenue from the sale of such equipment net in our consolidated statements of operations. When we are the principal in the transaction, we present revenue from the sale of equipment on a gross basis, with sales revenue included in equipment sales revenue and the related cost of revenues included in equipment sales cost of revenues in our consolidated statements of net income.
Equipment Parts, Supplies, and Services
As an integral part of our Equipment Rental and Services Operations, we sell equipment parts and supplies and provide maintenance, and repair services to customers, as well as the owners of equipment who are participants in our OWN Program. Revenue generated from the sale of equipment parts and supplies is presented net of sales and other tax amounts collected from customers and remitted to government authorities. We also generate revenue from the provision of ad hoc and preventative maintenance, and repair services to our customers, as well as warranty repairs. We provide warranty repair services on behalf of OEMs in order to fulfill the warranty extended by OEMs to their customers. Revenue that we generate from warranty repair services represents compensation for the service performed by us and is presented on a gross basis.
Platform Revenue
Platform revenue is comprised of revenue from telematics services and the sale of custom electronic components, including telematics tracker devices and cloud-based access control keypads, and revenue from building materials and hardware supplies. Revenue from telematics is generated through monthly subscriptions to our T3 platform and its full suite of capabilities, which we provide to our customers as a software-as-a-service subscription. In addition, our equipment rental arrangements also provide customers with access to our T3 platform and, therefore, we allocate a portion of the transaction consideration from equipment rentals to telematics revenue. Our T3 platform provides customers with access to proprietary digital tools to help manage their jobsites more productively and safely and enables customers to streamline maintenance and prevent theft, and equipment misuse. Our T3 platform also enables equipment owners with subscriptions to place their equipment on our OWN Program to be rented to our customers. Revenue from building materials and hardware supplies is derived from the sale of such materials and supplies at our retail stores.

Cost of Revenues
Direct Operating Costs
Direct operating costs include the costs that we incur at our rental branch locations that collectively support our Equipment Rental and Services Operations segment, including, but not limited to, wages and related benefits, service costs in connection with our rental equipment, site operating costs, pickup and delivery expenses in connection with rental equipment, maintenance, fuel, parts, and supplies.
OWN Program Payouts
Amounts we pay to OWN Program participants, as a variable lease expense for their share of rental revenue generated by us from equipment enrolled under the OWN Program, are presented as OWN Program payouts within cost of revenues.
Equipment Sales
Equipment sales cost of revenues includes our OEC, less depreciation, related to equipment that we sell when we act as the principal in the transaction.
Platform Expense
Platform expense primarily represents (1) costs relating to the telematics services provided to customers, including the cost of tracker devices and cloud-based access control keypads installed on equipment owned by our customers, and other custom electronic components; (2) the cost of building supplies, materials and hardware sold to customers; and (3) other operating costs for our retail stores.
Depreciation and Amortization
Depreciation and amortization includes non-cash expenses relating to the depreciation of our rental equipment in the fleet and the amortization of capitalized costs relating to the development of our T3 platform.
Depreciation of rental equipment includes depreciation of various classes of our construction equipment, delivery vehicles, trailers, and installed telematics tracker devices. We estimate that we may hold the asset in its rental fleet for a period of five to ten years to generate rental revenue, after which it will be sold or otherwise disposed of to another party. We also estimate the residual value of the equipment at the time of expected disposal. Depreciation expense is calculated using a straight-line method and recorded over the estimated holding period.
The total capitalized cost of our T3 platform includes direct costs that result in additional functionality of our software, including payroll and related costs for employees directly associated with the development project. Capitalized software is amortized over an estimated useful life of five years.
Selling, General and Administrative Expenses
Selling, general and administrative expenses primarily include costs associated with operating leases, costs incurred by us in connection with marketing of manufacturers’ equipment, net of reimbursements we receive from such manufacturers for such costs, payroll costs, insurance costs, legal costs, marketing and travel costs, technology costs, and certification and training costs. In addition, depreciation of our buildings and improvements, including leasehold improvements, furniture, fixtures, office equipment, and capitalized startup costs are classified within selling, general and administrative expenses.
Other Income (Expense)
Gain on Sale of Properties and Other Assets
Gain on the sale of properties and other assets primarily relate to properties in sale leaseback transactions with other parties.

Interest Expense
Interest expense primarily represents interest on our outstanding debt. Any interest or penalties incurred relating to income tax filings, if any, are also reported within interest expense.
Other Income, Net
Other income, net includes gains and losses on investments in equity securities, realized gains on available-for-sale debt securities, fees relating to properties assigned to other parties, construction development fees earned for managing construction activities at properties owned by other parties, and other miscellaneous income.
Results of Operations
Nine Months Ended September 30, 2025 Compared with Nine Months Ended September 30, 2024

	Nine Months Ended September 30,
	2025	2024	$ Change	% Change
	($ in millions)
Revenues
Equipment rental and related services	$1,743.6	$1,344.1	$399.5	29.7%
Equipment sales	790.2	707.9	82.3	11.6%
Equipment parts and supplies and services	197.5	112.9	84.6	74.9%
Platform revenue:
Telematics	34.7	22.3	12.4	55.6%
Other	41.4	23.0	18.4	80.0%
Total revenue	2,807.4	2,210.2	597.2	27.0%
Cost of revenues
Direct operating costs	572.1	499.5	72.6	14.5%
OWN Program payouts	512.3	287.7	224.6	78.1%
Equipment sales	654.0	563.2	90.8	16.1%
Platform expense	38.0	22.5	15.5	68.9%
Depreciation and amortization	232.6	232.7	(0.1)	—%
Total cost of revenues	2,009.0	1,605.6	403.4	25.1%
Gross profit	798.4	604.6	193.8	32.1%
Selling, general and administrative expenses	680.5	508.0	172.5	34.0%
Operating income	117.9	96.6	21.3	22.0%
Other income (expense):
Gain on sale of properties and other assets	0.4	19.8	(19.4)	(98.0)%
Interest expense	(206.9)	(192.0)	(14.9)	7.8%
Other income, net	40.1	18.4	21.7	117.9%
Total other expense, net	(166.4)	(153.8)	(12.6)	8.2%
Loss before income tax benefit	(48.5)	(57.2)	8.7	(15.2)%
Benefit for income taxes	(23.3)	(10.0)	(13.3)	133.0%
Net loss	$(25.2)	$(47.2)	$22.0	(46.6)%
Total revenue. Our revenue was $2,807.4 million for the nine months ended September 30, 2025, compared to $2,210.2 million for the nine months ended September 30, 2024, an increase of $597.2 million, or 27.0%. Our four sources of revenues over the period are further discussed below:

Equipment rental revenue and related services. Equipment rental revenue and related services accounted for 62.1% of our revenue for the nine months ended September 30, 2025, compared to 60.8% of our revenue for the nine months ended September 30, 2024. Our equipment rental revenue and related services was $1,743.6 million for the nine months ended September 30, 2025, compared to $1,344.1 million for the nine months ended September 30, 2024, an increase of $399.5 million, or 29.7%. Approximately $403.2 million of the increase in equipment rental revenue and related services is attributed to the growth of our fleet OEC under management from $6,196.0 million as September 30, 2024 to $8,053.1 million as of September 30, 2025, and the corresponding increase in our fleet size from 179,183 units to 235,044 units of equipment under management as of September 30, 2024 and 2025, respectively, with a stable demand environment. Fleet OEC under management includes equipment we own and lease as lessee, as well as equipment owned by third parties and leased by us as lessor through our OWN Program, that we rent to customers from our full-service branch locations, which increased from 242 as of September 30, 2024, to 342 as of September 30, 2025. Changes in the mix of equipment rented and price changes aligned with inflation offset the increase in equipment rental and related services revenue by $3.7 million.
Equipment sales revenue. Equipment sales revenue accounted for 28.1% of our revenue for the nine months ended September 30, 2025, compared to 32.0% of our revenue for the nine months ended September 30, 2024. Equipment sales revenue was $790.2 million for the nine months ended September 30, 2025, as compared to $707.9 million for the nine months ended September 30, 2024, an increase of $82.3 million, or 11.6%. The change was primarily due to an increase of $42.4 million in sales of construction equipment to existing and new participants in our OWN Program, including third parties who have financed equipment purchases through the issuance of ABS, and an increase of $39.9 million in the sale of new and used equipment to contractors and other end users. As we increase the size of our OWN Program, transactions with OWN Program participants may result in a higher percentage of our revenue being attributable to an OWN Program participant for the period during which one or more equipment sale transactions with such party occurred. In a single transaction, one third-party OWN Program participant comprised $310.0 million of our total equipment sales revenue for the nine months ended September 30, 2025, and, in a single transaction, a sale to a separate group of third-party OWN Program participants comprised $179.1 million of our total equipment sales revenues for the nine months ended September 30, 2024. Equipment sales to related-party OWN Program participants were $78.7 million and $219.5 million for the nine months ended September 30, 2025 and 2024, respectively, a decrease of $140.8 million. We have experienced strong interest from participants in the OWN Program for construction equipment enabled by T3, as owners get real-time data on usage, health, and performance of the machines rented exclusively to the Company and re-rented by us to our customers. The OWN Program has allowed us to scale the fleet OEC under our management, in order to meet customer demand for construction equipment enabled by T3.
Equipment parts, supplies, and services. Equipment parts, supplies, and services revenue accounted for 7.0% of our revenue for the nine months ended September 30, 2025, compared to 5.1% for the nine months ended September 30, 2024. Equipment parts, supplies and services revenue was $197.5 million for the nine months ended September 30, 2025, compared to $112.9 million for the nine months ended September 30, 2024, an increase of $84.6 million, or 74.9%. Equipment parts, supplies, and services revenue increased $53.2 million from mature branch locations primarily attributed to the expansion of our product and service offering in mature branch locations, and $31.4 million from new branch locations open less than 24 months, as a result of the addition of 75 full-service branch locations during the nine months ended September 30, 2025 and 100 full-service branch locations during the trailing twelve month period, as the number of full-service branch locations increased from 242 locations as of September 30, 2024 to 342 locations as of September 30, 2025.
Platform revenue. Platform revenue accounted for 2.7% of our revenue for the nine months ended September 30, 2025, compared to 2.0% of our revenue for the nine months ended September 30, 2024. Platform revenue from telematics was $34.7 million for the nine months ended September 30, 2025, compared to $22.3 million for the nine months ended September 30, 2024, an increase of $12.4 million, or 55.6%. This increase was primarily due to an increase in monthly subscriptions sold for the T3 telematics services, as well as an increase in equipment rented that is fully enabled with T3 telematics services. Platform revenue from the sale of construction materials, building supplies, and hardware across our building materials and hardware retail stores was $41.4 million for the nine months ended September 30, 2025, as compared to $23.0 million for the nine months ended September 30, 2024, an increase of $18.4 million, primarily attributed to the addition of 11 hardware retail stores.

Cost of revenues. Cost of revenues was $2,009.0 million for the nine months ended September 30, 2025, compared to $1,605.6 million for the nine months ended September 30, 2024, an increase of $403.4 million, or 25.1%.
Direct operating costs. Direct operating costs were $572.1 million for the nine months ended September 30, 2025, compared to $499.5 million for the nine months ended September 30, 2024, an increase of $72.6 million, or 14.5%. The increase in direct operating costs is primarily due to the organic expansion of our footprint through the addition of 100 full-service branch locations, which increased from 242 locations as of September 30, 2024, to 342 locations as of September 30, 2025. The additional operating locations drove increases in wages and related benefits of $65.8 million, and logistics, maintenance, and other site operating costs of $60.1 million, partially offset by a decrease in equipment operating lease expense of $53.3 million.
OWN Program payouts. OWN Program payouts were $512.3 million for the nine months ended September 30, 2025, compared to $287.7 million for the nine months ended September 30, 2024, an increase of $224.6 million, or 78.1%. Approximately $224.4 million of the increase is attributed to the growth of the average fleet OEC under management enrolled in the OWN Program, which grew $1,787.4 million, or 75.3%, from $2,372.8 million as of September 30, 2024 to $4,160.2 million as of September 30, 2025. Changes in demand for specific types of rental equipment and the mix of equipment rented contributed approximately $0.2 million to the increase in OWN Program payouts.
Equipment sales cost of revenues. Equipment sales cost of revenues was $654.0 million for the nine months ended September 30, 2025, compared to $563.2 million for the nine months ended September 30, 2024, an increase of $90.8 million, or 16.1%. This increase was primarily due to higher equipment sales to existing and new participants in the OWN Program, resulting in an increase in equipment sales cost of revenues of $57.7 million. An increase in equipment sales to contractors and other end users, primarily due to our ability to reach a greater customer base through our expansion of full-service branch locations which increased from 242 as of September 30, 2024, to 342 as of September 30, 2025, also contributed to the increase in equipment sales cost of revenues by $33.1 million.
Platform expense. Platform expense was $38.0 million for the nine months ended September 30, 2025, compared to $22.5 million for the nine months ended September 30, 2024, an increase of $15.5 million primarily attributed to the addition of 11 hardware retail stores.
Depreciation and amortization. Depreciation and amortization accounted for 11.6% of our cost of revenues for the nine months ended September 30, 2025, compared to 14.5% of our cost of revenues for the nine months ended September 30, 2024. Depreciation and amortization expense included in cost of revenues was $232.6 million for the nine months ended September 30, 2025, as compared to $232.7 million for the nine months ended September 30, 2024, a slight decrease of $0.1 million. This decrease was primarily attributed to a $7.9 million decrease in depreciation expense on rental equipment, due to changes in mix and a slightly lower average cost of owned equipment in our rental fleet, offset by a $7.8 million increase in amortization expense on capitalized software, due to an increase in the average capitalized costs related to the continued development of our T3 platform.
Selling, general and administrative expenses. Selling, general and administrative expenses were $680.5 million for the nine months ended September 30, 2025, compared to $508.0 million for the nine months ended September 30, 2024, an increase of $172.5 million, or 34.0%. The increases in selling, general & administrative expenses were primarily attributed to our expansion of full-service branch locations, which increased from 242 as of September 30, 2024, to 342 as of September 30, 2025, and contributed expenses of $91.6 million related to higher payroll, benefits and travel due to hiring 625 additional staff allocated to selling, general and administrative expense to support our additional locations and the overall growth of our business, $43.4 million related to facility and vehicle leases and associated costs, $21.0 million related to insurance, legal and professional fees, and various non-income based taxes, and $16.5 million in miscellaneous other administrative costs to support our locations and the overall growth of our business.
Interest expense. Interest expense, was $206.9 million for the nine months ended September 30, 2025, compared to $192.0 million for the nine months ended September 30, 2024, an increase of $14.9 million, or 7.8%.

This increase was primarily due to an increase in average outstanding debt balances to fund our expansion strategy including purchases of construction equipment for our fleet, as well as higher weighted average interest rates on our indebtedness.
Total other expense, net. Total other expense, net, was $166.4 million for the nine months ended September 30, 2025, compared to $153.8 million for the nine months ended September 30, 2024, an increase of $12.6 million, or 8.2%. This increase was primarily due to higher interest expense and lower gain on sale of properties and other assets.
Benefit for income taxes. The benefit for income taxes was $23.3 million for the nine months ended September 30, 2025, compared to $10.0 million for the nine months ended September 30, 2024. Differences between applicable federal and state statutory tax rates and the effective income tax rates for the income tax benefit recorded by the Company are primarily due to nondeductible expenses and the Texas franchise tax, offset by research and development tax credits.
Net loss. The net loss was $25.2 million for the nine months ended September 30, 2025, as compared to a net loss of $47.2 million for the nine months ended September 30, 2024.

Fiscal Year Ended December 31, 2024 Compared with Fiscal Year Ended December 31, 2023

	Year Ended December 31,
	2024	2023	$ Change	% Change
	($ in millions)
Revenues
Equipment rental and related services	$1,866.7	$1,511.1	$355.6	23.5%
Equipment sales	1,675.7	878.8	796.9	90.7%
Equipment parts and supplies and services	157.1	112.8	44.3	39.3%
Platform revenue:
Telematics	31.7	20.9	10.8	51.7%
Other	32.1	32.6	(0.5)	(1.5)%
Total revenue	3,763.3	2,556.2	1,207.1	47.2%
Cost of revenues
Direct operating costs	663.3	546.1	117.2	21.5%
OWN Program payouts	420.1	209.2	210.9	100.8%
Equipment sales	1,399.9	727.7	672.2	92.4%
Platform expense	29.6	29.1	0.5	1.7%
Depreciation and amortization	304.8	285.7	19.1	6.7%
Total cost of revenues	2,817.7	1,797.8	1,019.9	56.7%
Gross profit	945.6	758.4	187.2	24.7%
Selling, general and administrative expenses	727.8	508.3	219.5	43.2%
Operating income	217.8	250.1	(32.3)	(12.9)%
Other income (expense):
Gain on sale of properties and other assets	19.7	10.4	9.3	89.4%
Loss on debt extinguishment	—	(30.0)	30.0	(100.0)%
Interest expense	(261.4)	(213.3)	(48.1)	22.6%
Other income, net	29.1	4.6	24.5	532.6%
Total other expense, net	(212.6)	(228.3)	15.7	(6.9)%
Income before income taxes	5.2	21.8	(16.6)	(76.1)%
Provision for income taxes	2.8	4.4	(1.6)	(36.4)%
Net income	$2.4	$17.4	$(15.0)	(86.2)%
Total revenue. Our revenue was $3,763.3 million for the year ended December 31, 2024, compared to $2,556.2 million for the year ended December 31, 2023, an increase of $1,207.1 million, or 47.2%. Our four sources of revenues over the period are further discussed below:
Equipment rental revenue and related services. Equipment rental revenue and related services accounted for 49.6% of our revenue for the year ended December 31, 2024, compared to 59.1% of our revenue for the year ended December 31, 2023. Our equipment rental revenue and related services was $1,866.7 million for the year ended December 31, 2024, compared to $1,511.1 million for the year ended December 31, 2023, an increase of $355.6 million, or 23.5%. Approximately $328.0 million of the increase in equipment rental revenue and related services is attributed to the growth of our fleet OEC under our management from $5,423.1 million as of December 31, 2023 to $6,600.5 million as of December 31, 2024, and the corresponding increase in our fleet size from 159,597 units to 194,462 units of equipment under management as of December 31, 2023 and 2024, respectively, with a stable demand environment. Fleet OEC under management includes equipment we own and lease as lessee, as well as equipment owned by third parties and leased by us as lessor through our OWN Program, that we rent to customers from our full-service branch locations, which increased from 190 as of December 31, 2023 to 267 as of

December 31, 2024. Changes in the mix of equipment rented, along with price changes aligned with inflation, contributed approximately $27.6 million of the increase in equipment rental and related services revenue.
Equipment sales revenue. Equipment sales revenue accounted for 44.5% of our revenue for the year ended December 31, 2024, compared to 34.4% of our revenue for the year ended December 31, 2023. Equipment sales revenue was $1,675.7 million for the year ended December 31, 2024, compared to $878.8 million for the year ended December 31, 2023, an increase of $796.9 million, or 90.7%. The change was primarily due to an increase of $768.4 million in sales of construction equipment to existing and new participants in our OWN Program, including third parties who have financed equipment purchases through the issuance of ABS, and an increase of $28.5 million in the sale of new and used equipment to contractors and other end users. As we increase the size of our OWN Program, transactions with OWN Program participants may result in a higher percentage of our revenue being attributable to an OWN Program participant for the period during which one or more equipment sale transactions with such party occurred. In a single transaction, one third-party OWN Program participant comprised $777.9 million of our total equipment sales revenue for the year ended December 31, 2024 and, in separate transactions, two groups of OWN Program participants comprised $615.8 million of our total equipment sales revenue for the year ended December 31, 2023. We have experienced strong interest from participants in the OWN Program for construction equipment enabled by T3, as owners get real-time data on usage, health, and performance of the machines rented exclusively by EquipmentShare and re-rented to our customers. The OWN Program has allowed us to scale the fleet OEC under our management in order to meet customer demand for construction equipment enabled by T3.
Equipment parts, supplies, and services. Equipment parts, supplies, and services revenue accounted for 4.2% of our revenue for the year ended December 31, 2024, compared to 4.4% for the year ended December 31, 2023. Equipment parts, supplies, and services revenue was $157.1 million for the year ended December 31, 2024, compared to $112.8 million for the year ended December 31, 2023, an increase of $44.3 million, or 39.3%. This increase was primarily due to our expansion into new markets, resulting in additional full-service branch locations added to our nationwide network, which increased from 190 locations as of December 31, 2023 to 267 locations as of December 31, 2024. Equipment parts, supplies, and services revenue increased $24.8 million from mature branch locations primarily attributed to the expansion of our product and service offering in mature branch locations, and $19.5 million from new branch locations open less than 24 months as a result of the addition of 77 full-service branch locations.
Platform revenue. Platform revenue accounted for 1.7% of our revenue for the year ended December 31, 2024, compared to 2.1% of our revenue for the year ended December 31, 2023. Platform revenue from telematics was $31.7 million for the year ended December 31, 2024, compared to $20.9 million for the year ended December 31, 2023, an increase of $10.8 million, or 51.7%. This increase was primarily due to an increase in monthly subscriptions sold for the T3 telematics services, as well as an increase in equipment rented that is fully enabled with T3 telematics services. Platform revenue from the sale of construction materials, building supplies, and hardware across our building materials and hardware retail stores was $32.1 million for the year ended December 31, 2024, compared to $32.6 million for the year ended December 31, 2023, a decrease of $0.5 million primarily attributable to a change in mix in product sales from our 16 building materials and hardware retail stores.
Cost of revenues. Cost of revenues was $2,817.7 million for the year ended December 31, 2024, compared to $1,797.8 million for the year ended December 31, 2023, an increase of $1,019.9 million, or 56.7%.
Direct operating costs. Direct operating costs were $663.3 million for the year ended December 31, 2024, compared to $546.1 million for the year ended December 31, 2023, an increase of $117.2 million, or 21.5%. The increase in direct operating costs is primarily due to the organic expansion of our footprint through the addition of 77 full-service branch locations, which increased from 190 locations as of December 31, 2023 to 267 locations as of December 31, 2024, partially offset by a decrease in equipment operating lease expense of $26.0 million due to the termination of certain equipment operating lease agreements. The additional operating locations drove increases in wages and related benefits of $57.3 million, and logistics, maintenance, and other site operating costs of $85.9 million.
OWN Program payouts. OWN Program payouts were $420.1 million for the year ended December 31, 2024 compared to $209.2 million for the year ended December 31, 2023, an increase of $210.9 million, or 100.8%.

Approximately $183.8 million of the increase is attributed to the growth of the average fleet OEC under management enrolled in the OWN Program, which grew from $1,854.4 million in 2023 to $3,436.9 million in 2024, or 85.3%. Changes in demand for specific types of rental equipment and the mix of equipment rented contributed approximately $27.1 million to the increase in OWN Program payouts.
Equipment sales cost of revenues. Equipment sales cost of revenues was $1,399.9 million for the year ended December 31, 2024, compared to $727.7 million for the year ended December 31, 2023, an increase of $672.2 million, or 92.4%. This increase was primarily due to higher equipment sales to existing and new participants in the OWN Program resulting in an increase in equipment sales cost of revenues of $651.7 million. An increase of $20.5 million in equipment sales to contractors and other end users primarily due to our ability to reach a greater customer base through our expansion of full-service branch locations, which increased from 190 as of December 31, 2023 to 267 as of December 31, 2024, also contributed to the increase in equipment sales cost of revenues.
Platform expense. Platform expense was $29.6 million for the year ended December 31, 2024, compared to $29.1 million for the year ended December 31, 2023, an increase of $0.5 million primarily attributable to a change in mix of the construction materials, building supplies and hardware sold to customers from our 16 building materials and hardware retail stores.
Depreciation and amortization. Depreciation and amortization accounted for 10.8% of our cost of revenues for the year ended December 31, 2024, compared to 15.9% of our cost of revenues for the year ended December 31, 2023. Depreciation and amortization was $304.8 million for the year ended December 31, 2024, compared to $285.7 million for the year ended December 31, 2023, an increase of $19.1 million, or 6.7%. This increase was primarily due to an increase in depreciable equipment resulting from an increase in the size of our fleet, as the OEC of our owned rental equipment grew from $3,003.7 million as of December 31, 2023 to $3,020.7 million as of December 31, 2024.
Selling, general and administrative expenses. Selling, general and administrative expenses were $727.8 million for the year ended December 31, 2024, compared to $508.3 million for the year ended December 31, 2023, an increase of $219.5 million, or 43.2%.The increases in selling, general & administrative expenses were primarily attributed to our expansion of full-service branch locations, which increased from 190 as of December 31, 2023 to 267 as of December 31, 2024, and include increases of $100.2 million related to higher payroll, benefits and travel due to hiring 627 additional staff allocated to selling, general and administrative expense to support our additional locations and the overall growth of our business. The additional full-service locations due to our site expansion also drove increases in facilities and non-rental vehicles lease expense and associated costs of $53.2 million. The growth of our business and expansion of our full-service branch locations also resulted in an increase in administrative costs such as insurance, legal, professional expenses and non-income based taxes, which increased by $26.8 million, and other miscellaneous administrative expenses, which increased by $39.3 million.
Interest expense, net. Interest expense, net, was $261.4 million for the year ended December 31, 2024, compared to $213.3 million for the year ended December 31, 2023, an increase of $48.1 million, or 22.6%. This increase was primarily due to an increase in average outstanding debt balances to fund our expansion strategy including purchases of construction equipment for our fleet, as well as higher weighted average interest rates on our indebtedness.
Total other expense, net. Total other expense, net, was $212.6 million for the year ended December 31, 2024, compared to $228.3 million for the year ended December 31, 2023, a decrease of $15.7 million, or 6.9%. This decrease was primarily due to lower debt extinguishment costs of $30.0 million due to a one-time extinguishment of certain term loan debt during 2023, higher gain on sale of properties and other assets of $9.3 million attributed to our expansion of full-service branch locations and the associated increase in the number of properties sold and leased back for our equipment rental and services operations, and higher miscellaneous income of $24.5 million due to interest and dividend income, as well as unrealized net gains, on various investments held in equity securities. These increases were partially offset by higher interest expense of $48.1 million for the year ended December 31, 2024, compared to the year ended December 31, 2023, resulting from our higher average outstanding borrowings, particularly senior secured second lien notes, during 2024 as compared to 2023.

Provision for income taxes. The provision for income taxes was $2.8 million for the year ended December 31, 2024, compared to $4.4 million for the year ended December 31, 2023, a decrease of $1.6 million, or 36.4%. The change was attributed to a decrease in pretax net income of $16.6 million for the year ended December 31, 2024, compared to the year ended December 31, 2023.
Net income. Net income decreased by $15.0 million, or 86.2%, to $2.4 million for the year ended December 31, 2024, compared to net income of $17.4 million for the year ended December 31, 2023, due to $32.3 million of lower operating income primarily attributed to an increase in costs relating to the organic expansion of our footprint through the addition of 77 full-service branch locations, which increased from 190 locations as of December 31, 2023 to 267 locations as of December 31, 2024, partially offset by $15.7 million of lower total other expense, net and $1.6 million of lower income tax expense.
Fiscal Year Ended December 31, 2023 Compared with Fiscal Year Ended December 31, 2022

	Year Ended December 31,
	2023	2022	$ Change	% Change
	($ in millions)
Revenues
Equipment rental and related services	$1,511.1	$1,084.3	$426.8	39.4%
Equipment sales	878.8	563.9	314.9	55.8%
Equipment parts and supplies and services	112.8	58.7	54.1	92.2%
Platform revenue:
Telematics	20.9	15.3	5.6	36.6%
Other	32.6	10.6	22.0	207.5%
Total revenue	2,556.2	1,732.8	823.4	47.5%
Cost of revenues
Direct operating costs	546.1	430.9	115.2	26.7%
OWN Program payouts	209.2	95.8	113.4	118.4%
Equipment sales	727.7	443.4	284.3	64.1%
Platform expense	29.1	12.3	16.8	136.6%
Depreciation and amortization	285.7	207.5	78.2	37.7%
Total cost of revenues	1,797.8	1,189.9	607.9	51.1%
Gross profit	758.4	542.9	215.5	39.7%
Selling, general and administrative expenses	508.3	372.8	135.5	36.3%
Operating income	250.1	170.1	80.0	47.0%
Other income (expense):
Gain on sale of properties and other assets	10.4	16.5	(6.1)	(37.0)%
Loss on debt extinguishment	(30.0)	—	(30.0)	(100.0)%
Interest expense	(213.3)	(119.9)	(93.4)	77.9%
Other income, net	4.6	1.6	3.0	187.5%
Total other expense, net	(228.3)	(101.8)	(126.5)	124.3%
Income before income taxes	21.8	68.3	(46.5)	(68.1)%
Provision for income taxes	4.4	18.7	(14.3)	(76.5)%
Net income	$17.4	$49.6	$(32.2)	(64.9)%
Total revenue. Our revenue was $2,556.2 million for the year ended December 31, 2023, compared to $1,732.8 million for the year ended December 31, 2022, an increase of $823.4 million, or 47.5%. Our four sources of revenues over the period are further discussed below:

Equipment rental revenue and related services. Equipment rental revenue and related services accounted for 59.1% of our revenue for the year ended December 31, 2023, compared to 62.6% of our revenue for the year ended December 31, 2022. Our equipment rental revenue and related services was $1,511.1 million for the year ended December 31, 2023, compared to $1,084.3 million for the year ended December 31, 2022, an increase of $426.8 million, or 39.4%. Approximately $410.5 million of the increase in equipment rental revenue and related services is attributed to the growth of our fleet OEC under management from $3,934.0 million in 2022 to $5,423.1 million in 2023, and the corresponding increase in our fleet size from 120,484 units to 159,597 units of equipment under management as of December 31, 2022 and 2023, respectively, with a stable demand environment. Fleet OEC under management includes equipment we own and lease as lessee, as well as equipment owned by third parties and leased by us as lessor through our OWN Program, that we rent to customers from our full-service branch locations, which increased from 133 as of December 31, 2022, to 190 as of December 31, 2023. Changes in the mix of equipment rented, along with price changes aligned with inflation, contributed approximately $16.3 million of the increase in equipment rental and related services revenue from 2022 to 2023.
Equipment sales revenue. Equipment sales revenue accounted for 34.4% of our total revenue for the year ended December 31, 2023, compared to 32.5% of our revenue for the year ended December 31, 2022. Equipment sales revenue was $878.8 million for the year ended December 31, 2023, compared to $563.9 million for the year ended December 31, 2022, an increase of $314.9 million, or 55.8%. The change was primarily due to an increase of $233.1 million in sales of construction equipment to existing and new participants in our OWN Program, and an increase of $81.8 million in the sale of new and used equipment to contractors and other end users. We have experienced strong interest from participants in the OWN Program for construction equipment enabled by T3, as owners get real-time data on usage, health, and performance of the machines rented exclusively by EquipmentShare and re-rented to our customers. The OWN Program has allowed us to scale the fleet OEC under our management in order to meet customer demand for construction equipment enabled by T3.
Equipment parts, supplies, and services. Equipment parts, supplies, and services revenue accounted for 4.4% of our revenue for the year ended December 31, 2023, compared to 3.4% for the year ended December 31, 2022. Equipment parts, supplies and, services revenue was $112.8 million for the year ended December 31, 2023, compared to $58.7 million for the year ended December 31, 2022, an increase of $54.1 million, or 92.2%. This increase was primarily due to our expansion into new markets, resulting in additional full-service branch locations added to our nationwide network, which increased from 133 locations as of December 31, 2022, to 190 locations as of December 31, 2023. Equipment parts, supplies, and services revenue increased $18.3 million from mature branch locations primarily attributed to the expansion of our product and service offerings in mature branch locations, and $35.8 million from new branch locations open less than 24 months resulting from the addition of 57 full-service branch locations.
Platform revenue. Platform revenue accounted for 2.1% of our revenue for the year ended December 31, 2023, compared to 1.5% of our revenue for the year ended December 31, 2022. Platform revenue from telematics was $20.9 million for the year ended December 31, 2023, compared to $15.3 million for the year ended December 31, 2022, an increase of $5.6 million, or 36.6%. This increase was primarily due to an increase in monthly subscriptions sold for the T3 telematics services, as well as an increase in equipment rented that is fully enabled with T3 telematics services. Platform revenue from the sale of construction materials, building supplies, and hardware across our building materials and hardware retail stores was $32.6 million for the year ended December 31, 2023, compared to $10.6 million for the year ended December 31, 2022, an increase of $22.0 million, primarily attributable to our acquisition of 10 building materials, supplies, lumber, and hardware store businesses during 2022.
Cost of revenues. Cost of revenues was $1,797.8 million for the year ended December 31, 2023, compared to $1,189.9 million for the year ended December 31, 2022, an increase of $607.9 million, or 51.1%.
Direct operating costs. Direct operating costs were $546.1 million for the year ended December 31, 2023 compared to $430.9 million for the year ended December 31, 2022, an increase of $115.2 million, or 26.7%. The increase in direct operating costs is primarily due to the organic expansion of our footprint through the addition of 57 full-service branch locations, which increased from 133 locations as of December 31, 2022, to 190 locations as of December 31, 2023. The additional operating locations drove increases in wages and related benefits of $51.6 million, logistics, maintenance, and other site operating costs of $42.8 million, and an increase in equipment operating lease expense of $20.8 million.
OWN Program payouts. OWN Program payouts were $209.2 million for the year ended December 31, 2023 compared to $95.8 million for the year ended December 31, 2022, an increase of $113.4 million, or 118.4%, due to an increase in equipment sales to OWN Program participants. We have experienced strong interest from participants in the OWN Program for construction equipment enabled by T3. Approximately $106.2 million of the increase in OWN Program payouts is attributed to the growth of the average fleet OEC under management enrolled in the OWN Program, which grew from $657.4 million in 2022 to $1,386.0 million in 2023, a 110% increase, which generated rental revenue and resulted in an increase in total OWN Program payouts to participants. Changes in demand for specific types of rental equipment and the mix of equipment rented contributed approximately $7.2 million to the increase in OWN Program payouts.
Equipment sales cost of revenues. Equipment sales cost of revenues was $727.7 million for the year ended December 31, 2023, compared to $443.4 million for the year ended December 31, 2022, an increase of $284.3 million, or 64.1%. This increase was primarily due to higher equipment sales to existing and new participants in the OWN Program, resulting in an increase in equipment sales cost of revenues of $228.1 million. An increase in equipment sales to contractors and other end users resulting from the addition of 57 full-service branch locations, which increased from 133 as of December 31, 2022 to 190 as of December 31, 2023 also contributed to an increase of $56.2 million in equipment sales cost of revenues.
Platform expense. Platform expense was $29.1 million for the year ended December 31, 2023 as compared to $12.3 million for the year ended December 31, 2022, an increase of $16.8 million, primarily attributable to our acquisition of 10 building materials, supplies, lumber, and hardware store businesses during 2022 which resulted in platform expense during the full year ended December 31, 2023 for such businesses.
Depreciation and amortization. Depreciation and amortization accounted for 15.9% of our cost of goods sold for the year ended December 31, 2023, compared to 17.4% of our cost of revenues for the year ended December 31, 2022. Depreciation and amortization was $285.7 million for the year ended December 31, 2023, compared to $207.5 million for the year ended December 31, 2022, an increase of $78.2 million, or 37.7%. This increase was primarily due to an increase in depreciable equipment resulting from an increase in the average size of the fleet OEC of our owned rental equipment which grew from $2,573 million in 2022 to $3,292 million in 2023.
Selling, general and administrative expenses. Selling, general and administrative expenses were $508.3 million for the year ended December 31, 2023, compared to $372.8 million for the year ended December 31, 2022, an increase of $135.5 million, or 36.3%. The increases in selling, general & administrative expenses were primarily attributed to our expansion of full-service branch locations, which increased from 133 as of December 31, 2022, to 190 as of December 31, 2023, and include increases of $78.0 million related to higher payroll, benefits and travel primarily due to hiring 440 additional staff allocated to selling, general and administrative expense to support our additional locations and the overall growth of our business. The additional full-service locations due to our site expansion also drove increases in facilities and non-rental vehicles lease expense and associated costs of $19.0 million. In addition, the growth of our business and expansion of our full-service branch locations resulted in an increase of $21.5 million in administrative costs such as insurance, legal, professional expenses and non-income based taxes, as well as an increase of $17.0 million in other miscellaneous administrative expenses.
Interest expense, net. Interest expense, net, was $213.3 million for the year ended December 31, 2023, compared to $119.9 million for the year ended December 31, 2022, an increase of $93.4 million, or 77.9%. This increase was primarily due to an increase in average outstanding debt balances to fund our expansion strategy including purchases of construction equipment for our fleet, as well as higher weighted average interest rates on our indebtedness.
Total other expense, net. Total other expense, net, was $228.3 million for the year ended December 31, 2023, compared to $101.8 million for the year ended December 31, 2022, an increase of $126.5 million, or 124.3%. This increase was primarily due to (i) higher interest expense of $93.4 million, resulting from higher average outstanding borrowings, particularly senior secured second lien notes, during 2023 as compared to 2022, (ii) loss on debt extinguishment of $30.0 million, resulting from a one-time extinguishment of certain term loan debt during 2023, and (iii) lower gains on sale of properties and other assets of $6.1 million attributed to a change in mix of properties sold and leased back for our equipment rental and services operations, offset by an increase in other income of $3.0 million due to higher interest and dividend income, as well as unrealized net gains, on various investments held in equity securities.
Provision for income tax. Provision for income tax was $4.4 million for the year ended December 31, 2023, compared to $18.7 million for the year ended December 31, 2022, a decrease of $14.3 million, or 76.5%. This decrease was due to a decrease in pretax net income for the year ended December 31, 2023, as compared to the year ended December 31, 2022.
Net income. Net income was $17.4 million for the year ended December 31, 2023 compared to $49.6 million for the year ended December 31, 2022, a decrease of $32.2 million, or 64.9%, due to an increase of $126.5 million in total other expense, net, including an increase of $93.4 million in interest expense and a $30.0 million loss on debt extinguishment, offset by $80.0 million of higher operating income and $14.3 million of lower income tax expense.
Key Performance Metrics
We regularly review a number of financial measurements and operating metrics to evaluate our operating performance, measure our growth and make strategic investment decisions. In addition to GAAP performance measures, such as total revenue and net income (loss), we use supplemental performance operating metrics such as OEC Under Management, and the non-GAAP financial measure EBITDA.
Non-GAAP Financial Measure
We refer in this prospectus to EBITDA, a non-GAAP financial measure that is not prepared in accordance with GAAP. This non-GAAP financial measure should be considered supplemental to and is not a substitute for financial information prepared in accordance with GAAP. Our use of the term EBITDA may vary from the use of similar terms by other companies in our industry and accordingly may not be comparable to similarly titled measures used by other companies. The non-GAAP financial measure used in this prospectus has not been reviewed or audited by our independent registered public accounting firm.
EBITDA. EBITDA is a key metric used by management and our board of directors to assess our financial performance. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization and non-cash stock compensation expense, which we believe, when excluded, provide investors with a more useful representation of our ongoing operations and performance. Certain items excluded from EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in EBITDA. Our presentation of EBITDA should not be construed as an indication that results will be unaffected by the items excluded from EBITDA.
The table below reconciles net income (loss) to EBITDA for each of the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2025	2024	2024	2023	2022
	(in millions)
Net income (loss)	$(25.2)	$(47.2)	$2.4	$17.4	$49.6
Provision (benefit) for income taxes	(23.3)	(10.0)	2.8	4.4	18.7
Depreciation and amortization expense	261.6	244.5	332.2	295.0	211.7
Interest expense	206.9	192.0	261.4	213.3	119.9
Non-cash stock compensation expense(1)	3.0	3.1	4.2	3.4	2.9
EBITDA	$423.0	$382.4	$603.0	$533.5	$402.8
__________________
(1)Represents non-cash compensation expense for stock option and other stock-based awards.

Other Key Financial Metrics
Equipment Rental Segment Adjusted EBITDA and Equipment Rental Segment Adjusted EBITDA Margin. Equipment Rental Segment Adjusted EBITDA and Equipment Rental Segment Adjusted EBITDA Margin are key performance metrics used by management and our board of directors to assess the financial performance of our Equipment Rental and Services Operations segment. Equipment Rental Segment Adjusted EBITDA is the profitability measure used by management to evaluate our Equipment Rental and Services Operations segment, disclosed in accordance with the requirements of ASC 280. Equipment Rental Segment Adjusted EBITDA Margin is Equipment Rental Segment Adjusted EBITDA divided by Equipment Rental and Services Operations Segment total revenues.
The below table presents our Equipment Rental Segment Adjusted EBITDA and Equipment Rental Segment Adjusted EBITDA Margin for each of the periods indicated.

	Nine Months Ended September 30,		Year Ended December 31,
	2025	2024	2024	2023	2022
	(in millions)
Equipment Rental Segment Adjusted EBITDA(1)	$806.6	$588.7	$815.5	$756.1	$480.0
Equipment Rental Segment Adjusted EBITDA Margin	41.3%	40.2%	40.1%	46.3%	41.8%
__________________
(1)Equipment Rental Segment Adjusted EBITDA includes direct operating costs (excluding equipment and vehicle operating lease expense) and selling, general, and administrative expenses (excluding depreciation expense related to our property and other fixed assets). Equipment and vehicle operating lease expense was $19.2 million and $72.5 million for the nine months ended September 30, 2025 and 2024, respectively, and $84.8 million, $110.8 million, and $90.0 million for the years ended December 31, 2024, 2023, and 2022, respectively. Depreciation expense related to our property and other fixed assets was $29.0 million and $11.9 million for the nine months ended September 30, 2025 and 2024, respectively, and $27.4 million, $9.3 million, and $4.3 million for the years ended December 31, 2024, 2023, and 2022, respectively. Equipment Rental Segment Adjusted EBITDA also excludes operating expenses related to OWN Program payouts, depreciation expense on rental equipment, and amortization expense on capitalized software. These excluded expenses are significant: OWN Program payouts, depreciation expense on rental equipment, and amortization expense on capitalized software was $512.3 million, $217.7 million, and $14.9 million, respectively, for the nine months ended September 30, 2025, and $287.7 million, $225.6 million, and $7.1 million, respectively, for the nine months ended September 30, 2024. OWN Program payouts, depreciation expense on rental equipment, and amortization expense on capitalized software was $420.1 million, $293.0 million, and $11.8 million, respectively, for the year ended December 31, 2024, $209.2 million, $279.7 million, and $6.0 million, respectively, for the year ended December 31, 2023, and $95.8 million, $205.4 million, and $2.1 million, respectively, for the year ended December 31, 2022. For additional information, see Note 23 to our audited consolidated financial statements for the year ended December 31, 2024 and Note 18 to our unaudited condensed consolidated financial statements for the nine months ended September 30, 2025 included elsewhere in this prospectus.
OEC Under Management. A substantial portion of our overall value is in our rental fleet equipment. The OEC of our owned rental equipment at September 30, 2025 and December 31, 2024 was $3,767.2 million and $3,020.7 million, respectively, or approximately 46.7% and 45.8%, respectively, of total equipment rental OEC under our management. The OEC of rental equipment enrolled in the OWN Program at September 30, 2025 and December 31, 2024 was $4,160.2 million and $3,436.9 million, respectively, or approximately 51.7% and 52.1%, respectively, of total equipment rental OEC under our management. At September 30, 2025, the appraised value of the rental equipment owned by OWN Program participants was $3,233.5 million. Our broader managed equipment rental fleet from which we support and generate our equipment rental revenue as of September 30, 2025 consisted of 235,044 units having an OEC of $8,053.1 million and an average age of 30 months, and as of December 31, 2024 consisted of 194,462 units having an OEC of $6,600.5 million and an average age of 28 months.

Fleet Composition. Our equipment rental fleet from which we support and generate our equipment rental revenue is summarized in the tables below:

	September 30, 2025
		% of	OEC	% of
	Units	Total	(in millions)	Total
EquipmentShare Owned	164,168	69.8%	$3,767.2	46.7%
OWN Program	69,337	29.5%	4,160.2	51.7%
Operating Lease	1,539	0.7%	125.7	1.6%
Total	235,044	100.0%	$8,053.1	100.0%

	September 30, 2024
		% of	OEC	% of
	Units	Total	(in millions)	Total
EquipmentShare Owned	137,236	76.5%	$3,495.9	56.4%
OWN Program	37,548	21.0%	2,372.8	38.3%
Operating Lease	4,399	2.5%	327.3	5.3%
Total	179,183	100.0%	$6,196.0	100.0%

	December 31, 2024
	Units	% of Total	OEC (in millions)	% of Total
EquipmentShare Owned	134,394	69.1%	$3,020.7	45.8%
OWN Program	58,360	30.0%	3,436.9	52.1%
Operating Lease	1,708	0.9%	142.9	2.1%
Total	194,462	100.0%	$6,600.5	100.0%

	December 31, 2023
	Units	% of Total	OEC (in millions)	% of Total
EquipmentShare Owned	120,627	75.7%	$3,003.7	55.4%
OWN Program	29,263	18.3%	1,854.4	34.2%
Operating Lease	9,707	6.1%	565.0	10.4%
Total	159,597	100.1%	$5,423.1	100.0%

	December 31, 2022
	Units	% of Total	OEC (in millions)	% of Total
EquipmentShare Owned	95,926	79.6%	$2,488.7	63.3%
OWN Program	15,293	12.7%	917.4	23.3%
Operating Lease	9,265	7.7%	527.9	13.4%
Total	120,484	100.0%	$3,934.0	100.0%
The diversity of equipment in our rental fleet is monitored and carefully balanced to give us the ability to re-locate equipment across regions to support increased regional industrial or construction activity and enhance our overall utilization. For example, certain categories of our equipment supporting industrial construction can efficiently be re-located to infrastructure projects. As of September 30, 2025 and December 31, 2024, 85% of our rental fleet consists of general rental construction equipment, which includes our core rental equipment of boom lifts, telehandlers, earth moving, scissor lifts, and excavators, and 15% of our rental fleet consists of specialty equipment, which includes advanced solutions, industrial tooling, and other non-core rental equipment.

The rental equipment mix among our general rental and specialty equipment categories was largely consistent in each year as a percentage of total units available for rent and as a percentage of OEC.
For the net book value of our rental equipment, see Note 5 to our audited consolidated financial statements for the year ended December 31, 2024 and our unaudited condensed consolidated financial statements for the nine months ended September 30, 2025 included elsewhere in this prospectus.
Business Segments
We operate our business through the following reportable segments: (i) Equipment Rental and Services Operations, comprised of recurring activity performed at our full-service branch locations, such as equipment rentals and related services (including allocated telematics revenue related to rental customer access to the T3 platform), and sales of parts, supplies and maintenance services to construction contractors and others, and (ii) Equipment Sales, comprised of sales by us of new or used equipment made at any of our branch locations and dealership sites, including equipment sales to participants in the OWN Program. All other business activities include telematics subscriptions (software-as-a-service), software applications, and related telematics devices purchased by customers for their owned fleet, as well as building materials and hardware supplies. These segments are based upon how we allocate resources and assess performance. For additional information about our business segments, see Note 23 to our audited consolidated financial statements for the year ended December 31, 2024 and Note 18 to our unaudited condensed consolidated financial statements for the nine months ended September 30, 2025 included elsewhere in this prospectus.
Equipment Rental and Services Operations
Our core service is the rental of equipment to customers on a daily, weekly, and monthly basis, enabled by our T3 platform. The equipment we rent includes (i) company-owned equipment, (ii) equipment that is leased to us under month-to-month or longer-term arrangements from participants in our OWN Program, and (iii) equipment owned by other third parties and leased to us under operating leases. We generate rental revenue by renting equipment owned by us or owned by others and re-renting the equipment to our customers.
In addition to equipment rental revenue, we also generate revenue from the sale of RPP services designed to protect our customers from potential damage or loss to the equipment during the rental period, environmental fees assessed on the rental asset, and fuel recovery fees that we charge to our rental customers.
As an integral part of our Equipment Rental and Services Operations segment, we sell equipment parts and supplies and provide maintenance and repair services to customers, as well as the owners of equipment who are participants in our OWN Program. We generate revenue from the provision of ad hoc and preventative maintenance and repair services to our customers. We also provide warranty repair services on behalf of OEMs in order to fulfill the warranty extended by the OEMs to customers. Revenue that we generate from warranty repair services represents compensation for the service performed by us.
Our principal costs and expenses associated with the Equipment Rental and Services Operations segment include (i) segment direct operating costs incurred across our operational sites (342 full-service branch locations and 9 dealership sites as of September 30, 2025), excluding operating expenses related to OWN Program payouts and equipment and vehicle operating lease expense; and (ii) segment selling, general and administrative expenses, excluding depreciation expense related to the property and other fixed assets. Direct operating costs include the costs incurred at our rental branch locations that collectively support our Equipment Rental and Services Operations segment, including, but not limited to, wages and related benefits, service costs in connection with our rental equipment, site operating costs, pickup and delivery expenses in connection with rental equipment, maintenance, fuel, parts, and supplies.
Equipment Sales
Through our Equipment Sales segment, we manage retail processes to sell new and used equipment. We sell used equipment assets to participants in our OWN Program, including third parties who have financed equipment purchases through the issuance of ABS. We also sell new and used equipment to others through a variety of channels, including retail sales, wholesalers, brokered sales, and auctions. Our principal costs and expenses associated with the Equipment Sales segment include the OEC, or purchase cost, of the equipment that we sell when we act as the principal in the transaction. When we act as the agent in the transaction, the purchase cost of the equipment that we sell is presented net of the equipment sales revenue.
All Other
All other business activities, which include telematics subscriptions (software-as-a-service), software applications, and the design, manufacture, and sale of custom electronic components, including telematics devices and cloud-based access control keypads purchased by customers for their owned fleet, as well as building materials and hardware supplies, are included in “All Other.”
The following tables present information about our reportable segments for the nine months ended September 30, 2025 and 2024 (in millions):

	Nine Months Ended September 30, 2025
	Equipment Rental and Services Operations	Equipment Sales	All Other	Total
Equipment rental, parts, supplies and services	$1,941.1	$—	$—	$1,941.1
Equipment sales	—	790.2	—	790.2
Telematics	10.6	—	24.1	34.7
Sales of building materials, small tools, and hardware supplies	—	—	41.4	41.4
Total revenues	$1,951.7	$790.2	$65.5	$2,807.4
Significant expenses:
Segment cost of revenues	552.9	654.0	38.0
Segment selling, general and administrative expenses	592.2	21.0	38.3
Segment Adjusted EBITDA(1)	$806.6	$115.2	$(10.8)

	Nine Months Ended September 30, 2024
	Equipment Rental and Services Operations	Equipment Sales	All Other	Total
Equipment rental, parts, supplies and services	$1,457.0	$—	$—	$1,457.0
Equipment sales	—	707.9	—	707.9
Telematics	8.0	—	14.4	22.3
Sales of building materials, small tools, and hardware supplies	—	—	23.0	23.0
Total revenues	$1,465.0	$707.9	$37.4	$2,210.2
Significant expenses:
Segment cost of revenues	427.0	563.2	22.5
Segment selling, general and administrative expenses	449.3	22.1	24.8
Segment Adjusted EBITDA(1)	$588.7	$122.6	$(9.9)
__________________
(1)Segment Adjusted EBITDA includes cost of revenues and selling, general, and administrative expenses for each segment. Cost of revenues for the Equipment Rental and Services Operations segment includes direct operating costs, excluding equipment and vehicle operating lease expense. Equipment and vehicle operating lease expense was $19.2 million and $72.5 million for the nine months ended September 30, 2025 and 2024, respectively. Cost of revenues for the Equipment Sales segment includes the cost of equipment sales. Cost of revenues for all other activities includes platform expenses. Segment Adjusted EBITDA also excludes operating expenses related to OWN Program payouts, depreciation expense on rental equipment, and amortization expense on capitalized software. These excluded expenses are significant: for the nine months ended September 30, 2025, OWN Program payouts, depreciation expense on rental equipment, and amortization expense on capitalized software was $512.3 million, $217.7 million, and $14.9 million, respectively, and $287.7 million, $225.6 million, and $7.1 million, respectively, for the nine months ended September 30, 2024. Selling, general and administrative expenses for each segment exclude depreciation expense related to our property and other fixed assets. Depreciation expense related to our property and other fixed assets was $29.0 million and $11.9 million for the nine months ended September 30, 2025 and 2024, respectively. For additional information, see Note 18 to our unaudited condensed consolidated financial statements for the nine months ended September 30, 2025 included elsewhere in this prospectus.
Nine Months Ended September 30, 2025 Compared with Nine Months Ended September 30, 2024
Equipment Rental and Services Operations. Revenue for our Equipment Rental and Services Operations segment was $1,951.7 million for the nine months ended September 30, 2025, compared to $1,465.0 million for the nine months ended September 30, 2024, an increase of $486.7 million, or 33.2%. Approximately $403.2 million of the increase is attributed to the growth in fleet OEC under our management from $6,196.0 million as of September 30, 2024 to $8,053.1 million as of September 30, 2025, and the corresponding increase in our fleet size from 179,183 units to 235,044 units of equipment under our management as of September 30, 2024 and 2025, respectively. The increase in fleet OEC under our management, connected to our T3 platform, drove an increase in equipment rental revenue, primarily from national and regional customers. Fleet OEC under our management includes equipment we own and lease, as well as equipment owned by third parties and leased through our OWN Program that we rent to customers from our full-service branch locations, which also increased from 242 as of September 30, 2024, to 342 as of September 30, 2025. Revenue from sales of equipment parts, supplies, and services from mature branch locations and new branch locations open less than 24 months contributed $53.2 million and $31.4 million, respectively, to the increase in segment total revenues. A decrease in equipment rental, parts, supplies and services revenue during this period attributable to changes in the resulted mix of equipment rented, offset by an increase in such revenue attributable to price changes aligned with inflation, resulted in a decrease of approximately $3.7 million in equipment rental, parts, supplies and services revenue during this period.
Segment Adjusted EBITDA for our Equipment Rental and Services Operations segment was $806.6 million for the nine months ended September 30, 2025, compared to $588.7 million for the nine months ended September 30, 2024, an increase of $217.9 million, or 37.0%. The increase in Segment Adjusted EBITDA was primarily due to an increase in segment total revenues of $486.7 million from equipment rentals and the sale of parts, supplies and services, attributed to our organic growth initiatives, including the maturation of our existing sites and incremental growth sites, and an increase in equipment rental fleet OEC under our management from $6,196.0 million as of September 30, 2024 to $8,053.1 million as of September 30, 2025, and the corresponding increase in our fleet size from 179,183 units to 235,044 units of equipment under our management as of September 30, 2024 and 2025, respectively, driven by OWN Program demand. The increase in segment total revenues was offset by increases of $125.9 million in segment cost of revenues and $142.9 million in segment selling, general and administrative expenses.
Equipment Sales. Revenue for our Equipment Sales segment was $790.2 million for the nine months ended September 30, 2025, compared to $707.9 million for the nine months ended September 30, 2024, an increase of $82.3 million, or 11.6%. This increase was primarily due to increased sales of construction equipment to existing and new participants in the OWN Program and sales of construction equipment to other customers, as presented in the following table (in millions):

	Nine Months Ended September 30,
	2025	2024	$ Change	% Change
Equipment sales to OWN Program participants(1)	$615.6	$573.2	$42.4	7.4%
Other equipment sales	174.6	134.7	39.9	29.6%
Total revenues - equipment sales	$790.2	$707.9	$82.3	11.6%
Cost of equipment sold to OWN Program participants	$509.1	$451.4	$57.7	12.8%
Cost of other equipment sales	144.9	111.8	33.1	29.6%
Total cost of revenues - equipment sales	$654.0	$563.2	$90.8	16.1%

__________________
(1)For the nine months ended September 30, 2025 and 2024, equipment sales to OWN Program participants included net revenue of $45.0 million and $27.5 million, respectively, recognized on an agent basis, with overall transaction values of $358.3 million and $213.0 million, respectively.
The increase in equipment sales of $82.3 million is primarily attributed to higher sales of $42.4 million in construction equipment to existing and new participants in our OWN Program. In addition, sales of new and used equipment from our full service branch locations to contractors and other end users increased $56.1 million, primarily attributed to our site expansion, and was offset by a decrease of $16.2 million of new equipment sold to customers from our dealership locations.
Segment Adjusted EBITDA for our Equipment Sales segment was $115.2 million for the nine months ended September 30, 2025, compared to $122.6 million for the nine months ended September 30, 2024, a decrease of $7.4 million, or 6.0%. Approximately $8.5 million of the decrease in Segment Adjusted EBITDA was primarily due to lower gross margins on equipment sales, including OWN Program equipment sales for the nine months ended September 30, 2025, compared to the nine months ended September 30, 2024, primarily due to a change in the mix of construction equipment sold to OWN Program participants, partially offset by a $1.1 million decrease in segment selling, general and administrative expenses.
All Other. Revenue from all other business activities was $65.5 million for the nine months ended September 30, 2025, compared to $37.4 million for the nine months ended September 30, 2024, an increase of $28.1 million, or 75.1%. This increase was primarily due to an increase of $9.7 million in telematics subscriptions (software-as-a-service), applications, and related telematics devices, as well as an increase of $18.4 million in sales of building materials, small tools, and hardware supplies due to our acquisition of 11 hardware stores during the trailing twelve months. Segment loss from all other business activities was $10.8 million for the nine months ended September 30, 2025, compared to $9.9 million for the nine months ended September 30, 2024, an increase of $0.9 million, or 9.1%, primarily due to an increase of $13.5 million in selling, general and administrative expenses, including employee compensation, technology costs, professional service fees, and insurance expenses which were allocated to all other activities based primarily on employee headcount, partially offset by higher revenue as previously discussed.
The following tables present information about our reportable segments for the years ended December 31, 2024, 2023, and 2022 (in millions):

	Year Ended December 31, 2024
	Equipment Rental and Services Operations	Equipment Sales	All Other	Total
Equipment rental, parts, supplies, and services	$2,023.8	$—	$—	$2,023.8
Equipment sales	—	1,675.7	—	1,675.7
Telematics	11.0	—	20.7	31.7
Sales of building materials, small tools, and hardware supplies	—	—	32.1	32.1
Total revenues	$2,034.8	$1,675.7	$52.8	$3,763.3
Significant expenses:
Segment cost of revenues	578.5	1,399.9	29.6
Segment selling, general and administrative expenses	640.8	28.6	30.9
Segment Adjusted EBITDA(1)	$815.5	$247.2	$(7.8)

	Year Ended December 31, 2023
	Equipment Rental and Services Operations	Equipment Sales	All Other	Total
Equipment rental, parts, supplies, and services	$1,623.9	$—	$—	$1,623.9
Equipment sales	—	878.8	—	878.8
Telematics	8.4	—	12.5	20.9
Sales of building materials, small tools, and hardware supplies	—	—	32.6	32.6
Total revenues	$1,632.3	$878.8	$45.1	$2,556.2
Significant expenses:
Segment cost of revenues	435.3	727.7	29.1
Segment selling, general and administrative expenses	440.9	27.4	30.7
Segment Adjusted EBITDA(1)	$756.1	$123.7	$(14.7)

	Year Ended December 31, 2022
	Equipment Rental and Services Operations	Equipment Sales	All Other	Total
Equipment rental, parts, supplies and services	$1,143.0	$—	$—	$1,143.0
Equipment sales	—	563.9	—	563.9
Telematics	6.7	—	8.6	15.3
Sales of building materials, small tools, and hardware supplies	—	—	10.6	10.6
Total revenues	$1,149.7	$563.9	$19.2	$1,732.8
Significant expenses:
Segment cost of revenues	340.9	443.4	12.3
Segment selling, general and administrative expenses	328.8	8.2	31.5
Segment Adjusted EBITDA(1)	$480.0	$112.3	$(24.6)
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(1)Segment Adjusted EBITDA includes cost of revenues and selling, general, and administrative expenses for each segment. Cost of revenues for the Equipment Rental and Services Operations segment includes direct operating costs, excluding equipment and vehicle operating lease expense. Equipment and vehicle operating lease expense was $84.8 million, $110.8 million, and $90.0 million for the years ended December 31, 2024, 2023, and 2022, respectively. Cost of revenues for the Equipment Sales segment includes the cost of equipment sales. Cost of revenues for all other activities includes platform expenses. Segment Adjusted EBITDA also excludes operating expenses related to OWN Program payouts, depreciation expense on rental equipment, and amortization expense on capitalized software. These excluded expenses are significant: OWN Program payouts, depreciation expense on rental equipment, and amortization expense on capitalized software was $420.1 million, $293.0 million, and $11.8 million, respectively, for the year ended December 31, 2024, $209.2 million, $279.7 million, and $6.0 million, respectively, for the year ended December 31, 2023, and $95.8 million, $205.4 million, and $2.1 million, respectively, for the year ended December 31, 2022. Selling, general and administrative expenses for each segment exclude depreciation expense related to our property and other fixed assets. Depreciation expense related to our property and other fixed assets was $27.4 million, $9.3 million, and $4.3 million for the years ended December 31, 2024, 2023, and 2022, respectively. For additional information, see Note 23 to our audited consolidated financial statements for the year ended December 31, 2024 included elsewhere in this prospectus.
Fiscal Year Ended December 31, 2024 Compared with Fiscal Year Ended December 31, 2023
Equipment Rental and Services Operations. Revenue for our Equipment Rental and Services Operations segment was $2,034.8 million for the year ended December 31, 2024, compared to $1,632.3 million for the year ended December 31, 2023, an increase of $402.5 million, or 24.7%. Approximately $330.6 million of the increase is attributed to the growth in fleet OEC under our management from $5,423.1 million as of December 31, 2023 to $6,600.5 million as of December 31, 2024, and the corresponding increase in our fleet size from 159,597 units to 194,462 units of equipment under our management as of December 31, 2023 and 2024, respectively. The increase in fleet OEC under our management, connected to our T3 platform, drove an increase in equipment rental revenue, primarily from national and regional customers. Fleet OEC under our management includes equipment we own and lease, as well as equipment owned by third parties and leased through our OWN Program that we rent to customers from our full-service branch locations, which also increased from 190 as of December 31, 2023, to 267 as of December 31, 2024. Revenue from sales of equipment parts, supplies, and services from mature branch locations and new branch locations open less than 24 months contributed $24.8 million and $19.5 million, respectively, to the increase in segment total revenues. Changes in the mix of equipment rented, along with price changes aligned with inflation, contributed approximately $27.6 million of the increase in equipment rental, parts, supplies and services revenue from 2023 to 2024.
Segment Adjusted EBITDA for our Equipment Rental and Services Operations segment was $815.5 million for the year ended December 31, 2024, compared to $756.1 million for the year ended December 31, 2023, an increase of $59.4 million, or 7.9%. The increase in Segment Adjusted EBITDA was primarily due an increase in segment total revenues of $402.5 million from equipment rentals and the sale of parts, supplies and services, attributed to our organic growth initiatives, including the maturation of our existing sites and incremental growth sites, and an increase in equipment rental fleet OEC under our management, from $5,423.1 million as of December 31, 2023 to $6,600.5 million as of December 31, 2024, and the corresponding increase in our fleet size from 159,597 units to 194,462 units of equipment under our management as of December 31, 2023 and 2024, respectively, driven by OWN Program demand. The increase in segment total revenues was offset by increases of $143.2 million in segment cost of revenues and $199.9 million in segment selling, general and administrative expenses.
Equipment Sales. Revenue for our Equipment Sales segment was $1,675.7 million for the year ended December 31, 2024, compared to $878.8 million for the year ended December 31, 2023, an increase of $796.9 million, or 90.7%. This increase was primarily due to increased sales of construction equipment to existing and new participants in the OWN Program. This increase was primarily due to increased sales of construction equipment, primarily to existing and new participants in the OWN Program, as presented in the following table (in millions):

	Year Ended December 31,
	2024	2023	$ Change	% Change
Equipment sales to OWN Program participants(1)	$1,474.4	$706.0	$768.4	108.8%
Other equipment sales	201.3	172.8	28.5	16.5%
Total revenues - equipment sales	$1,675.7	$878.8	$796.9	90.7%
Cost of equipment sold to OWN Program participants	$1,236.5	$584.8	$651.7	111.4%
Cost of other equipment sales	163.4	142.9	20.5	14.3%
Total cost of revenues - equipment sales	$1,399.9	$727.7	$672.2	92.4%
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(1)For the years ended December 31, 2024 and 2023, equipment sales to OWN Program participants included net revenue of $63.8 million and $28.6 million, respectively, recognized on an agent basis, with overall transaction values of $351.8 million and $314.7 million, respectively.
The increase in equipment sales of $796.9 million is primarily attributed to higher sales of $768.4 million in construction equipment to existing and new participants in our OWN Program. In addition, sales of new and used equipment from our full service branch locations to contractors and other end users increased $47.3 million, primarily attributed to our site expansion, and was offset by a decrease of $18.8 million of new equipment sold to customers from our dealership locations.
Segment Adjusted EBITDA for our Equipment Sales segment was $247.2 million for the year ended December 31, 2024, compared to $123.7 million for the year ended December 31, 2023, an increase of $123.5 million, or 99.8%. The increase in Segment Adjusted EBITDA was primarily attributed to the expansion of the OWN Program to support our organic growth initiatives.
All Other. Revenue for all other activities was $52.8 million for the year ended December 31, 2024, compared to $45.1 million for the year ended December 31, 2023, an increase of $7.7 million, or 17.1%. This increase was primarily due to an increase in telematics subscriptions (software-as-a-service), applications, and related telematics devices. Segment loss for our all other activities was $7.8 million for the year ended December 31, 2024, compared to $14.7 million for the year ended December 31, 2023, a decrease of $6.9 million, or 46.9%, primarily due to the increase in telematics subscriptions revenue.
Fiscal Year Ended December 31, 2023 Compared with Fiscal Year Ended December 31, 2022
Equipment Rental and Services Operations. Revenue for our Equipment Rental and Services Operations segment was $1,632.3 million for the year ended December 31, 2023, compared to $1,149.7 million for the year ended December 31, 2022, an increase of $482.6 million, or 42.0%. Approximately $412.2 million of the increase is attributed to the growth in fleet OEC under our management from $3,934.0 million as of December 31, 2022 to $5,423.1 million as of December 31, 2023, and the corresponding increase in our fleet size from 120,484 units to 159,597 units of equipment under our management as of December 31, 2022 and 2023, respectively. The increase in fleet OEC under our management, connected to our T3 platform, drove an increase in equipment rental revenue, primarily from national and regional customers. Fleet OEC under our management includes equipment we own and lease, as well as equipment owned by third parties and leased through our OWN Program that we rent to customers from our full-service branch locations, which also increased from 133 as of December 31, 2022, to 190 as of December 31, 2023. Revenue from sales of equipment parts, supplies, and services from mature branch locations and new branch locations open less than 24 months contributed $18.3 million and $35.8 million, respectively, to the increase in segment total revenues from 2022 to 2023. Changes in the mix of equipment rented, along with price changes in line with inflation, contributed approximately $16.3 million of the increase in equipment rental, parts, supplies and services revenue from 2022 to 2023.
Segment Adjusted EBITDA for our Equipment Rental and Services Operations segment was $756.1 million for the year ended December 31, 2023, compared to $480.0 million for the year ended December 31, 2022, an increase of $276.1 million, or 57.5%. The increase in Segment Adjusted EBITDA was primarily due an increase in segment total revenues of $482.6 million from equipment rentals and the sale of parts, supplies and services, attributed to our organic growth initiatives, including the maturation of our existing sites and incremental growth sites, and an increase in equipment rental fleet OEC under our management, from $3,934.0 million as of December 31, 2022 to $5,423.1 million as of December 31, 2023, and the corresponding increase in our fleet size from 120,484 units to 159,597 units of equipment under our management as of December 31, 2022 and 2023, respectively, driven by OWN Program demand. The increase in segment total revenues was offset by increases of $94.4 million in segment cost of revenues and $112.1 million in segment selling, general and administrative expenses.
Equipment Sales. Revenue for our Equipment Sales segment was $878.8 million for the year ended December 31, 2023, compared to $563.9 million for the year ended December 31, 2022, an increase of $314.9 million, or 55.8%. This increase was primarily due to increased sales of construction equipment primarily to existing and new participants in the OWN Program and increased sales of new and used equipment to contractors and other end users. This increase to existing and new participants in the OWN Program is presented in the following table (in millions):

	Year Ended December 31,
	2023	2022	$ Change	% Change
Equipment sales to OWN Program participants(1)	$706.0	$472.9	$233.1	49.3%
Other equipment sales	172.8	91.0	81.8	89.9%
Total revenues - equipment sales	$878.8	$563.9	$314.9	55.8%
Cost of equipment sold to OWN Program participants	$584.8	$356.7	$228.1	63.9%
Cost of other equipment sales	142.9	86.7	56.2	64.8%
Total cost of revenues - equipment sales	$727.7	$443.4	$284.3	64.1%
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(1)For the years ended December 31, 2023 and 2022, equipment sales to OWN Program participants included net revenue of $28.6 million and $30.3 million, respectively, recognized on an agent basis, with overall transaction values of $314.7 million and $167.2 million, respectively.
The increase in equipment sales of $314.9 million is primarily attributed to an increase of $233.1 million in construction equipment sold to existing and new participants in our OWN Program. In addition, sales of new and used equipment from our full service branch locations to contractors and other end users increased $22.7 million, primarily attributed to our site expansion, as well as an increase of $59.1 million of new equipment sold to customers from our dealership locations.
Segment Adjusted EBITDA for our Equipment Sales segment was $123.7 million for the year ended December 31, 2023, compared to $112.3 million for the year ended December 31, 2022, an increase of $11.4 million, or 10.2%. The increase in Segment Adjusted EBITDA was primarily due to increased sales of construction equipment to existing and new participants in the OWN Program, as well as the increased sales of new and used equipment to contractors and other end users.
All Other. All Other. Revenue from all other business activities was $45.1 million for the year ended December 31, 2023, compared to $19.2 million for the year ended December 31, 2022, an increase of $25.9 million, or 134.9%. This increase was primarily due to our acquisitions of 10 building materials, supplies, lumber, and hardware store businesses during 2022, resulting in an increase of $22.0 million in revenues from sales at these locations. In addition, revenue increased by $3.9 million due to the sale of telematics subscriptions (software-as-a-service), applications, and related telematics devices, resulting from an increase in customers purchasing T3 subscriptions for their construction equipment. Segment loss from all other business activities was $14.7 million for the year ended December 31, 2023, compared to $24.6 million for the year ended December 31, 2022, a decrease of $9.9 million, or 40.2%. Gross profit from all other business activities increased by $9.1 million, primarily due to our acquisition of 10 hardware stores during 2022, as well as the increase in the sale of telematics subscriptions, applications, and related telematics devices. Selling, general and administrative expenses from all other business activities also decreased by $0.8 million from 2022 to 2023.
Liquidity and Capital Resources
Overview
Our primary liquidity needs include funding our growth, payment of operating expenses, purchases of rental equipment to be used in our operations, servicing of debt, and funding acquisitions.
Our future contractual obligations are further discussed in “—Contractual Obligations and Commitments” below. Over the last three years, our primary sources of liquidity have been cash and cash equivalents, cash flows from our operations and our ability to borrow under our existing ABL Credit Facility, other financing arrangements, including lines of credit, and the issuances of perpetual preferred, common stock, and convertible preferred stock.
As of September 30, 2025, our liquidity consisted of cash and cash equivalents of $401.8 million and net excess availability of $762.0 million under our ABL Facility. As of December 31, 2024, our liquidity consisted of cash and cash equivalents of $406.5 million and net excess availability of $1,292.6 million under our ABL Facility. See “—Borrowing Capacity” below.
Our strategy is to maintain enough liquidity from both cash from operations and our availability under our debt facilities to maintain sufficient headroom to finance our growth, as well as mitigate the impact that any adverse financial market conditions might have on our operations in the future. We believe that cash generated from operations, together with amounts available under the ABL Credit Facility or other financing arrangements, will be sufficient to meet working capital requirements, debt payments, and anticipated capital expenditures, as well as meet other strategic uses of cash, if any, over the next twelve months and beyond. We aim to maintain at least $500 million in liquidity at all times.
To the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, we may be required to seek additional equity or debt financing. The sale of additional equity would result in additional dilution to shareholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that may restrict our operations. There can be no assurances that we will be able to raise additional capital on terms that are attractive to us or at all. The inability to raise capital would adversely affect our ability to achieve our business objectives.

We sell equipment to third party OWN Program participants who have financed equipment purchases through the issuance of ABS. Under the terms of the ABS, if the appraised value of the equipment declines below specified amounts, these vehicles may require the third-party owner to liquidate some or all of their equipment, which would make it unavailable to us and may require us to expend cash to obtain replacement equipment in order to supply our customers with rental equipment. See “Risk Factors—Our OWN Program subjects us to a number of risks, many of which are beyond our control.”
Cash Flows
Significant factors driving our liquidity position include cash flows generated from operating and financing activities, as well as investing activities. We have generated and expect to continue to generate positive cash flow from our operations. Our ability to fund our capital needs will be affected by our ongoing ability to generate cash from operations and access to capital markets.
The following table summarizes the change in cash and cash equivalents for the periods shown:

	Nine Months Ended September 30,
	2025	2024
	(in millions)
Net cash (used in) provided by operating activities	$(13.4)	$104.2
Net cash used in investing activities	(978.0)	(730.0)
Net cash provided by financing activities	986.7	588.1
Net (decrease) increase in cash and cash equivalents	$(4.7)	$(37.7)
Net Cash (Used in) Provided by Operating Activities
For the nine months ended September 30, 2025, net cash used in our operating activities was $13.4 million, reflecting the increase in working capital required to support the growth of our business, including 75 new full-service rental branches added to our network this year, partially offset by net cash generated by our operating locations. For the nine months ended September 30, 2024, net cash provided by our operating activities was $104.2 million, primarily reflecting cash generated by our operating locations, offset, in part, by changes in working capital required to support 52 new full-service rental branches added to our network during the nine months ended September 30, 2024.
Net Cash Used in Investing Activities
For the nine months ended September 30, 2025 and 2024, net cash used in our investing activities was $978.0 million and $730.0 million, respectively, and was primarily due to our growth and consisted of cash used for the purchases of rental equipment, which was $1,297.1 million for the nine months ended September 30, 2025, and $1,053.9 million for the nine months ended September 30, 2024, and cash used for the purchases of properties and other fixed assets which was $197.4 million for the nine months ended September 30, 2025, and $158.7 million for the nine months ended September 30, 2024. For the nine months ended September 30, 2025 and 2024, there were also significant uses of cash for the development of our T3 platform, as well as investments in debt and equity securities. These uses were offset, in part, by proceeds received from the sale of rental equipment of $603.7 million for the nine months ended September 30, 2025, and $421.9 million for the nine months ended September 30, 2024, and by proceeds received from the sale of properties and other fixed assets of $1.5 million for the nine months ended September 30, 2025, and $98.3 million for the nine months ended September 30, 2024.
Net Cash Provided by Financing Activities
For the nine months ended September 30, 2025 and 2024, net cash provided by our financing activities was $986.7 million and $588.1 million, respectively.
For the nine months ended September 30, 2025, net cash provided by financing activities was positively impacted by proceeds of $1,365.5 million from borrowings of long-term debt. This was offset, in part, by using

$323.2 million in cash to repay long-term debt and finance leases, $17.3 million in cash for financing obligations and $37.0 million in cash for dividends paid to the holders of perpetual preferred stock.
For the nine months ended September 30, 2024, net cash provided by financing activities was positively impacted by net proceeds of $1,749.0 million from borrowings of long-term debt. This was offset, in part, by using $1,151.3 million in cash to repay long-term debt and finance leases, $39.1 million in cash for financing obligations, and $9.0 million in cash for dividends paid to the holders of perpetual preferred stock.
The following table summarizes the change in cash and cash equivalents for the periods shown:

	Year Ended December 31,
	2024	2023	2022
	(in millions)
Net cash provided by operating activities	$281.3	$278.8	$228.5
Net cash used in investing activities	(418.9)	(613.9)	(839.3)
Net cash provided by financing activities	227.8	408.0	657.9
Net increase in cash and cash equivalents	$90.2	$72.9	$47.1
Net Cash Provided by Operating Activities
For the years ended December 31, 2024 and 2023, net cash provided by our operating activities was $281.3 million and $278.8 million, respectively, and was in each period primarily due to cash generated from the growth in our business, increase in our rental fleet and corresponding growth in our revenues. These proceeds were offset, in part, by an increase in cost of revenues of $1,019.9 million, selling, general and administrative expenses of $219.5 million, and interest expense of $48.1 million for the year ended December 31, 2024, as compared to the year ended December 31, 2023, and changes in working capital accounts.
For the years ended December 31, 2023 and 2022, net cash provided by our operating activities was $278.8 million and $228.5 million, respectively, an increase of 22.0% and was in each period primarily due to cash generated from the growth in our business, increase in our rental fleet, and corresponding growth in revenues, which drove increases in gross profit from equipment rentals and related services, sales of equipment, parts, supplies, and services, and Platform revenue. These proceeds were offset, in part, by an increase in costs of goods sold of $607.9 million, selling, general and administrative expenses of $135.5 million and interest expense of $93.4 million for the year ended December 31, 2023, compared to the year ended December 31, 2022, and changes in working capital accounts.
Net Cash Used in Investing Activities
For the years ended December 31, 2024 and 2023, net cash used in our investing activities was $418.9 million and $613.9 million, respectively, a decrease of 31.8%, and was primarily due to an increase in proceeds received from the sale of rental equipment of $1,322.6 million and $646.6 million for the years ended December 31, 2024 and 2023, respectively, offset by cash used for the purchases of rental equipment, which was $1,585.5 million for the year ended December 31, 2024, and $1,097.8 million for the year ended December 31, 2023, and cash used for the purchases of properties and other fixed assets which was $194.5 million for the year ended December 31, 2024, and $185.4 million for the year ended December 31, 2023. For the years ended December 31, 2024 and 2023, there were also significant uses of cash for the development of our T3 platform, as well as investments in debt and equity securities. These uses were offset, in part, by proceeds received from the sale of properties and other fixed assets of $101.6 million and $57.6 million for the year ended December 31, 2024 and 2023, respectively.
For the years ended December 31, 2023 and 2022, net cash used in our investing activities was $613.9 million and $839.3 million, respectively, a decrease of 26.9%, and was primarily due to an increase in proceeds received from the sale of rental equipment of $646.6 million and $491.2 million for the years ended December 31, 2023 and 2022, respectively, offset by cash used for the purchases of rental equipment, which was $1,097.8 million for the year ended December 31, 2023, and $1,248.0 million for the year ended December 31, 2022, and cash used for the purchases of properties and other fixed assets which was $185.4 million for the year ended December 31, 2023 and

$155.9 million for the year ended December 31, 2022. For the years ended December 31, 2023 and 2022, there were also significant uses of cash for the development of our T3 platform, as well as investments in debt and equity securities. These uses were offset, in part, by proceeds received from the sale of properties and other fixed assets of $57.6 million for the year ended December 31, 2023, and $148.9 million for the year ended December 31, 2022.
Net Cash Provided by Financing Activities
For the year ended December 31, 2024, net cash provided by financing activities was $227.8 million, compared to $408.0 million for the year ended December 31, 2023, a decrease of 44.2%. Net cash provided by financing activities was positively impacted by net proceeds of $2,435.5 million from the issuance of long-term debt for the year ended December 31, 2024, and net proceeds of $1,595.1 million from the issuance of long-term debt, net proceeds of $103.2 million from the issuance of perpetual preferred, net proceeds of $44.4 million from the issuance of common stock and net proceeds of $1.8 million from the issuance of convertible preferred stock for the year ended December 31, 2023. This was offset, in part, by using $2,194.5 million in cash to repay long-term debt and finance leases, as well as $67.3 million in cash for financing obligations for the year ended December 31, 2024, and by using $1,338.6 million in cash to repay long-term debt and finance leases as well as $24.2 million in cash for financing obligations for the year ended December 31, 2023.
For the year ended December 31, 2023, net cash provided by financing activities was $408.0 million, compared to $657.9 million for the year ended December 31, 2022, a decrease of 38%. Net cash provided by financing activities was positively impacted by net proceeds of $1,595.1 million from the issuance of long-term debt, net proceeds of $103.2 million from the issuance of perpetual preferred, net proceeds of $44.4 million from the issuance of common stock and net proceeds of $1.8 million from the issuance of convertible preferred stock for the year ended December 31, 2023, and net proceeds of $765.0 million from the issuance of long-term debt, net proceeds of $80.2 million from the issuance of convertible preferred stock, net proceeds of $138.0 million from the issuance of perpetual preferred, and net proceeds of $62.3 million from the issuance of common stock for the year ended December 31, 2022. This was offset, in part, by using $1,338.6 million in cash to repay long-term debt and finance leases, as well as $24.2 million in cash for financing obligations for the year ended December 31, 2023, and by using $367.9 million in cash to repay long-term debt and finance leases as well as $59.6 million in cash for financing obligations for the year ended December 31, 2022.
Capital Expenditures
Our capital expenditures relate largely to purchases of rental equipment, with the remaining portion representing purchases of and deposits on property and other fixed assets and investments in internally developed software primarily associated with the development of our proprietary T3 platform and related software applications. We offset capital expenditures related to our rental equipment fleet through our sales of rental equipment to contractors and to OWN Program participants, including high net worth individuals, family offices, and other third parties who have financed equipment purchases through the issuance of ABS.
The table below sets forth the capital expenditures related to our rental equipment fleet, net of proceeds from the sale of rental equipment, and investments we are making to the T3 platform and other internally developed software for each of the years presented.

	Nine Months Ended September 30,		Year Ended December 31,
	2025	2024	2024	2023	2022
	(in millions)
Purchases of rental equipment	$1,297.1	$1,053.9	$1,585.5	$1,097.8	$1,248.0
Proceeds from sale of rental equipment	(603.7)	(421.9)	(1,322.6)	(646.6)	(491.2)
Net rental equipment capital expenditure	$693.4	$632.0	$262.9	$451.2	$756.8
Investments in internally developed software(1)	29.8	25.4	38.4	24.7	20.2
Net rental equipment & software expenditure	$723.2	$657.4	$301.3	$475.9	$777.0

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(1)Represents expenditures in connection with developing and maintaining our information technology, including our T3 platform, as well as related software applications that generate platform revenue.
Net rental equipment capital expenditures were $693.4 million for the nine months ended September 30, 2025, compared to $632.0 million for the nine months ended September 30, 2024, an increase of 9.7%, as we continued to grow our fleet and site locations in connection with our geographical expansion.
Net rental equipment capital expenditures were $262.9 million for the year ended December 31, 2024, compared to $451.2 million for the year ended December 31, 2023, a decrease of 41.6%, as we continued to grow our fleet and site locations in connection with our geographical expansion.
Net rental equipment capital expenditures were $451.2 million for the year ended December 31, 2023, compared to $756.8 million for the year ended December 31, 2022, a decrease of 67.7%, as we continued to grow our fleet and site locations in connection with our geographical expansion.
ABL Credit Facility
Borrowing Capacity
Our ABL Credit Facility provides for, and the ABL Facility provided for, the majority of our borrowing capacity and availability. Creditors under the ABL Credit Facility have a claim on specific pools of assets as collateral as identified therein. Our ability to borrow under the ABL Credit Facility is a function of, among other things, the value of the assets in the relevant collateral pool. We refer to the amount of debt we can borrow given a certain pool of assets as the “Borrowing Base,” which includes our accounts receivable, unbilled accounts receivable, eligible rental equipment, eligible rolling stock and eligible inventory.
In June 2024, we amended the ABL Facility to, among other things, calculate certain financial covenants, including those that potentially impact our overall borrowing capacity, on a pro forma basis to give effect to our purchase of previously-leased rental equipment, and to permit us to incur an increased amount of second-lien secured debt under other indebtedness. The amendment had no impact on our calculation of “Borrowing Base,” “Net Excess Availability” or “Remaining Capacity” (each as defined below) in the periods presented or any other information in this discussion and analysis.
As of September 30, 2025, we calculated a Borrowing Base, as defined under the ABL Facility, of $2,296.1 million and as of December 31, 2024, we calculated a Borrowing Base of $1,763.3 million. We determine “Net Excess Availability” as the amount of additional debt we could borrow based on the existing borrowing base. As of September 30, 2025, we had Net Excess Availability of $762.0 million under the ABL Facility and as of December 31, 2024, we had Net Excess Availability of $1,292.6 million under the ABL Facility. We determine “Remaining Capacity” as defined under the ABL Facility as the maximum principal amount of debt permitted to be outstanding under the facility (i.e., the amount of debt we could borrow assuming we possessed sufficient assets as collateral) less the principal amount of debt then-outstanding under the facility. We calculate “Availability Under Borrowing Base Limitation” as the lower of Remaining Capacity or the Borrowing Base less the principal amount of debt then-outstanding under the ABL Facility, or the amount of debt we could borrow given the collateral we possess at such time, up to payment conditions. As of September 30, 2025, we calculated Remaining Capacity of $1,465.9 million and our “Availability Under Borrowing Base Limitation” was $475.0 million and as of December 31, 2024, we calculated Remaining Capacity of $2,529.3 million and our “Availability Under Borrowing Base Limitation” was $1,072.2 million. Under the ABL Credit Facility, “Remaining Capacity” and “Availability Under Borrowing Base Limitation” are calculated and defined in the same way as under the ABL Facility.
As of September 30, 2025, $5.5 million of standby letters of credit were issued and outstanding under the ABL Facility.
On November 26, 2025, the Company refinanced existing borrowings under the ABL Facility by entering into the ABL Credit Facility. As a result, the ABL Credit Facility replaced the ABL Facility as of such date. The ABL Credit Facility has a stated maturity date of November 26, 2030. The ABL Credit Facility provides available “borrowing capacity” (the maximum borrowing permitted, assuming there is sufficient collateral as identified under the ABL Credit Facility) up to $2.75 billion. Borrowings under the ABL Credit Facility will bear interest at the Secured Overnight Financing Rate plus a spread between 112.5 to 137.5 basis points.
Under the ABL Credit Facility, we are required to maintain control agreements on deposit accounts where, (x) proceeds of collateral from customers and other obligors or (y) proceeds of sales of the collateral, are deposited. During a Cash Dominion Period (as defined below), all amounts in such deposit accounts are swept into a collection account maintained with the ABL Credit Facility Agent and used to repay borrowings under the ABL Credit Facility. A cash dominion period (“Cash Dominion Period”) begins from the occurrence of (a) any specified event of default or (b) excess availability being less than either (i) the greater of (x) 12.5% of the maximum borrowing amount and (y) $190 million, for three consecutive business days, or (ii) $180 million, at any time and ends on the first date on which (i) no specified event of default exists and (ii) excess availability has been greater than the greater of (x) 12.5% of the maximum borrowing amount and (y) $190 million, for (A) thirty consecutive days if one or fewer Cash Dominion Periods shall have been in effect within 365 days prior to the then applicable Cash Dominion Period or (B) ninety consecutive days if two or more Cash Dominion Periods shall have been in effect within 365 days prior to the then applicable Cash Dominion Period; provided that a Cash Dominion Period shall be deemed continuing if there have been five or more Cash Dominion Periods in effect within thirty-six months prior to such Cash Dominion Period.
Covenants
Our ABL Credit Facility contains a number of covenants that, among other things, limit or restrict our ability to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay certain indebtedness, make certain restricted payments (including paying dividends, redeeming stock or making other distributions), create liens, make investments, make acquisitions, engage in mergers, fundamentally change the nature of our business, or engage in certain transactions with certain affiliates. Under the terms of our ABL Credit Facility, we are not subject to ongoing financial maintenance covenants; however, under the ABL Credit Facility, failure to maintain certain levels of liquidity will subject us to a contractually specified fixed charge coverage ratio of not less than 1:1 for the four quarters most recently ended. As of September 30, 2025, the appropriate levels of liquidity have been maintained; therefore this financial maintenance covenant is not applicable. Additional information on the terms of our ABL Facility is included in Note 12 to our audited consolidated financial statements and Note 9 to our unaudited consolidated financial statements included elsewhere in this prospectus. Additional information on the terms of our ABL Credit Facility is included in Note 20 to our unaudited consolidated financial statements included elsewhere in this prospectus.
The ABL Credit Facility is secured on a first-priority basis by liens on substantially all of our and any guarantor’s assets, subject to permitted liens and certain exceptions.
Notes
Senior Secured Second Lien Notes due 2028
On May 9, 2023, we issued $640,000,000 in aggregate principal amount of 9.000% Senior Secured Second Lien Notes due 2028 (the “Initial 2028 Notes”). On September 21, 2023, we issued an additional $400,000,000 in aggregate principal amount of 9.000% Senior Secured Second Lien Notes due 2028 (the “Additional 2028 Notes” and together with the Initial 2028 Notes, the “2028 Notes”). The 2028 Notes were issued pursuant to the indenture, dated as of May 9, 2023, between us and Citibank, N.A., as trustee and notes collateral agent (the “2028 Notes Indenture”). The 2028 Notes bear interest at a rate of 9.00% per year and interest on the 2028 Notes is payable semi-annually in arrears on May 15 and November 15 of each year. The 2028 Notes will mature on May 15, 2028. The 2028 Notes rank pari passu in right of payment to all of our and any guarantor’s existing and future senior indebtedness, including indebtedness under the ABL Credit Facility, our 2032 Notes (as defined below) and our 2033 Notes.
The 2028 Notes and any related guarantees are secured on a second-priority basis by liens on substantially all of our and any guarantor’s assets that secure any first-priority lien obligations (including the ABL Credit Facility), subject to permitted liens and certain exceptions. There are certain situations where all or a portion of such collateral may be automatically released.

As of the date of this prospectus, the 2028 Notes are not guaranteed by any of our subsidiaries. Going forward, the 2028 Notes will be jointly and severally guaranteed on a senior secured second lien basis by each of our current and future domestic subsidiaries to the extent such subsidiary guarantees our ABL Credit Facility or certain of our or our subsidiaries’ other indebtedness, subject to certain limitations and exceptions. Our foreign subsidiary will not be a guarantor of the 2028 Notes. We may redeem some or all of the 2028 Notes at the redemption prices set forth in the 2028 Notes Indenture.
The 2028 Notes Indenture contains certain covenants applicable to us and our restricted subsidiaries, including limitations on: (1) liens; (2) indebtedness; (3) mergers, consolidations and acquisitions; (4) sales, transfers and other dispositions of assets; (5) loans and other investments; (6) dividends and other distributions, stock repurchases and redemptions and other restricted payments; (7) restrictions affecting subsidiaries; (8) transactions with affiliates; and (9) designations of unrestricted subsidiaries. Each of these covenants is subject to a number of important exceptions and qualifications. In addition, many of the restrictive covenants do not apply to us during any period when the 2028 Notes are rated investment grade by any two of Moody’s Investors Service, Inc. (“Moody’s”), Standard & Poor’s Investors Ratings Services (“S&P”) and Fitch Ratings (“Fitch”) or, in certain circumstances, another rating agency selected by us, provided at such time no default under the 2028 Notes Indenture has occurred and is continuing. In the case of an event of default, the principal amount of the 2028 Notes plus accrued and unpaid interest would be accelerated.
Senior Secured Second Lien Notes due 2032
On April 16, 2024, we issued $600,000,000 in aggregate principal amount of 8.625% Senior Secured Second Lien Notes due 2032 (the “2032 Notes”). The 2032 Notes were issued pursuant to the indenture, dated as of April 16, 2024, between us and Citibank, N.A., as trustee and notes collateral agent (the “2032 Notes Indenture”). The 2032 Notes bear interest at a rate of 8.625% per year and interest on the 2032 Notes is payable semi-annually in arrears on May 15 and November 15 of each year. The 2032 Notes will mature on May 15, 2032. The 2032 Notes rank pari passu in right of payment to all of our and any guarantor’s existing and future senior indebtedness, including indebtedness under the ABL Credit Facility, our 2028 Notes and our 2033 Notes.
The 2032 Notes and any related guarantees are secured on a second-priority basis by liens on substantially all of our and any guarantor’s assets that secure any first-priority lien obligations (including the ABL Credit Facility), subject to permitted liens and certain exceptions. There are certain situations where all or a portion of such collateral may be automatically released.
As of the date of this prospectus, the 2032 Notes are not guaranteed by any of our subsidiaries. Going forward, the 2032 Notes will be jointly and severally guaranteed on a senior secured second lien basis by each of our current and future domestic subsidiaries to the extent such subsidiary guarantees our ABL Credit Facility, subject to certain limitations and exceptions. Our foreign subsidiary will not be a guarantor of the 2032 Notes. We may redeem some or all of the 2032 Notes at the redemption prices set forth in the 2032 Notes Indenture.
The 2032 Notes Indenture contains certain covenants applicable to us and our restricted subsidiaries, including limitations on: (1) liens; (2) indebtedness; (3) mergers, consolidations and acquisitions; (4) sales, transfers and other dispositions of assets; (5) loans and other investments; (6) dividends and other distributions, stock repurchases and redemptions and other restricted payments; (7) restrictions affecting subsidiaries; (8) transactions with affiliates; and (9) designations of unrestricted subsidiaries. Each of these covenants is subject to a number of important exceptions and qualifications. In addition, many of the restrictive covenants do not apply to us during any period when the 2032 Notes are rated investment grade by any two of Moody’s, S&P, and Fitch or, in certain circumstances, another rating agency selected by us, provided at such time no default under the 2032 Notes Indenture has occurred and is continuing. In the case of an event of default, the principal amount of the 2032 Notes plus accrued and unpaid interest would be accelerated.
Senior Secured Second Lien Notes due 2033
On September 13, 2024, we issued $500,000,000 in aggregate principal amount of 8.000% Senior Secured Second Lien Notes due 2033 (the “2033 Notes”). The 2033 Notes were issued pursuant to the indenture, dated as of September 13, 2024, between us and Citibank, N.A., as trustee and notes collateral agent (the “2033 Notes

Indenture”). The 2033 Notes bear interest at a rate of 8.000% per year and interest on the 2033 Notes is payable semi-annually in arrears on March 15 and September 15 of each year. The 2033 Notes will mature on March 15, 2033. The 2033 Notes rank pari passu in right of payment to all of our and any guarantor’s existing and future senior indebtedness, including indebtedness under the ABL Credit Facility, our 2028 Notes and our 2032 Notes.
The 2033 Notes and any related guarantees are secured on a second-priority basis by liens on substantially all of our and any guarantor’s assets that secure any first-priority lien obligations (including the ABL Credit Facility), subject to permitted liens and certain exceptions. There are certain situations where all or a portion of such collateral may be automatically released.
As of the date of this prospectus, the 2033 Notes are not guaranteed by any of our subsidiaries. Going forward, the 2033 Notes will be jointly and severally guaranteed on a senior secured second lien basis by each of our current and future domestic subsidiaries to the extent such subsidiary guarantees our ABL Credit Facility, subject to certain limitations and exceptions. Our foreign subsidiary will not be a guarantor of the 2033 Notes. We may redeem some or all of the 2033 Notes at the redemption prices set forth in the 2033 Notes Indenture.
The 2033 Notes Indenture contains certain covenants applicable to us and our restricted subsidiaries, including limitations on: (1) liens; (2) indebtedness; (3) mergers, consolidations and acquisitions; (4) sales, transfers and other dispositions of assets; (5) loans and other investments; (6) dividends and other distributions, stock repurchases and redemptions and other restricted payments; (7) restrictions affecting subsidiaries; (8) transactions with affiliates; and (9) designations of unrestricted subsidiaries. Each of these covenants is subject to a number of important exceptions and qualifications. In addition, many of the restrictive covenants do not apply to us during any period when the 2033 Notes are rated investment grade by any two of Moody’s, S&P, and Fitch or, in certain circumstances, another rating agency selected by us, provided at such time no default under the 2033 Notes Indenture has occurred and is continuing. In the case of an event of default, the principal amount of the 2033 Notes plus accrued and unpaid interest would be accelerated.
Certain of the restrictive covenants under the indentures governing our outstanding notes utilize an adjusted EBITDA metric as a primary component of the compliance metric governing our ability to undertake certain actions otherwise proscribed by such covenants. Such adjusted EBITDA metric is calculated under the indentures governing our outstanding notes as net income before income tax provision, net financing charges, restructuring and impairment costs, allocation for support functions and other costs, and intangible asset amortization and depreciation, and new market start-up costs attributable to new locations less than twelve months old subject to a specified cap calculated as a percentage of the adjusted EBITDA metric. For the nine months ended September 30, 2025 and 2024, total new market start-up costs were $228.7 million and $182.7 million, respectively, of which $186.1 million and $137.5 million, respectively, were attributable to our Equipment Rental and Services Operations segment. For the years ended December 31, 2024, 2023, and 2022, total new market start-up costs were $249.8 million, $173.1 million, and $137.9 million, respectively, of which $197.5 million, $123.7 million, and $101.5 million, respectively, were attributable to our Equipment Rental and Services Operations segment.
Amendments to the Indentures Governing the 2028 Notes and the 2032 Notes
On July 17, 2025, the indentures governing the 2028 Notes and the 2032 Notes were amended to conform the covenants and related definitions for these notes to the indenture governing the 2033 Notes. Among other things, the amendments increased the limits on debt incurrence to align with the 2033 Notes, and aligned the restricted payments and proceeds of asset sale covenants to the same terms in the 2033 Notes Indenture. In connection with these amendments to the indentures, we paid $5.0 million in fees and expenses.
Dividends
Dividends on our perpetual preferred accrue and accumulate daily in arrears on the then current accreted liquidation preference of the outstanding perpetual preferred, whether or not declared, and, if not declared and paid, will accrue at the applicable dividend rate and be compounded quarterly in arrears. Dividends on the perpetual preferred will be payable, at our election, in cash at any time when, as and if declared by our board of directors or any duly authorized committee of our board of directors, but only out of assets legally available. As of September

30, 2025, the maximum potential dividend accumulated in arrears on our perpetual preferred was approximately $112.7 million.
Contractual Obligations and Commitments
The following table summarizes our long-term contractual obligations and commitments as of December 31, 2024.

	Payments Due by Period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
	(In millions)
Debt	$2,625.7	$18.7	$2.6	$1,499.6	$1,104.8
Operating leases	953.2	103.5	182.9	165.1	501.7
Finance leases	120.0	22.3	29.2	26.6	41.9
Financing obligations (equipment)	44.7	17.6	10.8	16.3	—
Total contractual obligations	$3,743.6	$162.1	$225.5	$1,707.6	$1,648.4
Off-Balance Sheet Arrangements
We have no off-balance sheet arrangements that have a material current effect or are reasonably likely to have a material future effect on our results of operations, financial condition, capital expenditures, liquidity or capital resources.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to a variety of market risks, primarily related to the effects of changes in interest rates (including credit spreads) and fluctuations in fuel prices. We manage our exposure to these market risks through our regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. Derivative financial instruments are viewed as risk management tools and have not been used for speculative or trading purposes. In addition, derivative financial instruments are entered into with a major financial institution in order to manage our exposure to counterparty nonperformance on such instruments.
Interest Rate Risk
We have assessed our exposure to changes in interest rates by analyzing the sensitivity to our earnings assuming various changes in market interest rates. Assuming a hypothetical increase of one percentage point in interest rates on our ABL Facility as of December 31, 2024, our pre-tax earnings would decrease by an estimated $6.7 million over a 12-month period. We have entered into certain interest rate swap agreements to manage a portion of our interest rate risk on our floating rate debt under the ABL Credit Facility.
Commodity Price Risk
The cost of logistics and transportation fluctuates in large part due to the price of oil and demand trends. Any fluctuations in our transportation costs in excess of amounts we charge to customers, including the cost of delivery and pick up of construction equipment, could harm our gross profits and margins. If we are unable to successfully mitigate a significant portion of commodity price increases or fluctuations, our results of operations could be harmed. A 10% increase in our transportation costs, if not recovered through higher charges to our customers, would have resulted in a change to cost of revenues of approximately $10 million, $7 million, and $6 million for the years ended December 31, 2024, 2023, and 2022, respectively.
Foreign Currency Risk
We employ a limited number of software engineers domiciled in the United Kingdom (the “UK”). As a result, we have foreign currency risk exposure to exchange rate fluctuations, primarily with respect to payroll, employee benefits, lease expense, and other costs incurred and paid in British Pounds. During the year ended December 31,

2024, the total costs incurred by our subsidiary in the UK was not material to our operating results. Based on the size of our subsidiary in the UK, we do not believe that a 10% change in the British Pound exchange rate would have a material impact on our earnings. We do not engage in purchasing forward exchange contracts for speculative purposes.
Critical Accounting Policies and Estimates
Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of the consolidated financial statements requires our management team to make estimates and judgments that affect the reported amounts in our consolidated financial statements and accompanying notes.
Certain of our accounting policies involve a higher degree of judgment and complexity in their application or selection. Management used estimates and assumptions in preparing these financial statements in accordance with GAAP. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities, and the reported revenues, and expenses. As future events and their effects cannot be determined with precision, actual results could differ from the estimates that were used.
For a discussion of all of our significant accounting policies, see Note 2 to our audited consolidated financial statements and Note 2 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus. We believe that the following critical accounting policies affect the most significant estimates and management judgments used in preparing the consolidated financial statements.
Useful Lives and Salvage Values of Rental Equipment
Our principal assets are rental equipment, which represented 48.5% and 54.8% of our total assets as of December 31, 2024, and 2023, respectively. Rental equipment is comprised of various classes of construction equipment, delivery vehicles, trailers, and installed telematics tracker devices. Rental equipment is purchased with the intention to rent the equipment as a long-term productive asset. Upon the equipment’s first rental, the equipment is considered to be placed into service and we begin to depreciate the asset over its estimated useful life to its estimated residual value. Generally, when rental equipment is placed into service, we estimate the period that the asset may be held in our rental fleet for the purpose of generating rental revenues, ranging from 5 to 10 years until its sale or disposal to another party. We also estimate the residual value of the applicable rental equipment at the expected time of sale or disposal, ranging from zero to 35% of the asset’s OEC. The residual value for rental equipment is affected by factors which include equipment age and amount of usage.
Depreciation rates are reviewed at least annually based on our ongoing assessment of present and estimated future market conditions, their effect on residual values at the time of disposal and the estimated holding periods. Market conditions for used equipment sales can also be affected by external factors such as the economy, natural disasters, fuel prices, supply of similar used equipment, the market price for similar new equipment and incentives offered by manufacturers of new equipment. These key factors are considered when estimating future residual value and assessing depreciation rates. As a result of this ongoing assessment, we make periodic adjustments to depreciation rates of rental equipment in response to changed market conditions and other factors. To the extent that the useful lives of all of our rental equipment were to change by one year, we estimate that our annual depreciation expense would decrease or increase by approximately $35.0 million or $45.0 million, respectively. If the estimated salvage values of all of our rental equipment were to increase or decrease by one percentage point, we estimate that our annual depreciation expense would change by approximately $4.6 million or $3.6 million, respectively. Any change in depreciation expense as a result of a hypothetical change in either useful lives or salvage values would generally result in a proportional increase or decrease in the gross profit we would recognize upon the ultimate sale of the asset.
Property Sale and Leaseback Transactions
In connection with our organic growth initiatives, we have routinely sold property to third parties and simultaneously entered into lease arrangements for the same property. Under these arrangements, we transfer legal ownership of the property to the third party in exchange for consideration, and in connection with the lease we retain the use of the property and make periodic lease payments. We evaluate the terms of the agreements to determine whether a sale has occurred in the context of a sale and leaseback transaction. The evaluation includes assessing if the customer obtains control of the property in accordance with Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, determining the classification of the lease, and identifying the existence of a repurchase option, all of which may include judgments. These judgments can materially impact the recognition of a financing obligation. Application of the lease classification criteria requires significant judgment, particularly relating to the valuation of the property sold in the transaction. We measure the fair value of the property on the basis of one or more of (1) the market approach, (2) the income approach, and (3) the cost approach.

BUSINESS
Our Company
We are building the platform to connect the construction industry
Founded in 2015, EquipmentShare is a digitally-native equipment rental platform servicing the largest jobsites nationwide. As lifelong contractors, Co-Founders Jabbok and Willy Schlacks knew the jobsite didn’t break down from lack of effort, but from lack of connection. There was no holistic operating system to bring the moving parts of a complex jobsite together in real time. Lost or stolen equipment, phone-tag coordination, and underutilized fleets were the norm. Their answer was to build T3, a proprietary, interoperable, vertically integrated software platform that connects assets, materials, and people. Combined with world-class operations and a nationwide footprint, EquipmentShare serves customers with an integrated solution designed to make their jobsites more efficient, safer, and lower cost.
The engine behind our growth is a three‑part flywheel:
1.T3 technology generates customer demand. All of our assets are managed and operated on our T3 platform, giving our customers and branch teams real‑time location, health, utilization, and insights to reduce downtime. We believe that there is no other rental-integrated technology platform like it in the industry. We believe it is our advantage driving our market share gains.
2.Customer demand seeds organic site expansion. Our customers pull us into new markets, where we open locations organically as we believe this is the most effective way to scale our rental operations financially and operationally. On average, 75% of new site revenue is generated from our existing customers in the first year of operation. As of September 30, 2025, we have 342 full-service rental locations nationwide, nearly all of which we started organically.
3.Organic site expansion enabled by capital-light fleet growth. The OWN Program, our innovative capital-light fleet growth model, leverages third-party capital and supplies more than half of our rental equipment, as of September 30, 2025. This allows us to preserve balance-sheet strength while achieving year-over-year site growth at multiples of the industry average to meet our customer demand. The OWN Program is enabled by T3, which manages third-party assets seamlessly. In return, owners get real-time data on usage, health, and performance of the machines rented exclusively by EquipmentShare and re-rented to our customers.
Designing the telematics hardware, writing the platform software, and owning physical distribution of machines end to end allows us to optimize uptime, reduce misuse and theft, and lower total cost of operation for contractors compared to incumbent solutions.
We operate today in the $84 billion, still-analog, U.S. equipment rental sector that benefits from a number of secular tailwinds, including:
1.Increasing rental penetration, supported by customers’ desire for an integrated service, capital discipline, and operating flexibility;
2.High demand for rental over ownership driven by the size and complexity of jobsites and contractors’ limited ability to supply equipment by themselves; and
3.Multi-decade public and private investments in infrastructure, energy, and domestic manufacturing.
We believe our scale and vertically integrated tech platform have positioned us to excel on the largest, most demanding projects in the country, as evidenced by our deep involvement with megaprojects. We currently rent to over 80% of active megaprojects inside our serviceable footprint. We believe we win because T3 coordinates thousands of machines across trades, unlocking efficiency that we believe competitors can’t match on megaprojects. For example, on one hyperscale datacenter project, a customer replaced an incumbent provider with EquipmentShare and expanded from less than 20 to over 2,000 machines within four months. This expansion reflected both the customer’s underlying project growth and its adoption of our T3 platform, which the customer cited as a factor in its decision to transition from the prior provider. While this is among our larger customer engagements and is not representative of all customer experiences, we believe it is illustrative of similar dynamics we see with other national customers. Cases like this are repeated across infrastructure, energy, and manufacturing megaprojects, reinforcing the flywheel and extending our market share. In fact, our national customers who have high engagement on the T3 platform (i.e., customers that utilize T3 for holistic fleet management) on average spend over six times more per customer on equipment rentals than national customers who do not utilize T3.

Approximately 140% Compound Annual Revenue Growth Rate Since Founding

140% Compound Annual Growth Rate Since Founding

Joined Y Combinator
Opened 1st rental location
$1.5M
2015
Rental
First generation tracker available
$21M
2016
Rental
Telematics/T3
Equipment sales business launched
$31M
2017
Rental
Telematics/T3
Sales
Opened 20th location
$80M
2018
Rental
Telematics/T3
Sales
Service & Parts
Patented keypad solution launched
$252M
2019
Rental
Telematics/T3
Sales
Service & Parts
Opened 100th location
Specialty business launched
$498M
2020
Rental
Telematics/T3
Sales
Service & Parts
Specialty
Tooling
T3 publicly launched
Opened first on-site yard
$1.1B
2021
Rental
Telematics/T3
Sales
Service & Parts
Specialty
Tooling
Materials business launched
$1.7B
2022
Rental
Telematics/T3
Sales
Service & Parts
Specialty
Tooling
Materials
Opened 200th location
$2.6B
2023
Rental
Telematics/T3
Sales
Service & Parts
Specialty
Tooling
Materials
Opened 290th location
Opened distribution center
$3.8BM
2024
Rental
Telematics/T3
Sales
Service & Parts
Specialty
Tooling
Materials
Distribution

We have grown rapidly by meeting customer demand through disciplined, organic expansion. As of September 30, 2025, nearly 100% of our 342 full-service rental locations across 45 states were built from the ground up by leveraging a proven, repeatable playbook, and we estimate that 98% of our rental revenue since our founding has been driven by organic site growth. We aim to launch new sites across high-potential markets in response to existing customer demand and long-term trends. Our locations are close to megaprojects with over $5 trillion in active and planned spend expected over the next decade. Our physical location footprint is a core enabler of T3 platform’s advantage. T3’s data-driven tools optimize our logistics, utilization, and service delivery. It also unlocks the potential for new revenue streams across materials, tooling, parts, site services, and supply chain support, all of which become increasingly more valuable as we embed within our customers’ workflows to deliver a more efficient jobsite.
To support this growth, we developed the OWN Program, a first-of-its-kind, capital-light fleet growth model. Participants in the OWN Program, including institutional investors and ABS entities, as well as high-net-worth individuals, family offices, and other third parties, purchase equipment from EquipmentShare. We then lease the equipment and exclusively deploy, operate, and service equipment seamlessly through our rental platform pursuant to the terms of a lease to us for such equipment. In return for their participation, OWN Program participants receive a share of rental revenue, while EquipmentShare retains control of customer relationships, equipment rental pricing, and operations throughout the entire life of the lease. There are no minimum payments in the program and revenue sharing payments are only paid when the machine rents. T3 platform’s flexibility and robustness empowers the OWN Program, allowing us to manage OWN equipment seamlessly alongside company-owned assets. As of September 30, 2025, OWN represented $4.2 billion of our OEC, or 52% of our total equipment rental fleet. The OWN Program has expanded and diversified our access to equipment, while maintaining lifetime cash flows substantially similar to on balance sheet equipment.
This three-part flywheel differentiates our business model and has enabled us to realize exceptional financial performance. In 2024, we generated approximately $3.8 billion in revenue, up from $1.7 billion in 2022, reflecting a two-year revenue CAGR of 47% highlighting our ability to capture market share in excess of the 10.6% market average and the 15.6% average of our top equipment rental peers. For the years ended December 31, 2024, 2023, and 2022, our consolidated net income was $2.4 million, $17.4 million, and $49.6 million, respectively, with our mature sites contributing Equipment Rental Segment Adjusted EBITDA margins greater than 50% for the same periods. Our mature sites contributed operating income of $337.3 million for the year ended December 31, 2024, while our growth sites had an operating loss of $111.5 million for the same period. For all sites, Equipment Rental Segment Adjusted EBITDA margins were 40.1%, 46.3%, and 41.8% for these periods, reflecting the impact of significant new site openings as new sites typically have lower margins due to associated start-up costs. For additional information about our Equipment Rental Segment Adjusted EBITDA, see “Prospectus Summary—Summary Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Metrics—Other Key Financial Metrics—Equipment Rental Segment Adjusted EBITDA and Equipment Rental Segment Adjusted EBITDA Margin.”
Premium Financial Profile at Scale
The combination of our T3 platform, OWN Program, and organic growth site expansion drives a powerful economic engine built on strong site-level growth, durable margins, and attractive returns on capital. Since December 31, 2021, we have launched 240 rental sites, representing the majority of our 342-location network as of September 30, 2025. These sites are still in the early stages of maturity, and we expect them to follow a historically proven ramp pattern of growing customer density, expanding margins, and increasing cash flow. As younger sites scale, they consistently contribute substantial incremental earnings. We believe this represents a structural advantage and provides a clear runway for continued margin expansion and cash generation.
(1)Represents total average Equipment Rental Segment Adjusted EBITDA Margin for all sites. Equipment Rental Segment Adjusted EBITDA includes direct operating costs (excluding equipment and vehicle operating lease expense) and selling, general, and administrative expenses (excluding depreciation expense related to our property and other fixed assets). Equipment and vehicle operating lease expense was $84.8 million for the year ended December 31, 2024. Depreciation expense related to our property and other fixed assets was $27.4 million for the year ended December 31, 2024. Equipment Rental Segment Adjusted EBITDA also excludes operating expenses related to OWN Program payouts, depreciation expense on rental equipment, and amortization expense on capitalized software. These excluded expenses are significant: OWN Program payouts, depreciation expense on rental equipment, and amortization expense on capitalized software was $724.9 million for the year ended December 31, 2024. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Metrics—Other Key Financial Metrics—Equipment Rental Segment Adjusted EBITDA and Equipment Rental Segment Adjusted EBITDA Margin.”

Our Market Opportunity
EquipmentShare operates in a massive and growing total addressable market that is significantly underpenetrated by technology. The industry is large, with nearly $11.4 trillion of output in construction projects globally in 2024 according to Deloitte. Annual world construction spend grew at a 2.6% CAGR from 2000 to 2023 and, as of August 2024, was forecasted to grow at a 3.2% CAGR from 2023 to 2040.
Within the broader U.S. construction industry, estimated at approximately $1.17 trillion as of 2024 according to Dodge Data & Analytics, we started with a focus specifically on the U.S. construction equipment and general tool rental industry, which was estimated at approximately $84 billion as of 2024, an 8% increase from 2023. As of May 2025, this market was expected by the American Rental Association to grow approximately 3% to 4% annually through 2027.
In the $84 billion (and growing) equipment rental industry, with trillions of dollars in infrastructure and industrial capital projects planned, we believe contractors require a better way to manage their assets, people, and jobsites. There is a clear market need for an operating model that combines physical scale with digital intelligence and offers contractors the tools and transparency needed to run more efficient, more profitable, and more resilient businesses.

Expansion Opportunity Across an $11.4 Trillion Dollar Market

~$11,400B
Global Jobsite[1]
~$1,169B
U.S. Construction[2]
~$84B
U.S. Rental[3]
~$3.8B
EquipmentShare[4]

Source: 1) Deloitte. 2) Dodge Data & Analytics. 3) American Rental Association. 4) 2024 Annual Revenue of EquipmentShare.
Factors Impacting Our Industry
Infrastructure Investment
Growth in construction continues to benefit from long-term demand tailwinds associated with generational investments in infrastructure, energy, and domestic manufacturing. As of June 2025, nearly $7 trillion in public and private capital projects are expected to break ground in the next five years in the United States. Many of these projects are long-cycle and multi-phase, requiring years of consistent equipment and service support. The resulting project complexity has driven contractors over the past two decades to increasingly rent, rather than own, equipment. It has also led to scaled equipment rental providers outpacing market growth as the ability to fully fleet and service megaprojects becomes increasingly out-of-reach for small- and mid-sized businesses.
Contractors need flexibility, capital efficiency, and an integrated platform to deliver the jobsites of tomorrow.
(1)American Rental Association, Rental Equipment Register
Labor Scarcity
Contractors today face increasing pressure to do more with less. Labor is scarce and the construction workforce is aging, even though projects are more complex and timelines are tighter. At the same time, the cost of capital is high, and inflation has driven up expenses across all verticals of an active project. In this environment, visibility, control, and efficiency are no longer luxuries; they are essential to profitability.
Lack of Productivity Improvements and Digitization
The construction industry is one of the largest sectors of the U.S. economy and yet remains one of the least digitized. While construction remains largely analog and fragmented, industries such as manufacturing, agriculture, and logistics have adopted integrated technologies to improve efficiency and reduce waste. In the agriculture industry, for example, progress is being made to fully digitalize the experience with increased automation, greater field management, and in-depth data analysis. Significant increases in yields and decreases in production costs provide proof of the transformative impact technology can have on legacy industries.
In contrast, over the past 76 years, construction productivity has been essentially flat, having grown at a 0.63% CAGR from 1947 to 2010. Contractors face significant challenges trying to scale their operations efficiently and safely with largely analog tools, while rising labor and material costs further suppress already thin margins.

Persistent Inefficiency in Construction Drives High Costs

Productivity growth in the U.S. construction industry continues to lag those of major sectors

Construction productivity increased at an average annual rate of just 0.6% from 1947 to 2023

Value added per labor unit, constant prices
Index 100 = 1947
1100
1000
900
800
700
600
500
400
300
200
100
0
1947
1960
1970
1980
1990
2000
2010
2020
Productivity Compound Annual Growth Rate
Agriculture – 3%
Retail – 2%
Manufacturing – 1.7%
U.S. economy – 1.5%
Construction – 0.6%
Construction 1.35x less productive since 1973
Total Improvement
Agriculture 10.2x
Retail 4.8x 4.8x
Manufacturing 3.5x
U.S. Economy 3.2x
Construction 1.6x

Source: BEA-BLS Integrated Industry-level Production Accounts (KLEMS), BLS Annual Total Factor Productivity Report
This lack of modernization affects nearly every layer of the jobsite. Equipment is often misplaced or underutilized, machines break down without warning, maintenance is reactive rather than predictive, and labor time tracking is manual and error-prone. In particular, dispatching and billing are usually largely decentralized, involving spreadsheets, texts, or phone calls. Critical systems are typically disconnected, creating inefficiencies that cost time, waste money, and create operational risks.
Despite the clear market need, few technology solutions have meaningfully addressed the operational realities of the jobsite. Construction jobsites present a unique challenge given their open systems, with dozens of specialized sub-contractors, each with their own equipment involving thousands of distinct equipment types from hundreds of different manufacturers, incapable of communicating with each other. Most construction software is built for the office, not the field. GPS trackers and fleet management tools offer limited data and even less integration, and are challenging to install on legacy fleets. Rental companies have historically been focused on asset distribution versus digital solutions, while SaaS-based construction technologies lack the physical footprint that rental offers or the leverage to drive factory-level integration of their technology with equipment manufacturers through high-volume asset purchases.
Our Platform
The EquipmentShare platform is characterized by our large and growing footprint, diverse and technology-enabled fleet, revolutionary T3 software platform, and differentiated OWN Program.
Our Footprint
We are one of the fastest-growing and largest equipment rental providers in the United States based on revenue, with 373 operational locations (which includes 342 full-service rental locations, 22 building materials locations, and 9 dealerships) across 45 states and $8.1 billion in OEC as of September 30, 2025. Our footprint spans major metros, industrial corridors, and emerging construction markets across the U.S. We continue to deepen our presence in regions with long-term infrastructure and industrial tailwinds, including the Gulf Coast, Southwest, Midwest, and

Southeast. At the same time, we see meaningful white space in underpenetrated regions such as the West Coast and Northeast, where our pipeline includes targeted site launches aligned with large-scale project demand and national customer pull-through. Our network allows us to serve a broad customer base of local and regional contractors, national builders, and blue-chip industrial companies with scale, speed, and seamless coordination.
To support our growth, we have assembled a team of over 7,700 people working together to build a better future for the construction industry. We have added 1,659 employees over the past 12 months as of September 30, 2025, reflecting the continued expansion of our platform and physical footprint. Across the company, our teams use T3 to run the rental business, from managing orders and dispatch to maintaining fleet health and servicing customers in the field. Because we operate on the same platform our customers use, we continuously improve its performance through real-world feedback. This alignment helps us move faster, serve better, and build a platform that’s shaped by the demands of the jobsite.

373 Operational Locations in the U.S. (as of September 30, 2025)

Marysville (2)
Seattle (2)
Columbia Falls
Spokane (2)
Yelm
Wenatchee
Yakima
Hillsboro (2)
Ridgefield
Pasco
Portland (2)
Canby
Salem
Great Falls
Helena
Williston (2)
Mandan
Lewiston
Eugene
Redmond
Billings
Boise (2)
Idaho Falls
Forest Lake
Minneapolis
Rapid City
Bad Axe
Sandusky
Niagara Falls (2)
Geneva
Seekonk (2)
Imlay City
Flint
Port Huron
Hartford (2)
Sioux Falls
Estherville
Milwaukee
Casper (2)
Emmetsburg
Britt
Algona (2)
Grand Rapids (2)
Detroit (2)
Newark
Chico
Sioux City
Harcourt
Leetsdale (2)
South Plainfield
Logan
Toldedo
Harrisburg
Camden (2)
Woodland
Reno
Cheyenne
Chicago (3)
Camp Hill
Hammonton
Salt Lake City (2)
Mound House
Provo
Pittsburgh (2)
Baltimore (2)
Sacramento (2)
Omaha
Lebanon
Newark
Columbus (2)
Wilmington
Odenton
Richmond
Martinez
Indianapolis (2)
Fort Lupton
Grand Junction
Kirksville
Trotwood
Catlett (2)
Newark (2)
Golden
Maco
Bridgeport (2)
Stafford
Delmar (2)
San Fransisco
Denver (3)
Elwood (2)
Clark
Cincinnati (2)
Hollister
Kansas City (2)
Columbia
Madera
Colorado Springs
Topeka
St. Louis (2)
Charleston
Richmond (3)
Virginia Beach (2)
Hurricane
Ashland
O'Fallon
Evansville
Grain Valley
Louisville
Las Vegas (3)
Pueblo (2)
Garden City
Lenexa
Eldon
Lebanon
Roanoke
Emporia
Cape Girardeau
Springfield
Wichita (3)
Seymour
Calvert City
Santa Maria
Aurora
Eldon
Bowling Green
Bakersfield (2)
Bloomfield
Ava
Mansfield
Raleigh
Joplin
Canoga Park
Lancaster
Gallup
Gainesville
Nashville
Knoxville (2)
Long Beach
Whittier (2)
Bellemont
Charlotte (2)
Blytheville
Albuquerque (2)
Borger
Tulsa (3)
Springdale
Chattanooga
Lake Forest
North Palm Springs
Colton
Oklahoma City (2)
Osceola
Memphis
Anderson
Fontana (2)
Phoenix (4)
Amarillo
Olive Branch (2)
Huntsville (2)
Temecula
Chandler
Fort Smith (2)
Little Rock
Byhalia (2)
Cartersville
Columbia (2)
Yuma
Arab
Atlanta (3)
Charleston
San Diego (2)
Pine Bluff
Lubbock
Ardmore
Jackson
Hartselle
Wichita Falls
Hot Springs
Hobbs
Sherman
Texarkana
Perry
Oxford
Irving
McKinney (2)
Tucson (2)
Savannah (2)
El Dorado (2)
Fort Worth (4)
Birmingham (2)
Carlsbad
Caddo Mills
Abilene (2)
Waxahachie
Dallas (2)
Monroe
Jackson
Shreveport
Cleburne
Midland (2)
Dothan
Jacksonville (3)
Ferris (2)
Tyler (2)
Huntsville
Alexandria
El Paso (2)
Odessa (3)
Pecos
Tallahassee
San Angelo
Pensacola
Waco
Jasper
Baton Rouge (4)
Alachua
Austin (5)
Cleveland
Kountze
Lacombe
Mobile (3)
Panama City (2)
Houston (4)
Victoria (2)
Port Allen
Orlando (4)
Boerne
Pasadena
Lafayette
New Orleans
Apopka
Texas City
Lake Charles (3)
Lakeland (3)
San Antonio (3)
Bryan
Angleton
Deer Park
Houma
Fort Pierce
Sweeny
Port Arthur
Tampa (2)
Three Rivers
Katy
Beaumont (3)
Largo
Baytown (2)
Aransas Pass
Bay City
Port Charlotte
Palmetto
Corpus Christi
West Palm Beach (2)
Fort Myers
Laredo
Miami (2)
Harlingen (2)
Brownsville

Our rental network has been built nearly entirely through organic expansion. From December 31, 2021 to September 30, 2025, we have launched 240 rental locations, including adding 100 new sites in the twelve month period ended September 30, 2025, guided by T3 usage on customer-owned fleets, pull-through demand from current customers, and upcoming construction project activity. This approach allows us to deploy capital exactly where it’s needed, build density in high-potential markets, and maintain full control over operational standards. We are not burdened by legacy sites or overlap resulting from acquisitions, and as such, each of our locations is aligned to our fleet strategy, service model, and technology stack from day one.

We are builders and our team of construction experts partner with in-house architecture, design, and procurement to create standardized, value engineered sites.

Key Features of a Model EquipmentShare Rental Site

1 IOS Property

Optimized site selection eliminates coverage redundancy

- 5-acre, industrial outdoor storage yard, 2,500 sq ft office, and 10,000 sq ft shop
- Triple net lease on in-demand IOS site (extremely low vacancy rate)

2 Headcount

20-person site staff at maturity

Role	Headcount
General Manager	1
Service Manager	1
Rental Coordinators	2
Drivers	4
Yard Coordinator	1
Sales Reps	3
Mechanics	8

3 Fleet Mix

$40M rental fleet plus $4M support fleet

~50%
On Balance Sheet Fleet
~50%
OWN Program Fleet

\+

- 4 Service Trucks
- 4 Haul Trucks & Trailers
- 5 Standard Pickups

4 Customer Base

300 active, diversified customers

60% non-residential / infrastructure customers
40% industrial customers
55% national customers
35% regional customers

5 Data & Technology

Rich, proprietary data collected in T3

- 20 million data points collected per day

Model site data is meant as illustrative only, based on management targets and approximate site averages based on OEC for mature rental sites. All data based on trailing twelve months as of December 31, 2024
A model EquipmentShare site is a 5-acre, industrial outdoor storage yard with a 2,500 square foot office and 10,000 square foot shop. At maturity, it’s supported by 20 branch employees managing $40 million of rental fleet and $4 million of support fleet, such as service trucks, haul trucks, trailers, and standard pick-ups.
We are also innovators. A model site collects approximately 20 million rich, proprietary data points per day, underpinning productivity for 300 customers, approximately 55% of whom are national customers, and over 85% of whom are in non-residential, infrastructure, and industrial industries. As of December 31, 2024, our 56 sites with over 4-years in operation had an average of total OEC of approximately $44 million per site, and generated an average Equipment Rental and Services Operations segment revenue of $16 million per site. We have a demonstrated ability to drive strong unit economics alongside rapid, organic site growth. We are in the early stages of fulfilling our mission. Our goal is to reach 700 rental sites within the next five years, increasing operational efficiency of all sites, and continuing to unlock additional revenue adjacencies by spacing our early-stage parts, building materials, T3 SaaS, insurance, and fuel sales offerings.
Our physical footprint, broad fleet, and platform scale together form a differentiated model: a fully integrated rental network that combines national reach, technology-led service, and jobsite-level execution.
Our Fleet
We have a large and diverse fleet sourced from premium brands, including John Deere, JLG, CASE, Genie, JCB, Cummins, Toyota, and Hitachi. We are one of the largest purchasers of equipment in the industry, as evidenced by our equipment spend of $1.6 billion in 2024, which helps us negotiate competitive pricing terms and satisfy growing demand. Our fleet is 18-months younger than rental peers on average on an original cost basis and one of the youngest in the industry and we believe our fleet also has the highest level of connectivity and data collection given our T3 platform, reducing replacement capital expenditures and providing us significant fleet management flexibility during an economic cycle.

As of September 30, 2025, EquipmentShare’s fleet (both company-owned and OWN Program) consisted of over 235,000 units at an OEC of $8.1 billion. Our fleet spans a full range of general rental equipment categories, including telehandlers, excavators, compact track loaders, dozers, wheel loaders, scissor lifts, articulating and telescoping boom lifts, skid steers, backhoes, light towers, and air compressors. We are also expanding our presence in specialty classes, such as HVAC, pumps, and power generation. These equipment classes are often critical-path assets, especially on jobsites like data centers, where downtime can halt progress across the entire project. Our T3 platform connects those assets to 24/7 monitoring and uptime support, which we believe drives increasing demand for our specialty equipment. As evidence, the mix of specialty equipment in our rental fleet has grown from 12% of our fleet OEC as of December 31, 2021 to 15% as of September 30, 2025.

$8.1 Billion Fleet, Increasing in Specialty Mix

General Rental
Specialty Rental
Q3 2021
10%
$2.3B
90%
Q3 2025
15%
$8.1B
85%

Measured in OEC
We are able to make smarter equipment purchase decisions as a result of having our fleet connected across our T3 platform. T3 enables real-time visibility into equipment efficiency, customer utilization, and the optimum time for disposal out of the rental fleet. This allows us to be more efficient and targeted with new purchases, while effectively delivering the types of equipment that our customers demand ahead of our competition.
T3: Our Proprietary Full-Stack Hardware and Software Platform
We built EquipmentShare to solve the persistent inefficiencies that contractors face every day and to do so at scale. Our solution brings together a nationwide physical rental network, a vertically integrated technology platform, and a capital model designed to support long-term, high-return growth.
At the center of this solution is T3, our proprietary jobsite management platform. Unlike GPS-based tracking tools or software-only point solutions, T3 is a full-stack platform that integrates hardware, firmware, software, and data across every layer of our operations. We design and manufacture our own embedded hardware, including telematics trackers and cloud-based access control keypads, giving us full control over device durability, real-time connectivity, and interoperability across OEMs. We incorporate AI in our platform features to enhance data analysis on the over 6.4 billion data points produced per day by our devices, automate service workflows, and provide jobsite intelligence for both EquipmentShare and our customers. Our cloud infrastructure and front-end applications are designed to enable rapid iteration and the ability to tailor workflows directly to field conditions. Our extensive team of over 300 field-oriented engineers, which we believe is the largest in-house technology team in the industry based on our unique need to support and enhance our T3 platform, builds and rapidly iterates on these capabilities. No other rental company has made a comparable investment in software, hardware, and workflow automation to modernize the construction industry.
Because T3 is fully integrated into our rental fleet and day-to-day operations, every EquipmentShare rental customer receives access to T3, without requiring additional licenses or modules. T3’s advanced telematics are embedded in the machines we rent, enabling real-time visibility into jobsite activity through a digital twin of customers’ fleets. Access control keypads allow site managers to see exactly who is operating equipment and when, improving safety, reducing theft, and driving operational transparency. Customers can access the T3 platform from mobile or desktop devices, giving them remote control over machine access, employee status, and service workflows through a seamless, single interface designed specifically for the field. We believe T3’s efficiency drives customer stickiness, and high T3 engagement national customers spend approximately six times more per customer on average on rentals compared to national customers who do not use T3.
(1)For the fiscal years ended December 31, 2024, 2023 and 2022, High and Medium Engagement cohort customers made up 61.0%, 59.6%, and 54.3% of equipment rental and related services revenues, respectively.
(2)On a national per customer basis
For customers with a mix of owned and rented equipment, we offer T3 hardware and software subscriptions for their owned fleet, enabling seamless, side-by-side management of all assets through a single, unified platform.

T3 Fleet Management

T3 Fleet Management

37
Total Speeding Events
0.12 hours
Total Speeding Duration
0.79%
Speeding % of Drive Time
Speeding Alert Types
Speeding Locations
Speeding Duration in Hours by Date and Severity
Speeding Report
269.7 hrs.
58.1 hrs.
109.1 hrs.
Top Jobs by Hours
Daily Hours
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Asset 187955
187955
FORD F150 Premium
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Last Contact
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FORD F150 Premium - Vehicle
1430 West Culver Avenue,
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Robert Gordon
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Internally, T3 powers essentially every aspect of EquipmentShare’s operations. It drives our dispatch and service workflows, informs fleet investment decisions, and enables predictive maintenance and real-time logistics. By reducing unnecessary service calls, rebalancing underutilized assets, and improving technician productivity across hundreds of sites, T3 helps us operate more efficiently and at greater scale. This operational intelligence not only improves customer outcomes, but also drives stronger margins and return on invested capital across our business.
T3 is purpose-built to manage a wide range of asset ownership models and rental use cases within a single, unified system. Whether equipment is owned by EquipmentShare or managed by us through the OWN Program, T3 delivers consistent visibility, control, and performance across our fleet. This flexibility unlocks the OWN Program by allowing third-party-owned assets to operate seamlessly within our rental network, without compromising the customer experience. By decoupling ownership from operations, T3 enables capital-light fleet growth while maintaining service, quality, and operational efficiency.
The embedded nature of T3 in our operations makes EquipmentShare fundamentally different from traditional rental companies, which focus on fleet distribution without integrated technology. We are also distinct from software or IoT providers that lack the physical infrastructure to translate data into action. True transformation on the jobsite requires both a digital platform and physical execution, and we believe EquipmentShare is the only company in the industry purpose-built to deliver both.
Powering the largest access-controlled construction rental fleet in the world, EquipmentShare’s cloud-based access control technology (T3 keypad) is developed and manufactured in-house to ensure only authorized personnel can operate machines using operator-specific access codes, digital credentials, or keycards. Unlike traditional construction equipment—often accessible with universal keys that haven’t changed in decades—this system prevents unauthorized use at the source, delivering critical safety benefits by keeping unqualified or unapproved individuals off machines. It also protects against theft, fuel loss, and equipment misuse. Every interaction is logged in real time, helping contractors enforce safety protocols and hold operators accountable for how and when machines are used. For general contractors, this system unlocks new ways to boost profitability and control costs. Access codes can be issued to subcontractors, allowing for precise billing based on actual machine usage. This not only improves job costing accuracy but also creates a new mechanism for monetizing equipment access, turning machines into trackable, revenue-generating assets for contractors on every jobsite.
Machines equipped with EquipmentShare’s T3 keypad accumulate significantly fewer annual operating hours, typically 20% less than comparable non-controlled units. By eliminating unauthorized use and reducing idle or after-hours operation, these machines experience less wear and tear, resulting in reduced operating cost, extended lifespans, and higher residual values. Over time, this translates into substantial cost savings for EquipmentShare, OWN Program participants, and contractors’ owned fleet.
Further, integrating the T3 keypad into new equipment requires deep collaboration with OEMs, as it replaces traditional ignition systems with cloud-connected access control. This process demands extensive engineering coordination and validation, often taking years to reach final approval and achieve factory-level installation. Since launching its first keypad in 2017, EquipmentShare has successfully integrated T3 across hundreds of makes and models, creating a significant competitive moat and establishing itself as the industry leader in connected access controlled jobsite technology.
The OWN Program: A Capital-Efficient Fleet Model
To support our growth, we developed the OWN Program, a differentiated fleet growth model that enables third-party participants to own rental equipment deployed and managed by EquipmentShare. This model allows us to scale our fleet to meet customer demand with reduced capital intensity, while maintaining full operational control and generating similar lifetime cash flows as equipment financed on our balance sheet.
The OWN Program currently operates as follows: EquipmentShare purchases new equipment at industry-leading prices through our OEM relationships and deploys it immediately into our rental fleet operations. Subsequently, we offer for sale rental equipment to OWN Program participants, which include institutional investors financing equipment purchases through ABS, as well as high-net-worth individuals, family offices, and other third parties. Concurrent with the equipment sale, we enter into arrangements with the OWN Program participant for the right-to-use the rental equipment. Throughout the term of each lease arrangement to us as lessee, EquipmentShare exclusively manages the equipment’s rental, dispatch, service, and customer experience. When the equipment rents, OWN Program participants receive a portion of the rental revenue generated by the equipment. In certain arrangements, EquipmentShare retains an option to repurchase the equipment at the end of the OWN Program term at the appraised value of the equipment. OWN Program agreements are typically five to seven years in duration, contain customary renewal and termination provisions, and provide for monthly payouts to participants based on the rental activity of their enrolled equipment. As of September 30, 2025, there were approximately 1,300 OWN Program participants.
The OWN Program has consistently benefited from robust demand across multiple, deep pockets of capital. OWN Program participants typically finance their purchases of equipment in various ways, including equity and bank financing by high-net-worth individuals and family offices, and, in some cases, through non-recourse ABS. As of September 30, 2025, over $1.7 billion of OEC that we lease under the OWN Program was leased from participants who have financed equipment purchases from us with ABS and the other $2.4 billion of equipment OEC that we lease under the OWN Program was leased from hundreds of high-net-worth individuals and family offices. These structures allow participants to generate attractive, levered equity returns and access tax benefits, such as accelerated depreciation. The debt financing secured by the participant has no recourse to EquipmentShare. The revenue sharing model provides additional downside protection to EquipmentShare because payments to the participants decrease if equipment rental revenue declines.
From an operational standpoint, OWN Program equipment is fully integrated into our rental fleet and managed through T3. Customers receive a consistent rental experience regardless of whether the equipment is company-owned or in the OWN Program. Our field teams deploy and service OWN equipment identically to company-owned assets. Importantly, there are no utilization guarantees or fixed lease payments to OWN Program participants. This structure preserves EquipmentShare’s operational flexibility and ensures alignment across customer needs, asset deployment, and economic performance.
The OWN Program offers EquipmentShare the ability to accelerate our expansion and growth. While OWN Program participant revenue share is reflected in cost of revenue, and depreciation and interest expense apply to owned fleet assets, the cash flow that we realize through retained revenue and other fees associated during the term of the OWN Program arrangement is substantially similar to cash flows associated with our owned fleet. By leveraging equipment owned by OWN Program participants, we are meeting customer demand, reducing our capital expenditures, improving our capital efficiency, and realizing cash flows comparable to cash flows generated from our owned fleet.
The OWN Program enhances our capital efficiency, expands our access to equipment, and allows us to scale our platform with reduced balance sheet investment. In addition, the OWN Program reflects our broader strategy to align operational excellence, platform integration, and capital efficiency, positioning us to capture share and compound value in an asset-intensive industry.
The expansion of our OWN Program impacts our results of operations, gross profit, and EBITDA margins. When equipment is included in the OWN Program rather than purchased and owned or leased directly by us, depreciation and interest expense associated with that equipment are reduced, while OWN Program payouts are recorded as cost of revenues. This shift increases cost of revenues and decreases depreciation and interest expense, which in turn affects gross profit and EBITDA margins. Specifically, OWN Program payouts were $512.3 million and $287.7 million for the nine months ended September 30, 2025 and 2024, respectively, a 78.1% increase, as compared to a 27.0% increase in total revenue over this same period. OWN Program payouts were $420.1 million and $209.2 million for the years ended December 31, 2024 and 2023, respectively, a 100.8% increase, as compared to a 47.2% increase in total revenue over this same period. During the year ended December 31, 2023, OWN Program payouts increased 118.4% from OWN Program payouts of $95.8 million, as compared to a 47.5% increase in total revenue over this same period. We expect to further increase our usage of the OWN Program, which will increase our related costs and reduce gross profit and EBITDA margins, as compared to purchasing equipment. For additional information on the expansion of our OWN Program and its impact on our results of operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Our Performance—Expansion of OWN Program.”
Equipment sales through the OWN Program to entities owned or controlled by the Co-Founders represented 10%, 17%, 9% and 14% of equipment sales revenues for the nine months ended September 30, 2025 and the years ended December 31, 2024, 2023 and 2022, respectively. Revenue sharing payments, commensurate with other third-party OWN Program arrangements, that were made by the Company to such related party entities represented 9% and 18% of total OWN Program payouts, including principal and agent transactions, for the nine months ended September 30, 2025 and 2024, respectively, and 16%, 22%, and 30% of total OWN Program payouts, including principal and agent transactions, for the years ended December 31, 2024, 2023, and 2022, respectively. The corresponding average equipment OEC enrolled in the OWN Program owned by these entities represented approximately 4%, 19%, 13%, 22% and 23% of the total corresponding equipment rental fleet that we lease (as lessee) as of September 30, 2025 and 2024 and December 31, 2024, 2023, and 2022, respectively. The Company intends to substantially reduce these transactions following the offering and has begun to do so: in recent months, entities owned or controlled by the Co-Founders have sold a substantial portion of their equipment enrolled in the OWN Program and as of September 30, 2025, entities owned or controlled by the Co-Founders hold approximately $7.4 million of equipment enrolled in the OWN Program.
Our Competitive Strengths and Advantages
EquipmentShare is building the most advanced and integrated platform in the equipment rental industry by combining proprietary technology, physical distribution, and direct customer relationships in a way that we believe is fundamentally difficult to replicate. We are a purpose-built platform that combines the infrastructure of an incumbent with the innovation of a technology leader. This allows us to deliver better outcomes for customers today and positions us to capture share as the industry becomes more digitized, complex, and execution-driven.

Repeatable organic expansion playbook
We have a proven organic expansion strategy that has allowed us to open 253 rental locations over the past four years using a standardized, technology-driven playbook. We believe this is the most efficient model operationally and from a return on capital perspective. This approach gives us full control over market selection, fleet mix, customer engagement, and operational standards from day one. It also enables us to embed our platform, workflows, and solutions-centered approach directly into each branch without the complexity, systems integration, or legacy constraints that often accompany acquisition-driven growth. This organic strategy has created a higher quality, more unified platform that scales more efficiently over time.

Yearly Rental Site Evolution (Number of Sites)

Existing Sites
New Sites
33
100
61
129
78
189
76
266
2022
2023
2024
Q3 2025

Technology-enabled fleet
EquipmentShare operates with the core physical advantages of an industry incumbent: a large owned and operated fleet, deep buying power with OEM partners, and a national branch network capable of delivering equipment and service to the jobsite within hours. These elements—scale, sourcing, and physical proximity—are critical in a field-intensive industry where projects are larger than ever before and increasingly challenging for rental companies without similar scale to fulfill and service.
In addition, our fleet is digitally connected by design. Our proprietary T3 technology is installed by our OEM partners on the factory floor. This gives us a structural advantage that is difficult to replicate, even with significant investment. Through long-term collaboration with OEM partners, we have developed a superior ability to interpret machine and engine-level data. This integration enables faster deployment, smarter asset allocation, and more responsive service across the country’s most demanding jobsites.
Digitally native, fully-integrated platform
While most traditional rental providers focus on fleet availability and software vendors stop at data collection, we bridge the gap between insight and execution. As a digitally native platform, we design and control the entire technology stack: from embedded hardware, to cloud software, to the field teams that act on the data, ensuring seamless integration and unmatched efficiency. Every rental we deliver is tracked, dispatched, and serviced through T3, and every EquipmentShare asset is operated on the platform from day one. We have developed AI-powered tools within T3 to enhance service workflows, both internally and for our customers, by diagnosing issues more accurately, reducing unplanned downtime, and improving technician efficiency across the network.
We can address persistent job-site problems like equipment misuse, downtime, operator accountability, and underutilization because T3 is fully integrated. Data and real-world execution are connected in a closed loop. T3 gives us real-time visibility into equipment and jobsite activity, allowing our customers and teams to act quickly and effectively across hundreds of locations. These advantages don’t just improve unit economics, they compound as the platform grows, reinforcing the performance of every new branch, customer, jobsite, and machine added to the network. Software-only providers may offer dashboards and alerts, but they lack the ability to drive real change in the field. We combine the intelligence of a technology platform with the infrastructure of a rental operator, delivering measurable outcomes, not just tools. That’s why many contractors don’t just adopt T3, they build their workflows around it.
Full ownership over customer relationship
We take pride in directly managing all our customer relationships. Over time, our commitment to building strong connections allows us to seamlessly integrate additional offerings such as parts, tooling, fuel, site solutions, and financing.
This approach drove 95% retention among national and regional accounts in the trailing twelve months as of December 31, 2024 and significantly enhances the overall customer experience without adding complexity or introducing fragmentation.
All data based on revenue trailing twelve months as of September 30, 2025
Led by founders with deep industry expertise
EquipmentShare is led by its Co-Founders, Jabbok and Willy Schlacks, each of whom brings decades of firsthand experience in the construction industry. They founded the company to solve the persistent jobsite challenges they encountered as contractors: lack of visibility, lost time, fragmented systems, and inefficient fleet management. That deep operational understanding has shaped EquipmentShare’s DNA as a company built to solve real customer problems. Under their leadership, we have maintained a relentless focus on execution, customer outcomes, and long-term value creation. This combination of field experience and strategic vision continues to guide how we design our platform, serve our customers, and scale our business.
Our Growth Strategy
Expand Site and Geographic Footprint
We believe our business model is uniquely positioned to scale across both geography and service lines. We expect to expand our national footprint from 342 rental sites to more than 700 over time. This growth will enhance our proximity to customers and further embed our platform into the operations of construction businesses across the U.S. As we expand our presence, we expect to broaden our platform’s reach into additional verticals and deepen our share across customer workflows.
Our expansion strategy is fundamentally demand-led. Our new sites are opened in response to pull-through demand from existing customers, particularly national contractors and programmatic builders seeking consistent access to fleet, service, and T3 platform capabilities in new geographies. This allows us to enter markets with embedded demand, reducing go-to-market risk and accelerating ramp to profitability, with over 75% of a new organic site’s revenue in its first two years coming from existing customers, based on data from 2022 through 2024.

Existing Customers Contribute Average of Over 80% of New Sites' Year 1 Revenue

Existing Customer Demand Underpins Growing Market Share at New Sites[1]

Existing Customer Revenue
New Customer Revenue
$60M
$50M
$40M
$30M
$20M
$10M
$0M
1
2
3
4
5
6
7
8
9
10
11
12
89%
87%
85%
85%
83%
82%
81%
81%
80%
79%
78%
78%

(1)102 sites in 2021 grew to 267 sites in 2024 and 342 in Q3 2025. 2) Total revenue between 2022 - Q3 2025 by customer type by month for 132 sites that opened between 2022 and 2024 and have at least 12 months of revenue history within the reported period . Note: X-axis shows age of sites in months since opening and does not correspond to calendar months.
Grow Market Share
The U.S. private and public sectors are estimated to collectively invest trillions of dollars over the next several years to upgrade vital infrastructure, support energy demands, and facilitate onshore semiconductor manufacturing. Contractors are increasingly reliant on scaled equipment rental providers, including EquipmentShare, who can meet the volume and diverse fleet demands of megaprojects.
At the same time, labor and jobsite productivity are not keeping pace with rising construction demand, and technology is essential to close the gap. As the jobsite becomes more complex, EquipmentShare continues to displace incumbents, driven by the efficiencies and cost savings offered to our customers through T3.

Unlock Further Monetization Opportunities Across the Jobsite
As our footprint grows, we are unlocking a range of new revenue streams by delivering more value to the jobsite, enabled by our proprietary T3 platform and integrated physical network. These offerings are not separate from our core rental business; they are embedded extensions of our jobsite presence and increasingly integrated into how we serve our customers. Each is monetized through the same unified platform, physical distribution, and customer relationship model that powers our rental operations.
Because we own the full capability stack—hardware, software, and field operations—we can distribute these products efficiently, at scale, and with low marginal cost. As we deepen platform adoption, we expect these services to represent a growing share of our revenue mix. Together, they enhance our unit economics, improve customer retention, and position EquipmentShare to capture long-term value across every layer of the jobsite.
(1)See “Market and Industry Data” for our sources and other information related to our total addressable market in various categories.
Equipment Rental TAM inclusive of Specialty Equipment Rental.
Integrated Products and Services
T3 allows us to layer on high-value services via our existing physical distribution footprint where contractor demand is already strong. We offer new and used equipment sales, aftermarket parts and service, tooling and consumables, fueling, and site-based supply chain solutions including warehousing and just-in-time fulfillment. One of our fastest-growing opportunities is building materials, where T3’s ability to connect people, machines, and materials is unlocking a major white space. We are building a fully integrated distribution network that enables customers to source building materials through the same digital platform and physical branches they use for equipment, parts, and service. As Forge & Build, our one-stop shop hardware and building materials brand, expands alongside our rental footprint, we expect meaningful revenue and margin contribution through cross-sell, increased retention, and share-of-wallet expansion.

Parts and Service
We are expanding our capabilities to serve customers across the full lifecycle of equipment ownership and jobsite operation through a growing parts, service, and consumables offering. This includes parts sales through our OEM dealerships and technician service for customer-owned machines. Customers order parts online and at our branch locations, schedule service, and manage repairs through T3. The platform gives real-time visibility into equipment health, making us better at maintaining machines and more accurate in sourcing and stocking the right parts. Supported by our e-commerce and distribution infrastructure, this offering generates high-margin, recurring revenue with room to scale.
Site Solutions
Site Solutions is an emerging adjacency that builds on our trusted jobsite presence to deliver additional value to customers. We provide temporary fencing, barriers, portable sanitation, temporary structures, lighting, and other essential infrastructure alongside equipment rental. Because we are already on site with equipment and service teams, we can bundle and coordinate these services more efficiently than standalone providers. This offering deepens our customer relationships, increases wallet share, and expands our addressable market with minimal incremental capital. As our footprint grows, Site Solutions has the potential to become a meaningful contributor to both revenue and margin.
Data as a Revenue Engine
T3 generates a uniquely rich dataset across the jobsite, capturing real-time insights into equipment health, service history, utilization patterns, and parts demand across a wide range of OEMs and asset types. We use this intelligence internally to optimize fleet performance and proactively drive parts and service cross-sell. Contractors rely on T3 for insights into total cost of ownership, machine efficiency, and predictive maintenance, with these capabilities increasingly embedded into their daily workflows. With high engagement and growing adoption, we expect this subscription business to continue expanding meaningfully as we unlock new analytics modules, predictive insights, and AI-powered decision tools that help contractors lower cost and improve fleet performance.
Embedded Financial Products
Our data advantage also powers jobsite-specific financial services designed to reduce risk and friction for contractors. With real-time visibility into equipment usage, condition, and risk exposure, we believe we are uniquely positioned to underwrite or help carriers underwrite equipment insurance more accurately. T3-enabled assets already qualify for discounted policies through our carrier partners, and we are expanding our embedded insurance offerings to capture more of this opportunity. Assets managed on T3 may receive insurance premium discounts over 75% due to the loss prevention and residual value uplift the platform provides. We also see growing demand for equipment financing solutions, particularly for machines sold through our platform. Because we know the full history of each asset, including how it has been used, maintained, and tracked in the field, we could extend or facilitate financing with a level of precision that traditional lenders may not be able to match. As we scale, we expect embedded insurance, equipment lending, and underwriting support to become a meaningful stream of recurring and high-margin revenue enabled by the T3 platform. Our goal is to become the Carfax for equipment.
Hardware and Telematics Infrastructure
We also design and manufacture proprietary IoT hardware built specifically for the field. These are sophisticated, integrated devices that combine GPS, Bluetooth, engine CAN data, and sensor capabilities. This vertical integration allows us to control quality, performance, and cost, while building the most connected rental fleet in the industry. Externally, we monetize these connections through our T3 platform, which has already scaled to $20.7 million in annual revenue in 2024. Over time, we see a meaningful opportunity to commercialize this hardware and subscription revenue across third-party fleets and platforms. With a growing installed base and unified cloud infrastructure, EquipmentShare is positioned to serve as the jobsite’s connectivity backbone, enabling real-time data flow between machines, contractors, OEMs, and service providers.

The Opportunity Ahead
The conditions that have enabled today’s most successful technology platforms are present in construction: a massive and underserved market, fragmented incumbents unable to modernize, and a growing demand for visibility, efficiency, and integration. Trillions of dollars are expected to be invested in infrastructure, energy, and industrial projects in the coming decade. This spend will benefit from a new class of platform partner who can meet the complexity and scale of modern construction.
EquipmentShare is building the first fully-integrated, technology-enabled platform for the jobsite that combines physical distribution, digital infrastructure, and embedded services to modernize how contractors manage every facet of their projects. Our platform unifies equipment, data, and workflows across the jobsite, creating a system of record that is able to drive better outcomes for contractors and deeper, recurring engagements with our customers.
Rental is our foundation, and our physical footprint is what puts us on the jobsite, close to the customer, responsive to their needs, and embedded in their workflows. We have demonstrated our ability to displace legacy incumbents and redefine what contractors expect from a jobsite partner. The combination of hyper-local service, national scale, and integrated intelligence from a full-stack, industry-specific platform has never been delivered effectively to our marketplace until now.
Today, our reach extends well beyond rental and includes materials, tooling, site solutions, parts, fueling, service, and software. All of these are delivered through a single platform that customers rely on to run their jobsites. Our customers demand a unified, intelligent solution to manage the full complexity of the jobsite. As we expand our offerings and deepen platform integration, we are leading the digital transformation of construction.
Customer Testimonials
ENR Top 30 General Contractor in 2025, over $5 billion in revenue in 2024
As the sole-source onsite vendor for our large-scale battery plant project, EquipmentShare is providing full-service jobsite solutions that are essential to executing a project of this scale. Their onsite availability and readiness have allowed us to eliminate 100% of time-consuming deliveries and errands. Through the T3 platform, we’ve gained real-time insights into asset location, maintenance, usage, and trade partner management, leading to an estimated 20% improvement in overall jobsite efficiency. EquipmentShare also manages all refueling, which has saved us approximately 30% in labor time by removing the burden from our crews.
Beyond operations, EquipmentShare has become a true partner in our safety culture. Of everything they do, their active support and shared commitment to safety have been the most impactful. Their support has been critical in keeping our operations running with precision, control, and on time.
ENR Top 10 General Contractor in 2025, over $10 billion in revenue in 2024
Over the past five years, we’ve watched EquipmentShare grow into a major player in the construction technology and rental space, especially in the last two. Their ability to mobilize quickly and perform under tight deadlines has made them a reliable partner on high-pressure projects. We chose to replace another one of the industry’s largest rental partners on one of our remote, hyperscale data centers with EquipmentShare, which scaled from less than 20 pieces of equipment to several thousand and mobilized a full onsite presence in a couple of months.
EquipmentShare integrated seamlessly with our company and the project, and service onsite was not hindered one bit. What sets EquipmentShare apart is how hands-on and committed they are to making things work. When they promise something, they always deliver. T3 has been incredibly versatile and scalable. It has helped us solve a lot of challenges as the job has grown, especially when it comes to managing subcontractors and keeping track of equipment. The real-time visibility into machine location and usage has completely changed how we run the site. Nothing compares to the level of detail and amount of information T3 captures. Whatever we’ve needed, EquipmentShare has stepped up. They’ve been a true partner every step of the way.

Leading Global Automotive Manufacturer
Through our collaboration with EquipmentShare over the past few years, they’ve become our preferred rental partner. They’re not just a vendor; they’ve become a true extension of our team. Their T3 technology brings real value to the jobsite. With trackers, keypads, and live data, we have complete visibility into where our equipment is, who’s using it, and how it’s performing. That level of insight makes managing the site easier and far more efficient.
Our operation runs 24/7, and EquipmentShare is always there when we need them. Whether it’s an after-hours delivery or quick support to keep things moving, their team is responsive and dependable. At this scale and pace, you need partners who can keep up and deliver without hesitation. EquipmentShare does exactly that.
Competition
The equipment rental industry in the United States is large, fragmented, and highly competitive. As of December 31, 2024, there were more than 9,640 equipment rental providers operating in the U.S., ranging from large national and regional operators to small, independently owned businesses. According to internal estimates based on market data, the five largest rental providers accounted for approximately 36% of North American construction equipment rental revenue in 2024, with the remaining share divided among hundreds of local and specialized firms.
We compete with a wide range of market participants. These include national and regional rental operators with substantial financial and fleet resources; independently owned providers that serve local markets or niche geographies; equipment dealerships that also offer rentals alongside new and used equipment sales; and software or telematics vendors focused on construction asset tracking. While many of these companies compete on fleet availability, price, or regional density, few have made meaningful investments in technology infrastructure or integrated jobsite management solutions.
We believe that competition in our industry is primarily shaped by a provider’s ability to deliver availability, pricing, service responsiveness, delivery speed, and technology integration, particularly for customers managing complex or distributed projects. EquipmentShare competes by offering a vertically integrated platform that combines physical scale, digital control, and capital efficiency. Our proprietary T3 software platform is embedded across our rental fleet and operations, enabling real-time visibility into equipment location, health, and usage, predictive maintenance, remote access control, and automated service and dispatch workflows.
In contrast to traditional rental operators, which often rely on disconnected legacy systems, our full-stack platform allows us to respond faster to customer needs, reduce downtime, and improve asset utilization. These capabilities are especially valuable on large-scale or multi-phase jobsites, where efficiency, transparency, and coordination across trades are especially beneficial. We believe this differentiated operating model has allowed us to displace incumbents on some of the most complex and high-value construction projects in the country.
Finally, we have built our customer base with a deliberate focus on industrial, infrastructure, and commercial end markets, which tend to be less cyclical than residential construction. Coupled with our ability to reposition equipment across end markets using real-time insights from T3, we believe this focus gives us greater resilience in the face of localized or sector-specific slowdowns. Across all these vectors—technology, service, fleet strategy, and end-market exposure—we believe EquipmentShare offers a compelling alternative to legacy rental models and is positioned to grow share in a consolidating industry.
We have outpaced our top equipment rental peers across major growth dimensions, including growth in revenue, EBITDA, site count, and OEC Under Management since fiscal year 2022. This performance reflects strong customer demand, disciplined execution of our organic expansion strategy, and growing adoption of our T3 platform. As we continue to scale, we believe our integrated approach positions us to capture additional share and strengthen our leadership in a consolidating and competitive industry.

Customers
As of September 30, 2025, we operated 342 rental branches, 9 dealership sites, and 22 building materials and hardware retail store locations across 45 states, serving a broad base of customers from local contractors to national construction and industrial firms. Our focus remains on industrial and non-residential sectors such as infrastructure, manufacturing, and energy, which accounted for 87% of rental revenue for the year ended December 31, 2024.
We are well established in key growth corridors in the United States across the Gulf Coast, Southwest, Midwest, and Southeast, with ongoing expansion into underpenetrated regions like the Northeast and West Coast. Many site launches are initiated by national and regional customers seeking consistent access to fleet, service, and T3 capabilities across markets.
Our top five rental customers accounted for only 3.32% of rental revenue during the year ended December 31, 2024, reflecting a highly diversified base. T3 is embedded in every rental and enables real-time visibility, access control, and utilization insights. During 2024, customers with high T3 engagement (i.e., customers that utilize T3 for holistic fleet management) spent approximately six times more than low-engagement users (i.e., customers that only utilize basic T3 functionality including location features and reporting), underscoring our platform’s role in driving deeper customer relationships and recurring spend.
Fleet Sourcing and Equipment Financing
We source our equipment rental fleet from which we support and generate our equipment rental revenue through a combination of equipment that we purchase and own, equipment owned by OWN Program participants and leased by us to be re-rented to our customers in exchange for a share of the rental revenue, and equipment owned by financial institutions and leased by us.
Our primary corporate financing vehicle is our senior secured asset-based lending facility which provides working capital and supports fleet purchases. We also have outstanding second lien secured notes that offer long-term capital to fund growth and operations. In addition, we utilize equipment-specific financing arrangements, including finance leases and secured loans with third-party lenders such as banks and specialty finance providers.
We also use OEM floorplan financing to purchase equipment, primarily for resale at our dealership locations. These arrangements are generally secured by the underlying equipment and offered by manufacturers or their captive finance affiliates.
A significant portion of our rental fleet is deployed through the OWN Program, a capital-efficient arrangement in which third-party investors purchase equipment from EquipmentShare. We operate and service the equipment on our rental platform to be rented to third party customers, while maintaining full control of pricing, customer relationships, and operations. OWN Program participants receive a share of rental revenue, generated from the rental of their equipment, and, in certain arrangements, we retain the right to purchase the equipment at the appraised value at the end of the program term. As of September 30, 2025, the OWN Program represented approximately $4.2 billion of our OEC, or 52% of our total rental fleet.
Fleet Composition
As of September 30, 2025, our equipment rental fleet from which we generate our equipment rental revenue consisted of approximately 235,044 units with an OEC of $8.1 billion. Our equipment rental fleet is comprised of equipment that we own, equipment that is leased from OWN Program participants, and equipment under operating leases with financial institutions. As of September 30, 2025, the average age of the fleet was 30 months, which we believe is among the youngest in the industry. A younger fleet supports greater reliability, higher uptime, and lower lifecycle maintenance costs.
The fleet includes a broad range of equipment categories such as telehandlers, excavators, compact track loaders, boom lifts, dozers, scissor lifts, generators, and other project-critical assets. It is sourced from leading OEMs and diversified across asset classes to support a wide range of end markets, including commercial, industrial, and infrastructure construction. For more information on our fleet composition, see “Management’s Discussion and

Analysis of Financial Condition and Results of Operations—Key Performance Metrics—Other Key Financial Metrics—Fleet Composition.”
We structure our fleet to reflect the needs of our customers’ jobsites. By investing in the types of equipment our customers rely on, we seek to provide comprehensive coverage across their workflows and serve as a full-service partner. Our fleet strategy is informed by real-time insights into customer demand, utilization patterns, and regional activity surfaced through our T3 platform.
We actively monitor performance and rebalance our fleet based on asset-level utilization, service requirements, and shifting regional demand. T3 enables us to redeploy underutilized equipment across markets and allocate new investment toward high-performing asset classes. In recent years, we have expanded our mix of specialty equipment to meet growing demand for advanced solutions on complex jobsites, while maintaining a strong foundation in core rental categories.
Original Equipment Manufacturer (OEM) Suppliers
We source our rental and resale equipment from a broad range of leading OEMs, including JLG, JCB, John Deere, Komatsu, Hitachi, CASE, Takeuchi, Cummins, Genie, and Toyota. Our fleet spans all major rental equipment categories and includes both general and specialty assets suited to large-scale commercial, industrial, and infrastructure projects.
As a result of our scale and consistent fleet investment, we are one of the largest equipment purchasers in the industry, as evidenced by our equipment spend of $1.6 billion in 2024. We believe our buying power is comparable to the largest rental providers, enabling us to secure competitive pricing, priority allocation of high-demand assets, and consistent delivery across equipment cycles. This purchasing scale provides us with a meaningful advantage in maintaining fleet availability, cost efficiency, and equipment quality across our growing national footprint.
We maintain close relationships with our OEM partners and coordinate regularly on forecasting, delivery logistics, and product support. In many cases, OEMs install T3-compatible tracking devices at the point of manufacture, allowing for seamless integration into our platform and faster deployment. We are committed to strong, long-term partnerships with our OEM suppliers as we continue to scale our fleet and expand our presence across the United States.
Sales and Marketing
We maintain dedicated sales teams aligned to each of our core revenue streams: equipment rental and related services, equipment sales, equipment parts and supplies and services, telematics and sales of building materials and hardware supplies. This structure enables us to tailor engagement strategies based on customer type and product offering. Our rental sales team serves a broad range of customers, including national, regional, and local contractors. Sales activity is supported by data and insights from our T3 platform, which allows our teams to anticipate equipment needs, recommend solutions, and respond to shifting project requirements.
Our commercial model is designed to support customers in managing fleet deployment, logistics, and operational workflows across complex and distributed jobsites. In addition to rental, we employ specialized teams for equipment sales and T3 software subscriptions. Sales representatives receive regular technical training, including from OEM partners, to maintain product fluency.
We support our sales efforts with targeted marketing across digital, trade, and local channels to drive brand awareness and customer acquisition.
Product Warranties
Product warranties for new equipment sales and parts are typically provided by our OEM partners. The term and scope of these warranties vary greatly by supplier and by product. The OEMs pay us for repairs we perform to equipment under warranty in our territories.

Seasonality
The demand for our construction rental equipment tends to be lower in the winter months, and equipment rental performance will generally correlate to the levels of current construction activities, so the severity of weather conditions can have an impact. Our business, especially in the construction industry, has historically experienced lower levels of business (including lower demand and utilization) from December until late spring, particularly in the northernmost states where we operate, and heightened activity during the third quarter and the fourth quarter until December. The effect of seasonality on our results of operations has increased gradually as we have continued our expansion in the northern United States.
However, given our geographic concentration in more southern regions of the U.S., seasonality is not as pronounced in our business as compared to some of our national and regional competitors.
Information Technology
Our operations depend on a combination of proprietary systems and third-party infrastructure. T3, our internally developed platform, integrates embedded hardware, cloud software, and data analytics to manage fleet operations, customer workflows, and service delivery. It is designed and maintained by our in-house engineering and product teams. T3 also underpins internal workflows related to dispatch, service coordination, and fleet management.
We use third-party service providers for a range of IT functions, including cloud hosting, data processing, and geospatial visualization. Our T3 platform is designed to be interoperable with a wide range of customer-owned equipment, OEM systems, and mobile operating environments, enabling deployment across mixed fleets and devices.
We license software, technologies, and intellectual property from external vendors, and incorporate open-source software into aspects of our platform. We maintain internal controls to manage compliance with open-source licensing obligations and to safeguard our proprietary source code.
As our platform and customer base grow, we continue to invest in the scalability, reliability, and security of our systems, including internal processes for monitoring risk related to third-party providers and technology dependencies.
Human Capital
Employees
As of September 30, 2025, we employed approximately 7,700 individuals across our 373 operating locations. Our headcount has grown in line with the expansion of our rental footprint and platform services. We believe our relationships with employees are positive and we have not experienced any work stoppages.
A portion of our workforce is subject to collective bargaining agreements. As of September 30, 2025, 25 locations were covered by such agreements, representing approximately 2.3% of our employees.
We continue to invest in workforce development to support our growth and operational capabilities. Employee levels may vary based on business activity, market expansion, or seasonal factors.
Health and Safety
The health and safety of our employees is a core operational focus. We maintain safety protocols and training programs designed to support compliance with applicable laws and to promote safe practices across our branches and jobsites. Our management team regularly reviews safety performance, and safety metrics are included in the evaluation of site and operational leadership. We continue to invest in systems, equipment, and training in an effort to reduce risk and support a safe working environment as our operations scale.

Talent Development and Employee Training
We provide training programs to support employee development, operational readiness, and safety. Our training includes onboarding for new hires, OEM-led equipment instruction, and role-specific learning across rental operations, service, and platform sales. As our footprint has expanded, we have continued to invest in field training resources and internal systems to support consistent execution across branches. In addition, we offer ongoing development opportunities for technical, sales, and leadership roles to support career growth and organizational scalability.
Compensation and Benefits
We are committed to providing competitive compensation and benefits programs for our employees, as we believe competitive compensation arrangements are core to an engaged and productive employee base. We believe our compensation programs align individual compensation with individual and team contributions to both our culture and our performance results.
Environmental and Safety Regulations
Our facilities and operations are subject to numerous national, state and local regulations governing environmental protection and occupational health and safety matters. These laws govern such issues as wastewater, storm water, solid and hazardous wastes and materials, air quality and matters of workplace safety.
For example, the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) and comparable state laws impose joint and several liability for the investigation, remediation and monitoring of contamination of hazardous substances that have been released into the environment without regard to fault or the legality of the original conduct on certain classes of persons that contributed to the release. Such liability may extend to current owners and operators of a facility, past owners and operators at the time the hazardous wastes were disposed, generators and parties that arranged for disposal or transport of the hazardous substances, and transporters of hazardous waste. The scope and types of hazardous substances regulated under CERCLA may be revised from time to time. For example, in April 2024, EPA designated two PFAS compounds, perfluorooctanoic acid (PFOA) and perfluorooctanesulfonic acid (PFOS), as hazardous substances under CERCLA, meaning they are now subject to CERCLA’s remediation and liability provisions. We continue to monitor these and other regulatory developments.
We strive to take necessary steps to comply with environmental, and occupational health and safety requirements. There can be no assurance that we, or various environmental regulatory agencies, will not discover previously unknown environmental non-compliance or contamination, for which we could be held liable. It is possible that changes in environmental and occupational health and safety laws or liabilities from newly discovered non-compliance or contamination could have a material adverse effect on our business, financial condition, and results of operations.
Changes to the environmental regulatory landscape under the Trump Administration have created uncertainty with respect to the impact of environmental laws and regulations on our operations. President Trump issued a series of executive orders, and his administration and congressional leadership continue to pursue policy initiatives, which could result in significant environmental regulatory changes in the future. Although we cannot predict the impact of these changes to the environmental regulatory landscape in the United States, it is possible that these and potential future changes could impact our costs and operations.
Insurance Regulation
We are self-insuring through a wholly owned captive insurance company subsidiary for workers’ compensation, automobile, property, builders’ risk, inland marine, cyber, management and general liability claims below certain deductibles and stop loss limits.

We are subject to licensing in each state where we act as an agent to sell insurance. Our insurance subsidiary is subject to regulation by the insurance commissions in each of those states. The revenue from these activities has not been a significant component of our overall revenues.
Legal Proceedings
From time to time, we are subject to various legal proceedings and claims that arise in the ordinary course of our business activities. These claims include, but are not limited to, those relating to personal injury or property damage involving equipment rented or sold by us, motor vehicle accidents involving our vehicles and our employees, employee injury and employment related claims, contract and real estate matters, and other general business litigation.
Given that from time to time we hire employees previously employed by competitors, we are subject to claims that such employees have wrongfully used or disclosed trade secrets or confidential information belonging to such competitors or that such employees’ employment with us violates agreements they have with such competitors, such as confidentiality agreements, non-compete agreements, or non-solicitation agreements. Any such claims, with or without merit, can cause litigation that is costly and consumes some amount of management time. If resolved adversely, such claims could, in the aggregate, materially adversely impact our business, financial condition, or results of operations.
The Company is a party to a number of matters with Neil Chheda, who was formerly one of the Company’s directors and is the General Partner of Romulus Capital III L.P. (“Romulus”), which is an investor in the Company.
In July 2024, the Company’s board of directors formed a special committee composed of disinterested directors (the “Special Committee”) to investigate allegations of wrongdoing made against Mr. Chheda in publicly filed lawsuits by certain third parties as well as with respect to certain equity transfer agreements between Mr. Chheda and Jabbok and William Schlacks. The Special Committee hired independent counsel to conduct the investigation and advise it with respect to the matter. In January 2025, the Special Committee determined that there was substantial evidence indicating that Mr. Chheda’s conduct was inappropriate in numerous respects and reported such findings to the board. The Company thereafter sought to remove Mr. Chheda from the board, which action was challenged by Mr. Chheda and ultimately resolved.
Mr. Chheda has submitted requests for access to the Company’s books and records under Section 220 of the Delaware General Corporation Law. In October 2024 and January 2025, Mr. Chheda filed litigation in the Delaware Court of Chancery under Section 220 against the Company, seeking to enforce purported inspection rights, which actions remain pending. The Company has produced books and records that Mr. Chheda requested, without waiving rights. In September 2025, Mr. Chheda submitted an additional request under the TBOC for books and records. In December 2025, certain Romulus funds submitted a request under the TBOC for books and records.
In June 2025, Mr. Chheda filed a complaint in the Superior Court of Delaware against the Company alleging defamation and defamation by implication in connection with the Special Committee report, and seeking unspecified damages. The Company believes the claims are meritless and has retained counsel to vigorously defend its position in this litigation.
In October 2025, following Mr. Chheda’s removal from the board by the requisite percentage of shareholders of the Company, he and certain Romulus funds he controls filed a complaint in the Business Court of Texas, First Division, against certain of the Company’s current and former directors (the Company was named a nominal defendant), seeking reinstatement to the board through injunctive relief. The court denied his request for a temporary injunction. In December 2025, an amended petition was filed removing all claims against the Company’s current and former directors and asserting causes of action solely against the Company in connection with an alleged breach of a board observer agreement. That case was subsequently voluntarily dismissed without prejudice and is no longer pending.
The results of litigation and claims cannot be predicted with certainty. See “Risk Factors—Risks Related to Our Business and Our Industry—Litigation could have a material adverse impact on our results of operations and financial condition” and Note 22 to our audited consolidated financial statements included elsewhere in this prospectus.
Data Privacy and Security Laws
Numerous state and federal laws and regulations govern the collection, dissemination, use, access to, confidentiality and security of personal information, including data breach notification laws, federal and state consumer protection laws and regulations (e.g., Section 5 of the Federal Trade Commission Act), the FCRA and the CCPA. Failure to comply with these laws, where applicable, can result in the imposition of significant penalties and private litigation. Privacy and security laws, regulations and other obligations are constantly evolving, may conflict with each other to make compliance efforts more challenging and can result in investigations, proceedings or actions that lead to significant penalties and restrictions on data processing.
Intellectual Property
As of December 31, 2024, we had approximately 21 issued patents and 18 additional patent applications pending that pertain to our technology, including our T3 platform. Our employees engage in an interactive process with our in-house intellectual property legal counsel in an effort to mitigate the risk that our new technology developments violate the intellectual property rights of others, as well as to protect the intellectual property rights in our innovations in various jurisdictions. In addition to patents, copyrights and trademarks, we protect aspects of our proprietary technology and innovations as trade secrets. We do this by requiring employees to sign confidential information and invention assignment agreements as part of their onboarding and, where legally permissible, appropriate non-solicitation and noncompetition agreements, as well as maintaining policies regarding password protection and information technology. We also require vendors and other third parties with whom we may share confidential or proprietary information to enter into nondisclosure agreements.

MANAGEMENT
Executive Officers and Directors
Set forth below is certain biographical and other information regarding our executive officers and directors expected to serve on our Board after the closing of this offering.

Name	Age	Position
Jabbok Schlacks	48	Co-Founder and Chief Executive Officer and Director
William J. Schlacks IV	41	Co-Founder and President and Director and Board Secretary
David Marquardt	58	Chief Financial Officer & Chief Accounting Officer
Mark Wopata	33	Executive Vice President, Finance & Chief Data Officer
Naveen Bhatia	46	Director
Jennifer Giacomazza	54	Director
William Bryan Hill	59	Director
John Weinstein	37	Director
Henry Yeagley	40	Director
Executive Officers
Jabbok Schlacks is our Co-Founder and has been our Chief Executive Officer and a member of our board of directors since 2015. Since 1996, Jabbok has co-founded numerous businesses with his brother, Willy, including companies in the construction, real estate, and technology industries. He also currently sits on the Wall Street Journal’s CEO council. As the Chief Executive Officer of EquipmentShare, Jabbok oversees critical business aspects such as go-to-market strategy, business analysis, equipment rental processes, dealerships and services, and workplace culture, and recruitment. We believe Jabbok is qualified to serve on our board of directors due to his extensive experience in the construction industry, as well as prior leadership and management roles.
William (Willy) J. Schlacks IV is our Co-Founder and has been our President and a member of our board of directors since 2015. Since 1996, Willy has co-founded numerous businesses with his brother, Jabbok, including companies in the construction, real estate, and technology industries. As the President of EquipmentShare, Willy spearheads the development of cutting-edge technology solutions and further positions the company at the forefront of innovation. We believe Willy is qualified to serve on our board of directors due to his extensive experience in the construction industry, as well as prior leadership and management roles.
David Marquardt has been our Chief Financial Officer & Chief Accounting Officer since 2025. He previously served as our Chief Accounting Officer starting in June 2021 and as our Chief Accounting Officer and Interim Chief Financial Officer beginning in February 2024. As Chief Financial Officer & Chief Accounting Officer of EquipmentShare, Mr. Marquardt leads the Company’s accounting, financial reporting, and tax functions. Before joining EquipmentShare, Mr. Marquardt served as Managing Director at Riveron Consulting from January 2019 to May 2021, where he led the firm’s Midwest Financial Accounting Advisory Services practice. His more than 36-year career also includes 14 years as a partner with Ernst & Young LLP. Mr. Marquardt holds a Bachelor of Science degree from Northern Illinois University.
Mark Wopata has been our Executive Vice President, Finance & Chief Data Officer since 2023. He previously served as our Director of Analytics and Financial Planning and Analysis from 2019 to 2023. As Executive Vice President, Finance and Chief Data Officer, Mr. Wopata is responsible for the oversight of EquipmentShare’s financial strategy, financial planning and analysis, analytics, information technology, and corporate operations functions. Prior to EquipmentShare, Mr. Wopata held various roles in financial planning and analysis at Humana Inc., a health insurance and services company. Mr. Wopata holds a Bachelor of Science in Economics from Truman State University.

Directors
Jabbok Schlacks’ business background information is set forth under “Executive Officers” above.
William J. Schlacks IV’s business background information is set forth under “Executive Officers” above.
Naveen Bhatia has been a member of our board of directors since 2021. From 2013 to 2020, Mr. Bhatia was a Senior Director in the Tactical Opportunities Group of Blackstone, a leading global investment business specializing in alternative asset classes. Before joining Blackstone, Mr. Bhatia was a Managing Director at 40 North Industries LLC, a private investment firm where he focused on special situations equity and debt investments, both public and private. Prior to 40 North, he was a Principal at a family office in New York, a Co-Founder and Partner of Eagle Lake Capital LLC, a private investment partnership focused on fundamental value investing across the capital structure, and a member of the Restructuring Group at Rothschild. From 2010 to 2019, he was also an Adjunct Professor at Columbia Business School and taught Applied Security Analysis I & II. He has served as a director of various public and private companies. Mr. Bhatia served on the board of directors of LifeMD, Inc. from 2021 to 2024. He also served on the board of directors of Blue Yonder Group, Inc., a global provider of digital supply chain and omnichannel commerce fulfillment cloud software, from 2016 to 2021. From 2010 to 2019, Mr. Bhatia served as Chairman of the board of directors of Cotton Holdings, a leading, global disaster remediation and reconstruction company. Mr. Bhatia received a BA in Public Health from The Johns Hopkins University. We believe Mr. Bhatia is qualified to serve on our board of directors due to his institutional knowledge of EquipmentShare and his perspective serving on our board of directors since 2021, as well as his corporate financing, M&A, investment and strategic expertise. He also helps guide corporate governance policies and practices, drawing from his public and private company board experience.
Jennifer Giacomazza has been a member of our board of directors since May 2021 and has served as our registered in-house counsel since June 2020. As in-house counsel, Ms. Giacomazza facilitates equity offerings, strategic investments and initiatives, and ensures effective corporate governance at EquipmentShare. Before EquipmentShare, Ms. Giacomazza was a Guest Lecturer in Legal Writing and Case Briefing at California Western School of Law for the A.I.M. Program from October 2015 to March 2017. Ms. Giacomazza has served as legal counsel at several law firms specializing in public company offerings, compliance, regulation and corporate governance. She has also served as in-house counsel at a publicly-traded real estate investment trust. Ms. Giacomazza received a Bachelor of Arts from University of California, Santa Barbara and a Juris Doctor from The Catholic University of America, Columbus School of Law. We believe Ms. Giacomazza is qualified to serve on our board of directors due to her institutional knowledge of EquipmentShare and her legal expertise.
W. Bryan Hill has been a member of our board of directors since September 2025. Mr. Hill served as Chief Financial Officer and Treasurer of Alkami Technology (Nasdaq: ALKT) from April 2019 to October 2025. Prior to joining Alkami, from 2007 to 2019, Mr. Hill served in several accounting and finance roles at RealPage, Inc. (Nasdaq: RP), a property management software company, with the most recent being Executive Vice President, Chief Financial Officer and Treasurer from May 2014 to February 2019. Mr. Hill previously served as Senior Vice President and Chief Accounting Officer of formerly publicly traded DynCorp International, Inc. (acquired by Cerberus Capital Management in 2010), a provider of outsourced services to civilian and military government agencies, from 2005 to 2007. From 2000 to 2005, Mr. Hill held the position of Vice President and Chief Accounting Officer and various other financial management positions at SourceCorp, Incorporated, a document and information outsourcing solution provider. Mr. Hill received his Bachelor of Business Administration from Texas Christian University and has been a Certified Public Accountant in the state of Texas since 1996. We believe Mr. Hill is qualified to serve on our board of directors due to his extensive experience in public companies and his finance expertise.
John Weinstein has been a member of our board of directors since December 2024. Mr. Weinstein has served various roles at Insight Partners since March 2021. Since January 2025, Mr. Weinstein has served as a Managing Director and General Counsel, focusing on supporting their fund strategies and portfolio investments, as well as the day-to-day operations of the firm. From January 2024 to January 2025, he was Co-General Counsel and from March 2021 to December 2023, he was a Principal and Deputy General Counsel. Before Insight Partners, Mr. Weinstein was Senior Counsel at Two Sigma from August 2019 to February 2021, overseeing its private investment strategies.

Prior to that, he was a corporate lawyer at Davis Polk & Wardwell LLP from October 2013 to August 2019, where he advised clients on matters including M&A, minority and venture investments, fund and co-investment structuring, management arrangements, and governance. Mr. Weinstein received a Bachelor of Arts in Economics and Finance from Syracuse University and a Juris Doctor from Georgetown University Law Center. We believe Mr. Weinstein is qualified to serve on our board of directors due to his investment and strategic expertise.
Henry Yeagley has been a member of our board of directors since May 2022. Mr. Yeagley has been at BDT & MSD Partners since July 2011. He is currently a Partner and is responsible for sourcing, transaction analysis, and execution of both investments and advisory assignments. In addition to EquipmentShare, Mr. Yeagley is also a director of Panera Bread, Caribou Coffee, and Einstein Bagels. He previously served as a director for Krispy Kreme Doughnuts (Nasdaq: DNUT) from 2016 to 2022. Prior to joining BDT & MSD, Mr. Yeagley was at J.P. Morgan. Mr. Yeagley holds a Bachelor of Science in Finance from the Pennsylvania State University's Schreyer Honors College and a Master of Science from the Stanford Graduate School of Business. We believe Mr. Yeagley is qualified to serve on our board of directors due to his deep investment and advisory expertise and his private and public company board experience.
Family relationships
Jabbok Schlacks, the Company’s Co-Founder, Chief Executive Officer and Director, is the brother of William Schlacks, the Company’s Co-Founder, President, Director & Board Secretary. Jennifer Giacomazza, a Director and in-house counsel for the Company, is also a first cousin of Jabbok Schlacks and William Schlacks. Other than this identified relationship, there are no other family relationships among any of the Company’s director nominees or executive officers.
Board Structure
Composition
Our business and affairs are managed under the direction of our board of directors. Upon the consummation of the offering, our board of directors will consist of seven directors. In accordance with our certificate of formation and bylaws, the number of directors on our board of directors will be determined from time to time by the board of directors but shall not be less than three persons nor more than 11 persons.
Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal. Vacancies and newly created directorships on the board of directors may be filled at any time by the remaining directors.
Initially, our board of directors will consist of a single class of directors each serving one-year terms. From and after the Sunset Date, our board of directors will be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms (other than directors which may be elected by holders of preferred stock, if any). This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors because, in general, at least two annual meetings of shareholders would be necessary for shareholders to effect a change in a majority of the members of the board of directors.
Director Independence
Our board of directors has determined that Naveen Bhatia, William Bryan Hill, John Weinstein, and Henry Yeagley qualify as “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing rules of the Exchange. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has had with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence.

Committees of the Board
Upon the consummation of this offering, our board of directors will have three standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee. The following is a brief description of our committees.
Audit Committee
Upon the completion of this offering, Naveen Bhatia, William Bryan Hill, and Henry Yeagley are expected to be the members of our Audit Committee. William Bryan Hill is the chairman of our Audit Committee. The board of directors has determined that William Bryan Hill qualifies as an “audit committee financial expert” as such term is defined under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002 and each of Naveen Bhatia, William Bryan Hill, and Henry Yeagley is “independent” for purposes of Rule 10A-3 of the Exchange Act and under the listing standards of the Exchange. We believe that our Audit Committee complies with the applicable requirements of the Exchange. Our Audit Committee is directly responsible for, among other things:
•the appointment, compensation, retention, and termination of our independent registered public accounting firm and any other registered public accounting firm engaged for the purposes of issuing an audit report or performing other audit, review or attest services (subject to ratification by our shareholders if applicable);
•evaluating the independent auditor’s qualifications, performance and independence and presenting our conclusions to our board of directors;
•discussing with the independent registered public accounting firm its responsibilities under the standard of the Public Company Accounting Oversight Board (U.S.) and the responsibilities of management in the audit process;
•reviewing, with management and the independent registered public accounting firm, the planned scope and timing of the independent auditor’s annual audit plan(s) and discussing significant findings from the audit and any problems or difficulties encountered;
•approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm;
•reviewing and discussing with management and the independent auditor the annual audited financial statements and unaudited quarterly financial statements;
•establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
•reviewing our disclosure controls and procedures and internal control over financial reporting;
•evaluating and investigating any alleged material breach or violation of our Code of Business Conduct and ethics;
•reviewing material related party transactions or those that require disclosure, and if appropriate, approving or ratifying related party transactions in accordance with our Related Party Transaction Policy;
•reviewing the audit plans and activities of our internal audit department; and
•reporting regularly to our board of directors.
Compensation Committee
Upon the completion of this offering, Naveen Bhatia and William Bryan Hill are expected to be the members of our Compensation Committee. Naveen Bhatia is the chairman of our Compensation Committee. Both of the members of this committee are non-employee directors, as defined by Rule 16b-3 promulgated under the Exchange Act, and outside directors, as defined pursuant to Section 162(m) of the Code, and meet the requirements for independence under the current Exchange listing standards. Our Compensation Committee is responsible for, among other things:
•determining, or recommending to our board of directors for determination, the compensation of our chief executive officer and each of our executive officers who are “officers” as defined in Rule 16a-1(f) under the Exchange Act;
•reviewing and approving or recommending to our board of director approval, any compensatory contracts or similar transactions or arrangements with such employees as the Committee determines, including employment agreements, severance arrangements, transition or consulting agreements, retirement agreements and change-in-control agreements or provisions (and any amendments to or terminations thereof);
•reviewing and recommending to our board of directors for approval the frequency with which we will conduct Say-on-Pay Votes, taking into account the results of the most recent shareholder advisory vote on frequency of Say-on-Pay Votes required by Section 14A of the Exchange Act, if any, to review and approve the proposals regarding the Say-on-Pay Vote and the frequency of the Say-on-Pay Vote to be included in our proxy statement;
•establishing and periodically reviewing our employee compensation plans and ensuring that these plans are consistent with our general compensation strategy;
•administering our equity incentive plans to the extent our board of directors is not administering these plans;
•preparing the Compensation Committee Report required by SEC rules to be included in our annual proxy statement or Form 10-K, reviewing and discussing our Compensation Disclosure and Analysis as required by SEC rules;
•advising our board of directors on management proposals to shareholders on executive compensation matters;
•reviewing our compensation strategy to ensure that it supports the Company’s objectives and shareholders’ interests; and
•reporting regularly to our board of directors, including a review of our compensation policies, plans and programs.
Nominating and Governance Committee
The members of our nominating and governance committee are Jabbok Schlacks, Jennifer Giacomazza, and Naveen Bhatia. Jabbok Schlacks is the chairman of our nominating and governance committee. Naveen Bhatia meets the requirements for independence under the current Exchange listing standards. So long as our Co-Founders beneficially own more than a majority of the voting power of our outstanding common stock and we remain a “controlled company” within the meaning of Nasdaq rules following completion of this offering, we will not be required to have a Nominating and Governance Committee comprised entirely of independent directors. Once our Co-Founders beneficially own less than a majority of the voting power of our outstanding common stock, and in accordance with applicable transition periods, each of the directors on the Nominating and Governance Committee will be required to be independent under the listing standards of Nasdaq. Our nominating and governance committee is responsible for, among other things:
•identifying and recommending candidates for membership on our board of directors, including recommending to our board of directors the board criteria for membership on the board of directors and its committees;
•recommending nominees to our board of directors to fill vacancies and newly created directorships on the board of directors and nominees to stand for election as director;

•periodically reviewing the structure and composition of each committee of the board of directors;
•recommending members to serve as the chairpersons of board committees to our board of directors;
•recommending the removal of directors from our board of directors or any committee for cause or for other appropriate reasons;
•overseeing the process of evaluating the performance of our board of directors;
•reviewing and approving compensation (including equity-based compensation) for our directors;
•reviewing and recommending our corporate governance guidelines and policies;
•overseeing compliance with our corporate governance guidelines and code of conduct and reviewing proposed waivers of our corporate governance guidelines or code of conduct for directors, executive officers and other officers;
•reviewing our certificate of formation, bylaws and other corporate governance policies and proposing changes to our board of directors, as needed; and
•reporting regularly to our board of directors.
Compensation Committee Interlocks and Insider Participation
None of our executive officers have served as a member of a compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of our board of directors.
Code of Business Conduct and Ethics Policy
We have adopted a code of business conduct and ethics policy that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The full texts of our code of business conduct and ethics policy will be available on our website at www.equipmentshare.com. Any waiver of the code for directors or executive officers may be made only by our board of directors or a board committee to which the board has delegated that authority and will be promptly disclosed to our shareholders as required by applicable U.S. federal securities laws and the corporate governance rules of the Exchange. Amendments to the code must be approved by our board of directors and will be promptly disclosed (other than technical, administrative or non-substantive changes). Any amendments to the code, or any waivers of its requirements for which disclosure is required, will be disclosed on our website.
Indemnification of Officers and Directors
Our certificate of formation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Texas law. We have established directors’ and officers’ liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances.
Our certificate of formation provides that our directors and officers will not be liable for monetary damages for breach of fiduciary duty, except for liability relating to any breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under an applicable statute or any transaction from which the director or officer derived an improper personal benefit.
We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Texas law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

COMPENSATION DISCUSSION AND ANALYSIS
The purpose of this Compensation Discussion and Analysis section is to provide information about the material elements of compensation that, during our fiscal year ended December 31, 2025, were paid to, awarded to, or earned by our “named executive officers”, or NEOs, who consist of our Chief Executive Officer, our Chief Financial Officer and our next two most highly compensated executive officers during our 2025 fiscal year. We had no other executive officer in 2025.
Our NEOs for our 2025 fiscal year were:

Name	Title
Jabbok Schlacks	Co-Founder & Chief Executive Officer
William (Willy) Schlacks	Co-Founder & President
David Marquardt	Chief Financial Officer & Chief Accounting Officer
Mark Wopata	Executive Vice President, Finance & Chief Data Officer

As noted above, this Compensation Discussion and Analysis section describes our historical executive compensation program applicable to our NEOs during our 2025 fiscal year, including our compensation philosophy and key components of our compensation program. In connection with this offering, we intend to adopt compensation plans typical for public companies, and we expect that, after our initial public offering, our Compensation Committee will set policies and practices that may be different from the policies and practices that applied to our executive officers before our initial public offering.
Our Compensation Philosophy
We make compensation decisions in a manner we believe will best serve the long-term interests of our shareholders by attracting and retaining executives who will be motivated to meet and exceed our goal of building the construction industry’s first and fastest-growing integrated equipment rental platform. While the Company’s executive compensation has been historically determined based on a qualitative evaluation of individual and Company performance, we intend to formalize our post-offering compensation philosophy and implement compensation arrangements that reflect the following principles:
•Instill an Ownership Culture: The interests of our executives should align with the interests of our shareholders. Our short- and long-term incentive compensation programs will utilize a performance-based mentality that instills an ownership culture and correlates well with the creation of shareholder value.
•Pay Competitively: We set compensation levels so that they are competitive with those of other individuals holding comparable positions at other corporations of similar size, value, and complexity with which we compete for talent.
•Significant Pay at Risk: A significant portion of the total compensation of our executives should be variable and at risk. We will pay our NEOs higher compensation when they exceed our financial and other performance goals and lower compensation when they do not meet those goals.
•Support Business Strategy: Our executive compensation program should be aligned with our short-term and long-term business objectives, business strategy, and company-wide financial, and operational performance, furthering the creation of shareholder value.

Key Components of Our Compensation Program
In fiscal year 2025, our compensation consisted of the elements described below.

Element of Pay	Purpose	Alignment with Principles & Objectives
Base Salary	Recognize and fairly compensate our NEOs for the responsibilities of their respective positions
•Provides a minimum, fixed level of cash compensation to reflect the level of accountability of talented executives who can continue to improve the Company’s overall performance
•Value provided is aligned with executives’ experience, industry knowledge, duties, and scope of responsibility as well as the competitive market for talent

Annual Bonuses	Reward for success in achieving annual objectives	•Value paid out is variable based on an assessment of Company and individual performance in recognition of prior year performance

Long-Term Equity Incentive Compensation	Attract and retain senior management of the Company and incentivize them to make decisions with a long-term view	•Motivates and influences behavior to be consistent with maximizing shareholder value

Retirement (401(k) Plan), health, and welfare benefits	Enhances total compensation to provide a package that is competitive with market practices	•Provides competitive benefits that support the health, wellness, and long-term financial security of our executives
Compensation Process
Historically, the compensation of our Co-Founders, Messrs. Jabbok Schlacks and Willy Schlacks, has been overseen by our board of directors. The compensation of our executive officers other than the Co-Founders has been established by Messrs. Jabbok Schlacks and/or Willy Schlacks in their capacities as our Chief Executive Officer and President, except with respect to long-term equity incentive compensation which is also subject to approval by our board of directors. In anticipation of becoming a public company, our board of directors will form a compensation committee and adopt a written charter for the compensation committee that establishes, among other things, the compensation committee’s purpose and its responsibilities with respect to executive compensation. The charter of the compensation committee will provide that the compensation committee will, among other things, review and approve, or recommend to our board of directors, as appropriate, executive officer compensation, and otherwise assist our board of directors in its oversight of executive compensation (including by administering our stock and equity incentive plans), director compensation, reviewing our overall compensation philosophy and executive compensation disclosure.
In connection with becoming a public company, we have engaged an outside compensation consultant, Compensia, Inc., to advise the compensation committee with respect to certain go-forward executive compensation programs, policies and decisions.
2025 Compensation Decisions
Base Salary
Base salary is intended to fairly compensate our NEOs for the responsibilities of their respective positions and achieve an optimal balance of fixed and variable pay. In setting the salaries of individual NEOs, we consider a wide range of factors including the scope of the applicable NEO’s role, experience, skillsets and the compensation paid for similar positions at other companies similar to ours. The 2025 base salaries for our NEOs were as follows:

Named Executive Officer	2025 Base Salary
Jabbok Schlacks	$135,000
William (Willy) Schlacks	$135,000
David Marquardt	$300,000
Mark Wopata	$350,000

Annual Bonuses
Our NEOs are eligible to receive discretionary, cash-based annual performance bonuses based on a qualitative evaluation of individual and Company performance following the applicable performance year in recognition of their prior year performance. The Company believes that this approach provides an opportunity to balance our annual financial and operational achievements with qualitative judgments regarding how individual performance goals were achieved and ensures appropriate and balanced outcomes once all relevant facts are known following the end of a fiscal year.
Annual cash bonuses are generally payable in the year following the performance year to which the bonus relates, subject to the NEO’s continued employment with us through the payment date. As of the date of this filing, annual cash bonuses for fiscal year 2025 have not yet been determined or paid.
Long-Term Equity Incentive Compensation
We view long-term equity incentive compensation as a critical component of our balanced total compensation program and a primary means to incentivize our employees to contribute to the long-term growth and success of our business. For us, this has historically taken the form of non-qualified stock options under the EquipmentShare.com Inc 2016 Equity Incentive Plan (as amended and restated from time to time, the “2016 Plan”) for our NEOs. The material terms of the 2016 Plan are described under “—EquipmentShare.com Inc 2016 Equity Incentive Plan” below.
Generally, stock options granted to our NEOs pursuant to our 2016 Plan vest over four years, with 25% vesting on the first anniversary of the vesting commencement date and the remaining 75% vesting in 36 equal monthly installments thereafter, subject to the executive’s continued employment with us through each vesting date and expire on the 10th anniversary of the grant date. During fiscal year 2025, we granted a stock option award with respect to 175,000 shares of Company common stock under the 2016 Plan to Mr. Wopata, which vests in accordance with the vesting schedule described above; we did not grant any other equity awards to our NEOs in 2025. In connection with this offering, we have adopted the 2025 Omnibus Incentive Plan, under which our employees (including our NEOs) may receive long-term incentive compensation in the future.
Other Benefits and Perquisites
401(k) Plan
We maintain a tax-qualified 401(k) retirement plan for eligible U.S. employees, including our NEOs. Under our 401(k) plan, employees may elect to defer a portion of their annual compensation on a pre-tax or post-tax basis, subject to applicable annual Internal Revenue Code limits. In addition, the Company makes a matching contribution equal to 50% of the participant’s contributions, up to 6% of their eligible compensation (capped at a maximum Company match of 3% of eligible compensation). Matching contributions for highly compensated employees, including our participating named executive officers, are capped at $3,000 per calendar year. During fiscal year 2025, two of our NEOs participated in the 401(k) plan (Messrs. Marquardt and Wopata).

Perquisites
We do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our NEOs.
Restrictive Covenant Agreements; Executive Employment Agreements
Each of our NEOs other than Messrs. Jabbok Schlacks and Willy Schlacks is party to a restrictive covenant agreement, which includes non-solicitation and no-hire restrictions with respect to Company employees and non-solicitation restrictions with respect to Company customers or clients, both during employment and for a period of 12 months following termination. In addition, the restrictive covenant agreement includes perpetual confidentiality obligations, provisions regarding the assignment of intellectual property and a non-disparagement covenant.
None of our NEOs is currently a party to an employment agreement with the Company.
Tax and Accounting Considerations
When reviewing compensation matters, we consider the anticipated tax and accounting consequences to us (and, when relevant, to our executive officers) of the various payments under our compensation programs. Section 162(m) of the Code generally limits the tax deductibility of annual compensation paid by public companies for certain executive officers to $1 million. Although we are mindful of the benefits of tax deductibility when determining executive compensation, we may approve compensation that will not be fully-deductible in order to ensure competitive levels of total compensation for our executive officers. We account for stock-based payments, including grants of options under our stock option plan, in accordance with the requirements of FASB ASC Topic 718.
Clawback Policy
In connection with this offering, we have adopted a compensation recoupment policy intended to comply with the requirements of Section 10D of the Exchange Act and the rules of the stock exchange on which our securities are listed (our “Clawback Policy”), under which the Compensation Committee must recover certain excess incentive-based compensation paid to executives in the event of a restatement of our financial statements due to our material noncompliance with any financial reporting required under U.S. federal securities laws.
Equity Incentive Compensation Plans and Arrangements
EquipmentShare.com Inc 2016 Equity Incentive Plan
This section summarizes the key terms of the 2016 Plan as of the date of filing of this registration statement, which was originally adopted by our board of directors and approved by our shareholders in December 2016. As of December 31, 2025, there were stock options to purchase 10,358,009 shares of Company common stock with a weighted average exercise price of $4.64 per share and 387,142 shares of Company RSUs outstanding under the 2016 Plan.
Purpose. The purpose of the 2016 Plan is to provide incentives to attract, retain, and motivate eligible persons whose present and potential contributions are important to the success of the Company, its parent and subsidiaries by offering eligible persons an opportunity to participate in the Company’s future performance.
Eligible Participants. Awards may be granted to eligible employees, officers, directors, and consultants of the Company or its parent or subsidiary. Incentive Stock Options (“ISOs”) may be granted only to employees of the Company or its parent or subsidiary.
Authorized Shares. The maximum number of shares available for issuance under the 2016 Plan is 18,255,784 shares of common stock, plus (i) any authorized shares not issued or subject to outstanding grants under the Company’s 2015 Stock Plan (the “Prior Plan”), (ii) shares that were subject to issuance under the Prior Plan but ceased to be subject to an award for any reason other than the exercise of an option after the 2016 Plan became effective and (iii) shares that were issued under the Prior Plan which were repurchased by the Company or which are forfeited or used to pay withholding obligations or pay the exercise price of an option, may be issued under the 2016 Plan. A maximum of 36,511,568 shares of share may be issued under the 2016 Plan upon exercise of ISOs.
Plan Administration. The board of directors, or a committee created by the board of directors (the “Committee”), administers the 2016 Plan. The Committee may further delegate to a subcommittee consisting of at least one member of the board pursuant to a specific delegation as permitted by applicable law. The Committee will have full power to implement and carry out the 2016 Plan, subject to the terms of the 2016 Plan.
Award Agreement. Each award granted pursuant to the 2016 Plan will be evidenced by an award agreement which will be in such form as the Committee determines.
Options. Pursuant to the 2016 Plan, the Committee may grant awards of options to the participants. Subject to the 2016 Plan and the Committee’s discretion, each option will set forth whether such option will be an ISO or nonqualified stock option (“NQSO”), the number of shares subject to the option, the exercise price, the period during which the option may vest and be exercised and all other terms and conditions of the option.
Options will generally be exercisable within the time or upon the events set forth in the applicable award agreement; provided that no option will be exercisable after the expiration of 10 years from the date of grant (five years for ISOs granted to individuals who hold at least 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary (“Ten Percent Shareholders”)). The Committee will determine the exercise price for options; provided that the exercise price cannot be less than 100% of the fair market value of a share on the date of grant (and no less than 110% for ISOs granted to individuals who are Ten Percent Shareholders).
Unless otherwise determined by the Committee, a stock option ceases to vest upon a participant’s termination of employment or other service and the exercise of such option will be subject to the following provisions: (a) if the participant’s employment or other service is terminated for any reason other than due to the participant’s death or “disability” or for “cause” (each as defined in the 2016 Plan), then any options that were exercisable as of the applicable termination date may be exercised no later than three months following the termination date (or such longer or shorter period as determined by the Committee, but no less than 30 days); provided that, if such period is longer than three months, such option will be deemed to be a NQSO; (b) if the participant’s employment or other service is terminated due to death or disability (or the participant dies within three months after a termination of employment or other service other than for cause), then any options that were exercisable as of the termination date may be exercised no later than 12 months following the termination date (or such shorter or longer period as determined by the Committee, but no less than six months); and (c) if the participant’s employment or other service is terminated for cause, the options will expire on such participant’s termination date; in each case no later than the expiration date of the option.
With respect to ISOs, if the fair market value of the shares with respect to the ISOs that are exercisable for the first time by a participant during any calendar year under all plans of the Company and its subsidiaries exceeds $100,000, such options will be treated as NQSOs.
Restricted Stock Awards. A restricted stock award is an offer by the Company to sell to an eligible participant shares that are subject to certain specified restrictions (“restricted shares”). The Committee will determine to whom an offer will be made, the number of shares the participant may purchase, the purchase price, the restrictions under which the shares will be subject and all other terms and conditions of the restricted stock award, subject to the 2016 Plan. Except as may otherwise be provided in an award agreement, a participant accepting a restricted stock award must execute the award agreement and make a full payment of the purchase price within 30 days from the date the award agreement was delivered to the participant. Upon a participant’s termination of employment or other service, unless otherwise set forth in the applicable award agreement, any vesting will cease as of the participant’s termination date.
Stock Appreciation Rights. Pursuant to the underlying award agreement, stock appreciation rights (“SARs”) may be settled in cash or in shares in the sole discretion of the Committee. The Committee will determine (i) the number of shares subject to the SAR; (ii) the exercise price for the SAR (provided that such exercise price cannot be less than 100% of the fair market value of a share on the date of grant) and the time or times during which the SAR may be settled; (iii) the consideration to be distributed on settlement of the SAR and (iv) the effect of the participant’s termination of employment or other service on each SAR. SARs may be subject to vesting conditions at the discretion of the Committee. SARs will generally be exercisable during the period set forth in the applicable award agreement; provided that no SARs will be exercisable after the expiration of 10 years from the date of grant. If the award agreement does not specify the terms and conditions upon which a SAR will terminate upon the participant’s termination of employment or other service, the 2016 Plan provides that the vesting will cease on such participant’s termination date and the exercise of the SAR will be subject to the same terms as provided for options, as described above.
RSUs. RSUs are an award covering the number of shares that may be settled in cash or by the issuance of shares. The Committee will determine (i) the number of shares subject to the RSU; (ii) the time or times during which the RSU may be settled; (iii) the consideration to be distributed on settlement of the RSUs and (iv) the effect of the participant’s termination of employment on each RSU. RSUs may be subject to vesting conditions, including performance-based vesting conditions, at the discretion of the Committee.
Non-transferability of Awards. Except as permitted by the Committee, the awards under the 2016 Plan are not transferable or assignable by the participant in any manner other than by will or by the laws of descent or distribution, and with respect to NQSOs, by instrument to an inter vivos or testamentary trust in which the NQSOs are to be passed to beneficiaries upon the death of the trustor, or by gift to “family member” withing the meaning of Rule 701 and may not be made subject to execution, attachment or similar process.
Rights as Shareholder; Dividends and Dividend Equivalents. No participant will have the rights of any shareholder with respect to shares until the shares are issued to the participant, except for any dividend equivalent rights that participants holding RSUs may be permitted to receive in accordance with the terms and conditions of the applicable award agreement.
Adjustments. If the number of outstanding shares of the Company’s common stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (i) the number of shares reserved for issuance and future grant under the 2016 Plan, (ii) the exercise prices of and the number of shares subject to outstanding options and SARs, (iii) the purchase prices of and/or number of shares subject to other outstanding awards, (iv) the maximum number of shares that may be issued as ISOs and (v) the maximum number of shares that may be issued to an individual or to a new employee in any one calendar year with respect to ISOs, will, in each case, be proportionately adjusted, subject to any required action by the board or the shareholders; provided that fractional shares will not be issued but will instead be paid in cash or rounded down to the nearest whole share as determined by the Committee.
Corporate Transactions. The 2016 Plan provides that, in the event of an Acquisition or Other Combination (each as defined in the 2016 Plan), all shares acquired under the 2016 Plan and all other awards will be subject to the terms of the agreement evidencing the Acquisition or Other Combination, which agreement does not need to treat all outstanding awards in an identical manner. Such agreement, without a participant’s consent, may provide for one or more of the following with respect to each award outstanding as of the effective date of the Acquisition or Other Combination: (i) the continuation of the awards by the Company (if the Company is the successor entity), (ii) the assumption of the awards by the successor or acquiring entity (or by its parent, if any), (iii) the substitution by the successor or acquiring entity (or by its parent, if any) of new awards, (iv) the full or partial exercisability or vesting and accelerated expiration of outstanding awards; (v) a payment, in cash, cash equivalent or securities of the successor entity (or its parent, if any), to participants with a fair market value equal to the required amount, followed by the cancellation of such awards or (vi) cancellation of the outstanding awards in exchange for no consideration.
Amendment and Termination. The board of directors may at any time (i) terminate or amend the 2016 Plan in any respect and (ii) terminate any and all outstanding options, SARs or RSUs upon a dissolution or liquidation of the Company; provided, however, that, absent shareholder approval, the board will not make any amendments to the 2016 Plan that require shareholder approval.

EquipmentShare.com Inc 2025 Omnibus Incentive Plan
In connection with this offering, we have adopted the EquipmentShare.com Inc 2025 Omnibus Incentive Plan (the “2025 Plan”), which will be effective in connection with the completion of this offering. The following summary describes the material terms of the 2025 Plan.
Types of Awards. Awards under the 2025 Plan include options (including options intended to qualify as incentive stock options under Section 422 of the Code (“ISOs”) and nonqualified stock options (“NSOs,” and, together with ISOs, “Options”)), stock appreciation rights (“SARs”), restricted stock, RSUs, performance awards, other cash-based awards and other stock-based awards (collectively, the “Awards”).
Plan Administration. The 2025 Plan will be administered by the compensation committee, unless another committee is designated by our board of directors; in addition, the board of directors may, at its discretion, administer the 2025 Plan and the Awards granted thereunder. The compensation committee will have broad authority to administer the 2025 Plan, such as to (i) designate eligible participants, (ii) determine the types of Awards to be granted, (iii) determine the number and class of shares covered by any Awards granted under the 2025 Plan, (iv) determine the terms and conditions of any Awards and prescribe the form of award agreement for each Award (which need not be identical for each participant), (v) amend the terms or conditions of outstanding Awards, (vi) interpret and administer the 2025 Plan or any instrument or agreement relating to, or Award made under, the 2025 Plan and (vii) make any other determination and take any other action that the compensation committee deems necessary or desirable for the administration and compliance of the 2025 Plan. The compensation committee may delegate some or all of its authority under the 2025 Plan to one or more officers of the Company, or one or more committees of the board of directors (which may consist solely of one director).
Eligibility. Employees, non-employee directors or consultants of the Company are eligible to be selected to participate in the 2025 Plan.
Authorized Shares. The total number of shares of common stock of the Company authorized for issuance under the 2025 Plan will be equal to 14.3% of the total number of outstanding shares of our common stock (on a fully diluted basis) as of immediately prior to the closing of this offering plus the remaining shares available for issuance under our 2016 Equity Incentive Plan at that time (the “Initial Share Pool”); provided that the total number of shares available for issuance under the 2025 Plan shall be increased on January 1 following the effective date of the 2025 Plan up to and including January 1 of the year in which the 10-year anniversary of the effective date of the 2025 Plan occurs in an amount equal to the lesser of (i) 1% of outstanding shares on the last day of the immediately preceding fiscal year and (ii) such number of shares as determined by the compensation committee in its discretion (together, the “Share Pool”). The maximum number of shares that may be issued upon the exercise of ISOs under the 2025 Plan will be equal to the Initial Share Pool. Awards granted pursuant to the 2025 Plan will be issued with respect to shares of Class A common stock of the Company, other than the IPO Awards granted to a founder, which may at the compensation committee’s or board’s discretion be issued with respect to shares of Class A or Class B common stock of the Company.
Options. The exercise price of an Option may not be less than the fair market value of a share on the grant date (other than in the case of Substitute Awards (as defined in the 2025 Plan)). Each Option will expire no later than the tenth (10th) anniversary of the date the Option is granted. Any grant of ISOs must be in compliance with Section 422 of the Code, and may only be granted to employees of the Company, its parent or a subsidiary corporation.
Stock Appreciation Rights. The exercise or hurdle price of a SAR may not be less than the fair market value of a share on the grant date (other than in the case of Substitute Awards). Each SAR will expire no later than the tenth (10th) anniversary of the date the SAR is granted.
Restricted Stock. Restricted stock is an Award of shares that is subject to certain restrictions and forfeiture conditions as determined by the compensation committee. Subject to such restrictions as determined by the compensation committee, the applicable participant will have the rights and privileges of a shareholder with respect to shares, including the right to vote and the right to receive dividends, as long as the participant holds the restricted stock.

Restricted Stock Units. An RSU is an Award that represents a right to receive the value of one share (or a percentage of such value). RSUs may be paid in cash, shares, other Awards, other property or any combination thereof, as determined in the discretion of the compensation committee. Awards of RSUs may include the right to receive dividend equivalents. The applicable participant does not have the rights and privileges of a shareholder with respect to shares underlying an RSU.
Performance Awards. Performance Awards are Awards that may be earned upon achievement or satisfaction of performance conditions specified by the compensation committee. Performance Awards may be denominated as a cash amount, number of shares or units or a combination thereof.
Other Cash-Based and Other Stock-Based Awards. The compensation committee is permitted to grant other equity or equity-based Awards and cash-based Awards on such terms and conditions as the compensation committee will determine. For Awards in the nature of a purchase right, the purchase price shall not be less than the fair market value of such shares on the date of grant of such right.
Director Compensation Limitations. Any participant who is a non-employee director may not receive compensation for any calendar year in excess of $750,000 in the aggregate, including cash payments and Awards.
Changes in Capitalization. In the event that the compensation committee determines that, as a result of any dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, take private, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, or other similar corporate transaction or event affecting the shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2025 Plan, then the compensation committee shall adjust equitably, so as to ensure no undue enrichment or harm (including by payment of cash), any or all of (i) the number and type of shares (or other securities or cash) which thereafter may be made the subject of Awards, including the amount of the Share Pool and the number of shares available for ISOs, (ii) the number or amount and type of shares (or other securities) subject to outstanding Awards, (iii) the grant, acquisition, exercise or hurdle price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award and (iv) the terms and conditions of any outstanding Awards, including the performance criteria of any Performance Awards and whether the Performance Awards shall be cash settled or share settled.
Effect of Termination of Service or a Change in Control. The compensation committee may provide that an Award may be exercised, settled, vested, paid or forfeited in the event of a participant’s termination of service prior to the vesting, exercise or settlement of such Award.
In the event of a change in control of the Company, the compensation committee may take any one or more of the following actions with respect to any outstanding Award: (i) continuation or assumption of such Award on no less favorable terms and conditions as were in place prior to the change in control, (ii) substitution or replacement of such Award with substantially the same terms and value as such Award, (iii) acceleration of the vesting and the lapse of any restrictions either immediately prior to or after the change in control or upon termination of service under certain circumstances on or following the change in control, (iv) in the case of a Performance Award, the determination of the level of attainment of the applicable performance condition(s) and (v) cancellation of such Award in consideration of a payment or, in certain circumstances, for no consideration.
Clawback. Under the 2025 Plan, Awards (including any amounts or benefits arising from such Awards) will be subject to any clawback or recoupment arrangements or policies the Company has in place from time to time, and the compensation committee may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and will, to the extent required, cancel or require reimbursement of any Awards or any shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of shares underlying such Awards, including any policies and procedures necessary to comply with Section 10D of the Exchange Act and any other regulatory regimes.
Amendment. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an award agreement or in the 2025 Plan, our board of directors may amend, alter, suspend, discontinue or terminate the

2025 Plan or any portion thereof at any time; provided that no such amendment, alternation, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is required by applicable law or the rules of the stock market or exchange on which the shares are principally quoted or traded, or (ii) subject to certain limitations, the consent of the affected participant of the 2025 Plan if such action would materially adversely affect the rights of such participant under any outstanding Award.
Repricing. The compensation committee may, without shareholder approval, seek to effect any repricing of any previously granted “underwater” Option, SAR or similar Award.
Term. The 2025 Plan will become effective on the date on which the closing of this offering occurs. No Award may be granted under the 2025 Plan after the tenth (10th) anniversary of the earlier of (i) the date the 2025 Plan is adopted by the board of directors and (ii) the date the 2025 Plan is approved by the shareholders of the Company. No awards will be granted under the 2025 Plan after the earlier to occur of (i) the maximum number of shares available for issuance have been issued and (ii) our board of directors terminates the 2025 Plan. Previously granted Awards are permitted to extend beyond the termination date of the 2025 Plan.
EquipmentShare.com Inc 2025 Employee Stock Purchase Plan
In connection with this offering, we have adopted the EquipmentShare.com 2025 Employee Stock Purchase Plan (the “ESPP”), which will be effective in connection with the completion of this offering. The ESPP consists of two components: the Section 423 component, intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “423 Component”) and the non-Section 423 component (the “Non-423 Component”), which authorizes the grant of rights which need not qualify under Section 423 of the Code. The following summary describes the material terms of the ESPP.
Plan Administration. The ESPP will be administered by the compensation committee, unless another committee is designated by our board of directors. The compensation committee will have broad authority to administer the ESPP, such as to change the duration, frequency, start and end dates of any offering period, the minimum and maximum amounts of compensation for payroll deductions, the frequency with which a participant may elect to change his or her rate of payroll deductions, the dates by which a participant is required to submit an enrollment form, the effective date of a participant’s withdrawal due to termination or transfer of employment or change in status, and the withholding procedures. With respect to the Non-423 Component, the rules set forth in the applicable sub-plans may take precedence over other provisions of the ESPP, but unless otherwise superseded by the terms of such sub-plan, the provisions of the ESPP will govern the operation of such sub-plan.
Authorized Shares. The maximum number of shares available for issuance under the ESPP will not exceed in the aggregate 1% of the total number of outstanding shares of our common stock (on a fully diluted basis) as of immediately prior to the closing of this offering (the “ESPP Share Pool”) and will be increased on the first day of each Company fiscal year for a period of up to 10 years following the effective date of the ESPP in an amount equal to the least of (i) 12,000,000 shares, (ii) 1% of the total number of shares of the Company’s Class A and Class B common stock outstanding as of the last completed fiscal year and (iii) such number of shares as determined by the board of directors in its discretion. The number of shares available at any time under the ESPP will be subject to adjustment in the event of a dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, or other change in the Company’s structure affecting the shares occurs. The number of shares which a participant may purchase in an offering under the ESPP may be reduced if the offering is over-subscribed.
Offering Periods. The ESPP will be implemented by a series of offering periods, each of which will be six (6) months in duration, with new offering periods commencing on or about January 1 and July 1 of each year (or such other times as determined by the compensation committee). The compensation committee will have the authority to change the duration, frequency, start and end dates of offering periods.
Eligibility. With respect to the 423 Component, an employee of the Company or employees of certain of our subsidiaries (each, a “Participating Subsidiary”) may participate if such employee is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year. With respect to the Non-423 Component, employee eligibility is determined by the compensation committee.
Grant of Option. On the first trading day of each offering period, each participant in the applicable offering period will be granted an option to purchase, on the purchase date, a number of shares determined by dividing the participant’s accumulated payroll deductions by the applicable Purchase Price (as defined below). In connection with each offering, the compensation committee may specify (i) a maximum number of shares that may be purchased by any participant on any purchase date in such offering, (ii) a maximum aggregate number of shares that may be purchased by all participants in such offering and (iii) if such offering contains more than one purchase date, a maximum aggregate number of shares that may be purchased by all participants on any purchase date in such offering; provided, however, that in no event shall any participant purchase more than 2,500 shares during an offering period.
Purchase of Shares. A participant’s option to purchase shares will be exercised automatically on the purchase date of each offering period. The participant’s accumulated payroll deductions will be used to purchase the maximum number of whole shares that can be purchased with the amounts in the Participant’s notional account.
Participation. Each offering period will have one or more purchase dates on which shares will be purchased for the employees who are participating in the offering. The compensation committee, in its discretion, will determine the terms of offerings under the ESPP. The ESPP permits participating employees to purchase shares through payroll deductions in an amount equal to at least one percent (1%), but not more than ten percent (10%) of the employee’s compensation (or such other maximum percentage as the compensation from time to time may establish). For purposes of the 423 Component, the purchase price of the shares will be equal to the lesser of (i) eighty-five percent (85%) (or such greater percentage as designated by the compensation committee) of the fair market value of a share on the first trading day of the applicable offering period or (ii) eighty-five percent (85%) (or such greater percentage as designated by the compensation committee) of the fair market value of a share on the last trading day of the applicable offering period (or such other purchase date as designated by the compensation committee) (the “Purchase Price”).
Termination of Employment; Withdrawal Procedure. Upon termination of a participant’s employment for any reason that occurs at least fifteen (15) days before the purchase date, the participant will be deemed to have withdrawn from the ESPP and the payroll deductions in the participant’s notional account (that have not been used to purchase shares) will be returned to the participant, and the participant’s option shall be automatically terminated. If the participant’s termination of employment occurs within fifteen (15) days before a purchase date, the accumulated payroll deductions will be used to purchase shares on the purchase date.
A participant may withdraw from an offering by timely submitting to the Company a revised enrollment form indicating his or her election to withdraw. The accumulated payroll deductions held on behalf of a participant in his or her notional account (that have not been used to purchase shares) will be paid to the participant and the participant’s option will be automatically terminated.
Change in Control. In the event of a change in control of the Company, the compensation committee will have full discretion and authority to (i) cancel each outstanding option under the ESPP and refund all accumulated payroll deductions to the participant as soon as reasonably practical on or following the date of such change in control, (ii) assume each outstanding option or substitute an equivalent option by the successor corporation or a parent or subsidiary of such successor corporation or (iii) terminate all outstanding offering periods.
Amendment or Termination. The compensation committee may, in its sole discretion, amend, suspend or terminate the ESPP at any time and for any reason. If the ESPP is terminated, the compensation committee may elect to terminate all outstanding offering periods either immediately or once shares have been purchased on the next purchase date (which may, in the discretion of the compensation committee, be accelerated) or permit offering periods to expire in accordance with their terms. If any offering period is terminated before its scheduled expiration, all amounts that have not been used to purchase shares will be returned to participants (without interest, except as otherwise required by law) as soon as administratively practicable.

Term. The ESPP will remain in effect for ten (10) years following the effective date of the ESPP unless terminated earlier by the compensation committee in accordance with the terms of the ESPP.
2025 IPO Founder Awards
On October 1, 2025, our board of directors approved a grant of PSUs to each of our Co-Founders, Messrs. Jabbok Schlacks and Willy Schlacks, under the 2025 Plan that could result in the issuance of as few as zero shares of the Company’s Class B common stock and up to a number of shares of Class B common stock representing 7.91% of the Company’s fully-diluted shares outstanding as of immediately prior to the closing of this offering, subject to the Company achieving specified stock price hurdles within a ten-year period after the closing of this offering (the “IPO Founder Awards”). On January 8, 2025, our board of directors approved the final terms of the IPO Founder Awards and the form of PSU award agreement for such awards.
Each of the IPO Founder Awards will be granted as of the closing of this offering and will be comprised of five tranches of PSUs as set forth in the table below, which will be earned and will vest upon to the extent that both a performance-based vesting condition and a service-based vesting condition are satisfied. The performance condition applicable to the PSUs will be earned based on the Company’s achievement of specified stock price hurdles, as set forth in the table below and subject to anti-dilution adjustments, during the performance period beginning on the first day following the expiration of the lock-up period set forth in the Company’s agreement with its underwriters in connection with this offering (or, with respect to tranche 1, beginning on the first day following the closing of this offering) and ending on the earliest to occur of (i) the tenth anniversary of the grant date, (ii) a change in control (as defined in the 2025 Plan) or (iii) the date on which the shares of the Company’s Class A common stock are no longer traded on a securities exchange or market. Achievement of the applicable stock price hurdle for any PSU tranche will occur on the date that the average closing price per share of the Company’s Class A common stock during any 60 consecutive trading days during the performance period equaled or exceeded the applicable stock price hurdle for such tranche, except that achievement of the stock price hurdle for tranche 1 will occur on the date that the closing price per share of the Company’s Class A common stock during the performance period equaled or exceeded the stock price hurdle for such tranche. Any PSUs for which the applicable stock price hurdle is not achieved prior to the end of the performance period will be forfeited in their entirety.

Tranche	Market Capitalization Goal(1)	% of Award Earned
1	$7.5 billion	17.70%
2	$15 billion	21.11%
3	$30 billion	21.11%
4	$60 billion	21.11%
5	$90 billion	18.97%
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(1)Assuming an initial public offering price of $24.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, our implied market capitalization will be approximately $6.2 billion at the closing of this offering. Accordingly, our Co-Founders will not earn any of the IPO Founder Awards at the closing of this offering.
The service condition applicable to each tranche of PSUs will be satisfied as follows, in each case subject to the applicable Co-Founder continuing to be a service provider from the grant date through each applicable service-vesting date: 100% of the PSUs with respect to the applicable tranche will satisfy the service condition on the fourth anniversary of the date on which the applicable performance-based vesting condition is satisfied. For example, if the performance condition for a tranche is met on the third anniversary of the grant date, then 100% of that tranche will fully vest on the seventh anniversary of the grant date, if the applicable Co-Founder continues to be a service provider as of such date.
In the event of a “change in control” (as defined in the 2025 Plan) or any other corporate transaction or event that results in the shares of Class A common stock no longer being traded on a securities exchange prior to the end of the performance period, any tranche of PSUs for which the stock price hurdle has not previously been satisfied will be deemed earned to the extent the price per share (plus the value of any other consideration received by the Company’s shareholders) pursuant to such change in control transaction equals or exceeds the stock price hurdle applicable to such tranche of PSUs. If the transaction price falls between any two price hurdles, a pro rata portion of the tranche of PSUs that is subject to the higher of such two price hurdles will be deemed earned using linear interpolation, and any other PSUs for which the applicable stock price hurdle is not achieved will be forfeited in their entirety. To the extent any of the earned PSUs have not yet satisfied the service condition as of the date of the change in control, such PSUs will remain outstanding and eligible to service vest based on the applicable Co-Founder’s continued service with the Company following the date of the change in control. Such service condition shall accelerate in the event of the applicable Co-Founder’s involuntary termination by the Company without “cause” or resignation by the Co-Founder for “good reason” (each as defined in the applicable award agreement) within 3 months prior to or 12 months following such change in control.
In the event the applicable Co-Founder’s employment is terminated without cause or the Co-Founder’s resignation for good reason, or due to the Co-Founder’s death or disability, the service condition applicable to the PSUs shall accelerate and the Co-Founder shall be entitled to retain any PSUs which have achieved the applicable performance condition prior to such termination. Any PSUs which have not achieved the applicable performance condition shall be forfeited, unless, in the case of a termination due to death or disability, the performance condition is achieved within 90 calendar days of such death or disability. In the event of the applicable Co-Founder’s termination for cause, all awards which have not achieved both the service and performance conditions shall be forfeited.
The foregoing summary of the IPO Founder Awards is qualified in their entirety by the final terms of the IPO Founder Awards, and the applicable award agreement with respect thereto.

Summary Compensation Table
The amounts below represent the compensation awarded to, earned by or paid to our NEOs for fiscal year ended December 31, 2025:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Jabbok Schlacks Co-Founder & Chief Executive Officer	2025 2024	135,000 135,000	— —	— —	—	—	135,000 135,000
William (Willy) Schlacks Co-Founder & President	2025 2024	135,000 135,000	— —	— —	—	—	135,000 135,000
David Marquardt Chief Financial Officer & Chief Accounting Officer	2025 2024	300,000 276,923	— 125,000	— —	—	3,000 3,000	303,000 404,923
Mark Wopata Executive Vice President, Finance & Chief Data Officer	2025 2024	350,000 290,769	— 126,899	924,000 —	—	3,000 3,000	1,227,000 420,668
__________________
(1)Annual cash bonuses earned by our NEOs for the 2025 fiscal year have not been determined or paid out as of the date of this filing.
(2)The amounts in this column represent the aggregate grant date fair value of the options awarded to the NEO in fiscal year 2025, calculated in accordance with ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures related to vesting conditions. The assumptions used in calculating the grant-date fair value of the options reported in this column are set forth in Note 16 to our audited consolidated financial statements. These amounts do not reflect the actual economic value that may be realized by the NEO.
(3)The amounts in this column include 401(k) matching contributions in the amount of $3,000 for each of Messrs. Marquardt and Wopata. For fiscal year 2025, we did not provide any material perquisites or other personal benefits to any of our NEOs that would require disclosure under the SEC rules and requirements.

Grants of Plan-Based Awards
The following table provides information relating to plan-based awards and opportunities granted to the NEOs during the fiscal year ended December 31, 2025.

Name	Grant Date	All Other Option Awards: Number of Securities Underling Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Jabbok Schlacks	— —	— —	— —	— —
William (Willy) Schlacks	—	—	—	—
David Marquardt	—	—	—	— —
Mark Wopata	March 3, 2025(2)	175,000	9.72	924,000
_________________
(1)The amounts in this column represent the aggregate grant date fair value of the options awarded to the NEO in fiscal year 2025, calculated in accordance with ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures related to vesting conditions. The assumptions used in calculating the grant-date fair value of the options reported in this column are set forth in Note 16 to our audited consolidated financial statements. These amounts do not reflect the actual economic value that may be realized by the NEO.
(2)The stock options vest over four years, with 25% vesting on the first anniversary of the vesting commencement date and the remaining 75% vesting in 36 equal monthly installments thereafter, subject to the NEO’s continued employment with us through each vesting date.

Outstanding Equity Awards at Year-End
The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2025. There were no outstanding stock awards held by our NEOs as of December 31, 2025.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Jabbok Schlacks	1,687,832(1)	—	4.22	6/15/2031
William (Willy) Schlacks	1,687,832(1)	—	4.22	6/15/2031
David Marquardt	60,000(2)	—	4.22	8/29/2031
Mark Wopata	4,900(3)	—	0.76	5/20/2029
	20,000(4)	—	1.39	9/27/2030
	40,000(5)	—	4.22	6/15/2031
	78,333(6)	1,667	6.18	1/31/2032
	56,666(7)	23,334	6.04	3/5/2033
	72,196(8)	102,084	9.72	3/3/2035
__________________
(1)The options listed in the table with respect to Messrs. Jabbok Schlacks and Willy Schlacks were fully vested on or prior to December 31, 2025. The options listed in the table with respect to Messrs. Marquardt and Wopata, to the extent not vested, vest over four years, with 25% vesting on the first anniversary of the vesting commencement date and the remaining 75% vesting in 36 equal monthly installments thereafter, subject to the applicable NEO’s continued employment with us through each applicable vesting date. All options have a term of ten years from the date of grant.
(2)The listed options have a vesting commencement date of May 31, 2021.
(3)The listed options have a vesting commencement date of March 7, 2019.
(4)The listed options have a vesting commencement date of September 1, 2020.
(5)The listed options have a vesting commencement date of May 1, 2021.
(6)The listed options have a vesting commencement date of January 24, 2022.
(7)The listed options have a vesting commencement date of February 1, 2023.
(8)The listed options have a vesting commencement date of April 1, 2024.
Option Exercises and Stock Vested
We have not granted stock awards to our NEOs and, as such, no such awards vested in 2025. None of our NEOs exercised any options during fiscal year 2025.
Pension Benefits and Nonqualified Deferred Compensation
During fiscal year 2025, none of our NEOs received pension benefits or participated in any nonqualified deferred compensation plans.
Potential Payments upon Termination or Change in Control
The Company does not maintain a formal severance policy and none of our NEOs are entitled to any contractual severance. In addition, none of our NEOs are entitled to any payments or benefits solely in the event of a change in control of our Company.
DIRECTOR COMPENSATION
We currently do not maintain a director compensation program or policy in which our non-employee directors participate and except as otherwise set forth below, none of our non-employee directors received any compensation for their board service for fiscal year 2025. Employee directors do not receive additional compensation for their service on the board of directors.
Pursuant to an offer letter effective as of September 25, 2025, Mr. W. Bryan Hill is entitled to receive an annual cash retainer of $80,000 per year. Pursuant to his offer letter, Mr. Hill also received a one-time grant of 13,991

RSUs on January 8, 2026 under the 2016 Plan for his service as a director. Subject to his continued service through the vesting date and the completion of this offering, such RSU grant will vest on September 28, 2026. Notwithstanding the foregoing, all such RSUs will be forfeited if an initial public offering does not occur prior to the seventh anniversary of the grant date.
The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our directors for services rendered to us during fiscal year 2025, other than Messrs. Schlacks, whose compensation is presented in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Total ($)
Naveen Bhatia	— —	— —	— —
Jennifer Giacomazza	—	—	—
W. Bryan Hill	20,000	—	20,000
John Weinstein	—	—	—
Henry Yeagley	—	—	—
__________________
(1)Reflects the fees received during 2025. Fees earned by Mr. Hill have been prorated based on his start date.

Our board of directors expects to adopt a director compensation program which will govern the annual compensation paid to our non-employee directors following this offering.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We describe below transactions and series of similar transactions, during our last three fiscal years or currently proposed, to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or beneficial holders (in each case, including their immediate family members) of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.
Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Executive and Director Compensation.”
Investor Rights Agreement
On June 1, 2023, we entered into the Amended and Restated Investors’ Rights Agreement (as amended from time to time, the “Investors’ Rights Agreement”) with certain holders of our capital stock, including the following related parties: Jabbok Schlacks and Willy Schlacks, our Co-Founders, and entities affiliated with Romulus Capital III L.P., BDT Everest Holdings, LLC, and Insight Venture Partners IX, L.P., each a holder of over 5% of our capital stock, among others. The Investors’ Rights Agreement provides for, among other things, registration rights. The holders of an aggregate of 204,963,717 shares of common stock are entitled to certain registration rights pursuant to the Investor Rights Agreement.
Pursuant to the Investors’ Rights Agreement, certain of our shareholders and their permitted transferees are entitled to the following rights with respect to the registration of such shares for public resale under the Securities Act. If exercised, these registration rights would enable holders to transfer these shares under the registration statement without restriction under the Securities Act.
Demand Registration. Commencing 180 days following this offering, these holders may request in writing that we effect a resale registration under the Securities Act with respect to all or any portion of their shares subject to registration rights, subject to certain exceptions. If the holders requesting registration intend to distribute their shares by means of an underwriting, the managing underwriter of such offering will have the right to limit the number of shares to be underwritten for reasons related to the marketing of the shares. We are not obligated to effect more than two such demand registrations.
Piggyback Registration. In the event that we propose to register any of our securities under the Securities Act, either for our account or for the account of our other security holders, the holders of these shares will be entitled to certain piggyback registration rights allowing each to include its shares in the registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration relating to the sale or grant of securities to our employees pursuant to a stock option, stock purchase or equity incentive plan and certain other exceptions, these holders will be entitled to notice of the registration and will have the right to include their registrable securities in the registration, subject to certain limitations.
Shelf Registration. These holders may request that we file and keep effective a shelf registration statement pursuant to Rule 415 under the Securities Act with respect to all or any portion of their shares subject to registration rights. We are not obligated to effect more than two such shelf registrations in any twelve-month period.
Expenses; Indemnification. We must pay all registration expenses in connection with effecting any demand registration, piggyback registration or shelf registration. The Investors’ Rights Agreement contains customary indemnification and contribution provisions.
Term. The registration rights will remain in effect until three years after this offering or, with respect to a holder, during such time during which all registrable shares held by such holder may immediately be sold under Rule 144 during any three-month period.

Voting Agreement
In connection with this offering, our Co-Founders will enter into a voting agreement, pursuant to which, with respect to any matter submitted to our shareholders for a vote, each Co-Founder will agree to vote or exercise his rights to consent with respect to all shares beneficially owned by him together with, and in the same manner as, the other Co-Founder as mutually agreed by the Co-Founders. In addition, each Founder agreed that he will not, without the consent of the other Co-Founder, grant any proxies or enter into any voting trust or other agreement or arrangement with respect to shares beneficially owned by him to the extent such voting trust, agreement or arrangement would be inconsistent with the voting agreement. The voting agreement may be terminated at any time by either Co-Founder upon written notice to the other Co-Founder with a copy to us.
Exchange Agreement
To facilitate the Conversion, we will enter into an exchange agreement (the "Exchange Agreement") with our Co-Founders to be in effect immediately following the effectiveness of our amended and restated certificate of formation, pursuant to which, immediately after the conversion of the Company’s common stock into Class A common stock, all shares of our Class A common stock then-held by our Co-Founders will automatically be exchanged for an equivalent number of shares of Class B common stock immediately prior to the completion of this offering.
Other Transactions
Prior to the completion of this offering, we expect to terminate or substantially reduce a number of the transactions listed under “—Transactions with Entities Owned or Controlled by the Co-Founders.”
Transactions with Entities Owned or Controlled by the Co-Founders
The Company has entered into equipment sale and rental transactions with related parties through the OWN Program. All such transactions were with entities owned or controlled by Messrs. Jabbok Schlacks and Willy Schlacks, our Co-Founders. Entities owned or controlled by the Co-Founders account for approximately 1% of total OWN Program participants as of September 30, 2025. The Company recognized revenue from equipment sales to these entities of $78.7 million and $219.5 million for the nine months ended September 30, 2025 and 2024, and $276.6 million, $80.2 million, and $78.1 million for the years ended December 31, 2024, 2023, and 2022, respectively. The equipment sold was subsequently listed on the Company’s marketplace under the OWN Program.
During the nine months ended September 30, 2025 and 2024, the Company purchased $21.9 million and $112.3 million of equipment previously enrolled in the OWN Program from entities owned or controlled by the Co-Founders. The equipment purchased was added to the Company’s rental fleet. EquipmentShare purchased $133.1 million in 2024 and did not purchase equipment from entities owned or controlled by the Co-Founders during 2023 or 2022.
During the nine months ended September 30, 2025, the Company also purchased containers and vehicles for approximately $5.0 million and other miscellaneous equipment, parts and supplies for $0.5 million from an entity owned or controlled by the Co-Founders.
The Company recognized revenue from equipment parts, supplies, and services provided under the OWN Program to entities owned or controlled by the Co-Founders of $4.4 million and $2.9 million for the nine months ended September 30, 2025 and 2024, and $4.4 million, $6.8 million, and $1.1 million for the years ended December 31, 2024, 2023, and 2022, respectively.
Equipment rental revenue share under the OWN Program with entities owned or controlled by the Co-Founders, including principal and agent transactions, were $45.2 million and $56.1 million for the nine months ended September 30, 2025 and 2024 and $73.5 million, $56.1 million, and $42.5 million for the years ended December 31, 2024, 2023, and 2022, respectively. As of September 30, 2025 and December 31, 2024, 2023, and 2022, the Company had accrued expenses under the OWN Program due to entities owned or controlled by the Co-Founders of $0.1 million, $3.5 million, $6.2 million, and $4.2 million, respectively.

During the nine months ended September 30, 2025 and 2024 and the year ended December 31, 2024, the Company recognized $0.2 million, $0.1 million, and $0.1 million, respectively, of equipment rental and related services revenues, $0.7 million, $0.9 million, and $1.2 million, respectively, of T3 telematics services revenues, and $1.4 million, $0, and $0, respectively, of other platform revenues from transactions with entities owned or controlled by the Co-Founders.
As of September 30, 2025 and December 31, 2024, 2023, and 2022, the Company had receivables due from entities owned or controlled by the Co-Founders in the amounts of $24.2 million, $36.3 million, $5.4 million, and $1.0 million, respectively.
The Company leases properties, facilities, vehicles, and aircraft for its operations under various operating lease arrangements with entities owned or controlled by the Co-Founders. Operating lease expenses associated with these arrangements were $3.6 million and $2.7 million for the nine months ended September 30, 2025 and 2024 and $3.7 million, $2.6 million, and $2.8 million for the years ended December 31, 2024, 2023, and 2022, respectively.
In particular, the Company leases certain property from entities owned or controlled by the Co-Founders. Under these arrangements, the Company recognized $5.9 million and $2.8 million for the nine months ended September 30, 2025 and 2024, and $6.0 million for the year ended December 31, 2024, of income related to the assignment of new property site purchase rights and related transaction and construction developer fees provided to entities owned or controlled by the Co-Founders. The Company recognized variable lease expense, short-term rental expense, and other miscellaneous expenses, which are included in direct operating costs or selling, general and administrative expenses on the condensed consolidated statements of operations, of $2.1 million and $0.3 million for the nine months ended September 30, 2025 and 2024, respectively, and $0.5 million, $0.9 million, and $0.1 million for the year ended December 31, 2024, 2023, and 2022, respectively, primarily relating to certain leases and short-term rentals from entities owned or controlled by the Co-Founders. During the nine months ended September 30, 2025 and the year ended December 31, 2024, the Company made payments of $2.9 million and $0.5 million, respectively, under property finance lease arrangements with entities owned or controlled by the Co-Founders. The Company expects this type of property related transactions to continue in the future.
During the nine months ended September 30, 2025 and 2024 and the years ended December 31, 2024, 2023, and 2022 entities owned or controlled by the Co-Founders provided construction services to the Company in the amounts of $0.4 million, $0.9 million, $1.0 million, $0.8 million, and $1.3 million, respectively.
As of September 30, 2025, December 31, 2024, and 2023, the Company had payables due to entities owned or controlled by the Co-Founders of $0.5 million, $0.4 million and $0.5 million, respectively, primarily related to equipment and aircraft leases.
During the nine months ended September 30, 2025 and in 2024, the Company deposited $15.0 million and $5.0 million, respectively, into a financial institution in which the Co-Founders have an ownership interest.
On December 12, 2024, the Company, through a wholly owned subsidiary, acquired substantially all of the business operations of two building supplies, lumber, and hardware stores from an entity that is owned or ultimately controlled by the Co-Founders for an aggregate purchase price of $2.2 million, of which $2.0 million was paid.
Transactions with Premiere NM
During 2022, the Company sold certain construction equipment for $5.4 million and entered into an OWN Program arrangement with Premiere NM under which such equipment was enrolled. Based on the latest information available to the Company, Premiere NM is an entity owned by an immediate family member of the General Partner of Romulus Capital and its affiliates, which collectively hold more than a five percent equity interest in the Company. The Company made OWN Program payouts, including principal and agent transactions, to Premiere NM of $0.6 million and $0.6 million during the nine months ended September 30, 2025 and 2024, respectively, and $0.8 million, $0.7 million, and $0.1 million during the years ended December 31, 2024, 2023, and 2022, respectively.

Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will hold harmless and indemnify each indemnitee against all expenses and losses actually and reasonably incurred by him or her by reason of the fact that he or she is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in each case, to the fullest extent permitted under applicable law.
Directed Share Program
At our request, Goldman Sachs & Co. LLC has reserved for sale, at the initial public offering price, up to 305,000 shares of our Class A common stock, or 1.0% of the shares being offered pursuant to this prospectus, to our employees, directors and officers. The directed share program will not limit the ability of our directors, officers and their family members, or holders of more than 5% of our capital stock, to purchase more than $120,000 in value of our Class A common stock. We do not currently know the extent to which these related persons will participate in our directed share program, if at all, or the extent to which they will purchase more than $120,000 in value of our Class A common stock.
Policy Concerning Related Person Transactions
Prior to the completion of this offering, our board of directors will adopt a written policy for the review of any transaction, arrangement or relationship in which we are a participant, if the amount involved exceeds $120,000 and a related party has a direct or indirect material interest. This policy was not in effect when we entered into the transactions described above.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to the chair of our Audit Committee. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. In approving or rejecting such proposed transactions, the Audit Committee will be required to consider relevant facts and circumstances. The Audit Committee will approve only those transactions that, in light of known circumstances, are deemed to be in our best interests. In the event that any member of the Audit Committee is not a disinterested person with respect to the related person transaction under review, that member will be excluded from the review and approval or rejection of such related person transaction. If we become aware of an existing related person transaction which has not been approved under the policy, the matter will be referred to the audit committee. The Audit Committee will evaluate all options available, including ratification, revision or termination of such transaction. In the event that management determines that it is impractical or undesirable to wait until a meeting of the Audit Committee to consummate a related person transaction, the chair of the Audit Committee may approve such transaction in accordance with the related person transaction approval policy. Any such approval must be reported to the Audit Committee at its next regularly scheduled meeting.

PRINCIPAL AND SELLING SHAREHOLDERS
The following table sets forth information regarding beneficial ownership of our Class A and Class B common stock as of December 15, 2025, by:
•each person, or group of affiliated persons, known by us to own beneficially 5% or more of our outstanding Class A or Class B common stock;
•each of our executive officers and directors, and persons nominated to serve in such positions;
•all executive officers and directors, and persons nominated to serve in such positions as a group; and
•each selling shareholder.
The number of shares of Class A and Class B common stock beneficially owned, percentages of beneficial ownership, and percentages of combined voting power before and after this offering that are set forth below are based on 183,213,950 shares of our Class A common stock outstanding and 37,568,944 shares of our Class B common stock outstanding, in each case, as of December 15, 2025 after giving effect to the Conversion.
In accordance with the rules of the SEC, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of options or the vesting of restricted stock units, within 60 days of December 15, 2025. Shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of December 15, 2025 or subject to restricted stock units that vest within 60 days of December 15, 2025 are considered outstanding and beneficially owned by the person holding such options or restricted stock units for the purpose of computing the percentage ownership and voting power of that person but are not treated as outstanding for the purpose of computing the percentage ownership and voting power of any other person. In addition, unless specifically noted, the following table does not reflect any shares of our Class A common stock that may be purchased through our directed share program described under “Underwriters—Directed Share Program.”
Unless otherwise indicated below, the business address for each beneficial owner is c/o EquipmentShare.com Inc, 5710 Bull Run Drive, Columbia, MO, 65201.

	Shares Beneficially Owned Before the Offering				% of Total Voting Power Before the Offering	Number of Shares of Class A Common Stock Offered Hereby		Shares Beneficially Owned After the Offering Assuming the Underwriters’ Option Is Not Exercised				% of Total Voting Power After the Offering Assuming the Underwriters’ Option Is Not Exercised	Shares Beneficially Owned After the Offering Assuming Full Exercise of Underwriters’ Option				% of Total Voting Power After Offering Assuming Full Exercise of Underwriters’ Option
	Class A		Class B			No Exercise of Underwriters’ Option	Full Exercise of Underwriters’ Option	Class A		Class B			Class A		Class B
Name	Shares	%	Shares	%				Shares	%	Shares	%		Shares	%	Shares	%
Directors and Named Executive Officers
Jabbok Schlacks(1)	14,306,548	7.8%	20,472,304	52.1%	43.8%	—	—	14,306,548	6.7%	20,513,120	52.3%	42.5%	14,306,548	6.7%	20,513,120	52.3%	42.5%
William J. Schlacks IV(1)	14,306,548	7.8%	20,472,304	52.1%	43.8%	—	—	14,306,548	6.7%	20,513,120	52.3%	42.5%	14,306,548	6.7%	20,513,120	52.3%	42.5%
David Marquardt(2)	120,000	*	—	—	*	—	—	120,000	*	—	—	*	120,000	*	—	—	*
Mark Wopata(3)	300,208	*	—	—	*	—	—	300,208	*	—	—	*	300,208	*	—	—	*
Naveen Bhatia	302,000	*	—	—	*	—	—	302,000	*	—	—	*	302,000	*	—	—	*
Jennifer Giacomazza(4)	160,000	*	—	—	*	—	—	160,000	*	—	—	*	160,000	*	—	—	*
William Bryan Hill	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
John Weinstein	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Henry Yeagley	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group (9 persons)	29,495,304	16.1%	40,944,608	100%	87.6%	—	—	29,495,304	13.8%	40,944,608	100%	84.9%	29,495,304	13.8%	40,944,608	100%	85.1%
Five Percent Holders
Anchorage Capital Group, L.L.C.(5)	17,770,560	9.7%	—	—	1.9%	—	—	17,770,560	8.3%	—	—	1.8%	17,770,560	8.3%	—	—	1.8%
Insight Venture Partners IX, L.P.(6)	14,908,379	8.1%	—	—	1.6%	—	1,381,648	14,908,379	7.0%	—	—	1.5%	13,526,731	6.3%	—	—	1.4%
BDT Everest Holdings, LLC(7)	10,548,937	5.8%	—	—	1.1%	—	—	10,548,937	4.9%	—	—	1.1%	10,548,937	4.9%	—	—	1.1%
Romulus Capital III L.P.(8)	55,489,664	30.3%	—	—	5.9%	—	—	55,489,664	26.0%	—	—	5.7%	55,489,664	26.0%	—	—	5.7%
Other Selling Shareholders
RB ES LP	5,484,606	3.0%	—	—	*	—	1,515,559	5,484,606	2.6%	—	—	*	3,969,047	1.9%	—	—	*
Brad Siegler	4,002,608	2.2%	—	—	*	—	414,494	4,002,608	1.9%	—	—	*	3,588,114	1.7%	—	—	*
Matthew Arlan Mcdonald	2,181,902	1.2%	—	—	*	—	48,358	2,181,902	1.0%	—	—	*	2,133,544	1.0%	—	—	*
10x GmbH	1,697,752	*	—	—	*	—	46,918	1,697,752	*	—	—	*	1,650,834	*	—	—	*
Cynthia Grace Alvarado	1,592,810	*	—	—	*	—	110,532	1,592,810	*	—	—	*	1,482,278	*	—	—	*
Trifecta Capital L.P.	1,592,810	*	—	—	*	—	60,318	1,592,810	*	—	—	*	1,532,492	*	—	—	*
Accelerate FC Fund VIII LLC	1,455,216	*	—	—	*	—	32,169	1,455,216	*	—	—	*	1,423,047	*	—	—	*
The Private Shares Fund	1,164,176	*	—	—	*	—	92,570	1,164,176	*	—	—	*	1,071,606	*	—	—	*
Tru Arrow Technology Partners I, LP	1,017,864	*	—	—	*	—	165,798	1,017,864	*	—	—	*	852,066	*	—	—	*
Leman Management Nominees Limited	1,003,441	*	—	—	*	—	163,977	1,003,441	*	—	—	*	839,464	*	—	—	*
Other selling shareholders that beneficially own between 501,000 and 1,000,000 shares of Class A common stock(9)	1,112,651	*	—	—	*	—	143,481	1,112,651	*	—	—	*	969,170	*	—	—	*
Other selling shareholders that beneficially own between 401,000 and 500,000 shares of Class A common stock(9)	1,294,552	*	—	—	*	—	209,015	1,294,552	*	—	—	*	1,085,537	*	—	—	*
Other selling shareholders that beneficially own less than 400,000 shares of Class A common stock(9)	1,084,503	*	—	—	*	—	190,162	1,084,503	*	—	—	*	894,341	*	—	—	*

________________
*Less than 1%.
(1)Includes (i) 18,784,472 shares of Class B common stock held by each of Jabbok Schlacks and William J. Schlacks IV individually, (ii) 1,687,832 shares of Class B common stock issuable upon the exercise of stock options held by each of Jabbok Schlacks and William J. Schlacks IV that are exercisable within 60 days of December 15, 2025, (iii) 13,592,263 shares of Class A common stock held by EQS Heritage Holdings LLC and (iv) 714,285 shares of Class A common stock held by EQS Legacy Holdings LLC. Each of Jabbok Schlacks and William J. Schlacks IV is the Managing Member of EQS Heritage Holdings LLC and EQS Legacy Holdings LLC, and has controlling voting and dispositive power with regard to the shares held by such entities, and (iv) 40,816 shares of Class B common stock, assuming a share price of our Class A common stock equal to $24.50, which is the midpoint of the price range set forth on the cover of this prospectus, expected to be issued pursuant to the Exchange Agreement in exchange for an equivalent number of shares of Class A common stock expected to be purchased by each of Jabbok Schlacks and William J. Schlacks IV as part of this offering under the directed share program. Jabbok Schlacks and William J. Schlacks IV have agreed to vote together as a group and accordingly may be deemed to have beneficial ownership of each other’s stock. Jabbok Schlacks and William J. Schlacks IV have entered into a margin loan and, upon completion of this offering, each are expected to pledge, assuming a share price of our Class A common stock equal to $24.50, which is the midpoint of the price range set forth on the cover of this prospectus, 10,204,082 of their respective shares of Class B common stock as collateral to secure such margin loan. See “Risk Factors—Risks Related to Our Class A Common Stock and this Offering—If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our Class A common stock could decline.”
(2)Includes (i) 60,000 shares of Class A common stock held by Mr. Marquardt individually and (ii) 60,000 shares of Class A common stock issuable upon the exercise of stock options held by Mr. Marquardt that are exercisable within 60 days of December 15, 2025.
(3)Includes (i) 15,100 shares of Class A common stock held by Mr. Wopata individually and (ii) 285,108 shares of Class A common stock issuable upon the exercise of stock options held by Mr. Wopata that are exercisable within 60 days of December 15, 2025.
(4)Includes (i) 80,000 shares of Class A common stock held by Ms. Giacomazza individually and (ii) 80,000 shares of Class A common stock issuable upon the exercise of stock options held by Ms. Giacomazza that are exercisable within 60 days of December 15, 2025.
(5)Includes (i) 9,124,256 shares of Class A common stock held by Anchorage Illiquid Opportunities Offshore Master V, L.P. and (ii) 8,646,304 shares of Class A common stock held by Anchorage Illiquid Opportunities Master VI (A), L.P. The business address of Anchorage Capital Group, L.L.C. is 6th Floor, 610 Broadway, New York, New York 10012.
(6)Includes (i) 9,186,899 shares of Class A common stock held by Insight Venture Partners IX, L.P., (ii) 4,564,749 shares of Class A common stock held by Insight Venture Partners (Cayman) IX, L.P., (iii) 973,353 shares of Class A common stock held by Insight Venture Partners (Delaware) IX, L.P. and (iv) 183,378 shares of Class A common stock held by Insight Venture Partners IX (Co-Investors), L.P. The business address of Insight Venture Partners IX, L.P. is 1114 Avenue of the Americas, 36th Floor, New York, New York 10036.
(7)The business address of BDT Everest Holdings, LLC is 401 North Michigan Avenue, Suite 3100, Chicago, IL 60611.
(8)Includes (i) 41,773,096 shares of Class A common stock held by Romulus Capital III L.P., (ii) 6,365,296 shares of Class A common stock held by Romulus EquipmentShare Growth L.P., (iii) 2,802,872 shares of Class A common stock held by Romulus EquipmentShare Growth II LP, (iv) 2,522,376 shares of Class A common stock held by Romulus Capital II L.P., (v) 1,687,840 shares of Class A common stock held by Schlacks 2020 Transfer LLC, (vi) 182,000 shares of Class A common stock held by Romulus EquipmentShare Growth III LP, (vii) 85,192 shares of Class A common stock held by RC EquipmentShare Growth VII L.P. and (viii) 70,992 shares of Class A common stock held by RC EquipmentShare Growth VI L.P. The business address of Romulus Capital III L.P. is 90 Broadway Cambridge, MA 02142.
(9)Consists of shareholders not otherwise listed in this table who, within the groups indicated, collectively own less than 1% of our Class A common stock.

DESCRIPTION OF CAPITAL STOCK
The following descriptions are summaries of the material terms of our amended and restated certificate of formation and bylaws that will be effective immediately prior to the completion of this offering. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, these documents, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.
General
Our authorized capital stock will consist of 3,500,000,000 shares of Class A common stock, par value $0.00000125 per share, 200,000,000 shares of Class B common stock, par value $0.00000125 per share, and 200,000,000 shares of preferred stock, par value $0.00000125 per share, 7,809,003 of which shall be designated as perpetual preferred stock, par value $0.00000125 per share, and 6,745,258 of which shall be designated as perpetual-1 preferred stock, par value $0.00000125 per share.
Common Stock
Immediately prior to the completion of this offering but following the Conversion, there will be 213,713,950 shares of Class A common stock and 37,568,944 shares of Class B common stock outstanding. All outstanding shares of common stock are validly issued, fully paid, and non-assessable, and the shares of Class A common stock to be issued upon completion of this offering will be fully paid and non-assessable.
Except as otherwise expressly provided in our amended and restated certificate of formation or as required by applicable law and as described herein, our Class A common stock and Class B common stock have the same rights, are equal in all respects and are treated by us as if they were one class of shares.
Voting rights. Each share of Class A common stock is entitled to one vote per share on all matters presented for a vote. Each share of Class B common stock is entitled to 20 votes per share on all matters on which shareholders generally are entitled to vote. Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of shareholders, except as otherwise required by applicable law or as specified in our amended and restated certificate of formation, which provides that holders of common stock will not be entitled to vote on any amendment to the amended and restated certificate of formation or to a preferred stock certificate of designations that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such class or series of preferred stock, to vote thereon (including any certificate of designations relating to any class or series of preferred stock or pursuant to the TBOC) and will vote separately on certain matters as set out below. Under the TBOC, there is no current requirement that each class must vote separately.
Dividend rights. Any dividend paid or payable to the holders of shares of Class A common stock and Class B common stock will be paid on an equal priority, pari passu basis, on a per share basis to the holders of shares of Class A common stock and Class B common stock, unless different treatment of the shares of each such class is approved by the affirmative vote of a majority of the voting power of the then-outstanding shares of Class A common stock entitled to vote thereon and by the affirmative vote of a majority of the voting power of the then-outstanding shares of Class B common stock entitled to vote thereon, each voting separately as a class; provided, however, that if a dividend is paid in the form of Class A common stock or Class B common stock (or securities convertible into or exercisable for shares of Class A common stock or Class B common stock), then the holders of Class A common stock will receive Class A common stock (or securities convertible into or exercisable for shares of Class A common stock) and holders of Class B common stock will receive Class B common stock (or securities convertible into or exercisable for shares of Class B common stock) with holders of Class A common stock and Class B common stock receiving an identical number of shares of Class A common stock or Class B common stock (or securities convertible into or exercisable for such stock, as the case may be), unless approved by the affirmative vote of a majority of the voting power of the then outstanding shares of Class A common stock entitled to vote thereon and by the affirmative vote of a majority of the voting power of the then outstanding shares of Class B common stock entitled to vote thereon, each voting separately as a class.

A dividend payable in shares of any class or series of securities of the Company or any other person, other than shares of Class A common stock or Class B common stock (or securities convertible into or exercisable for shares of Class A common stock or Class B common stock) may be declared and paid on the basis of a distribution of (i) identical securities, on an equal per share basis, to holders of Class A common stock and Class B common stock or (ii) in the case of securities of any other person, a separate class or series of securities to the holders of shares of Class A common stock and a different class or series of securities to the holders of shares of Class B common stock, on an equal per share basis to such holders; provided that, in connection with a dividend payable in shares pursuant to (ii) above, such separate classes or series of securities do not differ in any respect other than their relative voting rights (and any other differences between Class A common stock and Class B common stock set forth in our amended and restated certificate of formation), with holders of Class B common stock receiving the class or series of securities having the higher relative voting rights as compared to, and proportional with the existing relative voting rights of, the holders of Class A common stock and the holders of shares of Class A common stock receiving securities having lesser relative voting rights as compared to, and proportional with the existing relative voting rights of, the holders of Class B common stock; provided that the highest relative voting rights shall be equal to the voting power of the Class B common stock as calculated pursuant to our amended and restated certificate of formation; provided further, that unless approved by the affirmative vote of a majority of the voting power of the then-outstanding shares of Class B common stock, entitled to vote thereon, the class or series of securities received by the holders of the Class B common stock shall provide for voting rights equal to the voting power of the Class B common stock as calculated pursuant to our amended and restated certificate of formation.
Rights upon liquidation. In the event of our dissolution, liquidation, or winding-up of our affairs, whether voluntary or involuntary, after payment of all our preferential amounts required to be paid to the holders of any series of preferred stock, our remaining assets legally available for distribution, if any, will be distributed among the holders of the shares of Class A common stock and Class B common stock, treated as a single class, pro rata based on the number of shares held by each such holder, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding Class A common stock and a majority of the voting power of the then outstanding Class B common stock, voting separately.
Merger, Consolidation or Tender or Exchange Offer. The holders of Class B common stock will not be entitled to receive economic consideration for their shares in excess of that payable to the holders of Class A common stock in the event of a merger, consolidation or other business combination requiring the approval of our shareholders or a tender or exchange offer to acquire any shares of our common stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding Class A common stock and a majority of the voting power of the then outstanding Class B common stock, voting separately. However, in any such event involving consideration in the form of securities of another corporation or other entity, the holders of shares of Class B common stock shall have their shares of Class B common stock converted into, or may otherwise be paid or distributed, such securities with a greater number of votes per share (but in no event greater than the voting rights of the Class B common stock as calculated pursuant to our amended and restated certificate of formation; provided that, unless otherwise approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class B common stock entitled to vote thereon, the class or series of securities received by the holders of Class B common stock shall provide for voting rights equal to the voting power of the Class B common stock as calculated pursuant to our amended and restated certificate of formation) than such securities into which shares of Class A common stock are converted or which are otherwise paid or distributed to the holders of shares of Class A common stock.
Any merger or consolidation that is not a change of control transaction would require approval by the affirmative vote of the holders of a majority of the voting power of the then-outstanding Class A common stock and a majority of the voting power of the then-outstanding Class B common stock, voting separately, unless (i) the shares of Class A common stock and Class B common stock outstanding immediately prior to such merger or consolidation are treated equally, identically and ratably or (ii) such shares are converted on a pro rata basis into shares of the surviving entity having identical rights, powers and privileges to the shares of Class A common stock and Class B common stock in effect immediately prior to such merger or consolidation, respectively; provided that if the voting power of the Class B common stock would be adversely affected in connection with such merger or consolidation, the approval by the affirmative vote of the holders of a majority of the then-outstanding shares of Class B common stock shall be required.
Reclassification, Subdivisions and Combinations. If we reclassify, subdivide or combine in any manner our outstanding shares of Class A common stock or Class B common stock, then all outstanding shares of Class A common stock and Class B common stock will be reclassified, subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding Class A common stock and a majority of the voting power of the then-outstanding Class B common stock, voting separately.
Spin-offs. Any new company formed as a result of a spin-off to our shareholders must have a certificate of formation or other constituent document with provisions substantially similar in all material respects to our amended and restated certificate of formation, including provisions providing for the distribution of voting securities to holders of Class B common stock that have voting rights equal to the voting power of the Class B common stock as calculated pursuant to our amended and restated certificate of formation, unless otherwise approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding Class A common stock and a majority of the voting power of the then-outstanding Class B common stock, voting separately.
Conversion, Exchange and Transferability. Shares of Class A common stock are not convertible into any other securities.
Each outstanding share of Class B common stock may at any time, at the option of the holder, be converted into one share of Class A common stock. In addition, each outstanding share of Class B common stock will be automatically converted into one share of Class A common stock upon any transfer of such share of Class B common stock, except for “permitted transfers” described in our amended and restated certificate of formation. “Permitted transfers” include transfers made to any “permitted transferees.” “Permitted transferees” include each Co-Founder, the estate of each Co-Founder or any permitted transferee, any trust formed solely for the benefit of one or more of any Co-Founder or any permitted transferee or such Co-Founder’s or permitted transferee’s family members, and any partnership, corporation, foundation, charity or other entity controlled by any Co-Founder and/or permitted transferee.
Each share of Class B common stock will also convert automatically into one share of Class A common stock on the date (the “Sunset Date”) on which the earliest of the following events occurs: (i) the third business day following the latest to occur of (x) approval of such conversion by the affirmative vote of a majority of our board of directors and (y) approval of such conversion by a majority of the voting power of the then-outstanding shares of Class B common stock voting as a separate class, and in each case, the occurrence or satisfaction of any condition or event on which such approval is contingent, (ii) the first business day after the date on which the outstanding shares of Class B common stock held by our Co-Founders and their permitted transferees is less than 25% of the aggregate number of shares of our Class B common stock held by our Co-Founders and such permitted transferees at the closing of this offering, and (iii) the first business day following the date that is 24 months after the later of (x) the date the second of our Co-Founders dies or becomes disabled and (y) the date on which there are no family members of our Co-Founders serving as our officer or member of our board of directors, provided that such period may be extended by up to 12 months by a vote of a majority of the independent members of our board of directors then in office.
Other than as described above or set forth in our amended and restated certificate of formation, our Class B common stock will not automatically be converted into Class A common stock. Once converted into Class A common stock, the Class B common stock may not be reissued.
Other Provisions. The holders of our common stock will not have any preemptive, cumulative voting, subscription, conversion, redemption, or sinking fund rights. The common stock will not be subject to future calls or assessments by us. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue in the future, as described below.

Under our amended and restated certificate of formation, the rights, powers, preferences and privileges of the shares of Class B common stock may not be adversely affected in any manner without the affirmative vote of the holders of a majority of the then-outstanding shares of Class B entitled to vote thereon.
Preferred Stock
Immediately following this offering, there will be 7,809,003 shares of perpetual preferred stock outstanding and 5,951,709 shares of perpetual-1 preferred stock outstanding. Our board of directors has the authority to issue the undesignated preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series or the designation of such series, without further vote or action by the shareholders.
The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the shareholders and may adversely affect the voting and other rights of the holders of Class A common stock. At present, we have no plans to issue any of the undesignated preferred stock.
Perpetual Preferred
Our perpetual preferred stock and perpetual-1 preferred stock have been issued pursuant to and have the voting rights, designations, preferences, and rights, and the qualifications, limitations, and restrictions set forth in our amended and restated certificate of formation and the Additional Rights Agreement.
Voting rights. The holders of perpetual preferred shall have no voting rights, except, at any time when at least 1,561,801 shares of perpetual preferred are outstanding, the affirmative vote of the holders of a majority of the then outstanding shares of perpetual preferred voting separately as a single class is required to:
•amend, alter, restate, waive or repeal any provision of our amended and restated certificate of formation or our bylaws in a manner that adversely affects the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the perpetual preferred;
•liquidate, dissolve or wind-up, effect any merger or consolidation that results in the transfer of all or substantially all of the assets unless the proceeds from such transaction results in the holders of the perpetual preferred having the right to receive consideration in an amount in cash or liquid securities equal to at least the then-perpetual preferred liquidation preference, as applicable;
•increase the authorized number of shares of either series of perpetual preferred;
•with respect to any of our subsidiaries, create, or authorize the creation of, or issue or obligate such subsidiary to issue shares of any new class or series of capital stock of such subsidiary or other rights to purchase or acquire capital stock of such subsidiary (other than any such issuances to the Company or our wholly-owned subsidiaries);
•create, or authorize the creation of, or issue or obligate ourselves to issue shares of any new class or series of capital stock or other rights to purchase or acquire capital stock that are (or would be upon issuance) senior to or pari passu with either series of perpetual preferred with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company or the payment of dividends (but not, for the avoidance of doubt, securities that are junior with respect to the distribution of assets upon liquidation, dissolution or winding up or the payment of dividends or redemptions);
•purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of our capital stock other than (i) redemptions of or dividends or distributions on the preferred stock as expressly authorized in our amended and restated certificate of formation, (ii) dividends or other distributions payable on the common stock solely in the form of additional shares of common stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for us in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof or pursuant to a right of first refusal in our favor; or
•incur any indebtedness, except any trade debt or other unsecured debt incurred in the ordinary course of business, in an amount in excess of 6.5 times adjusted EBITDA (calculated in accordance with our financial statements), which excess amount is not reduced by us below such threshold no later than nine (9) months after the end of the calendar month in which such threshold was first exceeded.
Dividend rights. Dividends on the perpetual preferred stock accrue and accumulate on a daily basis in arrears, at a rate per annum equal to the applicable dividend rate for the applicable series of perpetual preferred as set forth below, on the then-current accreted liquidation preference of the outstanding perpetual preferred, whether or not declared, and, if not declared and paid, will accrue at the applicable dividend rate and be compounded quarterly in arrears. For each series of perpetual preferred, the “Dividend Period” is, for the initial Dividend Period, the period from and including the applicable initial issue date for such series of perpetual preferred to, but excluding, the first anniversary of such applicable initial issue date, and for each Dividend Period thereafter, the period from and including the anniversary date of the applicable preceding Dividend Period to, but excluding, the subsequent anniversary of the then-current Dividend Period.
The applicable dividend rate for our perpetual preferred stock is, (x) for each Dividend Period ending on or prior to May 4, 2027, (i) 8.5% per annum, if we have declared and paid 100% of the annual accumulated dividends in respect of the immediately preceding Dividend Period, (ii) 9.5% per annum, if we have declared and paid annual dividends in respect of the immediately preceding Dividend Period in cash in an amount greater than or equal to $5.0 million, but less than 100% of the annual accumulated dividends in respect thereof, and (iii) 10.5% per annum, if we have declared and paid annual dividends in respect of the immediately preceding Dividend Period in cash in an amount less than $5.0 million; (y) for the Dividend Period commencing on May 5, 2027 and ending on May 4, 2028, 9% per annum; and (z) for each Dividend Period thereafter, 10% per annum.
The applicable dividend rate for our perpetual-1 preferred stock is, (x) for each Dividend Period ending on or prior to May 31, 2028, (i) 9.25% per annum, if we have declared and paid 100% of the annual accumulated dividends in respect of the immediately preceding Dividend Period, (ii) 10.25% per annum, if we have declared and paid annual dividends in respect of the immediately preceding Dividend Period in cash in an amount greater than or equal to $4.0 million, but less than 100% of the annual accumulated dividends in respect thereof, and (iii) 11.25% per annum, if we have declared and paid annual dividends in respect of the immediately preceding Dividend Period in cash in an amount less than $4.0 million; (y) for the Dividend Period commencing on June 1, 2028 and ending on May 31, 2029, 9.75% per annum; and (z) for each Dividend Period thereafter, 10.75% per annum.
Dividends on the perpetual preferred will be payable at our election, in cash at any time when, as and if declared by our board of directors or any duly authorized committee of the board of directors.
Rights upon liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each share of perpetual preferred then outstanding will be entitled to receive out of the net assets legally available for distribution to shareholders, after the payment of all of our debts and other liabilities, prior and in preference to any distribution of any assets to holders of our common stock, an amount per share equal to the sum of: (i) $26.26, (ii) the amount of any accumulated and unpaid dividends and (iii) if such voluntary or involuntary liquidation, dissolution or winding up occurs prior to (x) in the case of our perpetual preferred stock, May 5, 2027 or (y) in the case of our perpetual-1 preferred stock, June 1, 2028, an additional amount, if any, equal to the aggregate cash dividends that would have been paid on the liquidation amount of each applicable share of perpetual preferred from and after such liquidation date through the end of the applicable period if 100% of the dividends were paid in cash at the applicable full dividend rate for such series of perpetual preferred.
Redemption. Any time on or after May 5, 2033, and 2034, the holders of perpetual preferred have a put right to require us to repurchase up to 50% and 100%, respectively, of their shares of perpetual preferred at a price per share equal to the applicable Liquidation Preference. In the case of a transaction or series of related transactions in which a person, or a group of related persons, acquires from our shareholders shares representing more than 50% of the outstanding voting power or certain liquidation events, the holders of perpetual preferred have a put right to require us to repurchase up to 100% of their shares of perpetual preferred at a price per share equal to the applicable Liquidation Preference.
We may redeem, in whole or in part, (i) our perpetual preferred stock and (ii) at any time on and after June 1, 2028, our perpetual-1 preferred stock, in each case, at the applicable Liquidation Preference.
Conversion rights. The perpetual preferred does not have any conversion or exchange rights.
Election and Removal of Directors
Our board of directors will consist of between three and 11 directors. The exact number of directors will be fixed from time to time by resolution of the board. Any director may be removed with or without cause by an affirmative vote of shares representing a majority of the voting power of shares then entitled to vote at an election of directors, provided that, from and after the Sunset Date, no director may be removed except for cause by an affirmative vote of shares representing 75% of the voting power of the shares then entitled to vote at an election of directors.
Any vacancy occurring on the board of directors and any newly created directorship may be filled only by a majority of the remaining directors in office, provided that, before the Sunset Date, such vacancy and any newly created directorship may also be filled by an affirmative vote of shares representing a majority of the voting power of shares then entitled to vote at an election of directors.
Board Composition
Our amended and restated certificate of formation and our amended and restated bylaws provide that our directors will serve for one-year terms and will be up for re-election for one-year terms beginning at the first annual meeting of shareholders following this offering, provided that, from and after the Sunset Date, our board of directors will be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms (other than directors which may be elected by holders of preferred stock, if any). This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors because, in general, at least two annual meetings of shareholders would be necessary for shareholders to effect a change in a majority of the members of the board of directors. At each annual meeting of shareholders, directors will be elected to succeed the class of directors whose terms have expired.
Limits on Written Consents
Our amended and restated certificate of formation and our amended and restated bylaws provide that, until the Sunset Date, holders of our common stock will be able to act by written consent without a meeting, if such consent is signed by holders having at least the minimum number of votes that would be necessary to take the action that is the subject of the consent at a meeting in which each shareholder is present and votes. From and after the Sunset Date, our amended and restated certificate of formation and our amended and restated bylaws provide that holders of our common stock will not be able to act by written consent without a meeting.
Shareholder Meetings
Our amended and restated certificate of formation and our amended and restated bylaws provide that, until the Sunset Date, special meetings of our shareholders may be called the affirmative vote of the holders of a majority of the total voting power of our common stock. From and after the Sunset Date, special meetings of our shareholders may be called only by a majority of the members of our board and directors.
Amendment of Certificate of Formation
Until the Sunset Date, the affirmative vote of holders of at least a majority of the shares of our outstanding shares of stock entitled to vote in the election of directors will generally be required to amend provisions of our amended and restated certificate of formation. From and after the Sunset Date, the affirmative vote of holders of at least 75% of the shares of our outstanding shares of stock entitled to vote in the election of directors will generally be required to amend provisions of our amended and restated certificate of formation described under “—Common Stock,” “—Amendment of Bylaws,” “— Shareholder Meetings,” “—Limits on Written Consents,” “—Limitation of Liability of Directors and Officers,” “—Forum Selection,” and “—Shareholders’ Derivative Actions.” Additionally, our amended and restated certificate of formation will require the consent of the holders of our perpetual preferred for any amendment, alteration or repeal of a provision that would materially adversely affect such holders.
Amendment of Bylaws
Our bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, with:
•the affirmative vote of a majority of directors present at any regular or special meeting of the board of directors called for that purpose; or
•(x) until the Sunset Date, the affirmative vote of holders of not less than a majority of the voting power of our outstanding shares of voting stock or (y) from and after the Sunset Date, the affirmative vote of holders of not less than 75% of the voting power of our outstanding shares of voting stock, in each case, voting together as a single class.
Additionally, our amended and restated bylaws require the consent of the holders of our perpetual-1 preferred stock for any amendment, alteration or repeal of a provision that would materially adversely affect such holders.
Other Limitations on Shareholder Actions
Our bylaws will also impose some procedural requirements on shareholders who wish to:
•make nominations in the election of directors;
•propose that a director be removed;
•propose any repeal or change in our bylaws; or
•propose any other business to be brought before an annual or special meeting of shareholders.
Under these procedural requirements, in order to bring a proposal before a meeting of shareholders, a shareholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:
•a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;
•the shareholder’s name and address;
•any material interest of the shareholder in the proposal;
•the number of shares beneficially owned by the shareholder and evidence of such ownership; and
•the names and addresses of all persons with whom the shareholder is acting in concert, a description of all arrangements and understandings with those persons, and the number of shares such persons beneficially own.
To be timely, a shareholder must generally deliver notice:
•in connection with an annual meeting of shareholders, not less than 120 nor more than 150 days prior to the date on which the annual meeting of shareholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date of the preceding annual meeting of shareholders, a shareholder notice will be timely if received by us not later than the close of business on the later of (1) the 120th day prior to the annual meeting and (2) the 10th day following the day on which we first publicly announce the date of the annual meeting; or
•in connection with the election of a director at a special meeting of shareholders, not less than the later of 120 days prior to the date of the special meeting and the 10th day following the day on which we first publicly announce the date of the special meeting nor more than 150 days prior to the date of the special meeting.
In order to submit a nomination for our board of directors, a shareholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a shareholder fails to follow the required procedures, the shareholder’s proposal or nominee will be ineligible and will not be voted on by our shareholders.
Limitation of Liability of Directors and Officers
Our amended and restated certificate of formation will provide that no director or officer will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director or officer, except as required by applicable law, as in effect from time to time. Currently, the TBOC requires that liability be imposed for the following:
•a director’s or officer’s breach of the director’s or officer’s duty of loyalty to our company or our shareholders;
•a director’s or officer’s act or omission not in good faith which constitutes a breach of duty or which involves intentional misconduct or a knowing violation of law;
•a director’s authorization of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 21.316 of the TBOC;
•a director or officer for any transaction from which the director or officer derived an improper personal benefit; and
•an act or omission for which the liability of a director or an officer is expressly provided for by an applicable statute.
As a result, neither we nor our shareholders have the right, through shareholders’ derivative suits on our behalf, to recover monetary damages against a director or officer for breach of fiduciary duty as a director or officer, including breaches resulting from grossly negligent behavior, except in the situations described above.
Our amended and restated bylaws will provide that, to the fullest extent permitted by law, we will indemnify any director or officer of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.
Forum Selection
Our amended and restated organizational documents will provide that the Business Court in the First Business Court Division of the State of Texas will be the sole and exclusive forum for certain shareholder litigation matters, unless we consent in writing to the selection of an alternative forum or if the Business Court in the First Business Court Division of the State of Texas is not accepting filings or determines that it lacks jurisdiction, the exclusive forum will be the federal district courts in the Northern District of Texas or, if such federal district courts do not have jurisdiction, the State District Court in Tarrant County, Texas; provided that the foregoing provision does not apply to direct claims under the Securities Act or the Exchange Act. The federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and to have consented to these forum selection provisions.
These forum selection provisions may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers, and other employees, although our shareholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. While Texas courts have determined that forum selection provisions are facially valid, it is possible that a court of law in another jurisdiction could rule that the forum selection provisions contained in our certificate of formation are inapplicable or unenforceable if they are challenged in a proceeding or otherwise. If a court were to find the forum selection provision in our certificate of formation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.
Texas Business Combination Statute
We are subject to the affiliated business combinations provisions of Title 2, Chapter 21, Subchapter M of the TBOC (Sections 21.601 through 21.610), which provides that a Texas corporation may not engage in specified types of business combinations, including mergers, consolidations, and asset sales, with a person, or an affiliate or associate of that person, who is an “affiliated shareholder.” For purposes of this law, an “affiliated shareholder” is generally defined as the holder of 20% or more of the corporation’s voting shares, for a period of three years from the date that person became an affiliated shareholder. The law’s prohibitions do not apply if:
•the business combination or the acquisition of shares by the affiliated shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder; or
•the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder, at a meeting of shareholders called for that purpose, not less than six months after the affiliated shareholder became an affiliated shareholder.
Upon consummation of this offering, we will have more than 100 shareholders and will be considered to be an “issuing public corporation” for purposes of this law. The affiliated business combinations provisions of the TBOC do not apply to the following:
•the business combination of an issuing public corporation where: (a) the corporation’s original certificate of formation or bylaws contain a provision expressly electing not to be governed by the affiliated business combinations provisions of the TBOC; or (b) the corporation adopts an amendment to its certificate of formation or bylaws, by the affirmative vote of the holders, other than affiliated shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the affiliated business combinations provisions of the TBOC, so long as the amendment does not take effect for 18 months following the date of the vote and does not apply to a business combination with an affiliated shareholder who became affiliated on or before the effective date of the amendment;
•a business combination of an issuing public corporation with an affiliated shareholder that became an affiliated shareholder inadvertently, if the affiliated shareholder: (a) divests itself, as soon as possible, of enough shares to no longer be an affiliated shareholder; and (b) would not at any time within the three-year period preceding the announcement of the business combination have been an affiliated shareholder but for the inadvertent acquisition;
•a business combination with an affiliated shareholder who became an affiliated shareholder through a transfer of shares by will or intestacy and continuously was an affiliated shareholder until the announcement date of the business combination; and

•a business combination of a corporation with its wholly owned Texas subsidiary if the subsidiary is not an affiliate or associate of the affiliated shareholder other than by reason of the affiliated shareholder’s beneficial ownership of voting shares of the corporation.
Neither our amended and restated certificate of formation nor our amended and restated bylaws contain any provision expressly providing that we will not be subject to the affiliated business combinations provisions of the TBOC. The affiliated business combinations provisions of the TBOC may have the effect of inhibiting a non-negotiated merger or other business combination involving us, even if that event would be beneficial to our shareholders. These provisions do not apply to our Co-Founders.
Shareholders’ Derivative Actions
Under the TBOC, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such shareholder’s stock thereafter devolved by operation of law, the shareholder fairly and adequately represents the interests of the corporation in enforcing the right of the corporation, and the shareholder complies with the demand requirements under the applicable provisions of the TBOC.
The TBOC and our governing documents include certain provisions which may limit our shareholders’ ability to bring certain derivative claims against our officers and directors. For example, the TBOC also permits corporations to request a court, at the start of a transaction (including related party transactions) or investigation of a derivative claim, to judicially determine the independence and disinterestedness of directors on special committees reviewing transactions or individuals on panels reviewing derivative claims. Future challenges to independence or disinterestedness would require new facts.
In addition, Section 21.419 of the TBOC sets forth certain presumptions concerning compliance by directors and officers with respect to their duties to a corporation, including the duty of care and duty of loyalty as those duties pertain to transactions with interested persons. Specifically, in taking or declining to take any action on any matters of a corporation’s business, Section 21.419 provides that a director or officer is presumed to have acted (i) in good faith, (ii) on an informed basis, (iii) in furtherance of the interests of the corporation and (iv) in obedience to the law and the corporation’s governing documents. These provisions are described as codifying the business judgment rule. In order to succeed in a cause of action against a director or officer, the Company or a shareholder must rebut one or more of the foregoing presumptions and prove the director or officer’s act or omission constituted a breach of duty as a director or officer and that such breach involved fraud, intentional misconduct, an ultra vires act or a knowing violation of law.
The TBOC also restricts the rights of shareholders of corporations subject to Section 21.419 to request for inspection certain corporate books and records unless they have held the shares of such corporation for six months or own 5% of such corporation’s outstanding shares.
Section 21.419 applies to a corporation that has a class or series of voting shares listed on a national securities exchange or includes within its organizational documents an affirmative election to be governed by such section. In our amended and restated certificate of formation, we have affirmatively elected, in the manner provided under the TBOC, to be governed by Section 21.419.
The inclusion of this provision in our amended and restated certificate of formation and the fact that our common stock will be listed on a national securities exchange may discourage or deter shareholders or management from bringing derivative lawsuits or making books and records requests, even though such an action, if successful, might otherwise have benefited us and our shareholders.

Anti-Takeover Effects of Some Provisions
Some provisions of our amended and restated certificate of formation and amended and restated bylaws could make the following more difficult:
•acquisition of control of us by means of a proxy contest or otherwise, or
•removal of our incumbent officers and directors.
These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.
Registration Rights
Pursuant to the Investors’ Rights Agreement, certain of our shareholders and their permitted transferees are entitled to the certain rights with respect to the registration of such shares for public resale under the Securities Act. If exercised, these registration rights would enable holders to transfer these shares under the registration statement without restriction under the Securities Act. See “Certain Relationships and Related Party Transactions—Investor Rights Agreement.”
Listing
We have applied to list the Class A common stock on the Nasdaq Global Select Market under the symbol “EQPT.”
Transfer Agent and Registrar
The transfer agent and registrar for the Class A common stock will be Computershare Inc.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF CLASS A COMMON STOCK
The following are material U.S. federal income and estate tax considerations of the ownership and disposition of our Class A common stock acquired in this offering by a “Non-U.S. Holder” that holds our Class A common stock as a capital asset for U.S. federal income tax purposes and does not own, and has not owned, actually or constructively, more than 5% of our Class A common stock. You are a Non-U.S. Holder for U.S. federal income tax purposes if you are a beneficial owner of our Class A common stock and are:
•a nonresident alien individual;
•a foreign corporation; or
•a foreign estate or trust.
You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if you are a former citizen or former resident of the United States for U.S. federal income tax purposes. If you are such a person, you should consult your tax advisor regarding the U.S. federal income tax consequences of the ownership and disposition of our Class A common stock.
If you are an entity or arrangement treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and your activities. Partners and beneficial owners in partnerships or other pass-through entities that own our Class A common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.
This discussion is based on the Code, administrative pronouncements, judicial decisions, and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax consequences and does not address any aspect of state, local or non-U.S. taxation, or any taxes other than income and estate taxes. In addition, this summary does not describe the U.S. federal income tax consequences applicable to you if you are subject to special treatment under U.S. federal income tax laws, including if you are a U.S. expatriate, a financial institution, an insurance company, a tax-exempt organization, a trader, broker or dealer in securities or currencies, a “controlled foreign corporation,” a “passive foreign investment company,” a person who acquired shares of our Class A common stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our Class A common stock as part of a straddle, hedge, conversion transaction or other integrated investment. You should consult your tax advisor with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
We have not sought and do not expect to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the ownership or disposition of shares of our Class A common stock that differ from those discussed below.
Dividends
As discussed under “Dividend Policy” above, we do not currently expect to make distributions on our Class A common stock. In the event that we do make distributions of cash or other property, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital, which will first reduce your basis in our Class A common stock, but not below zero, and then will be treated as gain from the sale of our Class A common stock, as described below under “—Gain on Disposition of Our Class A Common Stock.”

Dividends paid to you generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, you will be required to provide a properly executed applicable IRS Form W-8 certifying your entitlement to benefits under a treaty. If you do not timely furnish the required documentation, but you qualify for a lower treaty rate, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. You should consult your tax advisor regarding your entitlement to benefits under any applicable income tax treaty.
If dividends paid to you are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on the dividends in the same manner as a U.S. person. In this case, you will be exempt from the withholding tax discussed in the preceding paragraph, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax advisor with respect to other U.S. tax consequences of the ownership and disposition of our Class A common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.
Gain on Disposition of Our Class A Common Stock
Subject to the discussion below under “—Information Reporting and Backup Withholding” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of our Class A common stock unless:
•the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), or
•we are or have been a “United States real property holding corporation” as defined in the Code, at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, and our Class A common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.
We believe that we are not, and do not anticipate becoming in the foreseeable future, a United States real property holding corporation.
If you recognize gain on a sale or other disposition of our Class A common stock that is effectively connected with your conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on such gain in the same manner as a U.S. person. You should consult your tax advisor with respect to other U.S. tax consequences of the ownership and disposition of our Class A common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.
Information Reporting and Backup Withholding
Information returns are required to be filed with the IRS in connection with payments of distributions on our Class A common stock, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. Unless you comply with certification procedures to establish that you are not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of our Class A common stock. You may be subject to backup withholding on payments on our Class A common stock or on the proceeds from a sale or other disposition of our Class A common stock unless you comply with certification procedures to establish that you are not a U.S. person or otherwise establish an exemption. Your provision of a properly executed applicable IRS Form W-8 certifying your non-U.S. status will permit you to avoid backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA
Provisions of the Code commonly referred to as “FATCA” require withholding of 30% on payments of dividends on our Class A common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. Under proposed regulations promulgated by the Treasury Department on December 13, 2018, which state that taxpayers may rely on the proposed regulation until final regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or other disposition of our Class A common stock. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax advisor regarding the effects of FATCA on your investment in our Class A common stock.
Federal Estate Tax
Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, our Class A common stock will be treated as U.S.-situs property subject to U.S. federal estate tax.
THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS OF OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no market for our Class A common stock. Future sales of substantial amounts of our Class A common stock in the public market, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares of Class A common stock will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our Class A common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.
Immediately prior to the completion of this offering, we will have 183,213,950 shares of Class A common stock outstanding. All shares sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our “affiliates,” as that term is defined in Rule 144 under the Securities Act, including any shares purchased by our directors or officers pursuant to our directed share program which will be subject to the lock-up agreements described below. The remaining shares will be “restricted securities” as defined in Rule 144. In addition, immediately prior to the completion of this offering, we will have 37,568,944 shares of Class B common stock outstanding, which shares are convertible into our Class A common stock pursuant to our amended and restated certificate of formation, all of which will be deemed to be “restricted securities” as that term is defined under Rule 144 of the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 of the Securities Act.
After the expiration of the contractual lock-up period described below, to the extent applicable, these shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act, each of which is summarized below.
Rule 144
In general, a person who has beneficially owned shares of Class A or Class B common stock that are restricted securities for at least six months would be entitled to sell such shares, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, the sale and (ii) we are subject to, and in compliance with certain of, the Exchange Act periodic reporting requirements for at least 90 days before the sale, but this clause (ii) will not apply to the sale if such person has beneficially owned such shares for at least one year. Persons who have beneficially owned shares of Class A or Class B common stock that are restricted securities for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares of Class A common stock that does not exceed the greater of either of the following:
•1% of the number of shares of common stock then outstanding, which will equal approximately 2,512,829 shares immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional shares; or
•the average weekly trading volume of shares of Class A common stock on the Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;
provided, in each case, that we are subject to, and in compliance with certain of, the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales must also comply with the manner of sale and notice provisions of Rule 144 to the extent applicable.
Rule 701
In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.
The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described below, beginning 90 days after the date of this prospectus, may be sold by persons other than “affiliates,” as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by “affiliates” under Rule 144 without compliance with the minimum holding period requirement.
Equity Incentive Plan
We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock issued or issuable pursuant to the exercise of outstanding options or vesting of outstanding RSUs and reserved for issuance under our stock-based compensation plans. We expect to file the registration statement or statements, which will become effective immediately upon filing, upon or shortly after the date of this prospectus. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to vesting restrictions and any applicable holding periods, any applicable lock-up agreements described below and Rule 144 limitations applicable to affiliates. See “Compensation Discussion and Analysis” for a description of our equity compensation plans.
Registration Rights
Upon the completion of this offering, the holders of approximately 204,963,717 shares of common stock (or approximately 201,786,002 shares of common stock if the underwriters exercise their option to purchase additional shares in full) will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement, except for shares held by affiliates. See “Certain Relationships and Related Party Transactions—Investor Rights Agreement.”
Lock-up Agreements and Market Stand-off Agreements
Substantially all of our common stock and securities convertible into, exchangeable for or that represent the right to receive common stock are subject to lock-up agreements and/or agreements containing market stand-off provisions. All of our directors and executive officers, the selling shareholders, and certain holders of our common stock have agreed, subject to limited exceptions, for a period of 180 days after the date of this prospectus, not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock (collectively with the shares of common stock, the “lock-up securities”), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or (4) publicly disclose the intention to do any of the foregoing, in each case, without the prior written consent of Goldman Sachs & Co. LLC may waive the requirements of these lock-up agreements at any time in its sole discretion. See “Underwriting.” Any shares purchased by our directors or officers pursuant to our directed share program shall also be subject to the lock-up agreements described above.
Additionally, the representatives have granted each of our Co-Founders an exception under their respective lock-up agreements to permit each of them to pledge a portion of their shares of our common stock owned by them or their affiliates to one or more banks, financial or other lending institutions as collateral or security for or in connection with one or more margin loans described herein or other loans, advances, or extensions of credit and, following the granting of such pledge, to further transfer or dispose of such pledged securities to the applicable lender or other third parties upon or in connection with any foreclosure upon such pledged securities or any enforcement of such pledge in accordance with the terms of documentation governing any such margin loan or other loan or other loan, advance, or extension of credit (including, without limitation, pursuant to any agreement or arrangement existing as of the date of the relevant lock-up agreement); provided, however, that for any agreement or arrangement amended in connection with this offering, (1) in the case of any transfer or distribution pursuant to a pledge or any other bona fide loan or pledge of the shares subject to the lock-up agreement, any transferee that acquires the shares of our common stock from each such lender agrees to be bound in writing by the terms of the lock-up agreement prior to such transfer, and (2) that the aggregate number of shares of our common stock pledged as collateral pursuant to any amendment to such margin loans by our Co-Founders during the lock-up period shall not, for each of Messrs. Jabbok and Willy Schlacks, exceed the number of pledged securities that were subject to the pledge prior to such amendment. As a result, the lock-up agreements permit an aggregate of up to 27,231,736 shares of our common stock to be pledged as collateral pursuant to margin loans or other loan, advance, or extension of credit entered into by our Co-Founders or any of their affiliates.
In addition, certain other pre-IPO holders of our common stock and other equity instruments who have not entered into lock-up agreements with the underwriters are parties to certain agreements containing market stand-off provisions, which provide that, to the extent requested by the Company or the underwriters, they will not, without the prior written consent of the underwriters or the Company, as applicable in accordance with the terms of such agreements, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company for 180 days from the effective date of the registration statement. Additionally, the Company has agreed not to waive such market stand-off provisions without the prior written consent of Goldman Sachs & Co. LLC, on behalf of the underwriters.

UNDERWRITING
We, the selling shareholders, and the underwriters named below will enter into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC, Wells Fargo Securities, LLC, UBS Securities LLC, Citigroup Global Markets Inc., and Guggenheim Securities, LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC
Wells Fargo Securities, LLC
UBS Securities LLC
Citigroup Global Markets Inc.
Guggenheim Securities, LLC
Citizens JMP Securities, LLC
Truist Securities, Inc.
Robert W. Baird & Co. Incorporated
Oppenheimer & Co. Inc.
KeyBanc Capital Markets Inc.
Fifth Third Securities, Inc.
SMBC Nikko Securities America, Inc.
M&T Securities, Inc.
Regions Securities LLC
BTIG, LLC
Wedbush Securities Inc.
Total	30,500,000
The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.
The underwriters have an option to buy up to an additional 4,575,000 shares from the selling shareholders to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling shareholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 4,575,000 additional shares.
Paid by the Company

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
Paid by the Selling Shareholders

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $ per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
We currently anticipate that between 2.0% to 2.5% of the shares offered hereby will, at our request, be offered to retail investors through Robinhood Financial, LLC, as selling group members, via their respective online brokerage platforms. These platforms are not affiliated with us. Purchases through the these platforms will be subject to the terms, conditions and requirements set by each selling group member. Any purchase of our Class A common stock in this offering through these platforms will be at the same initial public offering price, and at the same time, as any other purchases in this offering, including purchases by institutions and other large investors. The selling group members’ platforms and information on the selling group members’ applications do not form a part of this prospectus.
We have agreed with the underwriters that during the period of 180 days after the date of this prospectus, or the lock-up period, without the prior written consent of Goldman Sachs & Co. LLC on behalf of the underwriters, we will not (a) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with or confidentially submit to the SEC a registration statement under the Securities Act relating to, any common stock or other securities substantially similar to our common stock, including but not limited to any options or warrants to purchase shares of common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities, or publicly disclose the intention to do any of the foregoing, or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any common stock or such other securities (whether such transaction described in clause (a) or (b) is to be settled by delivery of common stock or such other securities, in cash or otherwise). These restrictions do not apply to: (i) the common stock to be sold to the underwriters in this offering; (ii) the Conversion, (iii) grants of equity awards and the issuance of shares of Class A or Class B common stock pursuant to the exercise, vesting or settlement of equity awards pursuant to an equity incentive plan in effect on the date of the underwriting agreement and described in this prospectus or otherwise in equity compensation arrangements described in this prospectus or any shares of Class A or Class B common stock issuable upon the conversion, exercise, or settlement of such awards, (iv) the filing of a registration statement on Form S-8 relating to securities granted or to be granted pursuant to an equity incentive plan in effect on the date of the underwriting agreement and described in this prospectus, (v) shares of Class A or Class B common stock issued upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date of the underwriting agreement and described in this prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction, and (vi) the entry into any agreement providing for the issuance of shares of common stock or any security convertible into or exercisable for shares of common stock in connection with any bona fide licensing, commercialization, joint venture, technology transfer, acquisition, development collaboration, or other strategic transaction, provided that the issuance of any such securities pursuant to this clause (vi) shall not exceed 10% of the total number of shares of common stock outstanding immediately following the completion of the offering, and provided further that each recipient of such securities shall execute a lock-up agreement described below.
Substantially all of our common stock and securities convertible into, exchangeable for or that represent the right to receive common stock are subject to lock-up agreements and/or agreements containing market stand-off provisions. Our directors and executive officers, the selling shareholders and certain holders of our common stock, and securities convertible into, exchangeable for or that represent the right to receive common stock, have entered into lock-up agreements with the underwriters under which they have agreed that during the lock-up period, without the prior written consent of Goldman Sachs & Co. LLC on behalf of the underwriters, they will not (a) offer, sell, contract to sell, pledge, grant any option, right or warrant to purchase, purchase any option or contract to sell, lend or otherwise transfer or dispose of any shares of common stock or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock, (b) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge, or other disposition (whether by the undersigned or someone other than the undersigned), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any common stock or such other securities, whether such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of common stock or such other securities, in cash or otherwise, (c) make any demand for or exercise any right with respect to the registration of any common stock or such other securities, provided that, to the extent the party has demand and/or piggyback registration rights, the foregoing shall not prohibit the undersigned from notifying the Company privately that it is or will be exercising its demand and/or piggyback registration rights following the expiration of the lock-up period and undertaking any preparations related thereto, including any confidential submission of a registration statement with the SEC during the lock-up period, provided that no registration statement be publicly filed during the lock-up period, or (d) otherwise publicly announce any intention to do any of the foregoing described in (a), (b), or (c).
The foregoing restrictions on our directors, our executive officers and certain other individuals do not apply to, among other things, and subject in certain cases to various conditions: (a) transfers, distributions, or dispositions: (i) as bona fide gifts, charitable contributions or for bona fide estate planning purposes, (ii) pursuant to a will, testamentary document or intestate succession, (iii) to any member of the holder’s immediate family or to any trust for the direct or indirect benefit of the holder or the immediate family of the holder, (iv) to a corporation, partnership, limited liability company, investment fund or other entity beneficially owned or controlled by the holder or the holder’s immediate family, (v) to a nominee or custodian of a person or entity to whom a distribution, disposition or transfer would be permissible under clauses (i) through (iv) or (vi), (vi) by a business entity (A) to an affiliated or controlled entity or (B) as part of a distribution, transfer or disposition without consideration by the holder to its stockholders, partners, members or other equity holders, (vii) by operation of law, such as pursuant to a court or regulatory agency, pursuant to a qualified domestic order or in connection with a divorce settlement or decree or separation agreement, (viii) to us or our affiliates, if the holder is a current or former employee or consultant of ours or otherwise provides services to us, upon death, disability or termination of service, (ix) if the holder is not our officer or director, pursuant to transactions involving securities acquired from the underwriters in this offering or in open market transactions following the consummation of this offering, (x) to us upon the vesting, settlement or exercise of restricted stock units, options, warrants or other equity or equity-based awards or any security convertible into or exercisable or exchangeable for shares of our common stock (including, in each case, by way of “net” or “cashless” exercise) granted under a stock incentive plan or other equity award plan or pursuant to the terms of convertible securities described in this prospectus (including for the payment of tax withholdings or remittance payments), or (xi) to us if such transfer is required by our Clawback Policy with respect to the recoupment of incentive-based compensation; (b) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act; provided that no transfers occur under such plan during such lock-up period; (c) transfers pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction involving a change of control transaction and that has been made to all holders of our capital stock; (d) participation in the Conversion, provided that any such shares of Class A common stock or Class B common stock received in such transaction shall be subject to the terms of the lock-up agreement; (e) sales of shares of common stock or other securities subject to the lock-up agreements in the open market to generate such amount of net proceeds to the holder in an aggregate amount up to the total amount of taxes or estimated taxes (as applicable) that become due as a result of the vesting and/or settlement of equity grants held by the holder and issued pursuant to a plan or arrangement described in this prospectus; (f) sales pursuant to the underwriting agreement; or (g) conversion by our Co-Founders of shares of Class B common stock into shares of Class A common stock.
Additionally, the representatives have granted each of our Co-Founders an exception under their respective lock-up agreements to permit each of them to pledge a portion of their shares of our common stock owned by them or their affiliates to one or more banks, financial or other lending institutions as collateral or security for or in connection with one or more margin loans described herein or other loans, advances, or extensions of credit and, following the granting of such pledge, to further transfer or dispose of such pledged securities to the applicable lender or other third parties upon or in connection with any foreclosure upon such pledged securities or any enforcement of such pledge in accordance with the terms of documentation governing any such margin loan or other loan or other loan, advance, or extension of credit (including, without limitation, pursuant to any agreement or arrangement existing as of the date of the relevant lock-up agreement); provided, however, that for any agreement or arrangement amended in connection with this offering, (1) in the case of any transfer or distribution pursuant to a pledge or any other bona fide loan or pledge of the shares subject to the lock-up agreement, any transferee that acquires the shares of our common stock from each such lender agrees to be bound in writing by the terms of the lock-up agreement prior to such transfer, and (2) that the aggregate number of shares of our common stock pledged as collateral pursuant to any amendment to such margin loans by our Co-Founders during the lock-up period shall not, for each of Messrs. Jabbok and Willy Schlacks, exceed the number of pledged securities that were subject to the pledge prior to such amendment. As a result, the lock-up agreements permit an aggregate of up to 27,231,736 shares of our common stock to be pledged as collateral pursuant to margin loans or other loan, advance, or extension of credit entered into by our Co-Founders or any of their affiliates.
In addition, certain other pre-IPO holders of our common stock and other equity instruments who have not entered into lock-up agreements with the underwriters are parties to certain agreements containing market stand-off provisions, which provide that, to the extent requested by the Company or the underwriters, they will not, without the prior written consent of the underwriters or the Company, as applicable in accordance with the terms of such agreements, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company for 180 days from the effective date of the registration statement. Additionally, the Company has agreed not to waive such market stand-off provisions without the prior written consent of Goldman Sachs & Co. LLC, on behalf of the underwriters.
Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among us, the selling shareholders, and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.
We have applied to list our Class A common stock on the Nasdaq Global Select Market under the symbol “EQPT.” We do not intend to apply to have our Class B common stock listed on a national securities exchange.
In connection with the offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Class A common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the Exchange, in the over-the-counter market or otherwise.
We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $12.5 million. We have also agreed to reimburse the underwriters for certain FINRA-related expenses incurred by them in connection with the offering in an amount up to $40,000.
We and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and our affiliates, for which they received or will receive customary fees and expenses. For example, Goldman Sachs & Co. LLC served as a bookrunning manager in connection with our offering of $500 million aggregate principal amount of 8.000% senior secured second lien notes due 2033, for which they received customary fees and commissions. Additionally, Goldman Sachs & Co. LLC served as a bookrunning manager in connection with our offering of $600 million aggregate principal amount of 8.625% senior secured second lien notes due 2032, for which they received customary fees and commissions.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors, and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps, and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities, and/or instruments of ours or our affiliates (directly, as collateral securing other obligations or otherwise). The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas, and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long, and/or short positions in such assets, securities and instruments.
Directed Share Program
At our request, Goldman Sachs & Co. LLC, a participating underwriter, reserved up to 305,000 shares of our Class A common stock, or 1.0% of the shares to be issued by us and offered by this prospectus, for sale, at the initial public offering price, to certain of our employees, directors and officers pursuant to our directed share program. Assuming a share price of our Class A common stock equal to $24.50, which is the midpoint of the price range set forth on the cover of this prospectus, our Co-Founders are each expected to purchase 40,816 shares of Class A common stock in the directed share program. Any shares sold in the directed share program to our directors or officers who have entered into lock-up agreements described above will be subject to the provisions of such lock-up agreements. The number of shares of our Class A common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. We have agreed to indemnify Goldman Sachs & Co. LLC in connection with the directed share program, including for the failure of any participant to pay for its shares.
Selling Restrictions
Other than in the United States, no action has been taken by us, the selling shareholders, or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
European Economic Area
In relation to each Member State of the European Economic Area (each, a “Member State”), no shares of Class A common stock have been offered or will be offered pursuant to this offering to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation (as defined below), except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:
(a)to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation (as defined below);
(b)to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or
(c)in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the representatives and us that it is a “qualified investor” as defined in the Prospectus Regulation.
In the case of any shares of Class A common stock being offered to a financial intermediary as that term is used in Article 5 of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of Class A common stock to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of Class A common stock in any Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares of Class A common stock to be offered so as to enable an investor to decide to purchase shares of Class A common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).
United Kingdom
No shares of Class A common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of Class A common stock which has been approved by the Financial Conduct Authority, except that the shares of Class A common stock may be offered to the public in the United Kingdom at any time:
(a)to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation (as defined below);
(b)to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or
(c)in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (“FSMA”);

provided that no such offer of the shares of Class A common stock shall require any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares of Class A common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A common stock and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 and each person who initially acquires any shares of Class A common stock or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriters and us that it is a qualified investor within the meaning of Article 2(e) of the UK Prospectus Regulation.
Each person in the UK who receives any communication in respect of, or who acquires any of our shares of Class A common stock under, the offers to the public contemplated in this prospectus, or to whom our shares of Class A common stock are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with us, the underwriters and their respective affiliates that it meets the criteria outlined in this section.
This prospectus is only for distribution to and directed at: (i) in the United Kingdom, persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Order”) and high net worth entities falling within Article 49(2)(a) to (d) of the Order; (ii) are persons falling within Article 49(2)(a) to (d)(“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order; (iii) persons who are outside the United Kingdom; and (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “Relevant Persons”). The shares of Class A common stock will only be available to, and any invitation, offer or agreement to subscribe for, purchase or otherwise acquire such shares will be engaged only with, Relevant Persons. Any person who is not a Relevant Person should not act or rely on this prospectus or any of its contents.
Canada
The shares of Class A common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Dubai International Financial Centre
This prospectus relates to an “Exempt Offer” in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person.

The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of our Class A common stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.
Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this prospectus nor any other offering or marketing material relating to the offering, us, or the shares of Class A common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares of Class A common stock will not be supervised by, FINMA, and the offer of shares of Class A common stock has not been and will not be authorized under CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of Class A common stock.
Hong Kong
The shares of Class A common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of Class A common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Australia
No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement, or other disclosure document under Chapter 6D.2 of the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement, or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the

Corporations Act or otherwise, or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Israel
In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of Class A common stock under the Israeli Securities Law, 5728—1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728–1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”), or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728—1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. We have not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728—1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our Class A common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.
Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728—1968. In particular, we may request, as a condition to be offered Class A common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728—1968 and the regulations promulgated thereunder in connection with the offer to be issued Class A common stock; (iv) that the shares of Class A common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728—1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728—1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.
Japan
The shares of Class A common stock have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended; the “FIEA”) and no shares of Class A common stock will be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person “resident” in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Class A common stock may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor;
(b)a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor;
the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the shares under Section 275 of the SFA except:
(a)to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(b)where no consideration is or will be given for the transfer;
(c)where the transfer is by operation of law; or
(d)as specified in Section 276(7) of the SFA; or
Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the shares of Class A common stock are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
United Arab Emirates
The shares of Class A common stock have not been, and will not be, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Center) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Center) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Center) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, Financial Services Regulatory Authority or the Dubai Financial Services Authority.
Brazil
The offer and sale of the shares of Class A common stock have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution No 160, dated 13 July 2022, as amended or unauthorized distribution under Brazilian laws and regulations. The shares of Class A common stock may only be offered to Brazilian professional investors (as defined by applicable CVM regulation), who may only acquire the securities through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these securities on regulated securities markets in Brazil is prohibited.

LEGAL MATTERS
Certain matters of U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York and for the underwriters by Latham & Watkins LLP, New York, New York. The validity of the issuance of the shares of Class A common stock offered hereby will be passed upon for us by Holland & Knight LLP.
EXPERTS
The consolidated financial statements of EquipmentShare.com Inc and subsidiaries as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the company and its Class A common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC.
As a result of the offering, we will be required to file periodic reports and other information with the SEC. We also maintain an Internet site at https://www.equipmentshare.com/. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
Condensed Consolidated Financial Statements
As of and for the Nine Months Ended September 30, 2025 and 2024
F-2

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In millions, except par value)

	September 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$401.8	$406.5
Accounts receivable, net ($27.5 and $36.3, respectively, due from related parties)	723.1	563.2
Inventories	404.1	331.5
Prepaid costs	133.2	42.5
Other current assets	83.0	63.9
Total current assets	1,745.2	1,407.6
Rental equipment, net	2,970.8	2,334.8
Property and other fixed assets, net	489.5	339.3
Capitalized software, net	111.2	92.0
Right of use assets, operating	660.6	569.2
Investments in non-consolidated affiliates	59.6	53.8
Goodwill	23.3	1.8
Other assets	30.4	17.2
Total assets	$6,090.6	$4,815.7

LIABILITIES, PERPETUAL PREFERRED STOCK, AND EQUITY
Accounts payable ($0.6 and $1.4, respectively, due to related parties)	$121.1	$91.5
Accrued liabilities ($0.1 and $3.5, respectively, due to related parties)	454.3	344.3
Manufacturer flooring plans payable	111.2	107.8
Current portion of long-term debt	7.2	18.7
Current portion of operating lease liabilities	65.6	58.7
Current portion of finance lease liabilities	24.1	16.8
Current portion of financing obligations	10.0	20.1
Total current liabilities	793.5	657.9
Long-term debt, net of current portion, original issue discounts, and debt issuance costs	3,602.4	2,527.9
Operating lease liabilities, net of current portion ($14.5 and $24.8, respectively, due to related parties)	641.1	555.4
Finance lease liabilities, net of current portion ($29.6 and $29.0, respectively, due to related parties)	143.2	70.7
Financing obligations, net of current portion	86.3	98.9
Deferred tax liabilities	3.3	30.7
Other liabilities	1.0	1.2
Total liabilities	5,270.8	3,942.7

Perpetual preferred stock, net - $0.00000125 par value, 14.6 shares authorized, 13.8 shares issued and outstanding at September 30, 2025 and December 31, 2024	348.5	323.9

Common stock - $0.00000125 par value, 272.5 shares authorized, 78.6 and 77.7 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	—	—
Convertible preferred stock, net - $0.00000125 par value, 148.6 shares authorized, 142.0 shares issued and outstanding at September 30, 2025 and December 31, 2024	430.0	430.0
Treasury stock, at cost, 4.7 shares at September 30, 2025 and December 31, 2024	(6.8)	(6.8)
Additional paid-in-capital	100.9	113.4
(Accumulated deficit) Retained earnings	(53.9)	8.3
Accumulated other comprehensive income	1.1	4.2
Total equity	471.3	549.1
Total liabilities, perpetual preferred stock, and equity	$6,090.6	$4,815.7
The accompanying notes are an integral part of these condensed consolidated financial statements.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In millions, except per share data)

	Nine Months Ended
	September 30
REVENUES	2025	2024
Equipment rental and related services	$1,743.6	$1,344.1
Equipment sales ($78.7 and $219.5, respectively, from related parties)	790.2	707.9
Equipment parts and supplies and services	197.5	112.9
Platform:
Telematics	34.7	22.3
Other	41.4	23.0
Total revenues	2,807.4	2,210.2

COST OF REVENUES
Direct operating costs	572.1	499.5
OWN Program payouts ($45.2 and $56.1, respectively, to related parties)	512.3	287.7
Equipment sales	654.0	563.2
Platform expense	38.0	22.5
Depreciation and amortization	232.6	232.7
Total cost of revenues	2,009.0	1,605.6
Gross profit	798.4	604.6

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	680.5	508.0
Operating income	117.9	96.6

OTHER INCOME (EXPENSE)
Gain on sale of properties and other assets	0.4	19.8
Interest expense	(206.9)	(192.0)
Other income, net ($6.4 and $2.8, respectively, from related parties)	40.1	18.4
Total other expense, net	(166.4)	(153.8)
LOSS BEFORE INCOME TAX BENEFIT	(48.5)	(57.2)

Benefit for income taxes	(23.3)	(10.0)

NET LOSS	$(25.2)	$(47.2)
Loss attributable to noncontrolling interests	—	0.2
Deemed dividends on perpetual preferred stock	(26.0)	(29.0)
Net loss attributable to shareholders	$(51.2)	$(76.0)

Weighted average common shares outstanding:
Basic	78.0	77.2
Diluted	78.0	77.2
Loss per common share
Basic	$(0.66)	$(0.99)
Diluted	$(0.66)	$(0.99)
The accompanying notes are an integral part of these condensed consolidated financial statements.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
Unaudited
(In millions)

	Nine Months Ended
	September 30
	2025	2024
Net loss	$(25.2)	$(47.2)
Other comprehensive income, net of tax:
Change in fair value of derivative instruments	(2.7)	(4.6)
Foreign currency translation adjustment	(0.4)	(0.1)
Comprehensive loss	(28.3)	(51.9)
Comprehensive loss attributable to noncontrolling interests	—	0.2
Comprehensive loss attributable to shareholders	$(28.3)	$(51.7)
The accompanying notes are an integral part of these condensed consolidated financial statements.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF PERPETUAL PREFERRED STOCK AND EQUITY
Unaudited
(In millions)

	Perpetual Preferred Stock, net		Common Stock		Convertible Preferred Stock, net		Treasury Stock	Additional Paid-In Capital	(Accumulated Deficit) Retained Earnings	Accumulate Other Comprehensive Income	Total Stockholders' Equity	Noncontrolling Interests in Subsidiary	Total Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2025	13.8	323.9	77.7	$–	142.0	$430.0	$(6.8)	$113.4	$8.3	$4.2	$549.1	$–	$549.1
Net loss	–	–	–	–	–	–	–	–	(25.2)	–	(25.2)	–	(25.2)
Change in fair value of derivative instruments, net of tax	–	–	–	–	–	–	–	–	–	(2.7)	(2.7)	–	(2.7)
Foreign currency translation adjustment	–	–	–	–	–	–	–	–	–	(0.4)	(0.4)	–	(0.4)
Accretion of perpetual preferred stock to redemption value	–	24.6	–	–	–	–	–	(24.6)	–	–	(24.6)	–	(24.6)
Dividends on perpetual preferred stock	–	–	–	–	–	–	–	–	(37.0)	–	(37.0)	–	(37.0)
Acquisition of business and other assets	–	–	0.6	–	–	–	–	7.2	–	–	7.2	–	7.2
Exercises of stock options	–	–	0.3	–	–	–	–	1.9	–	–	1.9	–	1.9
Stock-based compensation	–	–	–	–	–	–	–	3.0	–	–	3.0	–	3.0
Balance at September 30, 2025	13.8	$348.5	78.6	$–	142.0	$430.0	$(6.8)	$100.9	$(53.9)	$1.1	$471.3	$–	$471.3

	Perpetual Preferred Stock, net		Common Stock		Convertible Preferred Stock, net		Treasury Stock	Additional Paid-In Capital	(Accumulated Deficit) Retained Earnings	Accumulate Other Comprehensive Income	Total Stockholders' Equity	Noncontrolling Interests in Subsidiary	Total Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2024	13.8	284.0	76.9	$–	142.0	$427.7	$(6.5)	$137.9	$25.4	$4.2	$588.7	$0.2	$588.9
Impact of adoption of ASU 2020-06	–	–	–	–	–	2.3	–	(2.3)	–	–	–		–
Net loss	–	–	–	–	–	–	–	–	(47.2)	–	(47.2)	(0.2)	(47.4)
Change in fair value of derivative instruments, net of tax	–	–	–	–	–	–	–	–	–	(4.6)	(4.6)	–	(4.6)
Foreign currency translation adjustment	–	–	–	–	–	–	–	–	–	(0.1)	(0.1)	–	(0.1)
Accretion of perpetual preferred stock to redemption value	–	29.2	–	–	–	–	–	(29.2)	–	–	(29.2)	–	(29.2)
Dividends on perpetual preferred stock	–	–	–	–	–	–	–	–	(9.0)	–	(9.0)	–	(9.0)
Repurchases of common stock	–	–	–	–	–	–	(0.3)	–	–	–	(0.3)	–	(0.3)
Exercises of stock options	–	–	0.6	–	–	–	–	1.8	–	–	1.8	–	1.8
Stock-based compensation	–	–	–	–	–	–	–	3.1	–	–	3.1	–	3.1
Balance at September 30, 2024	13.8	$313.2	77.5	$–	142.0	$430.0	$(6.8)	$111.3	$(30.8)	$(0.5)	$503.2	$–	$503.2
The accompanying notes are an integral part of these condensed consolidated financial statements.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In millions)

	Nine Months Ended
	September 30
	2025	2024
OPERATING ACTIVITIES
Net loss	$(25.2)	$(47.2)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization expense	261.6	244.5
Gain on sale of properties and other assets	(0.4)	(19.8)
Amortization of debt issuance costs and original issue discounts	15.9	14.9
Allowance for credit losses and doubtful accounts	19.0	16.6
Change in operating lease cost	85.2	121.0
Stock-based compensation expense	3.0	3.1
Deferred taxes	(25.0)	(10.5)
Other	(23.3)	(0.5)
Change in operating assets and liabilities:
Accounts receivable	(170.8)	(206.1)
Inventories	(45.9)	(71.6)
Prepaid costs and other assets	(100.1)	(22.2)
Accounts payable and manufacturer flooring plans payable	(25.5)	35.7
Accrued liabilities	104.8	144.7
Operating lease liabilities	(86.3)	(98.0)
Other liabilities	(0.4)	(0.4)
Net cash (used in) provided by operating activities	(13.4)	104.2
INVESTING ACTIVITIES
Purchases of rental equipment ($26.9 and $112.3, respectively, from related parties)	(1,297.1)	(1,053.9)
Proceeds from sale of rental equipment ($54.9 and $100.8, respectively, from related parties)	603.7	421.9
Purchases of and deposits on property and other fixed assets	(197.4)	(158.7)
Proceeds from sale of property and other fixed assets	1.5	98.3
Investments in internally developed software	(29.8)	(25.4)
Purchases of investments in equity and debt securities	(27.4)	(21.1)
Proceeds from sale of investments in equity and debt securities	12.1	9.3
Acquisition of businesses, net of cash acquired	(43.6)	(0.4)
Net cash used in investing activities	(978.0)	(730.0)
FINANCING ACTIVITIES
Payments on long-term debt and finance leases	(323.2)	(1,151.3)
Proceeds from long-term debt, net	1,365.5	1,749.0
Payments of deferred financing costs	(2.5)	(3.9)
Payments on financing obligations	(17.3)	(39.1)
Proceeds on financing obligations	0.7	40.9
Dividends paid on perpetual preferred stock	(37.0)	(9.0)
Repurchases of common stock	—	(0.3)
Exercise of stock options	1.9	1.8
Other	(1.4)	—
Net cash provided by financing activities	986.7	588.1
The accompanying notes are an integral part of these condensed consolidated financial statements.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In millions)

	Nine Months Ended
	September 30
	2025	2024
Net decrease in cash and cash equivalents	(4.7)	(37.7)
Cash and cash equivalents, beginning of period	406.5	316.3
Cash and cash equivalents, end of period	$401.8	$278.6
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for interest	$172.1	$132.4
Cash paid for income taxes	1.3	1.6
NON-CASH ACTIVITIES:
Purchase of rental equipment remaining in accounts payable	$39.9	$14.4
Purchase of property and other fixed assets remaining in accounts payable	8.8	5.7
Accretion of perpetual preferred stock to redemption value	24.6	29.2
Equity issued in exchange for acquisition of business and other assets	7.2	—
The accompanying notes are an integral part of these condensed consolidated financial statements.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited
1.BUSINESS
EquipmentShare.com Inc and subsidiaries (“EquipmentShare” or the “Company”) was organized in 2014 and commenced operations on January 1, 2015. Effective June 30, 2025, EquipmentShare.com Inc changed its jurisdiction of incorporation from the state of Delaware to the state of Texas.
The Company is a vertically integrated platform that combines proprietary technology, a connected equipment fleet, and a nationwide operational footprint to serve the construction industry. More than a rental company, EquipmentShare delivers jobsite visibility and control through its cloud-based platform (“T3”), which integrates embedded telematics hardware, software applications, and real-time data to support both customers and internal operations. The T3 platform is original equipment manufacturer (“OEM”)-agnostic and gives the Company and its rental customers the ability to track mixed fleets, maximize utilization, reduce unplanned downtime, streamline maintenance, and improve jobsite security and operator accountability.
The Company utilizes its proprietary T3 platform in its equipment rental and service operations to manage construction equipment that is owned by the Company, as well as construction equipment that is leased from third party participants in the Company’s “OWN Program.” Under the OWN Program, participants may purchase from the Company new or used (typically less than four years old) equipment which is fully enabled with T3. Concurrently, the participant and the Company enter into a lease agreement whereby this qualified equipment is placed on the Company’s T3 platform, to be rented to third party users. Rental revenue generated from equipment enrolled under the OWN Program is divided and shared between the Company and the owner of the equipment, and for the duration of the arrangement the Company manages the owner’s equipment utilizing the T3 platform. At the end of the sharing period under the OWN Program, the Company may assist the owner with remarketing services if the equipment is to be sold in the market as used construction equipment. The Company also offers several add-on services to the owner of the equipment.
In addition to equipment rentals, the Company also offers complementary products and services, such as equipment parts, supplies, services, and select jobsite support offerings. These products and services are integrated with the T3 platform to support broader jobsite needs as part of the Company’s equipment rental and services operations. The Company offers new and used equipment for sale to customers. Separately, the Company offers telematics subscriptions (software-as-a-service), supported by embedded telematics hardware to customers who use the digital tools to monitor fleet performance, manage maintenance, and oversee jobsite activity through a single platform. The Company develops and enhances these tools and services with input from customers. The Company also retails building materials and hardware supplies to customers.
The Company continues to expand its integrated equipment rental and equipment asset management operations into new market locations. As of September 30, 2025, the Company had 342 full-service branch locations, 9 dealership sites, and 22 building materials and hardware retail stores across 45 states in the U.S. The Company’s full-service, technology enabled approach provides multiple points of customer contact and enables it to maintain a high-quality, diversified rental fleet with an effective distribution channel for fleet disposal and provides crossover opportunities among new and used equipment sales, rental, parts, and service operations. The Company is an authorized dealer for JLG, Takeuchi, Skyjack, Genie, and other major brands of construction and aerial equipment, and offers sales, rentals, parts, and service.
2.BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation: The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) for interim financial information. Accordingly, certain information and footnote disclosures required by GAAP for complete financial statements have been condensed or omitted. In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of September 30, 2025, and its results of operations, changes in perpetual preferred stock and equity, and cash flows, for the nine months ended September 30, 2025 and 2024. The condensed consolidated balance sheet at December 31, 2024, was derived from the Company’s Audited Consolidated Financial Statements as of and for the year ended December 31, 2024. These unaudited condensed consolidated financial

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Unaudited
statements should be read in conjunction with the Company’s Audited Consolidated Financial Statements as of and for the year ended December 31, 2024. Interim results of operations are not necessarily indicative of the results of the full year.
The Company’s significant accounting policies are described in Note 2 of the Company’s Audited Consolidated Financial Statements as of and for the year ended December 31, 2024. There have been no significant changes to those accounting policies in the Company’s preparation of the accompanying condensed consolidated financial statements as of and for the nine months ended September 30, 2025.
Use of Estimates: Management used estimates and assumptions in preparing these financial statements in accordance with U.S. generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities, and the reported revenues and expenses. As future events and their effects cannot be determined with precision, actual results could differ from the estimates that were used.
Recently Issued Accounting Pronouncements and Disclosure Rules
Recently Adopted Accounting Pronouncements: In August 2020, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This guidance simplifies the accounting for convertible instruments primarily by eliminating the existing cash conversion and beneficial conversion models within Subtopic 470-20. This guidance is effective for annual periods beginning after December 15, 2023. The Company adopted this guidance on January 1, 2024, using the modified retrospective approach. The adoption of ASU 2020-06 resulted in the elimination of the Company’s Series A-2 beneficial conversion feature of $2.3 million, increasing convertible preferred stock by $2.3 million with a corresponding decrease to additional paid-in capital.
Accounting Pronouncements Not Yet Adopted:
Improvements to Income Tax Disclosures
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation, (2) the income or loss from continuing operations before income tax expense or benefit (separated between domestic and foreign) and (3) income tax expense or benefit from continuing operations (separated by federal, state and foreign). ASU 2023-09 also requires entities to disclose their income tax payments to international, federal, state and local jurisdictions, among other changes. The guidance is effective for annual periods beginning after December 15, 2024. ASU 2023-09 should be applied on a prospective basis, but retrospective application is permitted. The Company is currently evaluating this new disclosure guidance and will adopt in accordance with the effective date.
Disaggregation of Income Statement Expenses
In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income -Expense Disaggregation Disclosures (Subtopic 220-40), which is intended to improve the disclosures about a public entity's expenses and address requests from investors for more detailed information about the types of expenses in commonly presented expense captions. The guidance is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. ASU 2024-03 should be applied on a prospective basis, but retrospective application is permitted. The Company is currently evaluating the potential impact of adopting this new guidance on its consolidated financial statements and related disclosures.
Improvements to the Accounting for Internal-Use Software
In September 2025, the FASB issued ASU 2025-06, Intangibles - Goodwill and Other - Internal Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software which amends the guidance in ASC 350-40, Intangibles - Goodwill and Other - Internal-Use Software. The amendments modernize the recognition and disclosure framework for internal-use software costs, removing the previous “development stage” model and introducing a more judgment-based approach. ASU 2025-06 is effective for fiscal years beginning after

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Unaudited
December 15, 2027, with early adoption permitted. The Company is currently evaluating the potential impact of ASU 2025-06 on its consolidated financial statements and related disclosures.
3.ACCOUNTS RECEIVABLE, NET
Accounts receivable, net, consist of the following (In millions):

	September 30, 2025	December 31, 2024
Equipment rental and related services	$492.1	$386.5
Equipment sales	26.8	55.0
Equipment parts, supplies and services	187.8	102.7
Billed or uninvoiced OEM reimbursement receivables	78.2	61.7
Total accounts receivable	784.9	605.9
Allowance for credit losses and doubtful accounts	(61.8)	(42.7)
Accounts receivable, net	$723.1	$563.2
4.INVENTORY
Inventories consist of the following (In millions):

	September 30, 2025	December 31, 2024
Equipment inventory	$144.4	$148.1
Equipment parts	175.6	130.1
Telematics hardware	53.8	35.8
Building materials, supplies, small tools, and other	30.3	17.5
Total inventories	$404.1	$331.5
5.RENTAL EQUIPMENT, NET
Rental equipment, net, consist of the following (In millions):

	September 30, 2025	December 31, 2024
Rental equipment	$3,684.9	$2,929.7
Installed telematics tracker devices	77.6	67.5
Total rental equipment	3,762.5	2,997.2
Less: accumulated depreciation	(791.7)	(662.4)
Rental equipment, net	$2,970.8	$2,334.8
The Company recognized depreciation expense of $217.7 million and $225.6 million for the nine months ended September 30, 2025 and 2024, respectively, included within depreciation and amortization as a component of cost of revenues on the condensed consolidated statements of operations.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
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6.PROPERTY AND OTHER FIXED ASSETS, NET
Property and other fixed assets, net, consist of the following (In millions):

	September 30, 2025	December 31, 2024
Furniture, fixtures, office equipment and other	$159.8	$124.8
Leasehold improvements	148.5	95.6
Buildings and improvements	162.6	87.2
Construction in progress	77.0	56.7
Land	44.6	47.9
Total property and other fixed assets	592.5	412.2
Less: accumulated depreciation	(103.0)	(72.9)
Total property and other fixed assets, net	$489.5	$339.3
The Company recognized depreciation expense of $29.0 million and $11.9 million for the nine months ended September 30, 2025 and 2024, respectively, included in selling, general and administrative expenses on the condensed consolidated statements of operations.
7.CAPITALIZED SOFTWARE, NET
Capitalized software, net, consists of the following (In millions):

	September 30, 2025	December 31, 2024
Capitalized software	$147.6	$113.5
Less: accumulated amortization	(36.4)	(21.5)
Total capitalized software, net	$111.2	$92.0
The Company recognized amortization expense of $14.9 million and $7.1 million for the nine months ended September 30, 2025 and 2024, respectively, included within depreciation and amortization as a component of cost of revenues on the condensed consolidated statements of operations.
8.ACCRUED LIABILITIES
Accrued liabilities consist of the following (In millions):

	September 30, 2025	December 31, 2024
Accrued equipment purchases	$112.6	$101.4
Accrued salaries and benefits	63.3	37.1
Accrued interest	58.3	32.6
Accrued expenses	52.7	31.2
Payable to OWN Program participants	52.5	46.0
Insurance claims, including incurred but not reported	36.9	28.9
Deferred revenue	29.4	19.8
Real estate and personal property tax payable	18.8	8.4
Manufacturer liability	11.8	4.5
Sales and income taxes payable	10.2	15.4
Other	7.8	19.0
Total accrued liabilities	$454.3	$344.3

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9.LONG-TERM DEBT AND LINES OF CREDIT
The Company had the following outstanding amounts of long-term debt (In millions):

	September 30, 2025	December 31, 2024
Long-term debt and lines of credit:
Asset based revolving credit facility, bearing interest at a rate of 6.26%, secured by equipment and other current assets	$1,528.6	$464.6
Senior Secured Second Lien Notes bearing interest at a rate of 9.00%	1,034.5	1,034.5
Senior Secured Second Lien Notes bearing interest at a rate of 8.625%	600.0	600.0
Senior Secured Second Lien Notes bearing interest at a rate of 8.00%	500.0	500.0
Notes payable to various institutions, bearing interest at rates ranging from 3.75% to 8.25%, maturing through 2030, secured by specific equipment	7.4	18.0
Equipment financing lines of credit with various institutions, bearing interest at rates ranging from 5.30% to 12.63%, maturing through 2025	4.9	8.6
Total long-term debt and lines of credit	3,675.4	2,625.7
Less: original issue discounts	(23.9)	(30.8)
Less: debt issuance costs	(41.9)	(48.3)
	3,609.6	2,546.6
Less: current maturities	(7.2)	(18.7)
Long-term debt and lines of credit, net of current portion, original issue discounts, and debt issuance costs	$3,602.4	$2,527.9
ABL Facility
The Company is a borrower under an asset-based revolving credit facility (“ABL Facility”) which matures on May 9, 2028. At September 30, 2025 and December 31, 2024, the Company had $1,528.6 million and $464.6 million outstanding under the ABL Facility bearing interest at the Secured Overnight Financing Rate (“SOFR”) of 6.26% and 6.44%, respectively, included in long-term debt on the condensed consolidated balance sheets.
The ABL Facility contains negative covenants that permit, subject to certain defined conditions, the Company’s ability to, among other things, (i) incur additional indebtedness or engage in certain other types of financing transactions, (ii) allow certain liens to attach to assets, (iii) repurchase, or pay dividends, or make certain other restricted payments on, capital stock and certain other securities, (iv) prepay certain indebtedness and (v) make acquisitions and investments.
In addition, there is one financial covenant under the ABL Facility, a fixed charge coverage ratio (“FCCR”). The FCCR covenant will only apply in the future if specified availability under the ABL Facility falls below ten percent of the maximum revolver under the ABL Facility. As of September 30, 2025, availability under the ABL Facility exceeded this threshold and, therefore, the financial covenant was not applicable.
The ABL Facility provides available “borrowing capacity” (the maximum borrowing permitted, assuming there is sufficient collateral as identified under the ABL Facility) and “net excess availability” (the amount of additional debt the Company could borrow based on the existing borrowing base). As of September 30, 2025, the Company had a borrowing base, as defined under the ABL Facility, of $2,296.1 million. After outstanding borrowings and letters of credit, the net excess availability at September 30, 2025, as defined under the ABL facility credit agreement, was $762.0 million, of which the Company could borrow up to $475.0 million without any additional repayment conditions.

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Senior Secured Second Lien Notes due 2028
On May 9, 2023, the Company issued $640.0 million of its 9.00% Senior Secured Second Lien Notes due 2028 (the “2028 Notes”) at a discount to par of 94.26%. Interest on the 2028 Notes accrues at the rate of 9.00% per annum and is payable semi-annually on May 15 and November 15. The 2028 Notes will mature on May 15, 2028.
Additional Senior Secured Second Lien Notes due 2028
On September 21, 2023, the Company issued an additional $400.0 million of its 9.00% Senior Secured Second Lien Notes due 2028 (the “Additional 2028 Notes”) at a discount to par of 97.75%. Interest on the Additional 2028 Notes accrues at a rate of 9.00% per annum beginning on May 9, 2023, and is payable semi-annually on May 15 and November 15. The Additional 2028 Notes will mature on May 15, 2028.
Senior Secured Second Lien Notes due 2032
On April 16, 2024, the Company issued $600.0 million of its 8.625% Senior Secured Second Lien Notes due 2032 (the “2032 Notes”). Interest on the 2032 Notes accrues at a rate of 8.625% per annum and is payable semi-annually on May 15 and November 15, commencing November 15, 2024. The 2032 Notes will mature on May 15, 2032. After deducting $6.0 million in offering expenses and costs, net proceeds from the issuance of the Notes was $594.0 million. Upon the issuance of the Notes, the Company capitalized $3.1 million of bond financing costs.
Senior Secured Second Lien Notes due 2033
On September 10, 2024, the Company issued $500.0 million of its 8.00% Senior Secured Second Lien Notes due 2033 (“the 2033 Notes”). Interest on the 2033 Notes accrues at the rate of 8.00% per annum and is payable semi-annually on May 15 and November 15, commencing March 15, 2025. The 2033 Notes will mature on March 15, 2033. After deducting $5.0 million in offering expenses and costs, net proceeds from the issuance of the 2033 Notes was $495.0 million. Upon the issuance of the 2033 Notes, the Company capitalized $2.5 million of bond financing costs.
Amendments to the Indentures Governing the 2028 Notes, the Additional 2028 Notes, and the 2032 Notes
On July 17, 2025, the indentures governing the Company’s 2028 Notes, the Additional 2028 Notes, and the 2032 Notes were amended to conform covenants and related definitions for these notes to the indenture governing the Company’s 2033 Notes. Among other things, the amendments increased the limits on debt incurrence to align with the 2033 Notes, reclassifies how certain indebtedness was deemed to have been incurred under the 2028 Notes indenture and 2032 indenture, amends definitions to match the 2033 Notes indentures, and aligns the restricted payments and disposition of proceeds of asset sales to the same terms in the 2033 Notes indenture. In connection with these amendments to the indentures, the Company paid $5.0 million in fees and expenses.
Equipment Financing Lines of Credit
The Company has equipment financing lines of credit borrowing arrangements with certain financial institutions, unrelated to the manufacturer, which are utilized to finance certain purchases of new equipment inventory held for sale. As of September 30, 2025 and December 31, 2024, the outstanding balances under equipment financing lines of credit were $4.9 million and $8.6 million, respectively. Interest charged on outstanding balances are based on variable rates commonly referenced in the market, plus an applicable margin. The outstanding borrowings are secured by the equipment inventory purchased. Repayment terms vary, but generally the outstanding amounts are due when the equipment inventory is sold to the end customer. Borrowings from, and repayments to, financial institutions unaffiliated with the manufacturer are classified as financing cash flows in the accompanying condensed consolidated statements of cash flows.
Other
Certain note agreements between the Company and various institutions contain restrictions and financial covenants, including maintaining an adjusted fixed charge coverage ratio of 1.15 to 1.00 and a net funded debt to

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adjusted EBITDA ratio of 6.00 to 1.00. As of September 30, 2025 and December 31, 2024, the Company was in compliance with those restrictions and financial covenants.
As of September 30, 2025 and December 31, 2024, the Company had $5.5 million and $6.1 million of letters of credit outstanding with financial institutions secured by line of credit availability, respectively. The letters of credit automatically renew annually unless the Company gives notice to the financial institution to terminate the letter of credit.
10.LEASES
Leasing Activities – Lessee:
Lease arrangements with OWN Program participants: Under the OWN Program, the Company leases equipment owned by participants. The Company accounts for these arrangements as a lease under Topic 842 whereby the Company is the lessee.
Lease arrangements with other parties: The Company, as a lessee, also leases properties, vehicles, certain equipment used in its operations from parties not participating in the OWN Program, and aircraft under various operating and finance leases. The leases are noncancellable and expire on various terms through 2040. There are no material payments for leases that have not yet commenced.
The following table presents the components of the Company’s lease cost and the classification of such costs in the condensed consolidated statements of operations for the nine months ended September 30, 2025 and 2024 (In millions):

		Nine Months Ended
	Statement of Operations	September 30
Component of Lease Cost	Line Item	2025	2024
OWN Program lease payments (principal)	OWN Program payouts	$512.3	$287.7
OWN Program lease payments (agent)	Equipment rental and related services	8.2	28.1
Operating lease expense	Direct operating costs	19.2	72.5
Operating lease expense	Selling, general and administrative expenses	66.0	47.8
Finance lease expense:
Amortization of equipment leased assets	Depreciation and amortization	7.6	15.4
Amortization of property leased assets	Selling, general and administrative expenses	3.2	—
Interest on lease liabilities	Interest expense, net	6.1	9.2
Short-term lease cost	Selling, general and administrative expenses	1.5	0.4
Total lease expense		$624.1	$461.1
Sale Leaseback Arrangements:
The Company recognized an aggregate gain on various sales of properties of $0.4 million and $19.8 million for the nine months ended September 30, 2025, and 2024, respectively, in connection with sale leaseback transactions. The gain on these transactions is included in other income on the condensed consolidated statements of operations. As of September 30, 2025 and December 31, 2024, the Company also had financing obligations included on the consolidated balance sheets of $31.3 million, net of $6.3 million amortization and $33.4 million, net of $4.2 million amortization, respectively, in connection with sale leaseback transactions where the sales price exceeded the fair value of the respective properties. The financing liability related to sale leaseback transactions is being amortized over the respective lease terms as a reduction to rent expense recorded within selling, general and administrative expenses on the condensed consolidated statements of operations.
As of September 30, 2025 and December 31, 2024, the Company had financing obligations included on the condensed consolidated balance sheets of $65.0 million and $85.6 million, respectively, relating to arrangements that did not meet the criteria to be accounted for as sale leaseback transactions. During the nine months ended

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September 30, 2025 and 2024, the Company made payments under these financing arrangements of $17.3 million and $39.1 million, respectively.
11.PERPETUAL PREFERRED STOCK
On May 5, 2022, the Company authorized and issued 7,809,003 shares of perpetual preferred stock ($0.00000125 par value per share) at a price of $18.27 per share, resulting in proceeds of $138.0 million, net of $4.6 million of capital raising costs. In addition, the Company also issued 4,027,555 shares of common stock ($0.00000125 par value per share) at a price of $15.48 per share, resulting in proceeds of $62.3 million. The total proceeds raised from the issuance of the perpetual preferred stock and common stock to the purchasers was $200.3 million, net of capital raising costs.
In June 2023, the Company issued 3,372,629 shares of perpetual preferred stock ($0.00000125 par value per share) at a price of $17.74 per share, resulting in proceeds of $59.0 million, net of $0.8 million of capital raising costs. In addition, the Company also issued to the purchasers of the perpetual preferred stock 953,045 voting shares and 740,996 non-voting shares of common stock ($0.00000125 par value per share) at a price of $14.85 per share, resulting in proceeds of $25.2 million.
On August 11, 2023, the Company issued 1,785,513 shares of perpetual preferred stock ($0.00000125 par value per share) at a price of $17.74 per share, resulting in proceeds of $30.8 million, net of $1.0 million of capital raising costs. In addition, the Company also issued to the purchasers of the perpetual preferred stock 896,837 shares of voting common stock ($0.00000125 par value per share) at a price of $14.85 per share, resulting in proceeds of $13.3 million.
On August 28, 2023, the Company issued 793,567 shares of perpetual preferred stock ($0.00000125 par value per share) at a price of $17.74 per share, resulting in proceeds of $13.4 million, net of $0.6 million of capital raising costs and 398,579 shares of voting common stock ($0.00000125 par value per share) at a price of $14.85 per share, resulting in proceeds of $5.9 million.
Perpetual Preferred Stock rights
The rights, preferences, privileges, and restrictions granted to and imposed on the perpetual preferred stock are set forth below:
Dividends: Dividends on the perpetual preferred stock accumulate daily in arrears on the then-current accreted liquidation preference (initially, $26.26 per share) of the outstanding perpetual preferred stock, whether or not declared. The dividend rate varies depending upon the amount of time that the perpetual preferred stock has been outstanding and whether dividends have previously been paid on the perpetual preferred stock, ranging from 8.5% to 11.25%. Dividends compound on a quarterly basis. Dividends on the perpetual preferred stock will be payable, at the election of the Company, in cash at any time when, as and if declared by the Board of Directors of the Company (the “Board”) or any duly authorized committee of the Board, but only out of assets legally available. On May 17, 2024, the Board declared a dividend to the holders of perpetual preferred stock in an aggregate amount of $9.0 million payable in cash. The dividend was paid on May 28, 2024. On June 10, 2025, the Board declared a dividend to the holders of perpetual preferred stock in an aggregate amount of $37.0 million payable in cash. The dividend was paid on June 20, 2025. At September 30, 2025, the maximum potential dividend accumulated in arrears on all issued and outstanding perpetual preferred stock was approximately $112.7 million, or $8.19 per share.
Liquidation preferences: In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, the holders of perpetual preferred stock are entitled to an amount per share equal to the sum of (i) the accreted liquidation preference (ii) the amount of any other accumulated and unpaid dividends and (iii) if such event occurs prior to the fifth anniversary from the original issuance date, an additional amount equal to the aggregate cash dividends that would have been paid on the perpetual preferred stock from and after the liquidation date through the end of the initial five-year period as if 100% of the dividends were paid in cash at the full dividend rate, which is 8.5% for the perpetual preferred stock issued in 2022 and 9.25% for the perpetual preferred stock issued in 2023. At September 30, 2025, the accreted liquidation preference amount was $474.0 million.

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Conversion features: Holders of perpetual preferred stock have no right to exchange or convert shares into any other shares or securities.
Voting rights: Holders of perpetual preferred stock shall be entitled to one vote for each share of perpetual preferred stock held at all meetings of shareholders.
Protective rights: There are no collateral requirements, redemption options, or creditor rights associated with the perpetual preferred stock instruments. There are no provisions that are substantively protective covenants.
Redemption features: The Company, at its option, may redeem the perpetual preferred stock, in whole or in part, at any time after the one-year anniversary date from the original issuance date of the perpetual preferred stock issued in 2022, or after the five-year anniversary date from the original issuance date of the perpetual preferred stock issued in 2023, at a price per share equal to the perpetual preferred liquidation preference, to the extent the Company has funds legally available. If the Company exercises this option, the price per share of the redemption would equal the sum of (i) $26.26 plus the then-aggregated unpaid compounded dividends, (ii) any other accumulated and unpaid dividends, and (iii) if the redemption occurs prior to the fifth anniversary of the original issuance date for the perpetual preferred stock issued in 2022, the aggregate cash dividends that would have been paid on the shares from the redemption date through the end of the five-year period had the full dividend rate been paid in cash.
In addition to the Company’s right to redeem the perpetual preferred stock, the holders of the perpetual preferred stock have the right to require the Company to repurchase up to 50% of their shares of perpetual preferred stock beginning on May 5, 2033 (or in the case of an initial public offering or similar contingent event) and up to 100% of their shares of perpetual preferred stock beginning on May 5, 2034 (or in the case of a sale of the Company or similar contingent event). Due to the holders’ put option, the Company classified the perpetual preferred stock, net of costs of raising capital, as temporary equity on the condensed consolidated balance sheets as of September 30, 2025 and December 31, 2024.
Accretion of perpetual preferred stock to redemption value: As the holders of the perpetual preferred stock have the right to require the Company to repurchase up to 50% of their shares beginning on May 5, 2033, and up to 100% of their shares beginning on May 5, 2034, it is probable that the Company's perpetual preferred stock will become redeemable. Accordingly, the Company is accreting the carrying amount of the perpetual preferred stock to its redemption value over the period from the issuance date to the redemption date using the effective interest method. The Company accreted the perpetual preferred stock in the amount of $24.6 million and $29.2 million for the nine months ended September 30, 2025 and 2024, respectively.
12.REVENUE RECOGNITION
The Company recognizes revenue in accordance with two accounting standards: (1) FASB Accounting Standards Codification (“ASC”) Topic 842, Leases, (“Topic 842”), which addresses lease accounting, and (2) ASC Topic 606, Revenue from Contracts with Customers (“Topic 606”), which addresses revenue from contracts with customers.

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The following table disaggregates the Company’s revenue based on type and the applicable accounting standard for the nine months ended September 30, 2025 and 2024 (In millions):

	Nine Months Ended September 30
	2025			2024
	Topic 842	Topic 606	Total	Topic 842	Topic 606	Total
Equipment rental	$1,540.8	$—	$1,540.8	$1,190.1	$—	$1,190.1
Ancillary and other equipment rental revenue:
Delivery and pick-up	60.5	57.9	118.4	44.8	43.9	88.7
Other equipment rental	72.0	12.4	84.4	52.1	13.2	65.3
Total equipment rental and related services	1,673.3	70.3	1,743.6	1,287.0	57.1	1,344.1
Equipment sales (new and used)(1)	—	790.2	790.2	—	707.9	707.9
Equipment parts, supplies and services:
Equipment parts and supplies sales	—	75.1	75.1	—	58.7	58.7
Services	—	122.4	122.4	—	54.2	54.2
Total equipment parts and supplies and services	—	197.5	197.5	—	112.9	112.9
Platform revenue:
Telematics	—	34.7	34.7	—	22.3	22.3
Other	—	41.4	41.4	—	23.0	23.0
Total revenues	$1,673.3	$1,134.1	$2,807.4	$1,287.0	$923.2	$2,210.2
________________
(1)For the nine months ended September 30, 2025 and 2024, equipment sales to OWN Program participants were $615.6 million and $573.2 million, respectively. For the nine months ended September 30, 2025 and 2024, equipment sales to contractors and other end users were $174.6 million and $134.7 million, respectively.
The Company believes that the disaggregation of the Company’s revenue from contracts to customers as reflected above, coupled with the reportable segment disclosures (see Note 18), depicts how the nature, amount, timing and uncertainty of the Company’s revenue and cash flows are affected by economic factors.
Equipment rental sublease income was $897.6 million and $641.2 million for the nine months ended September 30, 2025 and 2024, respectively.
Sales of equipment, parts, supplies and services to one third-party OWN Program participant comprised 11% of the Company’s total revenues for the nine months ended September 30, 2025. Sales of equipment, parts, supplies and services to a related party OWN Program participant comprised 10% of the Company’s total revenues for the nine months ended September 30, 2024.
Revenue for lease arrangements with customers (Topic 842)
Equipment rental revenue: The Company is in the business of renting equipment that is owned by the Company or rented from vendors, contractors, and others and then re-rented to the Company’s third-party customers. Such rentals are accounted for as operating leases or subleases as governed by the standard rental contract. Revenue is recognized in the period earned on a straight-line basis over the contract term, regardless of timing of billing to customers. A rental contract term can be daily, weekly, or monthly (28 days), and is billed when the monthly rental charge is achieved, or at the completion of the rental contract, whichever is sooner. From time to time, the Company will provide an option for the lessee to purchase the rented equipment at the end of the lease, however, the Company does not generate material revenue from sales of equipment under such rental purchase option arrangements.
Equipment rental revenue includes revenue generated by the Company, as a sublessor, from equipment that is owned by others who are participants in the Company’s OWN Program. Under the OWN Program, the owner’s equipment is fully enabled with the Company’s T3 telematics and placed on the Company’s platform to be rented. Rental revenue generated while the equipment is rented to the Company’s customers is shared between the Company and the owner of the equipment. The Company may also provide other services under the OWN Program,

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such as maintenance, remarketing and other services. Rental revenue generated from the OWN Program is divided between the Company and the owner of the equipment, and for the duration of the arrangement the Company manages the owner’s equipment utilizing the T3 platform.
Ancillary and other equipment rental revenues: Delivery fees charged are variable, based on the type of equipment being delivered, the requested delivery time, the distance of the delivery and other relevant considerations. Delivery occurs before the rental period begins and, therefore, delivery fees charged are recognized over the monthly rental period, which is not materially different from the recognition of delivery fees at a point in time.
Other equipment rental revenue is primarily comprised of (i) revenue generated from customers who purchase Rental Protection Plans to protect against potential damages or loss to the equipment rented and (ii) environmental fees assessed on the rental asset. Revenue related to Rental Protection Plans provided to customers is recognized in the period earned on a straight-line basis over the contract term, regardless of timing of billing to customers. Environmental fee revenue is recognized in the period earned on a straight-line basis over the contract term.
Revenues from contracts with customers (Topic 606)
Pick-up services: Pick-up services are at the customer’s option after the lease has terminated, and control of the asset no longer resides with the lessee. Accordingly, the Company recognizes revenue from pick-up services at the point in time when the pick-up service has been provided, regardless of timing of billing to customers.
Fuel recovery fees: Similar to pick-up services, fuel recovery charges are at the customer’s option after the lease has terminated, and control of the asset no longer resides with the lessee. Accordingly, fuel recovery fees, which are included in other equipment rental, are recognized at the point in time when the customer elects the service and the service has been provided by the Company.
Equipment sales (new and used) and equipment parts and supplies sales: The Company recognizes revenue on sales of new equipment and used equipment, as well as revenue on sales of parts and supplies, at the point in time when it has a contract in place and satisfies the performance obligation by transferring control of the product or service to a customer. The amount of revenue recognized reflects the consideration the Company expects to be entitled to in exchange for such products or services. The Company recognizes revenue on sales of new equipment, used equipment, and parts and supplies when control has transferred to the customer, which is typically when the asset is picked up, delivered to the customer, or when significant risks and rewards of ownership have passed to the customer. In certain cases, the Company acts as the agent for the sale of new equipment, resulting in the new equipment sales revenue being presented net of new equipment cost of revenues in the equipment sales revenue on the accompanying condensed consolidated statements of operations. Otherwise, the Company presents new and used equipment sales on a gross basis within equipment sales revenue and the related equipment sales cost of revenues on the accompanying condensed consolidated statements of operations. As described above, the Company sells equipment assets to other parties and may allow the purchaser of the equipment to place the equipment asset in the OWN Program to be rented to the Company’s customers. Sales and other tax amounts collected from customers and remitted to government authorities are accounted for on a net basis and excluded from revenue.
Service revenue: Service revenue is primarily comprised of (i) warranty services and (ii) maintenance services and other miscellaneous services. Warranty services revenue represents compensation for the service work the Company has performed on behalf of the OEM in order to fulfill the warranty extended by the OEM to the customer. Warranty revenue and the related receivable are short-term in nature and revenue is recognized at the point in time when the repair service has been provided by the Company. The Company acts as the principal in these transactions and, therefore, warranty revenue earned and warranty expense incurred are presented on a gross basis within revenues and cost of revenues in the accompanying condensed consolidated statements of operations. Maintenance services and other miscellaneous services revenue represents compensation for maintenance work the Company has performed for customers and is recognized at the point in time when the services are performed, or under certain OWN Program arrangements, the Company has a stand-ready performance obligation to provide maintenance services and revenue is recognized over the contract service period.

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Telematics revenue: Telematics revenue includes (i) the sale of subscriptions to the Company’s telematics services, which are recognized on a straight-line basis over the period corresponding to the telematics subscriptions that are sold separately to customers; (ii) as an allocation of the transaction consideration from equipment rentals for the non-lease component of the rental arrangements, which is recognized on a straight-line basis over time based on the monthly period for equipment rentals; or (iii) the sale of custom electronic components, including telematics tracker devices and cloud-based access control keypads.
Other: Other platform revenue includes sales of building materials and hardware supplies, which are recognized at a point in time when the products are purchased and picked up by the customer from one of the Company’s store locations.
Contract assets and liabilities
The Company does not have material contract assets or material contract liabilities associated with contracts with customers. The Company’s contracts with customers do not result in material amounts billed to customers in excess of recognizable revenue. The Company did not recognize material revenues during the nine months ended September 30, 2025 and 2024 that were contract liabilities at the beginning of such periods.
13.INCOME TAXES
The benefit for income taxes was $23.3 million and $10.0 million for the nine months ended September 30, 2025 and 2024, respectively. Although the Company incurred a loss in the current interim period, it anticipates generating taxable income for the full fiscal year. Accordingly, the estimated annual effective tax rate reflects the expected full-year income and related expense. Differences between applicable federal and state statutory tax rates and the effective income tax rates for the income tax benefit recorded by the Company are primarily due to nondeductible expenses and the Texas franchise tax, offset by research and development tax credits.
14.RELATED PARTY TRANSACTIONS
Transactions with Investees
The Company purchased telematics tracker devices from The Morey Corporation (“Morey”), an equity method investee, totaling $10.5 million and $14.6 million during the nine months ended September 30, 2025 and 2024, respectively. Design and development services paid to Morey were $0.5 million and $0.9 million for the nine months ended September 30, 2025 and 2024, respectively, and are included in selling, general and administrative expenses on the condensed consolidated statements of operations. At December 31, 2024, amounts owed to Morey were $0.9 million and these amounts are included in accounts payable on the condensed consolidated balance sheets.
On September 19, 2025, the Company entered into a stock purchase agreement to acquire 50.1% of the common stock of Morey, increasing the Company’s ownership interest from 49.9% to 100% (see Note 16). The transaction resulted in Morey becoming a wholly-owned subsidiary of the Company. In connection with the acquisition of Morey (see Note 16), the Company acquired a 50% ownership interest in 10G LLC (“10G”), a joint venture arrangement accounted for under the equity method. At September 30, 2025, the Company had amounts due from 10G of $3.6 million, which are included in accounts receivable on the condensed consolidated balance sheets, and amounts owed to 10G of $0.1 million, which are included in accounts payable on the condensed consolidated balance sheets. For the period from September 19, 2025 to September 30, 2025, the Company recognized revenue from sales to 10G of $0.8 million, which are included in telematics platform revenue on the condensed consolidated statements of operations.
The Company holds a 26.95% noncontrolling interest in Powers Group, Inc. (“Powers”), an independent insurance agency. The Company’s interest in Powers is accounted for using the equity method. The Company purchases insurance coverage through a wholly owned subsidiary of Powers, acting as an agent. For the nine months ended September 30, 2025, the Company purchased insurance policies through this equity method investee and recognized $5.9 million of insurance expense in selling, general and administrative expenses on the condensed consolidated statements of operations. At September 30, 2025, the Company had $1.7 million of prepaid insurance related to these policies, which are included in prepaid costs on the condensed consolidated balance sheets.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Unaudited
Transactions with Entities Owned or Controlled by the Co-Founders
The Company entered into various transactions as described below with related party entities either owned or controlled by the Company’s Chief Executive Officer or President (collectively, “the co-founders”).
Revenues
During the nine months ended September 30, 2025 and 2024, the Company recognized the following revenues from transactions with entities owned or controlled by the co-founders:
•$0.2 million and $0.1 million, respectively, of equipment rental and related services revenues;
•$127.8 million and $273.4 million, respectively, of equipment sales revenues. A portion of the equipment sales for the nine months ended September 30, 2025 and 2024 were agent OEM transactions and the related cost of the equipment sold of $49.1 million and $53.9 million, respectively, is presented net of the associated equipment sales revenues for these periods on the condensed consolidated statements of operations. The equipment sold was subsequently listed on the Company’s marketplace under the OWN Program.
•$4.4 million and $2.9 million, respectively, of equipment parts, supplies and services revenues;
•$0.7 million and $0.9 million, respectively, of T3 telematics services revenues; and
•$1.4 million and zero, respectively, of other platform revenues.
OWN Program payouts
OWN Program payouts to entities owned or controlled by the co-founders were $45.2 million and $56.1 million for the nine months ended September 30, 2025 and 2024, respectively, included in cost of revenues on the condensed consolidated statements of operations. At September 30, 2025 and December 31, 2024, the Company had accrued liabilities for OWN Program payouts due to entities owned or controlled by the co-founders of $0.1 million and $3.5 million, respectively.
Leases
The Company leases or has leased certain properties, facilities, vehicles, and aircraft for its operations under various lease arrangements with entities owned or controlled by the co-founders. Lease expenses associated with various operating lease arrangements with entities owned or controlled by the co-founders were $3.6 million and $2.7 million for the nine months ended September 30, 2025 and 2024, respectively, which are included in direct operating costs or selling, general and administrative expenses on the condensed consolidated statements of operations. At September 30, 2025, the Company had operating lease right of use assets of $15.4 million and operating lease liabilities of $15.7 million under lease arrangements with entities owned or controlled by the co-founders. At December 31, 2024, the Company had operating lease right of use assets of $32.5 million and operating lease liabilities of $29.6 million under lease arrangements with entities owned or controlled by the co-founders.
The Company recognized variable lease expense, short-term rental expense, and other miscellaneous expenses, which are included in direct operating costs or selling, general and administrative expenses on the condensed consolidated statements of operations, of $2.1 million and $0.3 million for the nine months ended September 30, 2025 and 2024, respectively, primarily relating to certain leases and short-term rentals from entities owned or controlled by the co-founders.
During the nine months ended September 30, 2025, the Company paid $2.9 million to entities owned or controlled by the co-founders under finance lease arrangements for various properties. At September 30, 2025 and December 31, 2024, the Company had finance lease liabilities under finance lease arrangements with entities owned or controlled by the co-founders of $30.5 million and $29.8 million, respectively.
During the nine months ended September 30, 2025, the Company acquired from the co-founders operating lease arrangements for a fleet of vehicles, certain properties, and other contractual rights where the lessor or counterparty is a third-party and, as a result, the Company recognized operating lease liabilities of $26.0 million with a corresponding amount to right-of-use assets.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Unaudited
Purchases of rental equipment, parts and supplies
During the nine months ended September 30, 2025 and 2024, the Company purchased $21.9 million and $112.3 million, respectively, of equipment previously enrolled in the OWN Program from entities owned or controlled by the co-founders. The equipment purchased was added to the Company’s rental fleet, and is included in rental equipment, net, on the condensed consolidated balance sheets.
During the nine months ended September 30, 2025, the Company also purchased containers and vehicles for approximately $5.0 million and other miscellaneous equipment, parts and supplies for $0.5 million from an entity owned or controlled by the co-founders. The containers and vehicles purchased were added to the Company’s rental equipment and are included in rental equipment, net on the condensed consolidated balance sheets.
Purchases of property and other fixed assets
During the nine months ended September 30, 2025, and 2024, entities owned or controlled by the co-founders provided construction services to the Company in the amounts of $0.4 million and $0.9 million, respectively, which were capitalized to property and other fixed assets.
Assignment of property site purchase rights and construction developer fees
The Company recognized $5.9 million and $2.8 million of other miscellaneous income related to the assignment of new property site purchase rights and related transaction services and construction developer fees for services provided to entities owned or controlled by the co-founders for the nine months ended September 30, 2025 and 2024, respectively, which are included in other income, net on the condensed consolidated statements of operations.
Accounts receivable and other current assets
At September 30, 2025 and December 31, 2024, the Company had receivables due from entities owned or controlled by the co-founders in the amounts of $24.2 million and $36.3 million, respectively, which are included in accounts receivable or other current assets on the condensed consolidated balance sheets.
Accounts payable
At September 30, 2025 and December 31, 2024, the Company recorded payables for amounts due to entities owned or controlled by the co-founders of $0.5 million and $0.4 million, respectively, which are included in accounts payable on the condensed consolidated balance sheets.
Cash equivalents
During the nine months ended September 30, 2025, the Company deposited $15.0 million into a money market account at a financial institution in which co-founders have an ownership interest. As of September 30, 2025, the Company had an aggregate of $20.4 million on deposit in a money market account with this financial institution, which is included in cash and cash equivalents on the condensed consolidated balance sheets. For the nine months ended September 30, 2025, the funds on deposit earned $0.4 million of interest income, which is included in other income, net on the condensed consolidated statements of operations. There was no interest income for the nine months ended September 30, 2024.
The Company does not provide any financial support or guarantee any debt of the related party entities involved in the transactions described above.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Unaudited
15.FAIR VALUE MEASUREMENTS AND OTHER
The fair value measurements relating to cash equivalents, short-term investments (included in other current assets), and interest rate swap derivative financial instruments (included in other assets) are categorized in the fair value hierarchy (In millions):

	September 30, 2025
	Level 1	Level 2	Level 3	Total
Cash equivalents	$54.8	$—	$—	$54.8
Short-term investments:
Mutual funds	6.7	—	—	6.7
Equity securities	28.6	2.0	—	30.6
Common stocks	5.5	—	—	5.5
Corporate bonds	—	8.9	—	8.9
U.S. government bonds	15.0	—	—	15.0
Real estate investment trust	—	1.2	—	1.2
Interest rate swap derivative	—	0.6	—	0.6
Total	$110.6	$12.7	$—	$123.3

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Cash equivalents	$69.3	$—	$—	$69.3
Short-term investments:
Mutual funds	5.1	—	—	5.1
Equity securities	20.8	0.2	—	21.0
Common stocks	1.1	—	—	1.1
Corporate bonds	—	5.6	—	5.6
U.S. government bonds	16.8	—	—	16.8
Real estate investment trust	—	1.2	—	1.2
Interest rate swap derivative	—	5.8	—	5.8
Total	$113.1	$12.8	$—	$125.9
The carrying amounts presented on the condensed consolidated balance sheets for accounts receivable, accounts payable, accrued liabilities and manufacturer flooring plan payables approximate their fair values due to the short-term maturity of these financial instruments.
The fair values of long-term debt, excluding the Company’s Notes, approximate their book values as of September 30, 2025 and December 31, 2024. The aggregate fair value of the Company’s Notes, which are categorized in Level 2 of the fair value hierarchy, is estimated based on observable inputs other than quoted prices in active markets and approximated $2,281.1 million and $2,211.5 million as of September 30, 2025 and December 31, 2024, respectively.
The Company recognized $23.5 million and $6.0 million of realized and unrealized gains on short-term investments and investments in non-consolidated affiliates during the nine months ended September 30, 2025 and 2024, respectively, which are included in other income, net on the condensed consolidated statements of operations. Of the realized and unrealized gains recognized for the nine months ended September 30, 2025, $7.7 million relates to a remeasurement of the Company’s previously held 49.9% ownership interest in a non-consolidated affiliate due to a change in control (see Note 16), and $8.2 million related to an investment in an equity security that was carried at cost under the measurement alternative under ASC Topic 321, Investments - Equity Securities (“Topic 321”) and for which the Company identified an observable price change resulting in the remeasurement of the equity security

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Unaudited
to fair value, and are included in other within the net cash used in operating activities on the condensed consolidated statements of cash flows for the nine months ended September 30, 2025.
The Company recognized $4.9 million and $4.0 million of interest income from interest bearing cash and money market accounts during the nine months ended September 30, 2025 and 2024, respectively, which are included in other income, net on the condensed consolidated statements of operations.
16.ACQUISITIONS
The Company accounts for business combinations using the acquisition method as defined in ASC Topic 805, Business Combinations ("Topic 805"). Management uses its best estimates and assumptions to value the assets acquired and liabilities assumed at the acquisition date. Such estimates are inherently uncertain and may be subject to refinement. As a result, during the measurement period of up to one year from the acquisition date, the Company may record adjustments to the acquisition accounting, to the extent new information becomes available.
The Morey Corporation
Prior to 2022, the Company acquired a 49.9% noncontrolling ownership interest in The Morey Corporation (“Morey”), a business that designs, manufactures, and sells custom electronic components, including telematics tracker devices and cloud-based access control keypads. The Company installs telematics tracker devices and access control keypads on its rental equipment, as well as equipment owned by third-parties who purchase subscriptions to the Company’s T3 platform (software-as-a-service). On September 19, 2025, the Company entered into a stock purchase agreement to acquire 218,492 shares of common stock of Morey, representing fifty and one-tenths percent (50.1%) of the outstanding ownership interest in Morey. The estimated acquisition-date fair value of the purchase price for the 50.1% controlling ownership interest in Morey was $31.5 million, including: (i) cash of $12.0 million, plus (ii) the issuance of 533,333 shares of the Company’s common shares with an acquisition-date estimated fair value of $6.5 million, plus (iii) the repayment of $13.0 million of debt owed by Morey at closing.
Pursuant to the accounting guidance under Topic 805 in connection with a business combination achieved in stages, the Company used a provisional estimate of Morey’s equity value to remeasure its previously held 49.9% noncontrolling ownership interest in Morey from $13.8 million to its acquisition-date estimated fair value of $21.5 million, recognizing a gain of $7.7 million, included in other income, net on the accompanying condensed consolidated statement of operations for the nine months ended September 30, 2025. The Company measured the previously held interest based upon the acquisition price of the remaining 50.1% interest acquired, inclusive of a control premium consideration. The transaction resulted in Morey becoming a wholly-owned subsidiary of the Company.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Unaudited
The table below summarizes the fair values of the assets acquired and liabilities assumed. The purchase price allocation for these assets and liabilities are based on preliminary valuations and are subject to change as the Company obtains additional information during the acquisition measurement period (In millions):

Cash and cash equivalents	$1.7
Accounts receivable	12.7
Inventories	20.7
Prepaid costs	0.8
Property and equipment	4.2
Capitalized software	4.3
Right of use assets, operating	16.2
Investment in 10G LLC (joint venture)	10.4
Other assets	2.4
Total identifiable assets acquired	73.4
Accounts payable	(16.1)
Accrued liabilities	(4.3)
Operating lease liabilities	(16.4)
Total liabilities assumed	(36.8)
Net identifiable assets acquired	36.6
Goodwill (1)	16.4
Net assets acquired	$53.0
_________________
(1)Goodwill is assigned to all other business activities. The Company has not yet obtained all information required to finalize the valuations of assets acquired and liabilities assumed. Accordingly, the fair value of net identifiable assets acquired and goodwill could change from the amounts presented in this table. None of the goodwill is expected to be deductible for income tax purposes.
Assuming the acquisition of the controlling ownership interest in Morey had occurred as of January 1, 2024, the pro forma effect on revenue and earnings are not material to the condensed consolidated financial statements.
Building Materials and Hardware Retail Stores
During the nine months ended September 30, 2025, the Company, through its wholly owned subsidiaries, entered into four separate purchase agreements to acquire substantially all of the business operations of seven building supplies, lumber, and hardware retail stores for an aggregate purchase price of $12.5 million, of which $11.9 million was paid. No goodwill resulted from these transactions. The purchase price was preliminarily allocated to the estimated fair value of net assets acquired as of their respective acquisition dates, including $3.7 million of accounts receivable, $6.6 million of inventories, $3.0 million of property and other fixed assets, $0.5 million of accounts payable, and $0.3 million of accrued liabilities. Assuming the acquisition of these businesses were consummated as of January 1, 2024, the pro forma effect on revenue and earnings are not material to the condensed consolidated financial statements.
Countless Supply and B&B Warehouse
On April 30, 2025, the Company entered into purchase agreements to acquire substantially all of the assets and operations of construction industrial supplies businesses known as Countless Supply and B&B Warehouse, located in Deer Park, Texas, for an aggregate purchase price of $8.3 million, which was paid in cash. The purchase price was preliminarily allocated to the estimated fair value of net assets acquired of $3.1 million and $5.2 million to goodwill, respectively. The goodwill relating to these acquisitions is expected to be deductible for income tax purposes over a fifteen year period. Assuming the acquisition of these businesses had occurred as of January 1, 2024, the pro forma effect on revenue and earnings would not have been material to the consolidated financial statements.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Unaudited
17.COMMITMENTS AND CONTINGENCIES
From time to time, the Company is involved in various claims and legal actions. These matters include, but are not limited to, claims arising from the operation of rented equipment, workers' compensation claims, and alleged breaches of obligations of certain employees to former employers. Management believes that such claims and legal actions taken against the Company are without merit and the Company intends to vigorously defend itself in these cases. Management is of the opinion that the ultimate resolution of any ongoing litigation and related matters, individually or in the aggregate, will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.
18.SEGMENT INFORMATION
The Company has two reportable segments: (1) Equipment Rental and Services Operations, and (2) Equipment Sales. Equipment Rental and Services Operations are comprised of recurring activity performed at the Company's full-service branch locations, such as equipment rentals and related services (including allocated telematics revenue related to rental customer access to the T3 platform), and sales of parts, supplies and maintenance services to construction contractors and others. Equipment Sales are comprised of sales by the Company of new or used equipment made at any of the Company's branch locations and dealership sites, including equipment sales to participants in the OWN Program. All other business activities, which include telematics subscriptions (software-as-a-service), software applications, and the design, manufacture, and sale of custom electronic components, including telematics tracker devices and cloud-based access control keypads purchased by customers for their own fleet, as well as building materials and hardware supplies, are included in "All Other." The Company generates all of its revenue in the United States and all long-lived assets are located in the United States.
These segments are based upon revenue streams and how the chief operating decision maker ("CODM") of the Company allocates resources and assesses performance. The Company’s Chief Executive Officer is the CODM. The CODM uses Segment Adjusted EBITDA to make resource allocation decisions and to assess the performance of these segments. The CODM uses Segment Adjusted EBITDA to evaluate segment performance without regard to potential distortions and to assess period-over-period growth. Excluding OWN Program payouts and equipment operating lease expense from Equipment Rental and Services Operations Segment Adjusted EBITDA provides the CODM with a more meaningful metric to compare operating performance to industry peers who do not source their equipment fleet through lease arrangements. The most significant decisions made by the CODM related to site expansion, capital deployment, and employee hiring, among other things.
Significant expenses regularly provided to the CODM and reported in Segment Adjusted EBITDA include segment cost of revenues and segment selling, general, and administrative expenses. Segment cost of revenues for the Equipment Rental and Services Operations segment includes direct operating costs, excluding equipment and vehicle operating lease expense. Segment cost of revenues for the Equipment Sales segment includes the cost of equipment sales. Segment cost of revenues for All Other business activities includes platform expenses. Segment Adjusted EBITDA also excludes operating expenses related to OWN Program payouts, depreciation expense on rental equipment, and amortization expense on capitalized software. Segment selling, general and administrative expenses exclude depreciation expense related to the Company’s property and other fixed assets. There are no other significant segment expenses.
The accounting policies of the reportable segments are consistent with those described in Note 2: Summary of Significant Accounting Policies in the Company’s Audited Consolidated Financial Statements as of and for the year ended December 31, 2024. In the second quarter of 2025, following a change in the information regularly reviewed by the CODM, the Company began to disclose total assets by segment. Prior to the second quarter of 2025, total assets by segment were not disclosed because this information was not regularly reviewed by the CODM and used to assess performance and allocate resources. Certain corporate selling, general and administrative expenses, including corporate employee compensation, technology costs, professional service fees, and insurance expenses are deemed to be of an operating nature and are allocated to each segment based primarily on segment employee headcount. There were no sales or transactions between segments for any of the periods presented. The Company retains various unattributed assets at the general corporate level, which the Company refers to as "Shared Resources" in the table below. Assets identified as Shared Resources primarily consist of cash, investments, property and other fixed

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Unaudited
assets and property right of use assets. All other costs and assets are directly attributable to the segments. The Company does not compile discrete financial information for segments other than the information presented below.
The following table presents total revenues and Segment Adjusted EBITDA information by reportable segment (In millions):

	Nine Months Ended September 30, 2025				Nine Months Ended September 30, 2024
	Equipment Rental and Services Operations	Equipment Sales	All Other	Total	Equipment Rental and Services Operations	Equipment Sales	All Other	Total
Equipment rental, parts, supplies and services	$1,941.1	$—	$—	$1,941.1	$1,457.0	$—	$—	$1,457.0
Equipment sales	—	790.2	—	790.2	—	707.9	—	707.9
Telematics	10.6	—	24.1	34.7	8.0	—	14.4	22.3
Sales of building materials, small tools, and hardware supplies	—	—	41.4	41.4	—	—	23.0	23.0
Total revenues	1,951.7	790.2	65.5	2,807.4	1,465.0	707.9	37.4	2,210.2
Significant expenses:
Segment cost of revenues	552.9	654.0	38.0		427.0	563.2	22.5
Segment selling, general and administrative expenses	592.2	21.0	38.3		449.3	22.1	24.8
Segment Adjusted EBITDA	$806.6	$115.2	$(10.8)	$911.0	$588.7	$122.6	$(9.9)	$701.4
The following table presents a reconciliation from Segment Adjusted EBITDA to the loss before income tax benefit (In millions):

	Nine Months Ended
	September 30
	2025	2024
Segment Adjusted EBITDA	$911.0	$701.4
Equipment operating lease expense	(19.2)	(72.5)
OWN Program payouts	(512.3)	(287.7)
Depreciation expense on rental equipment	(217.7)	(225.6)
Depreciation expense on property and other fixed assets	(29.0)	(11.9)
Amortization expense on capitalized software	(14.9)	(7.1)
Gain on sale of properties and other assets	0.4	19.8
Interest expense	(206.9)	(192.0)
Other income, net	40.1	18.4
Loss before income tax benefit	$(48.5)	$(57.2)

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Unaudited
The following table presents information about identified assets by reportable segment (In millions):

	September 30, 2025	December 31, 2024
Segment identified assets:
Equipment Rental and Services Operations	$4,004.9	$3,025.3
Equipment Sales	174.8	212.8
All Other	292.7	167.1
Shared Resources Assets	1,618.2	1,410.5
Total assets	$6,090.6	$4,815.7
The following table presents information about cash flows from investing activities by reportable segment (In millions):

	Nine Months Ended		Nine Months Ended
	September 30, 2025		September 30, 2024
	Equipment Rental and Services Operations	Equipment Sales	Equipment Rental and Services Operations	Equipment Sales
Cash flows from investing activities:
Purchases of rental equipment	$(1,297.1)	$—	$(1,053.9)	$—
Proceeds from sale of rental equipment	—	603.7	—	421.9
19.EARNINGS PER SHARE
Basic earnings per share is calculated using the two-class method as the Company’s convertible preferred stock is considered a participating security because these shares participate in dividends on an as-converted basis with common stock. The two-class method requires an allocation of earnings to all participating securities. Basic earnings per common share is calculated by dividing net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding for the period. The participating securities are not required to participate in the losses of the Company, and therefore during periods of loss there is no allocation required under the two-class method between common and participating securities. The Company calculated diluted earnings per share using the more dilutive of either the two-class, if-converted method or the treasury stock method. For the nine months ended September 30, 2025 and 2024, the two-class, if-converted method and the treasury stock method yielded the same result. Diluted earnings per common share is computed by dividing net (loss) income attributable to common shareholders by the weighted average number of common shares outstanding plus the effect of dilutive potential common shares outstanding during the period.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Unaudited
The following table sets forth the computation of basic and diluted earnings per common share (In millions):

	Nine Months Ended
	September 30
	2025	2024
Basic loss per share:
Net loss	$(25.2)	$(47.2)
Less: Deemed dividends on perpetual preferred stock	(26.0)	(29.0)
Net loss attributable to common shareholders	(51.2)	(76.2)
Less: Earnings allocated to participating securities	—	—
Net loss attributable to common shareholders - Basic	(51.2)	(76.2)
Weighted average common shares outstanding - Basic	78.0	77.2
Basic loss per common share	(0.66)	(0.99)

Diluted loss per share:
Net loss	(25.2)	(47.2)
Less: Deemed dividends on perpetual preferred stock	(26.0)	(29.0)
Net loss attributable to common shareholders - Diluted	(51.2)	(76.2)
Weighted average common shares outstanding	78.0	77.2
Dilutive effect of employee stock options	—	—
Dilutive effect of participating securities	—	—
Weighted average common shares outstanding - Diluted	78.0	77.2
Diluted loss per common share	$(0.66)	$(0.99)
Employee stock options of 5,790,167 and 8,349,127 were excluded from the calculation of diluted earnings per share for the nine months ended September 30, 2025 and 2024, respectively, as a result of their anti-dilutive effect. In addition, convertible preferred shares of 141,989,676, which are considered participating securities, were excluded from the calculation of diluted earnings per share for the nine months ended September 30, 2025 and 2024, as a result of their anti-dilutive effect.
20.SUBSEQUENT EVENTS
On November 26, 2025, the Company refinanced existing borrowings under the ABL Facility by entering into a new senior secured asset-based revolving credit facility (“ABL Credit Facility”). The new ABL Credit Facility has a stated maturity date of November 26, 2030. The new ABL Credit Facility provides available “borrowing capacity” (the maximum borrowing permitted, assuming there is sufficient collateral as identified under the new ABL Credit Facility) up to $2.75 billion. Borrowings under the new ABL Credit Facility will bear interest at the SOFR plus a spread between 112.5 to 137.5 basis points. The new ABL Credit Facility contains negative covenants that permit, subject to certain defined conditions, the Company’s ability to, among other things, (i) incur additional indebtedness or engage in certain other types of financing transactions, (ii) allow certain liens to attach to assets, (iii) repurchase, or pay dividends, or make certain other restricted payments on, capital stock and certain other securities, subject to applicable caps, (iv) prepay certain indebtedness and (v) make certain acquisitions and investments. Under the new ABL Credit Facility, there is one financial covenant that will only apply in the future if excess availability under the new ABL Credit Facility falls below the greater of ten percent of the maximum borrowing amount under the new ABL Credit Facility or $175 million.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
Consolidated Financial Statements
For the Three Years in the Period Ended December 31, 2024
(With Report of Independent Registered Public Accounting Firm)

Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors
EquipmentShare.com Inc:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of EquipmentShare.com Inc and subsidiaries (the Company) as of December 31, 2024 and 2023, the related consolidated statements of net income, comprehensive income, perpetual preferred stock and equity, and cash flows for each of the years in the three-year period ended December 31, 2024, and the related notes and financial statement schedule II - valuation and qualifying accounts (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Fair value estimates of select properties sold in sale leaseback transactions
As discussed in Notes 2 and 13 to the consolidated financial statements, the Company entered into property sale leaseback transactions with unrelated third parties during the year ended December 31, 2024. The Company assesses these sale leaseback arrangements to determine whether a sale has occurred and whether the classification of the lease precludes sale accounting. These assessments involve a determination of whether control of the underlying asset has been transferred to the buyer. For each sale leaseback arrangement, the measurements associated with the gain or loss recognized on the sale and the lease-related right-of-use assets and liabilities have been adjusted for any off-market terms based on the difference between the sales price of the property and its fair value. When the sales price is greater than the underlying property’s fair value, the Company recognizes the difference as a reduction to the sales price and a financing obligation separate from the operating lease liability. The determination of the property’s fair value is subjective and requires estimates, including the use of multiple valuation techniques. During the year ended December 31, 2024, the Company recognized an aggregate gain on various sales of properties of $19.7 million in connection with sale leaseback transactions. As of December 31, 2024, the Company had financing obligations on the consolidated balance sheet of $33.4 million, net of $4.2 million amortization, a portion of which relates to sale leaseback transactions that originated in 2024.
We identified the evaluation of the fair value estimate for certain properties sold in sale leaseback transactions as a critical audit matter. A high degree of subjective auditor judgment was required in evaluating the key assumptions used to determine the fair value of those properties as changes to the key assumptions could have a significant effect on the fair value of the properties and the resulting sale leaseback accounting conclusions. The key assumptions included market comparable properties, market comparable rents, and replacement cost. Additionally, the audit effort associated with assessing the key assumptions required specialized skills and knowledge.
The following are the primary procedures we performed to address this critical audit matter. We evaluated the design of an internal control over the Company’s process to determine the fair value of the properties sold in sale leaseback transactions. We involved valuation professionals with specialized skills and knowledge, who assisted in assessing the fair value of certain properties sold in sale leaseback transactions by developing independent estimates of the fair value of certain properties using market and cost approaches and third-party market and cost information for similar properties, which were compared to the Company’s fair value estimates.
/s/ KPMG LLP
We have served as the Company’s auditor since 2020.
St. Louis, Missouri
August 1, 2025, except for Note 17, as to which the date is September 16, 2025.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except par value)

	December 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$406.5	$316.3
Accounts receivable, net ($36.3 and $5.4, respectively, due from related parties)	563.2	453.9
Inventories	331.5	241.3
Prepaid costs	42.5	18.2
Other current assets	63.9	34.5
Total current assets	1,407.6	1,064.2
Rental equipment, net	2,334.8	2,468.2
Property and other fixed assets, net	339.3	251.6
Capitalized software, net	92.0	65.3
Right of use assets, operating	569.2	596.8
Investments in non-consolidated affiliates	53.8	44.0
Other assets	19.0	14.1
Total assets	$4,815.7	$4,504.2

LIABILITIES, PERPETUAL PREFERRED STOCK, AND EQUITY
Accounts payable ($1.4 and $0.5, respectively, due to related parties)	$91.5	$72.6
Accrued liabilities ($3.5 and $6.2, respectively, due to related parties)	344.3	218.5
Manufacturer flooring plans payable	107.8	111.4
Current portion of long-term debt	18.7	39.8
Current portion of operating lease liabilities	58.7	114.0
Current portion of finance lease liabilities	16.8	25.5
Current portion of financing obligations	20.1	41.6
Total current liabilities	657.9	623.4
Long-term debt, net of current portion, original issue discounts, and debt issuance costs	2,527.9	2,217.9
Operating lease liabilities, net of current portion ($24.8 and $3.6, respectively, due to related parties)	555.4	505.3
Finance lease liabilities, net of current portion ($29.0 due to related parties in 2024)	70.7	138.2
Financing obligations, net of current portion	98.9	114.0
Deferred taxes	30.7	30.8
Other liabilities	1.2	1.7
Total liabilities	3,942.7	3,631.3

Perpetual preferred stock, net - $0.00000125 par value, 14.6 shares authorized, 13.8 and 13.8 shares issued and outstanding at December 31, 2024 and 2023, respectively	323.9	284.0

Common stock - $0.00000125 par value, 272.5 shares authorized, 77.7 and 76.9 shares issued and outstanding at December 31, 2024 and 2023, respectively	–	–
Convertible preferred stock, net - $0.00000125 par value, 148.6 shares authorized, 142.0 and 142.0 shares issued and outstanding at December 31, 2024 and 2023, respectively	430.0	427.7
Treasury stock, at cost, 4.7 and 4.7 shares at December 31, 2024 and 2023, respectively	(6.8)	(6.5)
Additional paid-in-capital	113.4	137.9
Retained earnings	8.3	25.4
Accumulated other comprehensive income	4.2	4.2
Total shareholders’ equity	549.1	588.7
Noncontrolling interests in subsidiary	–	0.2
Total equity	549.1	588.9
Total liabilities, perpetual preferred stock, and equity	$4,815.7	$4,504.2
The accompanying notes are an integral part of these consolidated financial statements.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF NET INCOME
(In millions, except per share data)

	Years Ended December 31,
REVENUES	2024	2023	2022
Equipment rental and related services	$1,866.7	$1,511.1	$1,084.3
Equipment sales ($276.6, $80.2 and $78.1, respectively, from related parties)	1,675.7	878.8	563.9
Equipment parts and supplies and services	157.1	112.8	58.7
Platform:
Telematics	31.7	20.9	15.3
Other	32.1	32.6	10.6
Total revenues	3,763.3	2,556.2	1,732.8

COST OF REVENUES
Direct operating costs	663.3	546.1	430.9
OWN Program payouts ($73.5, $56.1 and $42.5, respectively, to related parties)	420.1	209.2	95.8
Equipment sales	1,399.9	727.7	443.4
Platform expense	29.6	29.1	12.3
Depreciation and amortization	304.8	285.7	207.5
Total cost of revenues	2,817.7	1,797.8	1,189.9
Gross profit	945.6	758.4	542.9

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	727.8	508.3	372.8
Operating income	217.8	250.1	170.1

OTHER INCOME (EXPENSE)
Gain on sale of properties and other assets	19.7	10.4	16.5
Loss on debt extinguishment	–	(30.0)	–
Interest expense	(261.4)	(213.3)	(119.9)
Other income, net ($6.0 from related parties in 2024)	29.1	4.6	1.6
Total other expense, net	(212.6)	(228.3)	(101.8)
INCOME BEFORE INCOME TAXES	5.2	21.8	68.3

Provision for income taxes	2.8	4.4	18.7

NET INCOME	$2.4	$17.4	$49.6
Loss (income) attributable to noncontrolling interests	0.2	(0.1)	(0.1)
Deemed dividends on perpetual preferred stock	(40.5)	(31.8)	(14.4)
Net (loss) income attributable to common shareholders	$(37.9)	$(14.5)	$35.1

Weighted average common shares outstanding:
Basic	77.3	74.7	71.3
Diluted	77.3	74.7	218.1
(Loss) earnings per common share:
Basic	$(0.49)	$(0.19)	$0.17
Diluted	$(0.49)	$(0.19)	$0.16
The accompanying notes are an integral part of these consolidated financial statements.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In millions)

	Years Ended December 31,
	2024	2023	2022
Net income	$2.4	$17.4	$49.6
Other comprehensive income (loss), net of tax:
Change in fair value of derivative instruments	0.2	(2.5)	6.6
Unrealized (loss) gain on available-for-sale debt securities	(0.1)	0.2	–
Foreign currency translation adjustment	(0.2)	(0.1)	–
Comprehensive income	2.3	15.0	56.2
Comprehensive loss (income) attributable to noncontrolling interests	0.2	(0.1)	(0.1)
Comprehensive income attributable to shareholders	$2.5	$14.9	$56.1
The accompanying notes are an integral part of these consolidated financial statements.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF PERPETUAL PREFERRED STOCK AND EQUITY
(In millions)

										Accumulated
	Perpetual				Convertible			Additional		Other	Total	Noncontrolling
	Preferred Stock, net		Common Stock		Preferred Stock, net		Treasury	Paid-In	Retained	Comprehensive	Shareholders'	Interests in	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Stock	Capital	Earnings	Income	Equity	Subsidiary	Equity
Balance at January 1, 2022	–	$–	68.4	$—	136.5	$345.7	$(6.5)	$22.9	$6.4	$—	$368.5	$—	$368.5
Net income	–	–	–	–	–	–	–	–	49.5	–	49.5	0.1	49.6
Change in fair value of derivative instruments, net of tax	–	–	–	–	–	–	–	–	–	6.6	6.6	–	6.6
Issuance of perpetual preferred stock, net	7.8	138.0	–	–	–	–	–	–	–	–	–	–	–
Accretion of perpetual preferred stock to redemption value	–	12.7	–	–	–	–	–	–	(12.7)	–	(12.7)	–	(12.7)
Issuance of convertible preferred stock, net	–	–	–	–	5.4	80.2	–	–	–	–	80.2	–	80.2
Issuance of common stock	–	–	4.0	–	–	–	–	62.3	–	–	62.3	–	62.3
Exercises of stock options	–	–	0.4	–	–	–	–	0.3	–	–	0.3	–	0.3
Stock based compensation expense	–	–	–	–	–	–	–	2.9	–	–	2.9	–	2.9
Balance at December 31, 2022	7.8	150.7	72.8	–	141.9	425.9	(6.5)	88.4	43.2	6.6	557.6	0.1	557.7
Net income	–	–	–	–	–	–	–	–	17.3	–	17.3	0.1	17.4
Change in fair value of derivative instruments, net of tax	–	–	–	–	–	–	–	–	–	(2.5)	(2.5)	–	(2.5)
Foreign currency translation adjustments	–	–	–	–	–	–	–	–	–	(0.1)	(0.1)	–	(0.1)
Unrealized gain on available-for-sale debt securities	–	–	–	–	–	–	–	–	–	0.2	0.2	–	0.2
Issuance of perpetual preferred stock, net	6.0	103.2	–	–	–	–	–	–	–	–	–	–	–
Accretion of perpetual preferred stock to redemption value	–	30.1	–	–	–	–	–	–	(30.1)	–	(30.1)	–	(30.1)
Issuance of convertible preferred stock, net	–	–	–	–	0.1	1.8	–	–	–	–	1.8	–	1.8
Dividends on perpetual preferred stock	–	–	–	–	–	–	–	–	(5.0)	–	(5.0)	–	(5.0)
Issuance of common stock	–	–	3.0	–	–	–	–	44.4	–	–	44.4	–	44.4
Exercises of stock options	–	–	1.1	–	–	–	–	1.7	–	–	1.7	–	1.7
Stock based compensation expense	–	–	–	–	–	–	–	3.4	–	–	3.4	–	3.4
Balance at December 31, 2023	13.8	284.0	76.9	–	142.0	427.7	(6.5)	137.9	25.4	4.2	588.7	0.2	588.9
Impact of adoption of ASU 2020-06	–	–	–	–	–	2.3	–	(2.3)	–	–	–	–	–
Net income (loss)	–	–	–	–	–	–	–	–	2.6	–	2.6	(0.2)	2.4
Change in fair value of derivative instruments, net of tax	–	–	–	–	–	–	–	–	–	0.3	0.3	–	0.3
Foreign currency translation adjustments	–	–	–	–	–	–	–	–	–	(0.2)	(0.2)	–	(0.2)
Unrealized loss on available-for-sale debt securities	–	–	–	–	–	–	–	–	–	(0.1)	(0.1)	–	(0.1)
Accretion of perpetual preferred stock to redemption value	–	39.9	–	–	–	–	–	(29.2)	(10.7)	–	(39.9)	–	(39.9)
Repurchases of common stock	–	–	–	–	–	–	(0.3)	–	–	–	(0.3)	–	(0.3)
Dividends on perpetual preferred stock	–	–	–	–	–	–	–	–	(9.0)	–	(9.0)	–	(9.0)
Exercises of stock options	–	–	0.8	–	–	–	–	2.8	–	–	2.8	–	2.8
Stock based compensation expense	–	–	–	–	–	–	–	4.2	–	–	4.2	–	4.2
Balance at December 31, 2024	13.8	$323.9	77.7	$–	142.0	$430.0	$(6.8)	$113.4	$8.3	$4.2	$549.1	$–	$549.1
The accompanying notes are an integral part of these consolidated financial statements.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Years Ended December 31,
	2024	2023	2022
OPERATING ACTIVITIES
Net income	$2.4	$17.4	$49.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	332.2	295.0	211.7
Gain on sale of properties and other assets	(19.7)	(10.4)	(16.5)
Loss on debt extinguishment	–	30.0	–
Amortization of debt issuance costs / original issue discounts	20.1	13.9	6.5
Allowance for credit losses and doubtful accounts	23.9	10.4	9.2
Change in operating lease cost	153.2	150.7	120.6
Stock-based compensation expense	4.2	3.4	2.9
Deferred taxes	(0.2)	3.9	18.1
Other	(0.6)	1.2	–
Change in operating assets and liabilities:
Accounts receivable	(134.9)	(84.6)	(105.5)
Inventories	(92.4)	(113.6)	(4.4)
Prepaid costs and other assets	(37.4)	(2.2)	(23.7)
Accounts payable and manufacturer flooring plans payable	36.8	69.5	1.6
Accrued liabilities	125.1	37.9	71.6
Operating lease liabilities	(131.0)	(142.6)	(120.1)
Other liabilities	(0.4)	(1.1)	6.9
Net cash provided by operating activities	281.3	278.8	228.5
INVESTING ACTIVITIES
Purchases of rental equipment ($133.1 from related parties in 2024)	(1,585.5)	(1,097.8)	(1,248.0)
Proceeds from sale of rental equipment ($201.5, $62.3 and $49.2, respectively, from related parties)	1,322.6	646.6	491.2
Purchases of and deposits on property and other fixed assets	(194.5)	(185.4)	(155.9)
Proceeds from sale of property and other fixed assets	101.6	57.6	148.9
Investments in internally developed software	(38.4)	(24.7)	(20.2)
Purchases of investments in equity and debt securities	(26.2)	(37.1)	(15.8)
Proceeds from sale of investments in equity and debt securities	10.3	26.9	–
Acquisition of businesses	(6.3)	–	(39.5)
Net cash outflow from deconsolidation of subsidiary	(2.5)	–	–
Net cash used in investing activities	(418.9)	(613.9)	(839.3)
FINANCING ACTIVITIES
Payments on long-term debt and finance leases	(2,194.5)	(1,338.6)	(367.9)
Proceeds from long-term debt, net	2,435.5	1,595.1	765.0
Payments on deferred financing costs	(5.9)	(5.6)	–
Payments on financing obligations	(67.3)	(24.2)	(59.6)
Proceeds on financing obligations	68.1	54.9	39.6
Proceeds from issuance of perpetual preferred stock, net	–	103.2	138.0
Proceeds from issuance of convertible preferred stock, net	–	1.8	80.2
Proceeds from issuance of common stock	–	44.4	62.3
Dividends paid on perpetual preferred stock	(9.0)	(5.0)	–
Repurchases of common stock	(0.3)	–	–
Exercise of stock options	2.8	1.7	0.3
Lease termination and debt redemption prepayment fees	(1.6)	(19.7)	–
Net cash provided by financing activities	227.8	408.0	657.9
Net increase in cash and cash equivalents	90.2	72.9	47.1
Cash and cash equivalents, beginning of period	316.3	243.4	196.3
Cash and cash equivalents, end of period	$406.5	$316.3	$243.4
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for interest	$230.3	$199.9	$112.1
Cash paid for income taxes	2.1	0.9	0.6
NON-CASH ACTIVITIES:
Purchase of rental equipment with long-term debt	$6.4	$17.0	$82.4
Purchase of rental equipment remaining in accounts payable	12.4	29.4	12.3
Accretion of perpetual preferred stock to redemption value	39.9	30.1	12.7
The accompanying notes are an integral part of these consolidated financial statements.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.BUSINESS
EquipmentShare.com Inc and subsidiaries (“EquipmentShare” or the “Company”) was organized in 2014 and commenced operations on January 1, 2015. Effective June 30, 2025, EquipmentShare.com Inc changed its jurisdiction of incorporation from the state of Delaware to the state of Texas.
The Company is a vertically integrated platform that combines proprietary technology, a connected equipment fleet, and a nationwide operational footprint to serve the construction industry. More than a rental company, EquipmentShare delivers jobsite visibility and control through its cloud-based platform (“T3”), which integrates embedded telematics hardware, software applications, and real-time data to support both customers and internal operations. The T3 platform is original equipment manufacturer (“OEM”)-agnostic and gives the Company and its rental customers the ability to track mixed fleets, maximize utilization, reduce unplanned downtime, streamline maintenance, and improve jobsite security and operator accountability.
The Company utilizes its proprietary T3 platform in its equipment rental and service operations to manage construction equipment that is owned by the Company, as well as construction equipment that is leased from third party participants in the Company’s “OWN Program.” Under the OWN Program, participants may purchase from the Company new or used (typically less than four years old) equipment which is fully enabled with T3. Concurrently, the participant and the Company enter into a lease agreement whereby this qualified equipment is placed on the Company’s T3 platform, to be rented to third party users. Rental revenue generated from equipment enrolled under the OWN Program is divided and shared between the Company and the owner of the equipment, and for the duration of the arrangement the Company manages the owner’s equipment utilizing the T3 platform. At the end of the sharing period under the OWN Program, the Company may assist the owner with remarketing services if the equipment is to be sold in the market as used construction equipment. The Company also offers several add-on services to the owner of the equipment.
In addition to equipment rentals, the Company also offers complementary products and services, such as equipment parts, supplies, services, and select jobsite support offerings. These products and services are integrated with the T3 platform to support broader jobsite needs as part of the Company’s equipment rental and services operations. The Company offers new and used equipment for sale to customers. Separately, the Company offers telematics subscriptions (software-as-a-service), supported by embedded telematics hardware to customers who use the digital tools to monitor fleet performance, manage maintenance, and oversee jobsite activity through a single platform. The Company develops and enhances these tools and services with input from customers. The Company also retails building materials and hardware supplies to customers.
As of December 31, 2024, the Company had 267 full-service branches, 8 dealership sites, and 15 building materials and hardware retail stores located across 43 states in the U.S. The Company’s full-service, technology-enabled model supports multiple customer touchpoints and allows it to operate a high-quality, diversified rental fleet. The Company’s branch network also serves as an effective distribution channel for fleet disposition and supports related activities including new and used equipment sales, parts, supplies and services. The Company is an authorized dealer for JLG, Takeuchi, Skyjack, Genie, and other major brands of construction and aerial equipment, and offers equipment rentals, parts, and services.
2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of consolidation: The accompanying consolidated financial statements reflect the Company’s accounts and subsidiaries in which the Company has a controlling financial interest. In the event that the Company is a primary beneficiary of a variable interest entity, the assets, liabilities and results of operations of the variable interest entity are included in the Company’s consolidated financial statements. Assets and liabilities of the Company’s foreign subsidiary are translated from its functional currency into U.S. dollars using exchange rates at the balance sheet date. Revenues and expenses are translated at the exchange rate effective at the time of the transaction. Foreign currency translation gains and losses are included as a component of accumulated other comprehensive income (“AOCI”). All intercompany transactions have been eliminated upon consolidation.
Use of estimates: Management used estimates and assumptions in preparing these financial statements in accordance with U.S. generally accepted accounting principles. Those estimates and assumptions affect the reported

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
amounts of assets and liabilities, the disclosures of contingent assets and liabilities, and the reported revenues and expenses. As future events and their effects cannot be determined with precision, actual results could differ from the estimates that were used.
Cash and cash equivalents: Cash and cash equivalents consist of interest bearing and non-interest bearing demand deposit accounts and instruments with an original maturity of less than ninety days that are held with financial institutions which are carried at cost. There was no restricted cash at December 31, 2024 and 2023.
Concentrations: Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash deposits. The Company maintains cash on deposit at financial institutions in excess of federally insured limits. The Company seeks to mitigate such risks by using multiple counterparties and monitoring the risk profiles of these counterparties. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk.
The Company has borrowings under an asset-based lending facility and derivative financial instruments used as interest rate cash flow hedges held with one financial institution. Management does not believe this concentration presents significant counterparty risk because the Company would be able to obtain similar credit facilities and derivative financial instruments with other financial institutions.
Sales of equipment, parts, supplies and services to one third-party OWN Program participant comprised 21% of the Company’s total revenue for the year ended December 31, 2024. Sales of equipment, parts, supplies and services to a separate third-party OWN Program participant comprised 16% of the Company’s total revenue in each of the years ended December 31, 2023 and 2022. These revenues were reported in the Company’s equipment rental operations and equipment sales segments (see Note 23).
Accounts receivable: Pursuant to the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 842, Leases, (“Topic 842”) and Accounting Standards Update (“ASU”) 2016-03, Financial Instruments—Credit Losses (“Topic 326”) for rental and non-rental receivables, respectively, the Company maintains an allowance for doubtful accounts that reflects the management’s estimate of expected credit losses, in accordance with Topic 326 with respect to non-lease receivables, and an allowance for doubtful accounts as a general loss reserve, pursuant to ASC Topic 450, Contingencies ("Topic 450") with respect to lease receivables, which are not subject to the collectibility constraint. Management considers historical losses adjusted to take into account current market conditions and its customers’ financial condition, the receivables in dispute, the current receivables aging and current payment patterns, and existing industry and national economic trends when establishing and adjusting its allowance for doubtful accounts. Topic 326 does not apply to receivables arising from operating leases and, as disclosed in Note 17, the majority of the Company’s equipment rental revenue is accounted for as lease revenue under Topic 842. The Company reviews its allowance for doubtful accounts on a monthly basis. If it is determined that all efforts to collect on a balance have been exhausted and it is concluded that the potential for recovering the account balance is remote, then the Company will write-off the account balance.
Inventories: Inventories consist of equipment spare parts, equipment assets that have been financed or paid for in cash that are held solely with the intent to be sold, equipment attachments, building materials, supplies, tools and telematics devices and related components. Title to new equipment held for sale at dealership locations transfers to the Company at shipping point from the manufacturer. Cost is determined, depending on the type of inventory, using either a specific identification or average cost method. At December 31, 2024 and 2023, approximately 45% and 63%, respectively, of inventory cost was determined by a specific identification method, and 55% and 37%, respectively, of inventory cost was determined by average cost.
Rental equipment, net: Rental equipment is comprised of various classes of construction equipment, delivery vehicles, trailers, and installed telematics tracker devices, all of which are stated at cost, net of related discounts. The Company takes title and ownership of equipment for its rental fleet upon financing or remitting payment for the equipment. Equipment under manufacturer purchase agreements that have not been paid for in cash or financed are not the Company’s assets and, therefore, are not included in rental equipment on the accompanying consolidated balance sheets because the OEM can retrieve those assets at any time. Rental equipment must go through an extensive delivered, received, and accepted process upon receipt at the Company location. Costs incurred to prepare

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
equipment for its intended use and costs incurred to transport the asset from one location to another prior to its first rental are added to the cost of the equipment. Rental equipment is purchased with the intention to rent the equipment as a long-term productive asset. Upon the equipment’s first rental, the equipment is considered to be placed in service and the Company begins to depreciate the asset over its estimated useful life to its estimated residual value.
Generally, when rental equipment is placed into service, the Company estimates the period that it may hold the asset in its rental fleet for the purpose of generating rental revenues, ranging from 5 to 10 years until its sale or disposal to another party. The Company also estimates the residual value of the applicable rental equipment at the expected time of sale or disposal, ranging from zero to 35 percent of the asset’s original equipment cost. The residual value for rental equipment is affected by factors which include equipment age and amount of usage. Depreciation expense is calculated using the straight-line method and is recorded over the estimated holding period. Depreciation rates are reviewed at least annually based on management’s ongoing assessment of present and estimated future market conditions, their effect on residual values at the time of disposal and the estimated holding periods. Market conditions for used equipment sales can also be affected by external factors such as the economy, natural disasters, fuel prices, supply of similar used equipment, the market price for similar new equipment and incentives offered by manufacturers of new equipment. These key factors are considered when estimating future residual value and assessing depreciation rates. As a result of this ongoing assessment, the Company makes periodic adjustments to depreciation rates of rental equipment in response to changed market conditions and other factors.
Property and other fixed assets, net: Property includes land, buildings and improvements, and leasehold improvements which are stated at cost. Buildings and improvements begin to be depreciated when placed in service over their estimated useful lives. Leasehold improvements are depreciated over the useful life of the improvement or the lease term, whichever is shorter. Land and construction in progress assets are not being depreciated. When construction in progress is completed, these assets are placed into service and begin to be depreciated. Other capitalized assets include furniture, fixtures, office equipment, and electronics. These assets are stated at cost and begin to be depreciated when placed in service over their estimated useful lives.
Depreciation expense is calculated using the straight-line method over the assets’ estimated useful lives, ranging from three to forty years.
Capitalized software: The Company is developing internal use telematics software and related products that it utilizes in the management of the rental fleet. Software development costs related to preliminary project activities and post-implementation and maintenance activities are expensed as incurred. Direct costs related to application development activities that are probable to result in additional functionality are capitalized. Upon completion of enhancements and updates, the total capitalized cost which includes payroll and related costs for employees directly associated with the project will begin to be amortized over an estimated useful life of five years.
Finite-lived intangible and long-lived assets: Intangible assets include acquired dealership rights, tradenames, and other intangibles. Intangible assets with finite lives are amortized over the estimated economic lives of the assets, which range from three to twenty-two years. These assets are primarily amortized using the straight-line method. As of December 31, 2024 and 2023, the Company had $2.6 million and $2.9 million of intangibles, net, respectively, included in other assets on the consolidated balance sheets.
Long-lived assets, including intangible assets with finite lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such asset group may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the estimated fair value of the asset.
Investments: In accordance with FASB ASC Topic 321, Investments – Equity Securities (“Topic 321”), investments in equity securities in which the Company does not have significant influence nor control of an investee are accounted for as financial assets and carried at fair value, except for equity securities that do not have readily determinable fair values which are carried at cost under the measurement alternative discussed below. Topic 321 also states that if an entity identifies observable price changes in orderly transactions for the identical or a similar investment of the same issuer, it should measure the equity security at fair value as of the date that the observable

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transaction occurred (hereinafter referred to as the measurement alternative). In addition, Topic 321 provides that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting for the purposes of applying the measurement alternative in accordance with Topic 321 immediately before applying or upon discontinuing the equity method.
Equity securities carried at fair value are included in other current assets on the consolidated balance sheets. Equity securities carried at cost under the measurement alternative are included in investments on the consolidated balance sheets. Unrealized gains and losses from equity securities are included in other income, net in the consolidated statements of net income.
In accordance with FASB ASC Topic 323, Investments – Equity Method and Joint Ventures (“Topic 323”) the Company uses the equity method of accounting for investments in equity securities in which it obtains significant influence, but not control, of an investee. Equity method investments are recorded initially at cost, and subsequently adjusted to recognize the Company’s share of the earnings, losses and/or changes of the investee value after the date of acquisition.
The Company performs a qualitative impairment assessment of its investments if the investee has recognized a series of operating losses or has recognized an impairment loss in its financial statements to determine whether there is an other-than-temporary impairment. No impairment was identified in any of the three years in the period ended December 31, 2024.
The Company has investments in debt securities, which are classified as available-for-sale. These investments are recorded at fair value and included in other current assets on the consolidated balance sheets. Unrealized gains and losses of available-for-sale debt securities are included in AOCI in the consolidated statements of net income.
Derivative instruments: During the normal course of operations, the Company is exposed to market risks including the effects of changes in interest rates. From time to time, the Company manages this risk through the use of derivative instruments which it designates as cash flow hedges. The Company does not use derivative instruments for trading or other speculative purposes. The Company accounts for all derivatives in accordance with U.S. generally accepted accounting principles, which requires that such instruments be measured at fair value and recorded on the consolidated balance sheet as either an asset or a liability. Changes in the fair value of derivative instruments designated as cash flow hedges are recorded in AOCI and reclassified into earnings when the hedged transaction affects earnings.
For purposes of balance sheet presentation, the Company has elected to net the fair value of derivative instrument assets and liabilities entered into with the same counterparty and for whom it has the right of offset in the event of default.
Advertising expense: The Company expenses advertising costs during the period in which they are incurred. Advertising expenses are included in selling, general and administrative expenses in the accompanying consolidated statements of net income and totaled $6.5 million, $7.3 million, and $6.6 million for the years ended December 31, 2024, 2023 and 2022, respectively.
Employee savings plan: The Company offers eligible employees participation in a 401(k) plan in which the Company matches employee contributions up to a specified amount. For the years ended December 31, 2024, 2023 and 2022, the Company contributed $5.5 million, $3.9 million and $2.8 million, respectively, to the 401(k) plan.
Lease arrangements with OWN Program participants: The Company leases equipment owned by participants in the OWN Program. The Company accounts for these arrangements as a lease under Topic 842 whereby the Company is the lessee.
Utilizing the T3 platform, the Company offers the equipment to its customers for rent and a portion of the rental revenue generated for each individual piece of equipment is shared with the participant in the OWN Program as a variable lease payment. Such variable lease payments are not included in the classification or measurement of these lease arrangements. The portion of the rental revenues that are paid or payable to participants in the OWN Program as lease payments are based on separately negotiated terms that are commensurate and customary for the right to use

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
the equipment, subject to a maximum lease payment in certain OWN Program agreements. The variable lease expense incurred is recognized and presented as OWN Program payouts within the cost of revenues in the consolidated statements of net income. There are no fixed lease payments paid or payable related to these lease agreements.
Equipment leased from participants in the OWN Program generally have terms ranging from five to seven years, and certain arrangements provide, upon mutual agreement of the participant and the Company, the ability to renew or extend the lease term. At the lease commencement date, the Company does not consider the renewals to be reasonably certain of being exercised.
Lease arrangements with other parties: The Company leases properties, vehicles, certain equipment used in its operations from parties not participating in the OWN Program, and aircraft under various operating and finance leases. The Company accounts for leases under Topic 842, which applies to an arrangement that conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company determines if an arrangement is, or contains, a lease at the lease inception date by evaluating whether the arrangement conveys the right to control the use of an identified asset and whether the Company obtains substantially all of the economic benefits from and has the ability to direct the use of the identified asset. Leases with an initial term of twelve months or less are not recorded on the consolidated balance sheets.
In lease arrangements whereby the Company is a lessee, the Company recognizes a lease liability and a right of use (“ROU”) asset representing its right to use the underlying asset over the lease term. The initial measurement of the lease liability is calculated on the basis of the present value of the remaining minimum lease payments and the ROU asset is measured on the basis of this liability, adjusted by prepaid and accrued rent, tenant improvement allowances, lease incentives, and initial direct costs. The subsequent measurement of a lease is dependent on whether the lease is classified as an operating lease or a finance lease.
When the Company is the lessee, the operating lease cost is recognized on a straight-line basis over the lease term, with the cost presented as a component of cost of revenues or selling, general and administrative expenses in the consolidated statements of net income. Finance lease cost is comprised of a separate interest component and amortization component and is presented as a component of depreciation and amortization and interest expense, net, in the consolidated statements of net income.
When the Company is the lessee, certain lease arrangements may require other payments such as costs related to service components, real estate and property taxes, common area maintenance, aircraft operating costs and insurance. These costs are generally variable in nature and are based on the actual costs incurred and required by the lease. All variable costs associated with the lease are expensed in the period incurred and presented and disclosed as variable lease costs included in selling, general and administrative expenses in the consolidated statements of net income.
The Company has certain equipment lease agreements that contain residual value guarantees. For equipment used under arrangements classified as operating leases, it is assumed at the lease commencement date that the equipment will be returned to the lessor at the end of the lease term in the condition required and, therefore, any residual value guarantees are excluded from the lease liability recorded. For equipment obtained under arrangements classified as financing leases, the Company assumes it will exercise end of lease term purchase options and, therefore, the cost of any residual value guarantees or purchase options are included as minimum lease payments for purposes of determining the lease liability at the commencement date. The Company’s finance and operating lease agreements do not contain any material restrictive financial covenants.
Topic 842 requires that a lessee use the rate implicit in the lease when measuring the lease liability and ROU asset, unless that rate is not readily determinable. In that case, the Company is permitted to use its incremental borrowing rate (“IBR”), which is defined as the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. The IBR is calculated by utilizing the daily treasury yield curve rates, as published by the U.S. Department of the Treasury, adjusted by a risk-based spread. The Company updates the rate quarterly and utilizes the treasury rate yields as of the first business day of each quarter for all new leases entered into during that quarter.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As the lessee, the Company’s finance and operating leases have remaining terms ranging from one to fifteen years, with some of those leases including options that grant the Company the ability to renew or extend the lease term. When determining the operating lease term, the Company does not include renewal options unless the renewals are deemed to be reasonably certain of being exercised at the operating lease commencement date.
Sale leaseback arrangements: The Company assesses sale leaseback arrangements to determine whether a sale has occurred under ASU 2014-09: Revenue from Contracts with Customers (“Topic 606”) and whether the classification of the lease precludes sale accounting under Topic 842. These assessments involve a determination of whether control of the underlying asset has been transferred to the buyer. If control of the underlying asset has been transferred to the buyer, the arrangements are accounted for as a sale and leaseback transaction. If control of the underlying asset has not been transferred to the buyer, the arrangements are accounted for as a financing obligation.
For each sale leaseback arrangement entered into with a third party, the measurements associated with the gain or loss recognized on the sale and the lease-related right-of-use assets and liabilities have been adjusted for any off-market terms. These off-market adjustments are based on the difference between the sales price of the property or rental equipment and its fair value. When the sales price is greater than the underlying property or rental equipment's fair value, the Company recognizes the difference as a reduction to the sales price and as a financing obligation that is separate from the operating lease liability. The determination of the fair value of the assets related to sale leaseback arrangements is subjective and requires estimates, including the use of multiple valuation techniques. The Company measures the fair value of the assets on the basis of one or more of (1) the market approach, (2) the income approach, or (3) the cost approach.
Build-to-suit lease arrangements: The Company evaluates build-to-suit lease arrangements, where the Company is engaged by the owner to perform construction and development services prior to lease commencement, to determine whether or not the Company controls the underlying asset during the construction period. If the Company controls the underlying asset during the construction period, the transaction is assessed as a sale leaseback arrangement.
At December 31, 2024, the Company was a party to certain property lease agreements under which lease commencement had not yet occurred. The lease commencement date will be determined, and the lease obligation recognized, once the underlying property and construction is completed and available for its intended use as a full-service branch location, which is expected to occur in the next twenty-four months. For each build-to-suit arrangement, it was determined that the Company did not control the underlying constructed asset prior to the commencement date of the lease.
Acquisition accounting: The Company has completed acquisitions in the past and may continue to make acquisitions in the future. The assets acquired and liabilities assumed are recorded based on their respective fair values at the date of acquisition. Long-lived assets (principally new and used equipment, and property and buildings), working capital (such as parts inventories and accounts receivable) and goodwill and other intangible assets generally represent the largest components of such acquisitions. Equipment, property, and buildings are valued utilizing either a replacement cost, market or income approach, or a combination of certain of these methods, depending on the asset being valued and the availability of market or income data. Parts inventories and accounts receivable are recorded at their fair values, which generally approximate the book values of the acquiree based on the short-term nature of these assets. The intangible assets acquired include dealership rights, tradenames, and other intangibles. The estimated fair values of the intangible assets reflect various assumptions about discount rates, revenue growth rates, operating margins, terminal values, useful lives, and other prospective financial information. Dealership rights, trade names and other intangibles are valued based on an excess earnings or income approach based on projected cash flows. Goodwill is calculated as the excess of the cost of the acquired business over the net of the fair value of the assets acquired and the liabilities assumed. Determining the fair value of the assets and liabilities acquired can be judgmental in nature and can involve the use of significant estimates and assumptions. The judgments made in determining the estimated fair value assigned to the assets acquired, as well as the estimated life of the assets, can materially impact net income in periods subsequent to the acquisition through depreciation and amortization, and in certain instances through impairment charges, if the asset becomes impaired in the future.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Revenue recognition: The Company is in the business of renting equipment that is owned by the Company or rented from vendors, contractors, and other third parties and then re-rented to third party customers as part of their normal business activities. Such arrangements are accounted for as operating leases with the Company as a lessor and governed by the standard rental contract.
As a lessor of rental equipment to customers, the Company recognizes revenue from equipment rentals in the period earned on a straight-line basis over the expected contract term, regardless of timing of billing to customers. A rental contract term can be daily, weekly, or monthly (28 days), and is billed when the maximum monthly rental charge is achieved, or at the completion of the rental contract, whichever is sooner. Because the term of the contract can extend across financial reporting periods, unbilled rental revenue of $28.3 million, $32.2 million and $19.8 million was included in equipment rental and related services in the accompanying consolidated statements of net income for the years ended December 31, 2024, 2023 and 2022, respectively. As a lessor of rental equipment, the Company recognizes as incremental revenue the excess, if any, between the amount the customer is contractually required to pay which is based on the rental contract period and the cumulative amount of revenue recognized to date under that contract.
For leasing revenue associated with its lease of construction equipment to its customers, the Company, as a lessor, accounts for the lease component separately from the non-lease components using an allocation of the rental transaction consideration between the lease component and the non-lease components based on relative stand-alone selling prices. In developing relative stand-alone selling prices, the Company considers observable stand-alone selling prices associated with leasing activities and all of the performance obligations relating to non-lease sales and services associated with a lease of construction equipment to its customers.
The Company evaluates its rights to control of the rental equipment in determining whether the Company acts as the principal or agent in a rental arrangement whereby the Company is the lessor of the rental equipment to its customers. When the Company owns the equipment, the Company will act as the principal resulting in the rental revenue generated being recognized on a gross basis in equipment rental and related services revenue. When the Company accepts another owner’s equipment into the OWN Program (see Note 17), the Company will evaluate whether it has control of the equipment that it re-rents to third party customers. When the Company has control of the equipment, the participant in the OWN Program does not have the ability to redeploy or retrieve the equipment while under rent. In this instance, the Company will act as the principal resulting in the rental revenue generated from the customer being presented on a gross basis in equipment rental and related services revenue and the rental payments owed to the equipment owner being presented as OWN Program payouts in cost of revenues. When the Company does not have control of the equipment, the equipment owner, at their discretion, has the ability to redeploy, replace, or retrieve, the equipment under rent, and can arrange for substitute equipment to be delivered and rented to the Company's customer. In this instance, the Company will act as the agent resulting in the rental revenue generated from the customer and the rental payments owed to the equipment owner being presented on a net basis in equipment rental and related services revenue. The Company no longer enters into new lease arrangements with terms that provide the owner of the equipment with rights to control the equipment during the lease term.
The Company is in the business of selling new and used equipment, parts and supplies, building materials and hardware supplies, and offers a full suite of services and proprietary digital tools that customers use to manage their equipment and jobsites more efficiently. Under Topic 606, the Company recognizes revenue when it satisfies a performance obligation by transferring control over a product or service to a customer. The amount of revenue recognized reflects the consideration the Company expects to be entitled to in exchange for such products or services. The contracts generally do not include variable consideration or multiple performance obligations. Customers are billed after delivery has occurred, and payment terms vary depending on customer profile and location, type of service and product line. Given the Company’s contracts are typically less than a year in duration, there are no significant financing components. The profit on new and used equipment sales is included within operating activities on the consolidated statements of cash flows because this portion of the sales proceeds represent the retail process associated with such sales to customers and OWN Program participants.
See Note 17 for additional details relating to the Company’s recognition of revenue.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Insurance: The Company is self-insured through a wholly owned Missouri captive insurance subsidiary for workers’ compensation, automobile, property, and general liability claims below certain deductibles and stop loss limits. The Company estimates the required liability utilizing actuarial methods based upon various assumptions, which include, but are not limited to, the Company’s historical loss experience, projected loss development factors, actual payroll, and other data. The required liability is also subject to adjustment in the future based upon the changes in claims experience, including changes in the number of incidents (frequency) and changes in the ultimate cost per incident. The Company had an accrued liability of $25.7 million and $16.3 million for outstanding claims as of December 31, 2024 and 2023, respectively, included in accrued liabilities on the accompanying consolidated balance sheets.
The Company is also self-insured for employee medical benefits below certain deductibles and certain stop-loss limits. The Company expensed $32.2 million, $25.4 million and $16.0 million during the years ended December 31, 2024, 2023 and 2022 respectively, for costs relating to the employee medical benefit plan. The Company had $3.1 million and $2.4 million in accrued liabilities on the consolidated balance sheets for employee medical claims incurred but not reported as of December 31, 2024 and 2023, respectively.
Sales Tax: The Company collects significant amounts of sales taxes concurrent with its revenue-producing transactions with customers and remits those taxes to the various governmental agencies as prescribed by the taxing jurisdictions in which it operates. Such taxes are presented on a net basis in the consolidated statements of net income.
Manufacturer reimbursements: The Company receives reimbursements from equipment manufacturers for certain costs incurred to sell, or rent, the OEMs equipment to a customer. When there is an arrangement in place with the manufacturer that specifies and identifies costs incurred to sell or market the OEM equipment, the reimbursement is recorded as a contra expense within cost of revenues or selling, general and administrative expenses in the consolidated statements of net income. Consideration received from a manufacturer in excess of the specific, identifiable costs to sell or lease the OEM equipment, as well as reimbursements received where there is no arrangement in place with the manufacturer, are recorded as a reduction to the cost of the equipment asset or ROU lease asset. Reimbursements due are included in accounts receivable and reimbursements received in advance of the marketing effort are included in accrued liabilities on the consolidated balance sheets.
For the years ended December 31, 2024, 2023 and 2022, the Company recognized $79.0 million, $59.9 million and $57.5 million, respectively, as a contra expense for reimbursements from equipment manufacturers for specific, identifiable costs incurred to sell or market OEM equipment and $0.5 million was recognized as a reduction to the cost of the equipment asset or ROU lease asset for the year ended December 31, 2023.
Income taxes: The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determined deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income or expense in the period that includes the enactment date. The Company recognizes deferred tax assets to the extent that these assets are more-likely-than-not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it will not be able to realize the deferred tax assets in the future, an adjustment to the deferred tax asset valuation allowance will be recorded. The Company records uncertain tax positions in accordance with FASB ASC Topic 740, Income Taxes (“Topic 740”) on the basis of a two-step process in which (1) the Company determines whether it is more-likely-than-not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. Any interest or penalties incurred related to income tax filings are reported within interest expense, net, in the consolidated statements of net income.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Fair Value Measurements: Fair value measurements are categorized in one of the following three levels based on the lowest level input that is significant to the fair value measurement in its entirety:
•Level 1 – Inputs to the valuation methodology are unadjusted quoted prices in active markets for identical assets or liabilities.
•Level 2 – Observable inputs, other than quoted market prices, in active markets for identical assets or liabilities.
(a)Quoted prices for similar assets or liabilities in inactive markets;
(b)Quoted prices for identical or similar assets or liabilities in inactive markets;
(c)Inputs other than quoted prices that are observable for the asset or liability;
(d)Inputs that are derived principally from, or corroborated by, observable market data by correlation or other means.
If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.
•Level 3 – Inputs to the valuation methodology are unobservable (i.e., supported by little or no market activity) and significant to the fair value measure.
Additional disclosures about fair value measurements are presented in Note 20.
Recently Adopted Accounting Pronouncements
Accounting for Convertible Instruments: In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This guidance simplifies the accounting for convertible instruments primarily by eliminating the existing cash conversion and beneficial conversion models within Subtopic 470-20. The Company adopted this guidance on January 1, 2024, using the modified retrospective approach. The adoption of ASU 2020-06 resulted in the elimination of the beneficial conversion feature of $2.3 million related to the Company’s Series A-2 convertible preferred stock, increasing convertible preferred stock by $2.3 million with a corresponding decrease to additional paid-in capital.
Measurement of Credit Losses on Financial Instruments: Under Topic 326, companies are required to present assets held at amortized cost and available for sale debt securities, net of the amount expected to be collected. The guidance requires the measurement of expected credit losses to be based on relevant information from past events, including historical experiences, current conditions, and reasonable and supportable forecasts that affect collectability. On January 1, 2023, the Company implemented this guidance and the adoption of the measurement of expected credit losses did not have a material impact on the Company’s financial position, results of operations, or cash flows.
Simplifying the Test for Goodwill Impairment: The FASB issued ASU 2017-04, Intangibles – Goodwill and Other – Simplifying the Test for Goodwill Impairment. ASU 2017-04 simplifies the accounting for goodwill impairments by eliminating the requirement to compare the implied fair value of goodwill with the carrying amount as part of step two of the goodwill impairment test referenced in Accounting Standards Codification (“ASC”) 350, Intangibles – Goodwill and Other. As a result, the Company should perform its annual, or interim, goodwill impairment by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. On January 1, 2023, the Company implemented this guidance and, given the Company has an immaterial amount of goodwill recorded on its consolidated balance sheet, the adoption had no material impact on the Company’s consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
3.ACCOUNTS RECEIVABLE, NET
Accounts receivable, net, consists of the following (In millions):

	December 31, 2024	December 31, 2023
Equipment rental and related services	$386.5	$338.3
Equipment sales, parts and supplies sales, and services	157.7	115.6
Billed or uninvoiced OEM reimbursement receivables	61.7	19.8
Total accounts receivable	605.9	473.7
Allowance for credit losses and doubtful accounts	(42.7)	(19.8)
Accounts receivable, net	$563.2	$453.9
4.INVENTORY
Inventories consist of the following (In millions):

	December 31, 2024	December 31, 2023
Equipment inventory	$148.1	$125.4
Equipment parts	130.1	82.6
Telematics hardware	35.8	25.2
Building materials, supplies, small tools, and other	17.5	8.1
Total inventories	$331.5	$241.3
5.RENTAL EQUIPMENT, NET
Rental equipment, net, consists of the following (In millions):

	December 31, 2024	December 31, 2023
Rental equipment	$2,929.7	$2,972.3
Installed telematics tracker devices	67.5	49.3
Total rental equipment	2,997.2	3,021.6
Less: accumulated depreciation	(662.4)	(553.4)
Rental equipment, net	$2,334.8	$2,468.2
The Company recognized depreciation expense of $293.0 million, $279.7 million and $205.4 million for the years ended December 31, 2024, 2023 and 2022, respectively, and these amounts are included within depreciation and amortization as a component of cost of revenues on the consolidated statements of net income.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
6.PROPERTY AND OTHER FIXED ASSETS, NET
Property and other fixed assets, net, consists of the following (In millions):

	December 31, 2024	December 31, 2023
Furniture, fixtures, office equipment and other	$124.8	$87.9
Leasehold improvements	95.6	40.1
Buildings and improvements	87.2	66.9
Construction in progress	56.7	53.8
Land	47.9	52.9
Total property and other fixed assets	412.2	301.6
Less: accumulated depreciation	(72.9)	(50.0)
Total property and other fixed assets, net	$339.3	$251.6
The Company recognized depreciation expense of $27.4 million, $9.3 million and $4.2 million for the years ended December 31, 2024, 2023 and 2022, respectively, and these amounts are included in selling, general and administrative expenses on the consolidated statements of net income.
7.CAPITALIZED SOFTWARE, NET
Capitalized software, net, consists of the following (In millions):

	December 31, 2024	December 31, 2023
Capitalized software	$113.5	$75.0
Less: accumulated amortization	(21.5)	(9.7)
Total capitalized software, net	$92.0	$65.3
The Company recognized amortization expense of $11.8 million, $6.0 million and $2.1 million for the years ended December 31, 2024, 2023 and 2022, respectively, and these amounts are included within depreciation and amortization as a component of cost of revenues on the consolidated statements of net income.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
8.INVESTMENTS
The changes in the Company’s investments accounted for using the equity method under Topic 323 and for financial assets carried at cost under Topic 321 are as follows (In millions):

	Equity method	Other
	investees	investments
	(Topic 323)	(Topic 321)	Total
Balance, January 1, 2022	$30.5	$5.4	$35.9
Investments	3.0	12.9	15.9
Share of investee net losses	(2.0)	–	(2.0)
Other	(1.9)	–	(1.9)
Balance, December 31, 2022	$29.6	$18.3	$47.9
Investments	0.3	0.5	0.8
Share of investee net losses	(4.6)	—	(4.6)
Other	(0.1)	—	(0.1)
Balance, December 31, 2023	25.2	18.8	44.0
Investments	7.7	0.1	7.8
Share of investee net income	1.7	—	1.7
Other	(0.1)	0.4	0.3
Balance, December 31, 2024	$34.5	$19.3	$53.8
Prior to 2022, the Company acquired a 49.9% ownership interest in The Morey Corporation, an electronics manufacturing company that makes telematics tracker devices and a 20.4% ownership interest in Branch Technologies, Inc., a business that offers design and development, digital production, manufacturing, and 3D printing services. The ownership interests provide the Company with significant influence, but not control, of each equity method investee.
On January 31, 2022, the Company paid $10.0 million to acquire a 14.9% equity interest in a startup business that operates a business-to-business technology marketplace and supply chain platform for steel and industrial metals. The investment does not provide the Company with significant influence or control of the investee and is being carried at cost under the measurement alternative.
On May 16, 2022, the Company paid $2.5 million to acquire an investment in the equity securities of a technology company that enables customers to better collaborate across email, chat, and social media channels. The investment does not provide the Company with significant influence or control of the investee and is being carried at cost under the measurement alternative.
On October 28, 2022, the Company paid $3.0 million for an interest in a limited partnership that invests primarily in privately held companies involved in the construction industry. The investment is a variable interest in a variable interest entity in which the Company does not hold a controlling financial interest and is, therefore, not the primary beneficiary of the limited partnership. As a result, the Company accounts for its investment under the equity method of accounting in accordance with Topic 323 because the investment provides the Company with significant influence, but not control.
On December 31, 2024, the Company entered into an agreement with Powers Group, Inc. (“Powers”), a third-party insurance agency that provides customers with a range of personal and business insurance policies and related services, whereby the Company exchanged its 70.01% controlling ownership in a less than wholly owned and consolidated subsidiary that exclusively handles construction insurance products for a 26.95% noncontrolling ownership interest in Powers. The 26.95% ownership interest, valued at $7.4 million, provides the Company with significant influence, but not control, of Powers. The Company recorded a non-cash investment in an equity method investee of $7.5 million and deconsolidated $1.2 million of net assets representing its 70.01% controlling ownership

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
interest in a subsidiary, resulting in a gain of approximately $6.2 million that is included in other income, net on the consolidated statement of net income for the year ended December 31, 2024.
The Company’s other investment activities were not material during the years ended December 31, 2024, 2023 and 2022.
9.DERIVATIVE INSTRUMENTS
During June 2022, the Company entered into an interest rate swap agreement, effectively converting the interest on a notional amount of $250 million of the Company’s floating-rate borrowings to a fixed-rate of 2.92% through August 17, 2026. During March 2023, the Company entered into an additional interest rate swap agreement, effectively converting the interest on a notional amount of $125 million of the Company’s floating-rate borrowings to a fixed-rate of 3.64% through March 29, 2028. The purpose of the interest rate swaps are to reduce the impact of future interest-rate changes on interest expense. The Company designated the interest rate swaps as a cash flow hedge. As of December 31, 2024 and 2023, the fair value of the interest rate swaps was approximately $5.8 million and $5.6 million, respectively, and recorded as an asset, included in other assets on the consolidated balance sheets. For the years ended December 31, 2024 and 2023, $7.7 million and $6.8 million, respectively, of gains realized on the interest rate swaps were reclassified from accumulated other comprehensive income and included in interest expense, net, in the consolidated statements of net income. For the year ended December 31, 2022, approximately $0.4 million of losses realized on the interest rate swaps were reclassified from accumulated other comprehensive income and included in interest expense, net, in the consolidated statements of net income. The Company expects to reclassify approximately $3.5 million of pre-tax gains on the interest rate swaps over the next twelve months.
10.ACCRUED LIABILITIES
Accrued liabilities consist of the following (In millions):

	December 31, 2024	December 31, 2023
Accrued equipment purchases	101.4	43.4
Payable to OWN Program participants	46.0	24.6
Accrued salaries and benefits	37.1	25.2
Accrued interest	32.6	14.4
Accrued expenses	31.2	44.4
Insurance claims, including incurred but not reported	28.9	18.7
Deferred revenue	19.8	6.4
Sales and income tax payable	15.4	11.6
Real and personal property tax payable	8.4	11.0
Manufacturer liability	4.5	11.7
Other	19.0	7.1
Total accrued liabilities	344.3	218.5
11.MANUFACTURER FLOORING PLANS PAYABLE
Manufacturer flooring plans payable are financing arrangements with OEMs under standard terms and conditions for the purchase of equipment inventory and rental equipment. The Company makes payments to the OEM in accordance with the original terms of the financing agreements. However, the Company may sell equipment that is financed under manufacturer flooring plans prior to the original due date of the financing agreement. The related manufacturer flooring plan payable is then paid at the time the equipment being financed is sold. The manufacturer flooring plans payable are secured by the equipment being financed. Changes in manufacturer flooring plans payable are reported as operating cash flows in the accompanying consolidated statements of cash flows.
The interest cost incurred on the manufacturer flooring plans ranges from 0% to variable rates commonly referenced in the market, plus an applicable margin. Certain manufacturer flooring plans provide for a one to twelve-

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
month reduced interest rate term or a deferred payment period. For the years ended December 31, 2024, 2023 and 2022, interest expense related to these arrangements were $2.8 million, $0.8 million and $0.6 million, respectively, and included in interest expense, net, in the consolidated statements of net income. At December 31, 2024, the manufacturer flooring plans payable have due dates during 2025 based on original financing terms.
12.LONG-TERM DEBT AND LINES OF CREDIT
The Company had the following outstanding amounts of long-term debt (In millions):

	December 31, 2024	December 31, 2023
Long-term debt and lines of credit:
Asset based revolving credit facility, bearing interest at a rate of 6.44%, secured by equipment and other current assets	$464.6	$1,132.6
FILO term loan	–	100.0
Senior Secured Second Lien Notes bearing interest at a rate of 9.00%	1,034.5	1,034.5
Senior Secured Second Lien Notes bearing interest at a rate of 8.625%	600.0	–
Senior Secured Second Lien Notes bearing interest at a rate of 8.00%	500.0	–
Notes payable to various institutions, bearing interest at rates ranging from 3.75% to 9.25%, maturing through 2030, secured by specific equipment	18.0	61.7
Equipment financing lines of credit with various institutions, bearing interest
at rates ranging from 5.30% to 12.63%, maturing through 2025	8.6	11.4
Total long-term debt and lines of credit	2,625.7	2,340.2
Less: original issue discounts	(30.8)	(40.1)
Less: debt issuance costs	(48.3)	(42.4)
	2,546.6	2,257.7
Less: current maturities	(18.7)	(39.8)
Long-term debt and lines of credit, net of current portion, original issue discounts, and debt issuance costs	$2,527.9	$2,217.9
The maturities of long-term debt and lines of credit as of December 31, are as follows (In millions):

2025	$18.7
2026	1.7
2027	0.9
2028	1,499.4
2029	0.2
Thereafter	1,104.8
Total	$2,625.7

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
ABL Facility
During 2021, the Company entered into an asset-based revolving credit facility (“ABL Facility”). The ABL Facility will mature on May 9, 2028. As of December 31, 2024 and 2023, the Company had $464.6 million and $1,132.6 million outstanding under the ABL Facility bearing interest at the Secured Overnight Financing Rate (“SOFR”) of 6.44% and 7.71%, respectively, included in long-term debt on the consolidated balance sheets. As of December 31, 2023, the Company had $100.0 million outstanding under the first-in, last-out (“FILO”) term loan bearing interest at the SOFR of 9.71%, included in long-term debt on the consolidated balance sheets. On February 29, 2024, the Company refinanced the outstanding $100.0 million FILO term loan with borrowings under the long-term revolving credit facility, resulting in a decrease in availability under the ABL Facility.
On May 9, 2023, the ABL Facility was amended and restated, and among other things, (i) extended the maturity date of the ABL Facility to May 9, 2028, (ii) increased the maximum borrowing capacity from $2.1 billion to $3.0 billion, subject to certain availability requirements, covenants, and restrictions, (iii) lowered the SOFR applicable margin rate range to be 1.75% to 2.25%, depending on the average maximum borrowing amount, (iv) lowered the base rate applicable margin rate range to be 0.75% to 1.25%, depending on the average maximum borrowing amount, and (v) eliminated the following financial covenants: total leverage ratio, the total debt to consolidated EBIT ratio, and total debt to original equipment cost ratio. In connection with this amendment, the Company expensed $0.4 million of previously capitalized debt issuance costs relating to certain lenders who exited the syndicate.
On June 29, 2023, the ABL Facility was further amended by creating two tranches within the existing $3.0 billion total credit facility, including a $2.85 billion revolving credit facility and a $150 million FILO term loan, maturing May 9, 2028. The proceeds from the FILO loan were used to pay down existing borrowing under the revolving credit facility, resulting in an increase in availability under the ABL Facility. The borrowings under the FILO loan bear a floating interest rate at the SOFR, plus a credit spread adjustment of 10 basis points and an additional spread of 375 basis points to 425 basis points, based on an availability matrix. Upon the occurrence of certain events, the Company must make mandatory prepayments of (i) 100% of net proceeds from an equity issuance (other than the in-process issuance of perpetual preferred stock and common stock or a fixed charge coverage ratio (“FCCR”) contribution required to be made under the ABL Facility), until the FILO term loan is repaid in full; (ii) 50% of net proceeds from the issuance or incurrence of any bond, term loan or other indebtedness (excluding certain exceptions), until the FILO loan is repaid in full; and, (iii) voluntary prepayments of the FILO term loan so long as no event of default (as defined) exists or would result from such prepayment or when certain payment conditions, as defined, are met. In connection with this amendment, the Company incurred debt issuance costs of $1.6 million.
On September 19, 2023, the ABL Facility was amended and restated reducing the required debt repayment of the FILO term loan from the net proceeds from the issuance of the Additional 2028 Notes (defined below) from $150.0 million to $50.0 million.
On June 27, 2024, the Company amended the ABL Facility to, among other things, calculate certain financial covenants, including those that potentially impact the overall borrowing capacity, on a pro forma basis to give effect to the Company’s purchase of previously-leased rental equipment, and to permit the Company to incur an increased amount of second-lien secured debt under other indebtedness.
The ABL Facility contains negative covenants that permit, subject to certain defined conditions, the Company’s ability to, among other things, (i) incur additional indebtedness or engage in certain other types of financing transactions, (ii) allow certain liens to attach to assets, (iii) repurchase, or pay dividends, or make certain other restricted payments on, capital stock and certain other securities, (iv) prepay certain indebtedness and (v) make acquisitions and investments.
In addition, the FCCR covenant under the ABL Facility will only apply in the future if specified availability under the ABL Facility falls below ten percent of the maximum revolver under the ABL Facility. As of December 31, 2024, availability under the ABL Facility exceeded this threshold and, as a result, the financial covenant was not applicable.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The ABL Facility provides available “borrowing capacity” (the maximum borrowing permitted, assuming there is sufficient collateral as identified under the ABL Facility) and “net excess availability” (the amount of additional debt the Company could borrow based on the existing borrowing base). As of December 31, 2024, the Company had a borrowing base, as defined under the ABL Facility, of $1,763.3 million. After outstanding borrowings and letters of credit, the net excess availability at December 31, 2024, as defined under the ABL facility credit agreement, was $1,292.6 million, of which the Company could borrow up to $1,072.2 million without any additional repayment conditions.
Senior Secured Second Lien Notes due 2028
On May 9, 2023, the Company issued $640.0 million of its 9.00% Senior Secured Second Lien Notes due 2028 (the “2028 Notes”) at a discount to par of 94.26%. Interest on the 2028 Notes accrues at the rate of 9.00% per annum and is payable semi-annually on May 15 and November 15. The 2028 Notes will mature on May 15, 2028. After deducting $36.7 million in original issue discounts and $6.7 million in offering expenses and costs, net proceeds from the issuance of the Notes was $596.6 million. Upon the issuance of the 2028 Notes, the Company capitalized $4.0 million of bond financing costs.
Additional Senior Secured Second Lien Notes due 2028
On September 21, 2023, the Company issued an additional $400.0 million of its 9.00% Senior Secured Second Lien Notes due 2028 (the “Additional 2028 Notes”) at a discount to par of 97.75%. Interest on the Additional 2028 Notes accrues at a rate of 9.00% per annum beginning on May 9, 2023, and is payable semi-annually on May 15 and November 15. The Additional 2028 Notes will mature on May 15, 2028. After deducting $9.0 million in original issue discounts and $4.0 million in offering expenses and costs, net proceeds from the issuance of the Additional 2028 Notes was $387.0 million. Upon the issuance of the Additional 2028 Notes, the Company capitalized $5.2 million of bond financing costs. Additionally, the Company received $13.2 million of accrued interest from the purchasers of the Additional 2028 Notes for the period from May 9, 2023 to September 20, 2023, which was paid to the bondholders along with accrued interest on November 15, 2023.
Senior Secured Second Lien Notes due 2032
On April 16, 2024, the Company issued $600.0 million of its 8.625% Senior Secured Second Lien Notes due 2032 (the “2032 Notes”). Interest on the 2032 Notes accrues at a rate of 8.625% per annum and is payable semi-annually on May 15 and November 15, commencing November 15, 2024. The 2032 Notes will mature on May 15, 2032. After deducting $6.0 million in offering expenses and costs, net proceeds from the issuance of the Notes was $594.0 million. Upon the issuance of the Notes, the Company capitalized $3.1 million of bond financing costs.
Senior Secured Second Lien Notes due 2033
On September 10, 2024, the Company issued $500.0 million of its 8.00% Senior Secured Second Lien Notes due 2033 (“the 2033 Notes”). Interest on the 2033 Notes accrues at the rate of 8.00% per annum and is payable semi-annually on May 15 and November 15, commencing March 15, 2025. The 2033 Notes will mature on March 15, 2033. After deducting $5.0 million in offering expenses and costs, net proceeds from the issuance of the 2033 Notes was $495.0 million. Upon the issuance of the 2033 Notes, the Company capitalized $2.5 million of bond financing costs.
Ranking: Notes and Guarantees
The 2028 Notes and Additional 2028 Notes are the Company’s senior secured obligations, secured by substantially all of the assets of the Company, and will rank equal in right of payment with all of the Company’s existing and future senior indebtedness, including indebtedness under the ABL Facility, rank senior in right of payment to all of the Company’s future subordinated indebtedness, rank effectively senior to the Company’s existing and future senior unsecured indebtedness to the extent of the value of the collateral securing the 2028 Notes and Additional 2028 Notes, rank effectively junior to all of the Company’s existing and future first-priority lien indebtedness (including indebtedness under the ABL Facility) to the extent of the value of the collateral securing such indebtedness; and effectively junior to any of the Company’s other existing and future indebtedness that is secured by assets that do not constitute collateral for the 2028 Notes and Additional 2028 Notes to the extent of the

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
value of such assets. The 2028 Notes and Additional 2028 Notes will be jointly and severally guaranteed on a senior secured second lien basis by each of the Company’s domestic subsidiaries, secured by substantially all of the guarantor’s assets that secure any first-priority lien obligations, subject to permitted liens and certain exceptions.
The 2032 Notes are the Company’s senior secured obligations, secured by substantially all of the assets of the Company, and will rank equal in right of payment with all of the Company’s existing and future senior indebtedness, including indebtedness under the ABL Facility, the 2028 Notes, and Additional 2028 Notes, rank senior in right of payment to all of the Company’s future subordinated indebtedness, rank effectively senior to the Company’s existing and future senior unsecured indebtedness to the extent of the value of the collateral securing the 2032 Notes, rank effectively junior to all of the Company’s and any Guarantor’s existing and future first-priority lien indebtedness (including indebtedness under the ABL Facility) to the extent of the value of the collateral securing such indebtedness, rank equal with all of the Company’s and any Guarantor’s existing and future indebtedness that is secured on a second-priority basis by the Collateral (including the 2028 Notes and Additional 2028 Notes) to the extent of the value of the collateral securing the 2032 Notes; and effectively junior to any of the Company’s and any Guarantor’s other existing and future indebtedness that is secured by assets that do not constitute collateral for the 2032 Notes to the extent of the value of such assets. The 2032 Notes will be jointly and severally guaranteed on a senior secured second lien basis by each of the Company’s domestic subsidiaries, secured by substantially all of the guarantor’s assets that secure any first-priority lien obligations, subject to permitted liens and certain exceptions, and secured on an equal basis by liens on certain of the Company’s assets that secure any other second lien obligations, subject to permitted liens.
The 2033 Notes are the Company’s senior secured obligations, secured by substantially all of the assets of the Company, and will rank equal in right of payment with all of the Company’s existing and future senior indebtedness, including indebtedness under the ABL Facility, the 2028 Notes, Additional 2028 Notes, and 2032 Notes, rank senior in right of payment to all of the Company’s future subordinated indebtedness, rank effectively senior to the Company’s existing and future senior unsecured indebtedness to the extent of the value of the collateral securing the 2033 Notes, rank effectively junior to all of the Company’s and any Guarantor’s existing and future first-priority lien indebtedness (including indebtedness under the ABL Facility) to the extent of the value of the collateral securing such indebtedness, rank equal with all of the Company’s and any Guarantor’s existing and future indebtedness that is secured on a second-priority basis by the Collateral (including the 2028 Notes, Additional 2028 Notes, and 2032 Notes) to the extent of the value of the collateral securing the 2033 Notes; and effectively junior to any of the Company’s and any Guarantor’s other existing and future indebtedness that is secured by assets that do not constitute collateral for the 2033 Notes to the extent of the value of such assets. The 2033 Notes will be jointly and severally guaranteed on a senior secured second lien basis by each of the Company’s domestic subsidiaries, secured by substantially all of the guarantor’s assets that secure any first-priority lien obligations, subject to permitted liens and certain exceptions, and secured on an equal basis by liens on certain of the Company’s assets that secure any other second lien obligations, subject to permitted liens.
Redemption
The Company may redeem the 2028 Notes and Additional 2028 Notes, in whole or in part, at any time (i) on or after May 15, 2025 and prior to May 15, 2026, at a price equal to 106.75% of the principal amount of the 2028 Notes and Additional 2028 Notes, (ii) on or after May 15, 2026 and prior to May 15, 2027, at a price equal to 104.50% of the principal amount of the 2028 Notes and Additional 2028 Notes and (iii) on or after May 15, 2027, at a price equal to 100.00% of the principal amount of the 2028 Notes and Additional 2028 Notes, in each case, plus accrued and unpaid interest and additional amounts, if any, up to, but excluding, the redemption date. In addition, the Company may redeem some or all of the 2028 Notes and Additional 2028 Notes at any time prior to May 15, 2025, by paying a “make-whole” premium, plus accrued and unpaid interest, if any, to the date of redemption. At any time prior to May 15, 2025, the Company may use net cash proceeds of certain equity offerings to redeem up to 40% of the principal amount of the 2028 Notes and Additional 2028 Notes at a redemption price equal to 109.00%, provided that, after giving effect to such redemption, at least 50% of the principal amount of such 2028 Notes and Additional 2028 Notes issued on the issue date remain outstanding. If there are not less than 90% in the aggregate principal amount of outstanding 2028 Notes and Additional 2028 Notes validly tendered and the Company purchases such 2028 Notes and Additional 2028 Notes, the Company will have the right to redeem all 2028 Notes and Additional 2028 Notes that remain outstanding following such purchase at a price equal to the price paid to each

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
other holder in such tender offer (which may be less than par) plus, to the extent not included in the tender offer payment, accrued and unpaid interest. Upon the occurrence of a Change of Control, as defined, the Company is required to make an offer to purchase the 2028 Notes and Additional 2028 Notes at a redemption price equal to 101.00% of the principal amount thereof, plus accrued and unpaid interest. If the Company sells assets outside the ordinary course of business and does not use the net proceeds for specified purposes, the Company is required to make an offer to use such net proceeds to repurchase the 2028 Notes and Additional 2028 Notes at 100.00% of their aggregate principal amount, plus accrued and unpaid interest to the redemption date. If an Event of Default occurs, as defined, the holders of at least 30% in the aggregate principal amount of the 2028 Notes and Additional 2028 Notes then outstanding may declare the principal of, premium or the applicable premium, and accrued and unpaid interest, on all of the outstanding 2028 Notes and Additional 2028 Notes due and payable immediately.
The Company may redeem the 2032 Notes, in whole or in part, at any time (i) on or after May 15, 2027 and prior to May 15, 2028, at a price equal to 104.313% of the principal amount of the 2032 Notes, (ii) on or after May 15, 2028 and prior to May 15, 2029, at a price equal to 102.156% of the principal amount of the 2032 Notes and (iii) on or after May 15, 2029, at a price equal to 100.000% of the principal amount of the 2032 Notes, in each case, plus accrued and unpaid interest and additional amounts, if any, up to, but excluding, the redemption date. In addition, the Company may redeem some or all of the 2032 Notes at any time prior to May 15, 2027, by paying a “make-whole” premium, plus accrued and unpaid interest, if any, to the date of redemption. At any time prior to May 15, 2027, the Company may use net cash proceeds of certain equity offerings to redeem up to 40% of the principal amount of the Notes at a redemption price equal to 108.625%, provided that, after giving effect to such redemption, at least 50% of the principal amount of such 2032 Notes issued on the issue date remain outstanding. If there are not less than 90% in the aggregate principal amount of outstanding 2032 Notes validly tendered and the Company purchases such 2032 Notes, the Company will have the right to redeem all 2032 Notes that remain outstanding following such purchase at a price equal to the price paid to each other holder in such tender offer (which may be less than par) plus, to the extent not included in the tender offer payment, accrued and unpaid interest. Upon the occurrence of a Change of Control, as defined, the Company is required to make an offer to purchase the 2032 Notes at a redemption price equal to 101.00% of the principal amount thereof, plus accrued and unpaid interest. If the Company sells assets outside the ordinary course of business and does not use the net proceeds for specified purposes, the Company is required to make an offer to use such net proceeds to repurchase the 2032 Notes at 100.00% of their aggregate principal amount, plus accrued and unpaid interest to the redemption date. If an Event of Default occurs, as defined, the holders of at least 30% in the aggregate principal amount of the 2032 Notes then outstanding may declare the principal of, premium or the applicable premium, and accrued and unpaid interest, on all of the outstanding Notes due and payable immediately.
The Company may redeem the 2033 Notes, in whole or in part, at any time (i) on or after September 15, 2027 and prior to September 15, 2028, at a price equal to 104.000% of the principal amount of the 2033 Notes, (ii) on or after September 15, 2028 and prior to September 15, 2029, at a price equal to 102.000% of the principal amount of the 2033 Notes and (iii) on or after September 15, 2029, at a price equal to 100.000% of the principal amount of the 2033 Notes, in each case, plus accrued and unpaid interest and additional amounts, if any, up to, but excluding, the redemption date. In addition, the Company may redeem some or all of the 2033 Notes at any time prior to September 15, 2028, by paying a “make-whole” premium, plus accrued and unpaid interest, if any, to the date of redemption. At any time prior to September 15, 2027, the Company may use net cash proceeds of certain equity offerings to redeem up to 40% of the principal amount of the Notes at a redemption price equal to 108.00%, provided that, after giving effect to such redemption, at least 50% of the principal amount of such 2033 Notes issued on the issue date remain outstanding. If there are not less than 90% in the aggregate principal amount of outstanding 2033 Notes validly tendered and the Company purchases such 2033 Notes, the Company will have the right to redeem all 2033 Notes that remain outstanding following such purchase at a price equal to the price paid to each other holder in such tender offer (which may be less than par) plus, to the extent not included in the tender offer payment, accrued and unpaid interest. Upon the occurrence of a Change of Control, as defined, the Company is required to make an offer to purchase the 2033 Notes at a redemption price equal to 101.00% of the principal amount thereof, plus accrued and unpaid interest. If the Company sells assets outside the ordinary course of business and does not use the net proceeds for specified purposes, the Company is required to make an offer to use such net proceeds to repurchase the 2033 Notes at 100.00% of their aggregate principal amount, plus accrued and unpaid interest to the redemption date. If an Event of Default occurs, as defined, the holders of at least 30% in the aggregate

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
principal amount of the 2033 Notes then outstanding may declare the principal of, premium or the applicable premium, and accrued and unpaid interest, on all of the outstanding Notes due and payable immediately.
Covenants
The indentures governing the 2028 Notes, Additional 2028 Notes, 2032 Notes, and 2033 Notes, collectively, (the “Company’s Notes”) contain certain covenants applicable to the Company and its restricted subsidiaries, including limitations on liens, indebtedness, mergers, consolidations, and acquisitions, sales, transfers and other dispositions of assets, loans and other investments, dividends and other distributions, stock repurchases and redemptions and other restricted payments, restrictions affecting subsidiaries, transactions with affiliates and designations of unrestricted subsidiaries. Each of the covenants are subject to a number of important exceptions and qualifications. In addition, many of the restrictive covenants will not apply to the Company during any period when the Company’s Notes are rated investment grade, provided at such time no default under the Indenture has occurred and is continuing.
Use of Proceeds
During 2023, in connection with the issuance of the 2028 Notes discussed above, the Company used $588.8 million of the proceeds to repay $492.5 million principal outstanding, $3.8 million accrued interest, and $19.7 million prepayment premium to extinguish certain debt. Approximately $9.6 million of unamortized original issuance costs related to this debt were also expensed in connection with this extinguishment. Separately, the Company repaid $71.7 million principal outstanding and $1.1 million accrued interest, to extinguish other debt.
During 2023, in connection with the issuance of the Additional 2028 Notes discussed above, the Company used $335.0 million of the proceeds to repay $285.0 million principal outstanding on the ABL revolving credit facility and $50.0 million principal outstanding on the FILO term loan.
During 2024, in connection with the issuances of the 2032 Notes and 2033 Notes discussed above, the Company used $519.0 million and $494.0 million, respectively, of the proceeds to repay principal outstanding on the ABL revolving credit facility.
Equipment Financing Lines of Credit
The Company has equipment financing lines of credit borrowing arrangements with certain financial institutions, unrelated to the manufacturer, which are utilized to finance certain purchases of new equipment inventory held for sale. As of December 31, 2024 and 2023, the outstanding balances under equipment financing lines of credit were $8.6 million and $11.4 million, respectively. Interest charged on outstanding balances are based on variable rates commonly referenced in the market, plus an applicable margin. The outstanding borrowings are secured by the equipment inventory purchased. Repayment terms vary, but generally the outstanding amounts are due when the equipment inventory is sold to the end customer. Borrowings from, and repayments to, financial institutions unaffiliated with the manufacturer are classified as financing cash flows in the accompanying consolidated statements of cash flows.
Other
Certain note agreements between the Company and various institutions contain restrictions and financial covenants, including maintaining an adjusted fixed charge coverage ratio of 1.15 to 1.00 and a net funded debt to adjusted EBITDA ratio of 6.00 to 1.00. As of December 31, 2024 and 2023, the Company was in compliance with those restrictions and financial covenants.
As of December 31, 2024 and 2023, the Company had $6.1 million and $12.3 million of letters of credit outstanding with financial institutions secured by line of credit availability, respectively. The letters of credit automatically renew annually unless the Company gives notice to the financial institution to terminate the letter of credit.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
13.LEASES
Leasing Activities – Lessee:
Lease arrangements with OWN Program participants: Under the OWN Program, the Company leases equipment owned by participants. The Company accounts for these arrangements as a lease under Topic 842 whereby the Company is the lessee.
Lease arrangements with other parties: The Company, as a lessee, also leases properties, vehicles, certain equipment used in its operations from parties not participating in the OWN Program, and aircraft under various operating and finance leases.
The leases are noncancellable and expire on various terms through 2040. There are no material payments for leases that have not yet commenced.
The tables below present financial information associated with the Company’s leases, as a lessee and including the OWN Program, as of and for the years ended December 31, 2024, 2023 and 2022.
The following table presents the components of the Company’s ROU assets and liabilities related to leases whereby the Company is the lessee and their classification in the consolidated balance sheets (In millions):

Component of Lease Balances	Balance Sheet Line Item	December 31, 2024	December 31, 2023
Assets:
Operating lease assets	Right of use assets, operating	$569.2	$596.8
Finance lease equipment assets	Rental equipment, net	51.9	167.7
Finance lease property assets	Property and other fixed assets, net	38.6	–
Total leased assets		$659.7	$764.5

Liabilities:
Operating lease liabilities, current	Current portion of operating lease liabilities	$58.7	$114.0
Finance lease liabilities, current	Current portion of finance lease liabilities	16.8	25.5
Operating lease liabilities, long-term	Operating lease liabilities, net of current portion	555.4	505.3
Finance lease liabilities, long-term	Finance lease liabilities, net of current portion	70.7	138.2
Total lease liabilities		$701.6	$783.0

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The following table presents the components of the Company’s lease costs and the classification of such costs in the consolidated statements of net income (In millions):

	Statements of Net Income	Years Ended December 31,
Component of Lease Cost	Line Item	2024	2023	2022
OWN Program lease payments (principal)	OWN Program payouts	$420.1	$209.2	$95.8
OWN Program lease payments (agent)	Equipment rental and related services	33.2	51.4	46.4
Equipment and vehicle operating lease expense	Direct operating costs	84.8	110.8	90.0
Real estate operating lease expense	Selling, general and administrative expenses	67.1	40.7	29.6
Finance lease expense:
Amortization of equipment leased assets	Depreciation of rental equipment	19.9	20.6	7.9
Amortization of property leased assets	Selling, general and administrative expenses	0.3	–	–
Interest on lease liabilities	Interest expense, net	12.3	8.6	3.7
Short-term lease cost	Selling, general and administrative expenses	0.7	1.6	1.4
Total lease expense		$638.4	$442.9	$274.8
The following table provides the supplemental cash flow information related to leases (In millions):

	Years Ended December 31,
	2024	2023	2022
Operating cash outflows from operating leases	$131.0	$142.6	$120.1
Operating cash outflows from finance leases	8.4	6.0	3.7
Finance cash outflows from finance leases	26.9	20.0	15.8
Total	$166.3	$168.6	$139.6
The following table includes the weighted average lease terms and discount rates for operating and finance leases (In millions):

	December 31, 2024	December 31, 2023
Weighted average remaining lease term (years):
Operating leases	10.73	8.64
Finance leases	7.67	4.71
Weighted average discount rate:
Operating leases	8.49%	8.15%
Finance leases	7.38%	7.73%

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The following table includes a summary of right of use assets obtained in exchange for new lease obligations for the years ended December 31, 2024 and 2023 (In millions):

	Years Ended December 31,
	2024	2023
Operating leases	$227.7	$109.3
Finance leases	57.0	131.7
Total	$284.7	$241.0
The following table includes the future maturities of lease payments for operating leases and finance leases for years subsequent to December 31, 2024 (In millions):

	Operating	Finance
2025	$103.5	$22.3
2026	93.3	18.1
2027	89.5	11.0
2028	86.2	15.5
2029	78.9	11.1
Thereafter	501.7	41.9
Total lease payments	953.2	120.0
Less: liability accretion and imputed interest	(339.0)	(32.5)
Total lease liabilities	614.1	87.5
Less: current lease liabilities	(58.7)	(16.8)
Total long-term lease liabilities	$555.4	$70.7
During the year ended December 31, 2024, the Company purchased fleet equipment previously under various operating leases for $281.4 million, resulting in the derecognition of $155.0 million of operating lease right of use assets and $155.8 million of operating lease liabilities, and purchased fleet equipment previously under various finance leases for $117.9 million, resulting in the derecognition of $110.9 million of finance lease assets and $114.1 million of finance lease liabilities. The Company’s purchases of leased equipment were not material during the years ended December 31, 2023 and 2022.
Sale Leaseback Arrangements:
During the years ended December 31, 2024, 2023 and 2022, the Company recognized an aggregate gain on various sales of properties of $19.7 million, $10.2 million and $17.1 million, respectively, in connection with the sale leaseback transactions. The gain on these transactions is included in other income on the consolidated statements of net income. As of December 31, 2024 and 2023, the Company also had financing obligations included on the consolidated balance sheets of $33.4 million, net of $4.2 million amortization and $24.1 million, net of $1.4 million amortization, respectively, in connection with sale leaseback transactions where the sales price exceeded the fair value of the respective properties. The financing liability related to sale leaseback transactions is being amortized over the respective lease terms as a reduction to rent expense recorded within selling, general and administrative expenses on the consolidated statements of net income.
As of December 31, 2024 and 2023, the Company had financing obligations included on the consolidated balance sheets of $85.6 million and $131.5 million, respectively, relating to arrangements that did not meet the criteria to be accounted for as sale leaseback transactions. On March 31, 2024, the Company satisfied its obligations under an agreement entered into during 2023, resulting in the transaction qualifying as a successful sale leaseback and the derecognition of $35.7 million of financing obligations. During the years ended December 31, 2024, 2023 and 2022, the Company made payments under these financing arrangements of $67.3 million, $24.2 million and $59.6 million, respectively.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The maturities of financing obligations as of December 31, are as follows (In millions):

2025	$20.9
2026	11.0
2027	6.5
2028	6.8
2029	16.5
Thereafter	55.9
Total	117.6
Less: Discount	(32.0)
Total, net	$85.6
14.PERPETUAL PREFERRED STOCK
On May 5, 2022, the Company authorized and issued 7,809,003 shares of perpetual preferred stock ($0.00000125 par value per share) at a price of $18.27 per share, resulting in proceeds of $138.0 million, net of $4.6 million of capital raising costs. In addition, the Company issued to the purchasers of the perpetual preferred stock 4,027,555 shares of common stock ($0.00000125 par value per share) at a price of $15.48 per share, resulting in proceeds of $62.3 million. The total proceeds raised from the issuance of the perpetual preferred stock and common stock to the purchasers was $200.3 million, net of capital raising costs.
In June 2023, the Company issued 3,372,629 shares of perpetual preferred stock ($0.00000125 par value per share) at a price of $17.74 per share, resulting in proceeds of $59.0 million, net of $0.8 million of costs. In addition, the Company issued to the purchasers of the perpetual preferred stock 953,045 voting shares and 740,996 non-voting shares of common stock ($0.00000125 par value per share) at a price of $14.85 per share, resulting in proceeds of $25.2 million.
On August 11, 2023, the Company issued 1,785,513 shares of perpetual preferred stock ($0.00000125 par value per share) at a price of $17.74 per share, resulting in proceeds of $30.8 million, net of $1.0 million of costs. In addition, the Company issued to the purchasers of the perpetual preferred stock 896,837 shares of voting common stock ($0.00000125 par value per share) at a price of $14.85 per share, resulting in proceeds of $13.3 million.
On August 28, 2023, the Company issued 793,567 shares of perpetual preferred stock ($0.00000125 par value per share) at a price of $17.74 per share, resulting in proceeds of $13.4 million, net of $0.6 million of costs. In addition, the Company issued to the purchasers of the perpetual preferred stock 398,579 shares of voting common stock ($0.00000125 par value per share) at a price of $14.85 per share, resulting in proceeds of $5.9 million.
Perpetual Preferred Stock rights
The rights, preferences, privileges, and restrictions granted to and imposed on the perpetual preferred stock are set forth below:
Dividends: Dividends on the perpetual preferred stock accumulate daily in arrears on the then-current accreted liquidation preference (initially, $26.26 per share) of the outstanding perpetual preferred stock, whether or not declared. The dividend rate varies depending upon the amount of time that the perpetual preferred stock has been outstanding and whether dividends have previously been paid on the perpetual preferred stock, ranging from 8.5% to 11.25%. Dividends compound on a quarterly basis. Dividends on the perpetual preferred stock will be payable, at the election of the Company, in cash at any time when, as and if declared by the Board of Directors of the Company (the “Board”) or any duly authorized committee of the Board, but only out of assets legally available. On May 17, 2024, the Board declared a dividend to the holders of perpetual preferred stock in an aggregate amount of $9.0 million payable in cash. The dividend was paid on May 28, 2024. At December 31, 2024, the maximum potential dividend accumulated in arrears on all issued and outstanding perpetual preferred stock was approximately $72.5 million, or $5.27 per share.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Liquidation preferences: In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, the holders of perpetual preferred stock are entitled to an amount per share equal to the sum of (i) the accreted liquidation preference (ii) the amount of any other accumulated and unpaid dividends and (iii) if such event occurs prior to the fifth anniversary from the original issuance date, an additional amount equal to the aggregate cash dividends that would have been paid on the perpetual preferred stock from and after the liquidation date through the end of the initial five-year period as if 100% of the dividends were paid in cash at the full dividend rate, which is 8.5% for the perpetual preferred stock issued in 2022 and 9.25% for the perpetual preferred stock issued in 2023. At December 31, 2024 the liquidation preference amount was $310.7 million.
Conversion features: Holders of perpetual preferred stock have no right to exchange or convert shares into any other shares or securities.
Voting rights: Holders of perpetual preferred stock shall be entitled to one vote for each share of perpetual preferred stock held at all meetings of shareholders.
Protective rights: There are no collateral requirements, redemption options, or creditor rights associated with the perpetual preferred stock instruments. There are no provisions that are substantively protective covenants.
Redemption features: The Company, at its option, may redeem the perpetual preferred stock, in whole or in part, at any time after the one-year anniversary date from the original issuance date of the perpetual preferred stock issued in 2022, or after the five-year anniversary date from the original issuance date of the perpetual preferred stock issued in 2023, at a price per share equal to the perpetual preferred liquidation preference, to the extent the Company has funds legally available. If the Company exercises this option, the price per share of the redemption would equal the sum of (i) $26.26 plus the then-aggregated unpaid compounded dividends, (ii) any other accumulated and unpaid dividends, and (iii) if the redemption occurs prior to the fifth anniversary of the original issuance date for the perpetual preferred stock issued in 2022, the aggregate cash dividends that would have been paid on the shares from the redemption date through the end of the five-year period had the full dividend rate been paid in cash.
In addition to the Company’s right to redeem the perpetual preferred stock, the holders of the perpetual preferred stock have the right to require the Company to repurchase up to 50% of their shares of perpetual preferred stock beginning on May 5, 2033 (or in the case of an initial public offering or similar contingent event) and up to 100% of their shares of perpetual preferred stock beginning on May 5, 2034 (or in the case of a sale of the Company or similar contingent event). Due to the holders’ put option, the Company classified the perpetual preferred stock, net of costs of raising capital, as temporary equity on the consolidated balance sheets as of December 31, 2024 and 2023.
Accretion of perpetual preferred stock to redemption value: As the holders of the perpetual preferred stock have the right to require the Company to repurchase up to 50% of their shares beginning on May 5, 2033, and up to 100% of their shares beginning on May 5, 2034, it is probable that the Company's perpetual preferred stock will become redeemable. Accordingly, the Company is accreting the carrying amount of the perpetual preferred stock to its redemption value over the period from the issuance date to the redemption date using the effective interest method. For the years ended December 31, 2024, 2023 and 2022, the Company recorded accretion of $39.9 million, $30.1 million and $12.7 million, respectively.
15.CONVERTIBLE PREFERRED STOCK
On May 5, 2022, the Company authorized 6,445,000 shares and issued 5,391,031 shares of Series E convertible preferred stock ($0.00000125 par value per share) at a price of $15.48 per share, resulting in proceeds of $80.2 million, net of $3.3 million of capital raising costs.
During March 2023, the Company issued 80,766 shares of Series E convertible preferred stock ($0.00000125 par value per share) at a price of $15.48 per share, resulting in proceeds of $1.2 million.
During April 2023, the Company issued 38,767 shares of Series E convertible preferred stock ($0.00000125 par value per share) at a price of $15.48 per share, resulting in proceeds of $0.6 million.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
At December 31, 2024, the convertible preferred stock consists of the following (In millions, except share and per share data):

			Shares			Costs of
	Period	Shares	issued and	Price	Gross	raising	Net	Liquidation
Security	issued	authorized	outstanding	per share	amount	capital	amount	preference
Series A-1	Dec-16	49,182,456	47,215,752	$0.60	$28.4	$(0.2)	$28.1	$28.2
Series A-2	Dec-16	41,953,016	41,821,200	0.15	—	—	—	6.4
Series B-1	Aug-18	11,853,768	11,289,304	2.23	25.1	(0.2)	25.0	25.1
Series B-2	Sep-18	5,768,000	5,767,992	1.74	—	—	—	10.0
Series C-1	Dec-20	113,584	56,784	8.80	0.5	—	0.5	0.5
Series C-2	Dec-20	8,728,176	8,728,176	6.87	59.9	(0.5)	59.4	59.9
Series C-3	Dec-20	695,760	695,760	7.04	4.9	—	4.9	4.9
Series C-2	Mar-21	728,024	728,024	6.87	5.0	—	5.0	5.0
Series D	Mar-21	14,724,944	14,724,944	11.21	165.0	—	165.0	165.0
Series D	Apr-21	5,451,176	5,451,176	11.21	61.1	—	61.1	61.1
Series E	May-22	9,368,861	5,510,564	15.48	85.3	(3.3)	82.0	85.3
		148,567,765	141,989,676		$435.2	$(4.1)	$431.0	$451.4
		Preferred stock redemptions					(1.0)
						Total	$430.0
Preferred Stock rights
The rights, preferences, privileges, and restrictions granted to and imposed on the convertible preferred stock are set forth below:
Dividends: Holders of shares of convertible preferred stock shall be entitled to receive noncumulative dividends when and if declared by the Company’s Board of Directors, provided that the holders of at least 65% of the then outstanding shares of the Series A-1, B-1, C, D, and E convertible preferred stock (voting together as a single class on an as-converted basis) consent to dividends on shares of any other series of convertible preferred stock (excluding dividends declared and payable on common stock and perpetual preferred stock). Any such dividends declared to holders of convertible preferred stock are payable in preference to any dividends declared on common stock and perpetual preferred stock. No dividends have been declared or paid to date.
Liquidation preferences: In the event of a voluntary or involuntary liquidation, dissolution or winding up or deemed liquidation event of the Company, the assets of the Company available for distribution to its shareholders shall be distributed as follows:
•Prior and in preference to any payment or distribution to holders of the Series B-2 convertible preferred stock or of common stock, the holders of the Series A-1, A-2, B-1, C, D, and E convertible preferred stock shall be entitled to be paid an amount equal to the greater of (i) the original issue price plus all declared but unpaid dividends and (ii) such amount per share as would have been payable had all shares of each class of convertible preferred stock been converted into common stock. In the event that the amount available for distribution is insufficient to the holders of the Series A-1, A-2, B-1, C, D, and E convertible preferred stock, the assets of the Company available for distribution shall be shared ratably.
•After distribution to the holders of the Series A-1, A-2, B-1, C, D, and E convertible preferred stock, any remaining available funds and assets of the Company shall be distributed to the holders of the Series B-2 convertible preferred stock and paid in an amount equal to the greater of (i) the original issue price plus all declared but unpaid dividends and (ii) such amount per share as would have been payable had all shares of the Series B-2 convertible preferred stock been converted into common stock. In the event that the amount available for distribution is insufficient to the holders of the Series B-2 convertible preferred stock, the assets of the Company available for distribution shall be shared ratably between the holders of the Series B-2 convertible preferred stock.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
•The payment or distribution shall be first to the holders of convertible preferred stock in the following order: (i) Series A-1; (ii) Series A-2; (iii) Series B-1; (iv) Series C-1; (v) Series C-2; (vi) Series C-3; (vii) Series D; (viii) Series E; and (ix) Series B-2.
•After the payment of all preferential amounts to the holders of the convertible preferred stock, any remaining available funds and assets of the Company shall be distributed among the holders of shares of common stock pro rata based on the number of shares held by each such holder.
Conversion features: Each share of each series of preferred stock is convertible, at any time and at the option of the holder, into the Company’s common stock at a prescribed conversion ratio (defined as the initial price divided by the conversion price, which is subject to certain contingent adjustments). Such conversion rights shall terminate upon liquidation, dissolution or winding up of the Company or occurrence of a deemed liquidation event.
All outstanding shares of each series of convertible preferred stock will be automatically converted into common stock, based on the prescribed conversion ratio, if either of the following occur:
•the closing of the sale of common stock to the public at a price of at least 1.25 times the original issue price for the Series D convertible preferred stock (subject to certain specified adjustments), through an initial public offering resulting in at least $200.0 million of gross proceeds, or
•(i) with respect to the Series A-1 convertible preferred stock and the Series A-2 convertible preferred stock, the date and time, or the occurrence of an event, specified by vote or consent of the holders of at least 65% of the outstanding shares of Series A-1 convertible preferred stock, (ii) with respect to the Series B-1 convertible preferred stock and the Series B-2 convertible preferred stock, the date and time, or the occurrence of an event, specified by vote or consent of the majority holders of the outstanding shares of the Series B-1 convertible preferred stock, (iii) with respect to the Series C convertible preferred stock, the date and time, or the occurrence of an event, specified by vote or consent of the majority holders of the outstanding shares of Series C convertible preferred stock, (iv) with respect to the Series D convertible preferred stock, the date and time, or the occurrence of an event, specified by vote or consent of the majority holders of the outstanding shares of Series D convertible preferred stock, and (v) with respect to the Series E convertible preferred stock, the date and time, or the occurrence of an event, specified by vote or consent of the majority holders of the outstanding shares of Series E convertible preferred stock.
Voting rights: The holders of each class of convertible preferred stock shall be entitled to cast the number of votes equal to the number of shares of common stock into which it is convertible. Holders of each class of convertible preferred stock and common stock shall vote together on all matters as a single class.
The holders of certain series of convertible preferred stock are also granted additional voting rights in respect of the appointment of directors of the Company. The holders of the Series A-1 convertible preferred stock shall be entitled to elect two directors of the Company, provided that at least 10,400,000 shares of the Series A-1 convertible preferred stock remain outstanding. The holders of the Series B-1 convertible preferred stock shall be entitled to elect one director of the Company, provided that at least 11,200,000 shares of the Series B-1 convertible preferred stock remain outstanding. The holders of the Series D convertible preferred stock shall be entitled to elect one director of the Company, provided that at least 4,000,000 shares of the Series D convertible preferred stock remain outstanding. The holders of the Series E convertible preferred stock shall be entitled to elect one director of the Company, provided that at least 1,227,644 shares of the Series E convertible preferred stock remain outstanding. The holders of the common stock shall also be entitled to elect four directors of the Company. The holders of the common stock and of the convertible preferred stock, voting together as a single class on an “as-converted” basis, shall be entitled to elect the remaining number of directors.
Protective rights: There are no collateral requirements, redemption options, or creditor rights associated with the convertible preferred stock instruments. There are no provisions that are substantively protective covenants.
Redemption feature (only upon failure of a deemed liquidation event): The convertible preferred stock is neither mandatorily redeemable nor redeemable at the option of the holders. Redemption shall occur by the holders

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
exercising their right only if the Company fails to affect a deemed liquidation event within a specified time period. There were no preferred stock redemptions during 2024 or 2023.
16.COMMON STOCK AND EQUITY INCENTIVE PLAN
At December 31, 2024, and 2023, the Company authorized 270,214,000 shares of voting common stock and 2,235,740 shares of non-voting common stock with a par value of $0.00000125 per share, respectively. There are 77,718,719 of voting common shares and no shares of non-voting common shares issued and outstanding as of December 31, 2024. Included in the number of common stock shares issued and outstanding are restricted shares of common stock awarded to employees, which the Company can repurchase. Some issued and common shares are held pursuant to the exercise of option grants and not restricted stock awards. From time to time, the Company may repurchase outstanding shares of common stock at fair value for a variety of reasons. There were repurchases of 31,000 shares of common stock during 2024 and no repurchases during 2023 or 2022. Upon retirement, treasury stock would be allocated between additional paid-in capital and retained earnings based on the cost of the original issue included in additional paid-in capital and the cost of the repurchase. There were no retirements of treasury stock during 2024 and 2023. Treasury stock held is shown separately as a component of shareholders' equity on the accompanying consolidated balance sheets and statements of equity. The Company has 4,740,536 shares of treasury stock at December 31, 2024, and none have been reissued.
In 2015, the Company created the 2015 Stock Plan (“2015 Plan”) issuing a total of 73,204,000 restricted stock awards with a grant date fair value of $0.0125 and the award vesting period ranging from 24 to 48 months. As of December 31, 2024, 67,602,616 restricted stock awards are fully vested and 5,601,384 awards had been forfeited. There was no activity with the 2015 Stock Plan during 2024, 2023 or 2022.
During 2016, the Company created the 2016 Equity Incentive Plan (“2016 Plan”), which allows for the issuance of options to purchase shares of EquipmentShare common stock. The employees eligible to participate in the plan are determined by the plan’s committee. Options are issued with an exercise price equal to the fair value of the Company’s common stock and with vesting conditions as determined by the plan’s committee. Option awards with time-based vesting conditions generally range from 12 to 48 months. Option awards with service, performance, and/or market conditions, as defined, vest when those milestones are achieved (hereafter, the “milestone-based awards”). Options are generally forfeited upon termination or when performance or market conditions are not met, and forfeitures are accounted for as they occur.
As of December 31, 2024, the Company has a total of 22,525,256 options authorized under the 2016 Plan which includes 18,255,784 options under the 2016 Plan and 4,269,472 options transferring in to the 2016 Plan from the 2015 Plan. There were 10,607,592 options issued and outstanding, 7,961,701 options available for issuance, and 3,955,963 options were exercised or cancelled and not returned to the pool as of December 31, 2024.
The fair value of each time-based award is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for the years ended December 31, 2024 and 2023:

	2024	2023
Expected dividend yield	0.0%	0.0%
Expected volatility	52.5%	52.1%
Risk-free interest rate	4.2%	4.2%
Expected term (years)	5.9	5.9
The Company historically has not paid dividends on common stock and has no plans to issue dividends in the foreseeable future. The fair value per share of the Company’s common stock was determined using the market approach (guideline public company method) whereby guideline companies were selected to develop relevant market multiples and ratios, using metrics such as revenue, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, net income and/or tangible book value. These multiples and ratios were then applied to the Company’s financial metrics to determine enterprise value. Using the Black-Scholes option pricing model, the Company estimated the grant-date fair value of each option whereby the expected volatility is estimated based on the average historical volatility of comparable entities with publicly traded shares. The risk-free

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
rate for the expected term of the option is based on the U.S. Treasury yield curve at the date of grant. The expected term represents the period that share-based awards are expected to be outstanding. Since the Company did not have sufficient historical information to develop reasonable expectations about future exercise behavior, the Company uses the simplified method to compute expected term, which consists of taking the midpoint between an option’s vesting date and contractual term.
The fair value of each milestone-based award was estimated on the date of grant using Monte Carlo simulations with the following assumptions:

Expected dividend yield (1) (2)	0.0%
Expected volatility (1) (2)	55.0%
Risk-free interest rate (1)	4.2%
Risk-free interest rate (2)	3.7%
Expected term (years) (1)	2.0
Expected term (years) (2)	9.1
_________________
Notes:
(1)These assumptions related to milestone-based awards granted in 2021 and modified in 2022.
(2)These assumptions related to milestone-based awards granted in 2022.
The expected volatility assumption used to estimate the grant-date fair value of each option was based on the average historical volatility of comparable entities with publicly traded shares. The risk-free rate for the expected term of the option was based on the U.S. Treasury yield curve at the date of grant or at the award modification date. The Company remeasured the 2021 award on December 22, 2022, the date of modification. The expected term of the 2021 award represents the period that the award is expected to be outstanding from the award modification date of December 22, 2022 through December 31, 2024. The expected term of the 2022 award represents the period that the award is expected to be outstanding from December 22, 2022 through January 31, 2032. If the milestone conditions are not met during the expected terms, then the unvested awards will be forfeited.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
A summary of the option activity under the 2016 Plan is as follows:

		Weighted
	Options	Average
	Outstanding	Exercise Price
Options outstanding, January 1, 2022	17,198,344	3.44
Exercisable options, January 1, 2022	6,755,624	2.63
Granted	1,979,668	6.09
Exercised	(386,825)	0.90
Forfeited	(116,057)	4.14
Expired	(22,520)	1.95
Options outstanding, December 31, 2022	18,652,610	3.77
Exercisable options, December 31, 2022	8,019,419	2.87
Granted	1,397,090	6.37
Exercised	(1,100,864)	1.56
Forfeited	(502,583)	5.43
Expired	(128,507)	3.93
Options outstanding, December 31, 2023	18,317,746	4.06
Exercisable options, December 31, 2023	8,173,670	3.30
Granted	927,887	8.37
Exercised	(841,202)	3.27
Forfeited	(1,200,973)	5.69
Expired	(6,978,876)	4.23
Options outstanding, December 31, 2024	10,224,582	4.21
Exercisable options, December 31, 2024	8,405,911	3.63
The weighted average grant date fair value of the options issued during 2024, 2023 and 2022 respectively, was $4.51, $3.45 and $3.13 per option. Stock-based compensation expense of $3.5 million, $3.3 million and $2.9 million was recorded for vested time-based options during the years ended December 31, 2024, 2023 and 2022, respectively, and is included in selling, general and administrative expenses in the consolidated statements of net income. At December 31, 2024, the unrecognized stock-based compensation expense yet to be recognized over the vesting period was $6.1 million. The weighted average remaining life of the outstanding stock options was 1.8 years as of December 31, 2024.
No milestone-based awards were granted during 2024 or 2023. The Company recognized $0.1 million of stock compensation expense for vested milestone-based option awards during the year ended December 31, 2023, which is included in selling, general and administrative expenses in the consolidated statements of net income. No stock compensation expense for milestone-based option awards was recognized during 2024. The Company had 320,000 unvested milestone-based option awards granted in 2022 outstanding as of December 31, 2024. If the 2022 award milestones, as defined, are not achieved by January 31, 2032, then these unvested options will be forfeited. The Company has not recognized stock compensation expense for these unvested stock options granted during 2022 as of December 31, 2024 because, for accounting measurement purposes, it is not highly probable that the performance conditions will be achieved. The estimated unrecognized stock-based compensation expense to be recognized if and when the performance conditions are considered highly probable of being achieved could be up to $0.5 million for the 2022 awards as of December 31, 2024. The average remaining life of the outstanding milestone-based stock option awards was 7.1 years for the 2022 awards as of December 31, 2024.
In addition to stock options, the Company issues performance-based restricted stock units (“RSUs”) under the 2016 Plan with two-tiered vesting conditions which include a service requirement and a liquidity event requirement. The service condition of the RSUs will be met provided the participant is in continuous service over the defined period of time generally 12 to 48 months. The liquidity event requirement will be satisfied on the effective date of an

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
initial public offering or the date of an acquisition that constitutes a change in control. The RSUs will vest ratably over the continuous service period upon the occurrence of a liquidity event and will automatically convert to shares of common stock on a one-to-one basis. RSUs shall be settled no later than March 15 of the calendar year following the calendar year in which each vesting event occurs.
During 2024, the Company granted 117,944 RSUs under the 2016 Plan with a weighted average grant date price per unit of $8.37, and 312,934 RSUs with a weighted average grant date price per unit of $6.07 were forfeited. During 2023, the Company granted 578,000 RSUs under the 2016 Plan during 2023 with a weighted average grant date price per unit of $6.05. There were no RSUs vested during 2024. As of December 31, 2024, the Company had a total of 383,010 nonvested RSUs outstanding and the total pretax compensation cost not yet recognized by the Company with regard to unvested RSUs was $2.6 million. The weighted average period over which this compensation cost is expected to be recognized is 1.1 years.
17.REVENUE RECOGNITION
The Company recognizes revenue in accordance with two accounting standards: (1) Topic 842, which addresses lease accounting, and (2) Topic 606, which addresses revenue from contracts with customers.
The following table disaggregates the Company’s revenue based on type and the applicable accounting standard (In millions):

	Years Ended December 31,
	2024			2023			2022
	Topic 842	Topic 606	Total	Topic 842	Topic 606	Total	Topic 842	Topic 606	Total
Equipment rental	$1,648.8	$–	$1,648.8	$1,335.7	$–	$1,335.7	$963.6	$–	$963.6
Ancillary and other rental revenue:
Delivery and pick-up	63.5	62.5	126.0	48.9	49.8	98.7	33.7	34.5	68.2
Other equipment rental	74.0	17.9	91.9	63.2	13.5	76.7	42.3	10.2	52.5
Total equipment rental and related services	1,786.3	80.4	1,866.7	1,447.8	63.3	1,511.1	1,039.6	44.7	1,084.3
Equipment sales (new and used)(1)	–	1,675.7	1,675.7	–	878.8	878.8	–	563.9	563.9
Equipment parts, supplies, and services:
Equipment parts and supplies sales	–	78.7	78.7	–	60.7	60.7	–	36.1	36.1
Service	–	78.4	78.4	–	52.1	52.1	–	22.6	22.6
Total equipment parts, supplies, and services	–	157.1	157.1	–	112.8	112.8	–	58.7	58.7
Platform revenue:
Telematics	–	31.7	31.7	–	20.9	20.9	–	15.3	15.3
Other	–	32.1	32.1	–	32.6	32.6	–	10.6	10.6
Total revenues	$1,786.3	$1,977.0	$3,763.3	$1,447.8	$1,108.4	$2,556.2	$1,039.6	$693.2	$1,732.8
__________________
(1)For the years ended December 31, 2024, 2023 and 2022, equipment sales to OWN Program participants were $1,474.4 million, $706.0 million and $472.9 million, respectively. For the years ended December 31, 2024, 2023 and 2022, equipment sales to contractors and other end users were $201.3 million, $172.8 million, and $91.0 million, respectively.
The Company's Equipment Rental and Services Operations segment revenue (see Note 23) is comprised of equipment rental and related services and equipment parts, supplies, and services revenue presented in the table above.
The disaggregation of the Company's revenue from contracts to customers as reflected above, coupled with the reportable segment disclosures (see Note 23), depicts how the nature, amount, timing and uncertainty of the Company's revenue and cash flows are affected by economic factors.
Equipment rental sublease income was $827.0 million, $559.0 million and $346.6 million for the years ended December 31, 2024, 2023 and 2022, respectively.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Revenue for lease arrangements with customers (Topic 842)
Equipment rental revenue: The Company is in the business of renting equipment that is owned by the Company or rented from vendors, contractors, and others and then re-rented to the Company’s third-party customers. Such arrangements are accounted for as operating leases with the Company as a lessor and governed by the standard rental contract.
As a lessor of rental equipment to customers, revenue is recognized in the period earned on a straight-line basis over the contract term, regardless of timing of billing to customers. A rental contract term can be daily, weekly, or monthly (28 days), and is billed when the monthly rental charge is achieved, or at the completion of the rental contract, whichever is sooner. From time to time, the Company provides an option for the lessee to purchase the rented equipment at the end of the lease, however, the Company does not generate material revenue from sales of equipment under such rental purchase option arrangements.
Equipment rental revenue includes revenue generated by the Company, as a sublessor, from equipment that is owned by others who are participants in the Company’s OWN Program. Under the OWN Program, the owner’s equipment is fully enabled with the Company’s T3 telematics and placed on the Company’s platform to be rented. Rental revenue generated while the equipment is rented to the Company’s customers is shared between the Company and the owner of the equipment. The Company may also provide other services under the OWN Program, such as maintenance, insurance, and remarketing services. Rental revenue generated from the OWN Program is divided between the Company and the owner of the equipment, and for the duration of the arrangement the Company manages the owner’s equipment utilizing the T3 operating system.
Ancillary and other equipment rental revenues: Delivery fees charged are variable, based on the type of equipment being delivered, the requested delivery time, the distance of the delivery and other relevant considerations. Delivery occurs before the rental period begins and, therefore, delivery fees charged are recognized over the monthly rental period.
Other equipment rental revenue is primarily comprised of (i) revenue generated from customers who purchase rental insurance coverage to protect against potential damages or loss to the equipment rented and (ii) environmental fees assessed on the rental asset. Rental insurance coverage revenue is recognized as revenue in the period earned on a straight-line basis over the contract term, regardless of timing of billing to customers. Environmental fee revenue is recognized in the period earned on a straight-line basis over the contract term.
Revenues from contracts with customers (Topic 606)
Pick-up services: Pick-up services are at the customer’s option after the lease has terminated, and control of the asset no longer resides with the lessee. Accordingly, the Company recognizes revenue from pick-up services at the point in time when the pick-up service has been provided, regardless of timing of billing to customers.
Fuel recovery fees: Similar to pick-up services, fuel recovery charges are at the customer’s option after the lease has terminated, and control of the asset no longer resides with the lessee. Accordingly, fuel recovery fees, which are included in other equipment rental, are recognized at the point in time when the customer elects the service and the service has been provided by the Company.
Equipment sales (new and used) and equipment parts and supplies sales: The Company recognizes revenue on sales of new equipment and used equipment, as well as revenue on sales of parts and supplies, at the point in time when it has a contract in place and satisfies the performance obligation by transferring control of the product or service to a customer. The amount of revenue recognized reflects the consideration the Company expects to be entitled to in exchange for such products or services. The Company recognizes revenue on sales of new equipment, used equipment, and parts and supplies when control has transferred to the customer, which is typically when the asset is picked up, delivered to the customer, or when significant risks and rewards of ownership have passed to the customer. In certain cases, the Company acts as the agent for the sale of new equipment, resulting in the new equipment sales revenue being presented net of new equipment cost of revenues in the equipment sales revenue on the accompanying consolidated statements of net income. Otherwise, the Company presents new and used equipment sales on a gross basis within equipment sales revenue and the related equipment sales cost of revenues on

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
the accompanying consolidated statements of net income. As described above, the Company sells equipment assets to other parties and may allow the purchaser of the equipment to place the equipment asset in the OWN Program to be rented to the Company’s customers. Sales and other tax amounts collected from customers and remitted to government authorities are accounted for on a net basis and excluded from revenue.
Service revenue: Service revenue is primarily comprised of (i) warranty services and (ii) maintenance services and other miscellaneous services. Warranty services revenue represents compensation for the service work the Company has performed on behalf of the OEM in order to fulfill the warranty extended by the OEM to the customer. Warranty revenue and the related receivable are short-term in nature and revenue is recognized at the point in time when the repair service has been provided by the Company. The Company acts as the principal in these transactions and, therefore, warranty revenue earned and warranty expense incurred are presented on a gross basis within revenues and cost of revenues in the accompanying consolidated statements of net income. Maintenance services and other miscellaneous services revenue represents compensation for maintenance work the Company has performed for customers and is recognized at the point in time when the services are performed, or under certain OWN Program arrangements, the Company has a stand-ready performance obligation to provide maintenance services and revenue is recognized over the contract service period.
Telematics revenue: Telematics revenue includes (i) the sale of subscriptions to the Company’s telematics services, which are recognized on a straight-line basis over the period corresponding to the telematics subscriptions that are sold separately to customers; or (ii) as an allocation of the transaction consideration from equipment rentals for the non-lease component of the rental arrangements, which is recognized on a straight-line basis over time based on the monthly period for equipment rentals.
Other: Other platform revenue includes sales of building materials and hardware supplies, which are recognized at a point in time when the products are purchased and picked up by the customer from one of the Company’s store locations.
Contract assets and liabilities
The Company does not have material contract assets or material contract liabilities associated with contracts with customers. The Company’s contracts with customers do not result in material amounts billed to customers in excess of recognizable revenue. The Company did not recognize material revenues during the years ended December 31, 2024 or 2023 that were contract liabilities at the beginning of such periods.
18.INCOME TAXES
For financial reporting purposes, income before income taxes includes the following components (In millions):

	Years Ended December 31,
	2024	2023	2022
United States	$4.9	$21.3	$69.1
Foreign	0.5	0.4	(0.9)
Income before income taxes attributed to common shareholders	$5.4	$21.7	$68.2

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The components of the provision for income taxes are as follows (In millions):

	Years Ended December 31,
	2024	2023	2022
Current:
Federal	$1.4	$–	$–
State	1.5	0.4	0.6
Foreign	0.1	0.1	–
Total current	3.0	0.5	0.6
Deferred:
Federal	(0.8)	2.8	14.5
State	0.6	0.9	3.8
Foreign	–	0.2	(0.2)
Total deferred	(0.2)	3.9	18.1
Provision for income taxes	$2.8	$4.4	$18.7
A reconciliation of the amount computed by applying the federal statutory income tax rate of 21 percent to pre-tax income as compared to the total income tax provision recorded are as follows (In millions):

	Years Ended December 31,
	2024		2023		2022
Income taxes at federal statutory rate	$1.1	21.0%	$4.6	21.0%	$14.3	21.0%
State income taxes, net of federal benefit	1.9	34.2	1.1	4.8	4.3	6.3
Nondeductible expenses	1.3	23.5	1.0	4.3	0.3	0.4
Stock based compensation	0.6	10.7	0.1	0.4	0.4	0.6
Unrecognized tax benefits	–	—	(3.3)	(14.4)	0.4	0.6
Research and development credit	(2.1)	(37.9)	0.8	3.4	(0.4)	(0.6)
Other	–	(0.4)	0.1	0.6	(0.6)	(0.9)
Total income tax provision	$2.8	51.1%	$4.4	20.1%	$18.7	27.4%

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The components of the deferred income tax assets (liabilities), which are included in other noncurrent liabilities on the consolidated balance sheets are as follows (In millions):

	December 31, 2024	December 31, 2023
Deferred tax assets
Allowance for doubtful accounts	$10.3	$4.8
Tax credit carryforwards	0.7	2.6
Net operating loss carryforwards	108.6	137.3
Interest disallowance	108.1	82.0
Lease liability	148.3	149.4
Deferred finance liability	21.3	7.8
Other deferred tax assets	17.8	13.2
Total deferred tax assets	415.1	397.1
Deferred tax liabilities
Rental equipment, property and other fixed assets	(281.6)	(261.7)
Intangible assets	(13.2)	(9.5)
Right of use asset	(137.1)	(144.0)
Other deferred tax liabilities	(13.9)	(12.8)
Total deferred tax liabilities	(445.8)	(428.0)
Deferred tax liabilities, net	$(30.7)	$(30.9)
As of December 31, 2024, a deferred tax asset of $94.1 million was recorded for unutilized federal net operating loss carryforwards ("NOL carryforwards"). The total federal NOL carryforwards are $448.2 million, which has an indefinite carryforward period. State NOL carryforwards have generated a deferred tax asset of $14.6 million. While some state NOLs will not expire, others will expire between 2024 and 2043.
In determining the valuation allowance, an assessment of positive and negative evidence was performed regarding realization of the net deferred tax assets in accordance with Topic 740. This assessment included the evaluation of scheduled reversals of deferred tax liabilities, the availability of carryforwards and estimates of projected future taxable income. At December 31, 2024, no valuation allowance was recorded against deferred tax assets. The Company concluded that the deferred tax assets of $415.1 million will be realized and as such, no valuation allowance was recorded.
At December 31, 2024, the Company has net operating loss carryforwards of $448.2 million for federal income tax purposes, of which have an indefinite life. The Company also has income tax credits for research and development. These credits have a twenty-year carryforward life and expire in 2044.
The following table summarizes the gross amounts of unrecognized tax benefits without regard to reduction in tax liabilities or additions to deferred tax assets and liabilities if such unrecognized tax benefits were settled (In millions):

	December 31, 2024	December 31, 2023
Beginning balance	$0.1	$3.4
Additions based on tax positions related to current year	–	–
Additions based on tax positions related to prior years	–	0.1
Reductions based on tax positions related to prior years	–	(3.4)
Ending balance	$0.1	$0.1

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Company had $0.1 million of unrecognized tax benefits at December 31, 2024 and 2023, of which $0.1 million would affect the effective tax rate if recognized. The Company did not accrue interest or penalties related to current additions of unrecognized tax benefits based on the nature of the position.
The Company files income tax returns in the United States and various state and local jurisdictions where the statutes of limitations generally range from three to five years. As of December 31, 2024, the Company is no longer subject to U.S. federal and state examinations by tax authorities for years before fiscal 2020.
19.RELATED PARTY TRANSACTIONS
Transactions with Investee
The Company purchased telematics tracker devices from an equity method investee totaling approximately $22.2 million, $7.6 million and $9.6 million for the years ended December 31, 2024, 2023 and 2022, respectively. Design and development services paid to the same equity method investee were $1.4 million and $0.9 million for the years ended December 31, 2024 and 2023, respectively, and included in selling, general and administrative expenses on the consolidated statements of net income. There were no design and development services paid during the year ended December 31, 2022. Amounts owed to the same equity method investee, included in accounts payable, were $0.9 million as of December 31, 2024. There were no payables due to the same equity method investee at December 31, 2023.
Transactions with Entities Owned or Controlled by the Co-Founders
The Company has entered into transactions with related party entities either owned or controlled by the Company’s Chief Executive Officer or President (“the co-founders”).
The Company recognized revenue from equipment sales to entities owned or controlled by the co-founders of $346.4 million, $195.5 million and $163.6 million for the years ended December 31, 2024, 2023 and 2022, respectively, which are included in equipment sales on the consolidated statements of net income. The equipment sold was subsequently listed on the Company’s marketplace under the OWN Program. A portion of these equipment sales were agent transactions and the related cost of the equipment sold of $69.8 million, $115.3 million and $85.5 million is presented net of the associated equipment sales revenue on the consolidated statements of net income for the years ended December 31, 2024, 2023 and 2022, respectively.
During 2024, the Company purchased $133.1 million of equipment previously enrolled in the OWN Program from entities owned or controlled by the co-founders. The equipment purchased was added to the Company’s rental fleet. There were no equipment purchases from entities owned or controlled by the co-founders during 2023 and 2022.
The Company recognized revenue from equipment parts, supplies and services provided under the OWN Program to entities owned or controlled by the co-founders of $4.4 million, $6.8 million and $1.1 million for the years ended December 31, 2024, 2023 and 2022, respectively, which are included in equipment parts, supplies and services on the consolidated statements of net income.
Equipment rental revenue share under the OWN Program with entities owned or controlled by the co-founders were $73.5 million, $56.1 million and $42.5 million for the years ended December 31, 2024, 2023 and 2022, respectively, which are included in cost of revenues on the consolidated statements of net income. At December 31, 2024 and 2023, the Company had accrued expenses under the OWN Program due to entities owned or controlled by the co-founders of $3.5 million and $6.2 million, respectively.
During the years ended December 31, 2024, 2023 and 2022, entities owned or controlled by the co-founders provided various services to the Company of $0.5 million, $0.9 million and $0.1 million, respectively, which are included in selling, general and administrative expenses on the consolidated statements of net income.
The Company recognized $6.0 million of income related to the assignment of new property site purchase rights and related transaction and construction developer fees provided to entities owned or controlled by the co-founders

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
for the year ended December 31, 2024, which are included in other income, net on the consolidated statements of net income. There were no such amounts recognized during 2023 and 2022.
At December 31, 2024 and 2023, the Company had receivables due from entities owned or controlled by the co-founders in the amounts of $36.3 million and $5.4 million, respectively, which are included in accounts receivable on the consolidated balance sheets.
The Company leases properties, facilities, vehicles, and aircraft for its operations under various operating lease arrangements with entities owned or controlled by the co-founders. Operating lease expenses associated with these arrangements were $3.7 million, $2.6 million and $2.8 million for the years ended December 31, 2024, 2023 and 2022, respectively, which are included in direct operating costs or selling, general and administrative expenses on the consolidated statements of net income. At December 31, 2024, the Company had operating lease right of use assets and operating lease liabilities under lease arrangements with entities owned or controlled by the co-founders of $32.5 million and $29.6 million, respectively. At December 31, 2023, the Company had operating lease right of use assets and operating lease liabilities under lease arrangements with entities owned or controlled by the co-founders of $5.3 million and $5.3 million, respectively.
During the year ended December 31, 2024, the Company made payments of $0.5 million under property finance lease arrangements with entities owned or controlled by the co-founders. At December 31, 2024, the Company had finance lease liabilities under finance lease arrangements with entities owned or controlled by the co-founders of $29.8 million. There were no such arrangements during 2023 and 2022.
During the years ended December 31, 2024, 2023 and 2022, entities owned or controlled by the co-founders provided construction services to the Company in the amounts of $1.0 million, $0.8 million and $1.3 million, respectively, which were capitalized to property and other fixed assets.
At December 31, 2024 and 2023, the Company had payables due to entities owned or controlled by the co-founders of $0.4 million and $0.5 million, respectively, which are included in accounts payable on the consolidated balance sheets.
During 2024, the Company deposited $5.0 million into a financial institution in which the co-founders have an ownership interest, which is included in cash and cash equivalents on the consolidated balance sheets.
On December 12, 2024, the Company, through its wholly owned subsidiary, acquired substantially all of the business operations of two building supplies, lumber, and hardware stores from an entity that is owned or ultimately controlled by the co-founders for an aggregate purchase price of $2.2 million, of which $2.0 million was paid. The purchase price was preliminarily allocated to the estimated fair value of net assets acquired at the acquisition date, including $0.4 million to accounts receivable, $1.4 million to inventories, and $0.4 million to property and other fixed assets. Management uses its best estimates and assumptions to value assets acquired and liabilities assumed at the acquisition date. Such estimates are inherently uncertain and may be subject to refinement. As a result, during the measurement period of up to one year from the acquisition date, the Company may record adjustments to the acquisition accounting, to the extent new information becomes available including, but not limited to, management’s assessment of inventories, and property and other fixed assets. No goodwill resulted from this transaction.
The Company does not provide any financial support or guarantee any debt of the related party entities involved in the transactions described above.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
20.FAIR VALUE MEASUREMENTS AND OTHER
The fair value measurements relating to cash equivalents, short-term investments (included in other current assets), and interest rate swap derivative instruments (included in other assets) are categorized in the fair value hierarchy as follows (In millions):

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Cash equivalents	$69.3	$–	$–	$69.3
Short-term investments:
Mutual funds	5.1	–	–	5.1
Equity securities	20.8	0.2	–	21.0
Common stocks	1.1	–	–	1.1
Corporate bonds	–	5.6	–	5.6
U.S. government bonds	16.8	–	–	16.8
Real estate investment trust	–	1.2	–	1.2
Interest rate swap derivative	–	5.8	–	5.8
Total	$113.1	$12.8	$–	$125.9

	December 31, 2023
	Level 1	Level 2	Level 3	Total
Cash equivalents	$27.8	$–	$–	$27.8
Short-term investments:
Mutual funds	4.2	–	–	4.2
Equity securities	17.5	–	–	17.5
Common stocks	0.2	–	–	0.2
Corporate bonds	–	5.3	–	5.3
U.S. government bonds	4.7	–	–	4.7
Real estate investment trust	–	1.2	–	1.2
Interest rate swap derivative	–	5.6	–	5.6
Total	$54.4	$12.1	$–	$66.5
The carrying amounts presented on the consolidated balance sheets for accounts receivable, accounts payable, and other liabilities approximate their fair values due to the short-term maturity of these financial instruments.
The fair values of long-term debt, excluding the Company’s Notes, approximate their book values as of December 31, 2024 and 2023. The aggregate fair value of the Company’s Notes which are categorized in Level 2 of the fair value hierarchy, is estimated based on observable inputs other than quoted prices in active markets and approximated $2,211.5 million and $1,062.4 million as of December 31, 2024 and 2023, respectively.
Investments in equity securities in which the Company does not have significant influence of $19.3 million and $18.8 million as of December 31, 2024 and 2023, respectively, are carried at cost under the measurement alternative for equity investments that do not have readily determinable fair values. Investments in equity securities in which the Company has significant influence, but not control, of $34.5 million and $25.2 million as of December 31, 2024 and 2023, respectively, are carried under the equity method. These amounts are reported as Investments in non-consolidated affiliates on the accompanying consolidated balance sheets.
21.ACQUISITIONS
During 2024, the Company, through its wholly owned subsidiaries, entered into four separate purchase agreements to acquire substantially all of the business operations of five building supplies, lumber, and hardware

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
stores for an aggregate purchase price of $7.1 million, of which $6.3 million was paid. The purchase prices were preliminary allocated to the estimated fair value of net assets acquired as of their respective acquisition dates, including $0.6 million to accounts receivable, $4.8 million to inventories, and $1.7 million to property and other fixed assets. Refer to Note 19, Related Party Transactions, for additional information. Management uses its best estimates and assumptions to value the assets acquired and liabilities assumed at the acquisition date. Such estimates are inherently uncertain and may be subject to refinement. As a result, during the measurement period of up to one year from the acquisition date, the Company may record adjustments to the acquisition accounting, to the extent new information becomes available including, but not limited to, management’s assessment of inventories, vehicles, furniture, fixtures and improvements. No goodwill resulted from these transactions. Assuming the acquisition of these businesses were consummated as of January 1, 2023, the pro forma effect on revenue and earnings are not material to the consolidated financial statements.
During 2022, the Company, through its wholly owned subsidiaries, entered into four separate purchase agreements to acquire substantially all of the business operations of ten building supplies, lumber, and hardware stores for an aggregate purchase price paid of $27.3 million. The following presents the final allocation of the aggregate purchase price paid to the fair values of the assets acquired and the liabilities assumed identified in the 2022 asset purchase agreements and recognized by the Company (In millions):

Accounts receivable	$2.6
Inventories available for retail sale	7.4
Equipment fleet (used)	0.1
Property and buildings	15.2
Office equipment, furniture, fixtures, and improvements	1.7
Other assets	0.1
Intangible assets	0.2
Total fair value of acquired assets and liabilities assumed	$27.3
These acquisitions strategically enable the Company to provide construction contractors with better access to materials and small tools needed on the construction jobsite.
Landmark Equipment
On December 9, 2022, the Company entered into an asset purchase agreement to acquire substantially all of the construction and agricultural equipment sales and rental business of Landmark Equipment, Inc. (Landmark) for cash consideration of $11.9 million. The acquisition strategically enables the Company to expand its equipment dealership network to serve construction, governmental, agricultural, and lawn and garden care customers in the Dallas / Fort Worth metro area. Landmark is the primary dealer in this market for (i) New Holland, Takeuchi, and Sany construction equipment: (ii) New Holland and Yanmar agricultural products; (iii) Bad Boy, Cub Cadet, Hustler and Stihl lawn and garden care equipment; and, (iv) Alamo, Bush Hog, Rhino, and Land Pride implements. The Landmark operations are included in the consolidated financial statements from the date of acquisition.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The following presents the final allocation of the purchase price paid to the fair values of the assets acquired and the liabilities assumed identified in the asset purchase agreement and recognized by the Company (In millions):

Accounts receivable	$0.6
Supplies and parts inventories	1.2
Equipment inventory	1.9
Equipment fleet (used)	4.1
Office equipment, furniture, fixtures, and improvements	0.9
Intangible assets	1.5
Goodwill	1.8
Customer deposits	(0.1)
Total fair value of acquired assets and liabilities assumed	$11.9
In connection with the Landmark business acquisition, the Company also entered into agreements at market rates to lease from the seller the real estate relating to Landmark’s five operating locations in Texas (Irving, McKinney, Fort Worth, Waxahachie, and Cleburne) resulting in a ROU asset and liability of $4.7 million.
Management uses its best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date. Such estimates are inherently uncertain and may be subject to refinement. As a result, during the measurement period within one year from the acquisition date, the Company recorded immaterial adjustments to the acquisition accounting, to the extent new information became available including, but not limited to, management’s assessment of supplies and parts inventories, used equipment, and vehicles. This transaction resulted in approximately $1.8 million of tax-deductible goodwill.
22.COMMITMENTS AND CONTINGENCIES
From time to time, the Company is involved in various claims and legal actions. These matters include, but are not limited to, claims arising from the operation of rented equipment, workers' compensation claims, and alleged breaches of obligations of certain employees to former employers. Management believes that such claims and legal actions taken against the Company are without merit and the Company intends to vigorously defend itself in these cases. Management is of the opinion that the ultimate resolution of any ongoing litigation and related matters, individually or in the aggregate, will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.
23.SEGMENT INFORMATION
The Company has two reportable segments: (1) Equipment Rental and Services Operations, and (2) Equipment Sales. Equipment Rental and Services Operations are comprised of recurring activity performed at the Company's full-service branch locations, such as equipment rentals and related services (including allocated telematics revenue related to rental customer access to the T3 platform), and sales of parts, supplies and maintenance services to construction contractors and others. Equipment Sales are comprised of sales by the Company of new or used equipment made at any of the Company's branch locations and dealership sites, including equipment sales to participants in the OWN Program. All other business activities, which include telematics subscriptions (software-as-a-service), software applications, and related telematics devices purchased by customers for their owned fleet, as well as building materials and hardware supplies, are included in "All Other." The Company generates all of its revenue in the United States and all long-lived assets are located in the United States.
These segments are based upon revenue streams and how the chief operating decision maker ("CODM") of the Company allocates resources and assesses performance. The Company’s Chief Executive Officer is the CODM. The CODM uses Segment Adjusted EBITDA to make resource allocation decisions and to assess the performance of these segments. The CODM uses Segment Adjusted EBITDA to evaluate segment performance without regard to potential distortions and to assess period-over-period growth. Excluding OWN Program payouts and equipment operating lease expense from Equipment Rental and Services Operations Segment Adjusted EBITDA provides the CODM with a more meaningful metric to compare operating performance to industry peers who do not source their

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
equipment fleet through lease arrangements. The most significant decisions made by the CODM relate to site expansion, capital deployment, and employee hiring, among other things.
Significant expenses regularly provided to the CODM and reported in Segment Adjusted EBITDA include segment cost of revenues and segment selling, general, and administrative expenses. Segment cost of revenues for the Equipment Rental and Services Operations segment includes direct operating costs, excluding equipment and vehicle operating lease expense. Segment cost of revenues for the Equipment Sales segment includes the cost of equipment sales. Segment cost of revenues for All Other business activities includes platform expenses. Segment Adjusted EBITDA also excludes operating expenses related to OWN Program payouts, depreciation expense on rental equipment, and amortization expense on capitalized software. Segment selling, general and administrative expenses exclude depreciation expense related to the Company’s property and other fixed assets. There are no other significant segment expenses.
The accounting policies of the reportable segments are consistent with those described in Note 2: Summary of Significant Accounting Policies. Certain corporate selling, general and administrative expenses, including corporate employee compensation, technology costs, professional service fees, and insurance expenses are deemed to be of an operating nature and are allocated to each segment based primarily on segment employee headcount. There were no sales or transactions between segments for any of the periods presented. Total assets by segment are not disclosed because this information is not regularly reviewed by the CODM and used to assess performance and allocate resources. The Company does not compile discrete financial information for segments other than the information presented below.
The following table presents information about reportable segments (In millions):

	Year Ended December 31, 2024
	Equipment Rental
	and Services	Equipment
	Operations	Sales	All Other	Total
Equipment rental, parts, supplies and services	$2,023.8	$—	$—	$2,023.8
Equipment sales	—	1,675.7	—	1,675.7
Telematics	11.0	—	20.7	31.7
Sales of building materials, small tools, and hardware supplies	—	—	32.1	32.1
Total revenues	$2,034.8	$1,675.7	$52.8	$3,763.3
Significant expenses:
Segment cost of revenues	578.5	1,399.9	29.6
Segment selling, general and administrative expenses	640.8	28.6	30.9
Segment Adjusted EBITDA	$815.5	$247.2	$(7.8)	$1,054.9

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31, 2023
	Equipment Rental
	and Services	Equipment
	Operations	Sales	All Other	Total
Equipment rental, parts, supplies and services	$1,623.9	$—	$—	$1,623.9
Equipment sales	—	878.8	—	878.8
Telematics	8.4	—	12.5	20.9
Sales of building materials, small tools, and hardware supplies	—	—	32.6	32.6
Total revenues	$1,632.3	$878.8	$45.1	$2,556.2
Significant expenses:
Segment cost of revenues	435.3	727.7	29.1
Segment selling, general and administrative expenses	440.9	27.4	30.7
Segment Adjusted EBITDA	$756.1	$123.7	$(14.7)	$865.1

	Year Ended December 31, 2022
	Equipment Rental
	and Services	Equipment
	Operations	Sales	All Other	Total
Equipment rental, parts, supplies and services	$1,143.0	$—	$—	$1,143.0
Equipment sales	—	563.9	—	563.9
Telematics	6.7	—	8.6	15.3
Sales of building materials, small tools, and hardware supplies	—	—	10.6	10.6
Total revenues	$1,149.7	$563.9	$19.2	$1,732.8
Significant expenses:
Segment cost of revenues	340.9	443.4	12.3
Segment selling, general and administrative expenses	328.8	8.2	31.5
Segment Adjusted EBITDA	$480.0	$112.3	$(24.6)	$567.7
The following table reconciles total Segment Adjusted EBITDA to income before income taxes (In millions):

	Year Ended December 31,
	2024	2023	2022
Segment Adjusted EBITDA	$1,054.9	$865.1	$567.7
Equipment operating lease expense	(84.8)	(110.8)	(90.0)
OWN Program payouts	(420.1)	(209.2)	(95.8)
Depreciation expense on rental equipment	(293.0)	(279.7)	(205.4)
Amortization expense on capitalized software	(11.8)	(6.0)	(2.1)
Depreciation expense on property and other fixed assets	(27.4)	(9.3)	(4.3)
Gain on sale of properties and other assets	19.7	10.4	16.5
Loss on debt extinguishment	—	(30.0)	—
Interest expense	(261.4)	(213.3)	(119.9)
Other income, net	29.1	4.6	1.6
Income before income taxes	$5.2	$21.8	$68.3

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
24.EARNINGS PER SHARE
Basic earnings per share is calculated using the two-class method as the Company’s convertible preferred stock is considered a participating security because these shares participate in dividends on an as-converted basis with common stock. The two-class method requires an allocation of earnings to all participating securities. Basic earnings per share is calculated by dividing net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding for the period. The participating securities are not required to participate in the losses of the Company, and therefore during periods of loss there is no allocation required under the two-class method between common and participating securities. The Company calculated diluted earnings per share using the more dilutive of either the two-class, if-converted method or the treasury stock method. For the years ended December 31, 2024, 2023 and 2022 the two-class, if-converted method and the treasury stock method yielded the same result. Diluted earnings per common share is computed by dividing net (loss) income attributable to common shareholders by the weighted average number of common shares plus the effect of dilutive potential common shares outstanding during the period. The following table sets forth the computation of basic and diluted earnings per common share (In millions):

	Years Ended December 31,
	2024	2023	2022
Basic earnings per common share:
Net income	$2.4	$17.4	$49.6
Loss (income) attributable to noncontrolling interests	0.2	(0.1)	(0.1)
Less: Deemed dividends on perpetual preferred stock	(40.5)	(31.8)	(14.4)
Net (loss) income attributable to common shareholders	(37.9)	(14.5)	35.1
Less: Earnings allocated to participating securities	–	–	(23.2)
Net (loss) income attributable to common shareholders - Basic	(37.9)	(14.5)	11.9
Weighted average common shares outstanding - Basic	77.3	74.7	71.3
Basic (loss) earnings per common share	$(0.49)	$(0.19)	$0.17

	Years Ended December 31,
	2024	2023	2022
Diluted earnings per share:
Net income	$2.4	$17.4	$49.6
Loss (income) attributable to noncontrolling interests	0.2	(0.1)	(0.1)
Less: Deemed dividends on perpetual preferred stock	(40.5)	(31.8)	(14.4)
Net (loss) income attributable to common shareholders - Diluted	(37.9)	(14.5)	35.1
Weighted average common shares outstanding	77.3	74.7	71.3
Dilutive effect of employee stock options	—	—	6.8
Dilutive effect of participating securities	—	—	140.0
Weighted average common shares outstanding - Diluted	77.3	74.7	218.1
Diluted (loss) earnings per common share	$(0.49)	$(0.19)	$0.16
Employee stock options of 8,620,913 and 7,317,487 were excluded from the calculation of diluted earnings per share as of December 31, 2024 and 2023, respectively, as a result of their anti-dilutive effect. In addition, convertible preferred shares of 141,986,676 and 141,959,043, which are considered participating securities, were excluded from the calculation of diluted earnings per share as of December 31, 2024 and 2023, respectively, as a result of their anti-dilutive effect.
25.SUBSEQUENT EVENTS
On April 30, 2025, the Company entered into purchase agreements to acquire substantially all of the assets and operations of a construction industrial supplies business known as Countless Supply, located in Deer Park, Texas,

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
for a purchase price of $8.3 million, of which $7.8 million was paid. The purchase price was preliminary allocated to the estimated fair value of net assets acquired of $1.7 million and $6.1 million to goodwill and intangible assets.
On June 9, 2025, the Board declared dividends to the holders of the Company’s perpetual preferred stock in an aggregate amount of $37.0 million payable in cash. The dividend was paid on June 20, 2025.
On July 17, 2025, the indentures governing the Company’s 2028 Notes, the Additional 2028 Notes, and the 2032 Notes were amended to conform covenants and related definitions for these notes to the indenture governing the Company’s 2033 Notes. Among other things, the amendments increase the limits on debt incurrence to align with the 2033 Notes, reclassifies how certain indebtedness was deemed to have been incurred under the 2028 Notes indenture and 2032 Notes indenture, amends definitions to match the 2033 Notes indenture, and aligns the restricted payments and disposition of proceeds of asset sales to the same terms in the 2033 Notes indenture. In connection with these amendments to the indentures, the Company paid $5.0 million in fees and expenses.

EQUIPMENTSHARE.COM INC AND SUBSIDIARIES
SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
(In millions)

	Balance at	Charged to			Balance
	Beginning	Costs and	Charged to	Deductions	at End
Description	of Period	Expenses (a)	Revenue (a)	and Other (b)	of Period
Year ended December 31, 2024
Allowance for credit losses and doubtful accounts	$19.8	$19.1	$4.8	$0.9	$42.7
Year ended December 31, 2023
Allowance for credit losses and doubtful accounts	$16.2	$10.4	$—	$6.8	$19.8
Year ended December 31, 2022
Allowance for credit losses and doubtful accounts	$10.8	$9.2	$—	$3.8	$16.2
_________________
(a)Amounts charged to cost and expenses reflect bad debt expenses recognized within selling, general and administrative expenses. The amounts charged to revenue primarily reflect credit losses associated with lease revenues that were recognized as a reduction to equipment rental revenue.
(b)Primarily represents write-offs.

30,500,000 Shares
Class A Common Stock
PRELIMINARY PROSPECTUS
, 2026
Lead Book-Running Managers

Goldman Sachs & Co. LLC	Wells Fargo Securities	UBS Investment Bank

Citigroup	Guggenheim Securities
Joint Bookrunners

Citizens Capital Markets	Truist Securities

Baird	Oppenheimer & Co.	KeyBanc Capital Markets

Fifth Third Securities	SMBC Nikko	M&T Securities	Regions Securities LLC	BTIG	Wedbush Securities

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
Estimated expenses, other than underwriting discounts and commissions, of this offering are as follows:

Amount to Be Paid
SEC registration fee	$123,518
FINRA filing fee	134,662
Nasdaq listing fees and expenses	295,000
Transfer agent and registrar fees and expenses	3,500
Printing fees and expenses	325,000
Legal fees and expenses	7,195,000
Accounting expenses	3,501,175
Miscellaneous expenses	959,577
Total	$12,537,432
Item 14. Indemnification of Directors and Officers
The Texas Business Organizations Code (the “TBOC”) permits a corporation to indemnify a director who was, is or is threatened to be a named defendant or respondent in a proceeding as a result of the performance of his or her duties if such person acted in good faith and, in the case of conduct in the person’s official capacity as a director, in a manner he or she reasonably believed to be in the best interests of the corporation and, in all other cases, that the person reasonably believed his or her conduct was not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, that such person had no reasonable cause to believe his or her conduct was unlawful. Subject to certain exceptions, the TBOC further permits a corporation to eliminate in its charter all monetary liability of the corporation’s directors and officers to the corporation or its shareholders for conduct in performance of such director’s duties, but not for a breach of the director’s duty of loyalty, an act or omission not in good faith that constitutes a breach of duty or involves intentional misconduct, or a knowing violation of law, or receipt of an improper benefit. Our amended and restated certificate of formation will provide that a director or officer of the corporation will not be liable to the corporation or its shareholders for monetary damages for any act or omission by such person in the performance of his or her duties, except that there will be no limitation of liability to the extent the director or officer has been found liable under applicable law for: (i) breach of such person’s duty of loyalty owed to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of such person to the corporation or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which such person received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of such person’s duties; or (iv) an act or omission for which the liability of such person is expressly provided for by an applicable statute. Sections 8.101 and 8.103 of the TBOC provide that a corporation may indemnify a person who was, is or is threatened to be a named defendant or respondent in a proceeding because the person is or was a director only if a determination is made that such indemnification is permissible under the TBOC: (i) by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (ii) by a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (iii) by special legal counsel selected by the board of directors or a committee of the board of directors as set forth in (i) or (ii); (iv) by the shareholders in a vote that excludes the shares held by directors who are not disinterested and independent; or (v) by a unanimous vote of the shareholders.
Section 8.104 of the TBOC provides that the corporation may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a present director who was, is or is threatened to be made a named defendant or respondent in a proceeding after the corporation receives a written affirmation by the director of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under Section 8.101 and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he or she has not met that standard or if it is ultimately determined that indemnification of the director is not otherwise permitted under the TBOC. Section 8.105 also provides that reasonable expenses incurred by a former director, or a present or former employee, agent, or officer of the corporation, who was, is or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the action, as the corporation considers appropriate.
Section 8.105 of the TBOC provides that, subject to restrictions in its certificate of formation and to the extent consistent with other law, a corporation may indemnify and advance expenses to a person who is not a director, including an officer, employee, or agent of the corporation as provided by: (i) the corporation’s governing documents; (ii) an action by the corporation’s governing authority; (iii) resolution by the shareholders; (iv) contract; or (v) common law. As consistent with Section 8.105, persons who are not directors may seek indemnification and advancement of expenses from a corporation to the same extent that directors may seek indemnification and advancement of expenses from a corporation.
Further, our amended and restated certificate of formation and amended and restated bylaws will provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly required to advance certain expenses to our directors and officers, except for claims brought by us, and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.
We have also entered into, or will enter into prior to the completion of this offering, indemnification agreements with each of our directors and executive officers. The indemnification agreements provide, or will provide, among other things, for indemnification to the fullest extent permitted by the TBOC and our amended and restated certificate of formation and amended and restated bylaws against (i) any and all direct and indirect liabilities and reasonable expenses, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval and reasonable counsel fees and disbursements and (ii) any liabilities incurred as a result of serving as a director, officer, employee, or agent (including as a trustee, fiduciary, partner, or manager or in a similar capacity) of another enterprise or an employee benefit plan at our request. The indemnification agreements also provide for, or will provide for, the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of formation and amended and restated bylaws or the terms of the indemnification agreements.
We expect to maintain standard policies of insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to indemnification payments that we may make to such directors and officers. The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.
The proposed form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will provide for indemnification of our directors and officers by the underwriters against certain liabilities.
Item 15. Recent Sales of Unregistered Securities
The following sets forth information regarding all securities sold or issued by us in the three years preceding the date of this registration statement. In each of the transactions described below, the recipients of the securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions.
On March 31, 2023, we issued and sold 80,766 shares of Series E convertible preferred stock for $1.2 million. The securities were sold to an affiliate of an existing investor. No underwriters were involved in this offering. This offering was exempt from registration under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder in that the transaction was between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2).
On April 14, 2023, we issued and sold 38,767 shares of Series E convertible preferred stock for $0.6 million. The securities were sold to an affiliate of an existing investor. No underwriters were involved in this offering. This offering was exempt from registration under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder in that the transaction was between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2).
On May 9, 2023, we issued $640.0 million aggregate principal amount of 9.00% Senior Secured Second Lien Notes due 2028 (the “Initial 2028 Notes”). The Initial 2028 Notes were offered to investors at 94.26% of the principal amount thereof. On September 21, 2023, we issued an additional $400.0 million aggregate principal amount of 9.00% Senior Secured Second Lien Notes due 2028 (the “Additional 2028 Notes” and together with the Initial 2028 Notes, the “2028 Notes”). The Additional 2028 Notes were offered to investors at 97.75% of the principal amount thereof. The 2028 Notes were sold to persons reasonably believed to be qualified institutional buyers in the United States in reliance upon Section 4(a)(2) of the Securities Act and to investors outside the United States in compliance with Regulation S under the Securities Act. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Senior Secured Second Lien Notes due 2028” in the prospectus filed as part of this registration statement.
On June 1, 2023, we issued and sold 2,975,849 shares of perpetual-1 preferred stock for $52.8 million. The securities were sold to an institutional investor. In addition, we also issued to the purchaser of the perpetual-1 preferred stock 753,748 shares of voting common stock and 740,996 shares of non-voting common stock for $22.2 million. No underwriters were involved in this offering. This offering was exempt from registration under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder in that the transaction was between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2).
On June 30, 2023, we issued and sold 396,780 shares of perpetual-1 preferred stock for $7.0 million. The securities were sold to an institutional investor. In addition, we also issued to the purchaser of the perpetual-1 preferred stock 199,297 shares of voting common stock for $3.0 million. No underwriters were involved in this offering. This offering was exempt from registration under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder in that the transaction was between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2).
On August 11, 2023, we issued and sold 1,785,513 shares of perpetual-1 preferred stock for $31.7 million. The securities were sold to an institutional investor. In addition, we also issued to the purchaser of the perpetual-1 preferred stock 896,837 shares of voting common stock for $13.3 million. No underwriters were involved in this offering. This offering was exempt from registration under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder in that the transaction was between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2).
On August 28, 2023, we issued and sold 793,567 shares of perpetual preferred stock for $14.1 million. The securities were sold to an institutional investor. In addition, we also issued to the purchaser of the perpetual preferred stock 398,579 shares of voting common stock for $5.9 million. No underwriters were involved in this offering. This offering was exempt from registration under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder in that the transaction was between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2).
On April 16, 2024, we issued $600.0 million aggregate principal amount of 8.625% Senior Secured Second Lien Notes due 2032 (the “2032 Notes”). The 2032 were sold to persons reasonably believed to be qualified institutional buyers in the United States in reliance upon Section 4(a)(2) of the Securities Act and to investors outside the United States in compliance with Regulation S under the Securities Act. The 2032 Notes were offered to investors at 100.0% of the principal amount thereof. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Senior Secured Second Lien Notes due 2032” in the prospectus filed as part of this registration statement.
On September 13, 2024, we issued $500.0 million aggregate principal amount of 8.00% Senior Secured Second Lien Notes due 2033 (the “2033 Notes”). The 2033 Notes were sold to persons reasonably believed to be qualified institutional buyers in the United States in reliance upon Section 4(a)(2) of the Securities Act and to investors outside the United States in compliance with Regulation S under the Securities Act. The 2033 Notes were offered to investors at 100.0% of the principal amount thereof. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Senior Secured Second Lien Notes due 2033” in the prospectus filed as part of this registration statement.
Since January 1, 2026 to the date of this prospectus, no stock options were exercised or granted and 149,868 RSUs were granted. During the years ended December 31, 2025, 2024, and 2023, stock options to purchase 478,249 shares, 841,202 shares and 1,100,864 shares, respectively, were exercised, at weighted-average exercise prices of $4.71, $3.27, and $1.56, respectively; stock options to purchase 843,161 shares, 927,887 shares, and 1,397,090 shares, respectively, were granted, at weighted-average exercise prices of $10.66, $8.37, and $6.37, respectively. During the years ended December 31, 2025, 2024, and 2023, 9,920 RSUs, 117,944 RSUs, and 578,000 RSUs, respectively, were granted. The transactions were exempt from registration under Section 4(a)(2) of the Securities Act in that the transaction was between an issuer and sophisticated investors or members of its management and did not involve any public offering, or under Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation.
Item 16. Exhibits and Financial Statement Schedules
Exhibits
The following documents are filed as part of this registration statement:

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.1**	Form of Amended and Restated Certificate of Formation, to be in effect immediately prior to the consummation of this offering
3.2**	Form of Amended and Restated Bylaws, to be in effect immediately prior to the consummation of this offering
5.1	Opinion of Holland & Knight LLP
10.1†**	Amended and Restated Investors’ Rights Agreement, dated June 1, 2023, between EquipmentShare.com Inc and the holders named therein
10.2**	First Amendment to the Amended and Restated Investors’ Rights Agreement, dated September 10, 2025, between EquipmentShare.com Inc and the holders named therein
10.3**	Second Amendment to the Amended and Restated Investors’ Rights Agreement, dated September 12, 2025, between EquipmentShare.com Inc and the holders named therein
10.4†#**	Additional Rights Agreement, dated as of June 1, 2023, between EquipmentShare.com Inc and the holders named therein
10.5**	First Amendment to the Amended and Restated Additional Rights Agreement, dated September 10, 2025, between EquipmentShare.com Inc and the holders named therein
10.6†#**	Credit Agreement, dated as of November 26, 2025, among EquipmentShare.com Inc, the guarantors party thereto, Wells Fargo Bank, National Association, as agent and the lenders party thereto
10.7†**	Indenture, dated as of May 9, 2023, between EquipmentShare.com Inc and Citibank, N.A., as trustee and notes collateral agent, governing the 9.000% Senior Secured Second Lien Notes due 2028
10.8†**	Indenture, dated as of April 16, 2024, between EquipmentShare.com Inc and Citibank, N.A., as trustee and notes collateral agent, governing the 8.625% Senior Secured Second Lien Notes due 2032
10.9**
First Supplemental Indenture, dated as of July 17, 2025, between EquipmentShare.com Inc and Citibank, N.A., as trustee and notes collateral agent, governing the 9.000% Senior Secured Second Lien Notes due 2028

Exhibit Number	Description
10.10†**	Indenture, dated as of September 13, 2024, between EquipmentShare.com Inc and Citibank, N.A., as trustee and notes collateral agent, governing the 8.000% Senior Secured Second Lien Notes due 2033
10.11**
First Supplemental Indenture, dated as of July 17, 2025, between EquipmentShare.com Inc and Citibank, N.A., as trustee and notes collateral agent, governing the 8.625% Senior Secured Second Lien Notes due 2032

10.12**	Form of Exchange Agreement, among EquipmentShare.com Inc, Jabbok Schlacks, and William J. Schlacks IV, to be in effect immediately prior to the consummation of this offering
10.13†#**	Equipment Purchase Agreement, dated December 19, 2024, between OWN Equipment Fund I LLC and EquipmentShare.com Inc
10.14†	Form of Lease Agreement with Related Parties
10.15§**	EquipmentShare.com Inc 2016 Equity Incentive Plan (as amended)
10.16§**	EquipmentShare.com Inc 2025 Omnibus Incentive Plan
10.17§**	EquipmentShare.com Inc 2025 Employee Stock Purchase Plan
10.18§**	Global Stock Option Agreement and Notice of Grant under the 2016 Equity Incentive Plan
10.19§**	Global Restricted Stock Unit Agreement under the 2016 Equity Incentive Plan
10.21§	Form of Performance-based Restricted Stock Unit Award Agreement under the EquipmentShare.com Inc 2025 Omnibus Incentive Plan (IPO Founder Award)
10.22	Form of Indemnification Agreement
21.1	List of subsidiaries
23.1	Consent of KPMG LLP
23.2	Consent of Holland & Knight LLP (included in Exhibit 5.1)
24.1**	Powers of attorney (included on the signature page to the initial filing of this registration statement)
107	Filing fee table
__________________
**Previously filed.
†Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided on a supplemental basis to the Securities and Exchange Commission upon request.
§       Indicates a management contract or compensatory plan.
#       Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(a)(6) and Item 601(b)(10).
Financial Statements Schedules
All schedules have been omitted because they are not required or are not applicable, or the information is otherwise set forth in the consolidated financial statements and related notes thereto.
Item 17. Undertakings
The undersigned hereby undertakes:
(a)for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and
(b)for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Missouri, on January 13, 2026.

EquipmentShare.com Inc

By:	/s/ David Marquardt
	Name:	David Marquardt
	Title:	Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

*	Co-Founder, Chief Executive Officer, Director (principal executive officer)	January 13, 2026
Jabbok Schlacks

*	Co-Founder, President, Director & Board Secretary	January 13, 2026
William J. Schlacks IV

/s/ David Marquardt	Chief Financial Officer & Chief Accounting Officer (principal financial officer)	January 13, 2026
David Marquardt

*	Director	January 13, 2026
Naveen Bhatia

*	Director	January 13, 2026
Jennifer Giacomazza

*	Director	January 13, 2026
William Bryan Hill

*	Director	January 13, 2026
John Weinstein

*	Director	January 13, 2026
Henry Yeagley

* by:	/s/ David Marquardt
David Marquardt, as Attorney-in-Fact